Form 10-K, Exhibit 13
period 1995-12-31
FRANKLIN FINANCIAL SERVICES CORP /PA/
filed 1996-03-29
CIK 723646

FRANKLIN FINANCIAL SERVICES CORPORATION

1995 ANNUAL REPORT












													 CONSOLIDATED FINANCIAL HIGHLIGHTS


																			                                                       % increase
	(amounts in thousands, except per share)             1995         1994    (decrease)

	Performance
		 Net income                                    $4,179       $3,760            11
		 Return on assets                                1.34%        1.21%
		 Return on equity                               12.50%       11.82%

	Shareholders' Value (per share)*
		  Net income                                    $2.17        $1.92            13
		  Dividends                                      0.72         0.65            11
		  Book value                                    18.02        16.21            11
		  Market value                                  27.25        22.59
		  Market value/book value ratio                151.22%      139.36%
		  Price/earnings multiple                       12.56x       11.77x
		  Divident yield                                 2.64%        2.88%

	Safety and Soundness
		  Shareholders' equity/asset ratio              11.07%       10.47%
		  Nonperforming assets/total assets              0.65%        0.72%
		  Allowance for loan loss as a % of loans        1.47%        1.54%
		  Net charge-offs/average loans                  0.27%        0.10%
		  Allowance for loan loss/nonaccrual loans     468.11%      327.13%
		  Allowance for loan loss/nonperforming loans  175.08%      152.70%
		  Risk-based capital                            16.80%       15.36%

	Balance Sheet Highlights
		  Total assets                               $313,473     $310,554             1
		  Investment Securities                        77,342       72,576             7
		  Loans, net unearned discount                213,208      222,736            (4)
		  Allowance for possible loan losses            3,141        3,425            (8)
		  Deposits                                    257,211      256,697              -
		  Shareholders' equity                         34,956       32,873             6
		  Trust assets under management(market value) 224,163      184,483            22


	* Per share information for 1994 has been adjusted retroactively to reflect a 3 for 2 stock
	split issued in the form of a 50% stock dividend paid on December 29, 1995 to shareholders of
	record December 8, 1995.





										  SUMMARY OF SELECTED FINANCIAL DATA
                                     														 1995         1994         1993         1992         1991
	(amounts in thousands, except per share data)

	Summary of operations
	Interest income                                   $24,971      $22,028      $21,559      $23,245      $24,970
	Interest expense                                   11,210        9,720       10,120       11,901       14,466
		 Net interest income                              13,761       12,308       11,439       11,344       10,504
	Provision for possible loan losses                    302           48          701        1,281        2,325
		 Net interest income after provision
			   for possible loan losses                      13,459       12,260       10,738       10,063        8,179
	Other income                                        3,400        3,604        5,048        4,117        2,919
	Other expenses                                     11,229       11,104       11,817       10,857        9,651
		  Income before income taxes and
				 cumulative effect of
				 accounting change                               5,630        4,760        3,969        3,323        1,447
	Income tax                                          1,451        1,000          897          617          276
		  Income before cumulative effect
				 of accounting change                            4,179        3,760        3,072        2,706        1,171
	Cumulative effect of
		  accounting change                               --          --            250          --           --
		  Net income                                       $4,179       $3,760       $3,322       $2,706       $1,171

	Per common share*
	Net income before cumulative effect
		  of accounting change                              $2.17        $1.92        $1.59        $1.41        $0.60
		  Cumulative effect of
			   accounting change                          --          --           0.12          --           --
	Net income                                          $2.17        $1.92        $1.71        $1.41        $0.60
	Cash dividends                                      $0.72        $0.65        $0.61        $0.55        $0.53

	Balance sheet data
	End of year
	Total assets                                     $313,473     $310,554     $314,557     $307,252     $283,824
	Deposits                                          257,211      256,697      262,707      266,836      256,225
	Loans, net                                        210,067      219,311      210,663      210,870      194,094
	Shareholders' equity                               34,956       32,873       30,618       27,653       25,652

	Performance yardsticks (unaudited)
	Return on average assets                             1.34%        1.21%        1.07%        0.92%        0.43%
	Return on average equity                            12.50%       11.82%       11.49%       10.16%        4.53%
	Dividend payout ratio                               33.98%       32.55%       32.54%       34.35%       77.63%
	Average equity to average asset ratio               10.69%       10.26%        9.33%        9.02%        9.43%

	Trust assets under management (market value)
	Personal trusts                                  $223,230     $183,872     $182,184     $157,537     $138,862
	Corporate trusts                                      933        1,611        1,747        1,508        2,466
			                                    										 $224,163     $184,483     $183,931     $159,045     $138,849

	* Net income per share computations have been adjusted retroactively to reflect a 3 for 2 stock split issued in the form of
	a 50% stock dividend and paid on December 29, 1995 to shareholders of record on December 8, 1995 , a 10% stock dividend
	paid on December 30, 1994 to shareholders of record December 9, 1994 and a 7% stock dividend paid on November 10, 1993 to
	shareholders of record on October 22, 1993.  Cash dividends per share have been adjusted to reflect the 3 for 2 stock split
	paid on December 29, 1995





						Market and Dividend Information

	   The Corporation's common stock is not actively traded in the over-the-counter market. The Corporation's stock is listed under the symbol "FRAF" on the O.T.C. Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system. Current price information is available from account executives at most brokerage firms as well as the registered market makers of Franklin Financial Services Corporation common stock. (See a listing of market makers on page 63 of this report.) There were 1,668 shareholders of record as of December 31, 1995. The range of high and low bid prices, as reported by local sources, are shown below for the years 1995 and 1994. Also shown are the quarterly cash dividends paid for the same years.

							 Per share                                     Per share
   1995               High*    Low*   Cash div. 1994                High*    Low*   Cash div.
   1st quarter . . .  $22.83   $22.17    $0.17  1st quarter . . .   $21.21   $20.30    $0.15
   2nd quarter . . .   22.83    22.17     0.17  2nd quarter . . .    21.37    21.21     0.16
   3rd quarter . . .   23.83    22.83     0.19  3rd quarter . . .    21.82    21.37     0.17
   4th quarter . . .   26.25    23.83     0.19  4th quarter . . .    22.17    21.82     0.17
                              										  0.72                                          0.65


   *Bid prices have been adjusted retroactively to reflect all stock splits and dividends. Cash dividends per share have been adjusted to reflect the 3 for 2 stock split issued in the form of a 50% stock dividend and paid on December 29, 1995.



			REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors, Franklin Financial Services
Corporation:

	 We have audited the accompanying consolidated balance sheets of FRANKLIN FINANCIAL SERVICES CORPORATION (a Pennsylvania corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
	 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.
	 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FRANKLIN FINANCIAL SERVICES CORPORATION and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.
	 As explained in Note 1 to the financial statements, effective January 1, 1993 and December 31, 1993, the Corporation changed its method of accounting for income taxes and investment securities, respectively.



/s/ Arthur Andersen L.L.P.

Lancaster, PA
January 30, 1996





							  Consolidated Balance Sheets

	(amounts in thousands, except per share data)                                            December 31
                                       																						                      1995            1994
	Assets
		Cash and due from banks (Note 3)                                                 $8,244          $8,290
		Interest-bearing deposits in other banks                                          6,660             381
		Investment securities held to maturity (market value of $35,563 and $57,340 at
			 December 31, 1995 and 1994, respectively) (Notes 1 and 4)                      35,317          58,494
		Investment securities available for sale (Notes 1 and 4)                         42,025          14,082
		Loans (Notes 1 and 5)                                                           213,728         223,847
			 Less: Unearned discount                                                          (520)         (1,111)
					  Allowance for possible loan losses (Notes 1 and 6)                          (3,141)         (3,425)
			 Net Loans                                                                     210,067         219,311
		Premises and equipment, net (Notes 1 and 7)                                       5,645           4,986
		Other assets                                                                      5,515           5,010
			  Total assets                                                                $313,473        $310,554

	Liabilities
		Deposits (Note 8)
			 Demand (noninterest-bearing)                                               $31,609         $29,323
			 Savings and interest checking                                               99,049         105,977
			 Time                                                                       126,553         121,397
			 Total Deposits                                                             257,211         256,697
		Securities sold under agreements to repurchase(Note 9)                        13,611           9,612
		Other borrowings (Note 9)                                                      5,650           8,951
		Other liabilities                                                              2,045           2,421
			 Total liabilities                                                          278,517         277,681

		Commitments and contingencies (Notes 13 and 15)

	Shareholders' equity (Notes 2, 12 and 14)
		Common stock, $1 par value per share, 5,000 shares authorized with 2,030 and
			 1,353 shares issued and 1,940 and 1,352 outstanding at December 31, 1995
			 and 1994 respectively                                                        2,030           1,353
		Capital stock without par value, 5,000 shares authorized with no shares
			 issued and outstanding                                                      -
		Additional paid-in capital                                                    19,431          19,451
		Retained earnings                                                             14,966          12,884
		Net unrealized gain(loss) on securities                                          677            (353)
		Treasury stock                                                                (2,053)            (36)
		Unearned compensation (Note 11)                                                  (95)           (426)
			  Total shareholders' equity                                                 34,956          32,873
			  Total liabilities and shareholders' equity                               $313,473        $310,554

	The accompanying notes are an integral part of these statements.






				   Consolidated Statements of Income

	(Amounts in thousands, except per share data)                         Years ended December 31
                                                																		1995        1994        1993

	Interest income (Note 1)
		 Interest on loans                                           $20,280     $17,723     $16,836
		 Interest on deposits and other obligations of other banks       683          45          17
		 Interest on Federal funds sold                                    9           3          27
		 Interest on investments:
			  U.S. Government obligations                                   283         322         399
			  Obligations of U.S. Government agencies and corporations    1,893       1,638       1,583
			  Obligations of states and political subdivisions            1,096       1,295       1,337
			  Other securities                                              585         876       1,195
			  Dividend income                                               142         126         165
			  Total interest income                                      24,971      22,028      21,559

	Interest expense
		 Interest on deposits (Note 8)                                10,119       8,824       9,513
		 Interest on securities sold under agreements to repurchase      639         212          80
		 Other borrowings                                                452         684         527
			   Total interest expense                                    11,210       9,720      10,120
			   Net interest income                                       13,761      12,308      11,439
	Provision for possible loan losses (Notes 1 and 6)                302          48         701
		 Net interest income after provision for possible loan losses 13,459      12,260      10,738

	Noninterest income
		 Trust commissions                                             1,166       1,038         943
		 Service charges, commissions and fees                         1,930       1,948       1,962
		 Other                                                           294         399       1,622
		 Securities gains                                                 10         219         521
			   Total noninterest income                                   3,400       3,604       5,048

	Noninterest expense
		 Salaries and employee benefits                                6,100       5,774       5,649
		 Net occupancy expense                                           517         505         578
		 Furniture and equipment expense                                 762         750         814
		 FDIC insurance                                                  323         580         601
		 Other                                                         3,527       3,495       4,175
			   Total noninterest expense                                 11,229      11,104      11,817
		 Income before Federal income taxes and cumulative effect
			   of accounting change                                       5,630       4,760       3,969
		 Federal income tax expense (Note 10)                          1,451       1,000         897
		 Income before cumulative effect of accounting change          4,179       3,760       3,072
		 Cumulative effect of accounting change (Note 1)                -             -          250
			   Net income                                                $4,179      $3,760      $3,322

	Earnings per share (Note 1)*
		 Income before cumulative effect of accounting change          $2.17       $1.92       $1.59
		 Cumulative effect of accounting change                         -             -         0.12
			   Net income per share                                       $2.17       $1.92       $1.71


	* Net income per share computations for all periods presented have been adjusted retroactively to reflect
	all stock splits and dividends.

	The accompanying notes are an integral part of these statements.




				  Consolidated Statements of Changes in Shareholders' Equity

	For years ended December 31, 1995, 1994 and 1993:

											  Additional          Net Unrealized
	(amounts in thousands,            Common    Paid-in  Retained  Gain (Loss) on Treasury    Unearned
	  except per share data)          Stock    Capital  Earnings   Securities     Stock   Compensation   Total
	Balance at December 31, 1992      $1,152   $12,919   $14,772            -      ($350)       ($840)  $27,653
	Year ended December 31, 1993                                                                    -
		Net income                       -         -       3,322            -          -            -     3,322
		Cash dividend, $.61 per share    -         -      (1,081)           -          -            -    (1,081)
		7% stock dividend                 79     2,576    (2,655)           -          -            -       -
		Common stock issued under
			stock option plans (Note 12)      -        (2)       -              -        206            -       204
		Net unrealized gain on
			securities (Note 1 and
			Note 4)                           -         -        -             302         -            -       302
		Acquisition of 410 shares of
			treasury stock at cost           -         -        -              -        (10)           -       (10)
		Amortization of unearned
			compensation (Note 11)           -         -        -              -          -          228       228
	Balance at December 31, 1993       1,231    15,493    14,358           302      (154)        (612)   30,618

	Year ended December 31, 1994
		Net income                           -         -      3,760            -          -            -     3,760
		Cash dividend, $.65 per share        -         -     (1,224)           -          -            -    (1,224)
		10% stock dividend                  122     3,888    (4,010)           -          -            -        -
		Common stock issued under
			stock option plans (Note 12)        -         70        -             -        147            -       217
		Change in net unrealized loss
			on securities (Note 1 and
			Note 4)                             -          -        -           (655)        -            -      (655)
		Acquisition of 842 shares of
			treasury stock at cost               -          -        -              -       (29)           -       (29)
		Amortization of unearned
			compensation (Note 11)        _          _        _              -         _           186      186
	Balance at December 31, 1994       1,353    19,451    12,884          (353)      (36)        (426)   32,873

	Year ended December 31, 1995
		Net income                           -       -        4,179             -         -            -     4,179
		Cash dividend, $.72 per share        -       -       (1,420)            -         -            -    (1,420)
		50% stock dividend                  677      -         (677)            -         -            -         -
		Common stock issued under                                                                             -
			stock option plans (Note 12)        -       (20)       -              -       218            -       198
		Change in net unrealized gain
			on securities (Note 1 and
			Note 4)                             -        -           -            1,030      -             -     1,030
		Acquisition of 64,741shares of
			treasury stock at cost               -        -           -              -    (2,235)           -    (2,235)
		Amortization of unearned
			compensation (Note 11)              -         -           -              -        -           331       331
	Balance at December 31, 1995      $2,030   $19,431   $14,966          $677   ($2,053)        ($95)  $34,956

	Cash dividends have been adjusted retroactively for the periods presented to reflect all stock splits and dividends.

	The accompanying notes are an integral part of these statements.




							   Consolidated Statements of Cash Flows

 																			   Years ended December 31
	                                                    																		  1995        1994        1993
	(amounts in thousands)
	Cash flows from operating activities
		 Net income                                                           $4,179      $3,760      $3,322
		 Adjustments to reconcile net income to net cash provided
			  by operating activities:
			  Cumulative effect of accounting change (Note 1)                    -            -        (250)
			  Depreciation                                                       627         620         639
			  Premium amortization on investment securities                       74         264         329
			  Discount accretion on investment securities                       (173)       (151)       (120)
			  Provision for possible loan losses                                 302          48         701
			  Securities gains, net                                              (10)       (219)       (521)
			  Proceeds from sale of mortgage loans                            15,076       7,680      22,534
			  Principal gains on sales of mortgage loans                         (61)        (47)       (384)
			  Gain on sale of real estate and other assets                       (25)       (116)         -
			  Loan charge-offs, net of recoveries                               (586)       (221)       (536)
			  (Increase) Decrease in interest receivable                        (214)       (165)        183
			  Increase (Decrease) in interest payable                            169         155         (33)
			  (Decrease) Increase in unearned discount                          (591)        686         (50)
			  Decrease (Increase) in prepaid and other assets                   (615)         88        (299)
			  (Decrease)Increase in accrued expenses and other liabilities      (893)        189         712
			  Other, net                                                         366         180         228
	Net cash provided by operating activities                                 17,625      12,751      26,455

	Cash flows from investing activities
			  Proceeds from sales of investment securities available for sale    -            757         -
			  Proceeds from sales of marketable equity securities               -              -       1,025
			  Proceeds from maturities of investment securities               24,805      26,643      26,760
			  Purchase of investment securities                              (27,901)    (14,405)    (35,663)
			  Net change in loans                                             (4,896)    (16,824)    (22,028)
			  Capital expenditures                                            (1,313)       (421)       (358)
			  Proceeds from sales of property, plant and equipment               158         216         138
	Net cash (used in) investing activities                             (9,147)     (4,034)    (30,126)

	Cash flows from financing activities
			  Net decrease in demand deposits, NOW accounts
				   and savings accounts                                         (4,642)     (8,278)     (2,542)
			  Net increase in certificates of deposit                          5,156       2,268       3,100
			  Dividends                                                       (1,420)     (1,224)     (1,081)
			  Common stock issued under stock option plans                       198         217         204
			  Purchase of treasury shares, net                                (2,235)        (29)        (10)
			  Cash inflows (outflows) from other borrowings                      698        (437)      2,978
	Net cash used in provided by financing activities                   (2,245)     (7,483)      2,649

	Increase (Decrease) in cash and cash equivalents                      6,233       1,234      (1,022)
	Cash and cash equivalents as of January 1                             8,671       7,437       8,459
	Cash and cash equivalents as of December 31                         $14,904      $8,671      $7,437

	Supplemental Disclosures of Cash Flow Information
	Cash paid during year for:                                            1995        1994        1993
	Interest paid on deposits and other borrowed funds                  $11,041      $9,565     $10,502
	Income tax paid                                                       1,425         995       1,272

	The accompanying notes are an integral part of these statements




		   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	   NOTE 1. Summary of Significant Accounting Policies


	 The accounting policies of Franklin Financial Services Corporation and its subsidiaries conform to generally accepted accounting principles and to general industry practices. A summary of the more significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements follows:

	 Principles of Consolidation - The consolidated financial statements include the accounts of Franklin Financial Services Corporation (the Corporation) and its wholly-owned subsidiary, Farmers and Merchants Trust Company, a commercial bank, (the
Bank). Effective May 1, 1995, The Mont Alto State Bank, also a commercial bank and a subsidiary of the Corporation, was merged into Farmers and Merchants Trust Company. In addition, on December 29, 1995, Franklin Founders Life Insurance Company, a credit life reinsurance company and a subsidiary of the Corporation was liquidated. All significant intercompany transactions and account balances have been eliminated.

	 Nature of Operations - The Corporation conducts all of its business through its subsidiary bank, Farmers and Merchants Trust
Company. The Bank serves its customer base through eight full service offices located in Franklin County, Pennsylvania.

	 The Bank is a community-oriented commercial bank that emphasizes quality customer service and convenience. As part of its strategy, the Bank has sought to develop a variety of products and services that meet the needs of both its retail and commercial customers.

	 Use of Estimates in the Preparation of Financial Statements
- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	 Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include Cash and due from banks, Interest-bearing deposits in other banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

	 Investment Securities - The Corporation adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain
Investments in Debt and Equity Securities" as of December 31,
1993 ("Statement No. 115").  In adopting Statement No. 115, the
Corporation has classified investment securities into two categories: Held to Maturity and Available for Sale. The corporation does not engage in trading activities.

	 Except as noted below, debt securities are acquired with the intent to hold to maturity and are stated at cost adjusted for amortization of premium and accretion of discount which are recognized as adjustments of interest income. Certain specific debt securities have been classified as available for sale to serve as a potential source of liquidity. In addition, all marketable equity securities are classified as available for sale. Unrealized holding gains and losses for available for sale securities are reported as a separate component of shareholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method.

	 The effect of adopting Statement No. 115 resulted in an increase to shareholders' equity and deferred taxes of $302,000 and $155,000, respectively, as of December 31, 1993. There was no impact on earnings for year ended December 31, 1993 or restatement of previously issued financial statements in connection with the adoption of this new accounting standard.

	 Interest and dividends on investment securities are recognized as income when earned. Gains or losses on the disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the specific securities sold. In the opinion of management, the Corporation has the ability and intent to hold investment securities carried at amortized cost to maturity.

	 In December, 1995, the Corporation reclassified investment securities with a book value of $15,706,000 and a fair value of $15,745,000 from held to maturity to available for sale. This reclassification was allowable under Financial Accounting
Standards Board guidance which permitted institutions to make a one-time reassessment of the appropriateness of investment security reclassifications. As a result of this reclassification, the unrealized gain on securities recorded as a component of shareholders' equity increased approximately
$26,000, net of tax.

	 Loans - Interest on all loans is accrued over the term of the loans based on the amount of principal outstanding. Unearned interest on installment loans is recognized on a basis which approximates the interest method.

	 Interest is not accrued on those loans where a default of principal or interest exists if management considers the collection of principal or interest to be doubtful.

	 Allowance for Possible Loan Losses - For financial reporting purposes, the provision for loan losses charged to current operating income is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.
The adequacy of the level of the reserve is determined by a continuing review of the composition of the loan portfolio, overall portfolio quality, specific problem loans, prior loan loss experience and current and prospective economic conditions that may affect a borrower's ability to pay.

	 The Corporation adopted Statement of Financial Accounting Standards No. 114, as amended, "Accounting by Creditors for Impairment of a Loan" ("Statement No. 114") as of January 1,
1995. Statement No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or fair value of the collateral if the loan is collateral dependent, except for loans considered to be homogeneous pools and leases for which this statement does not apply. Management considers most consumer loans as homogeneous pools. A loan is considered to be impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management has determined that impaired loans are defined as nonaccrual loans. Prior to the adoption of Statement No. 114, the allowance for loan losses related to impaired loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Adoption of Statement No. 114 did not affect the Corporation's financial statements.

	 Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization.
Depreciation is computed using the straight-line method. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated from the respective accounts, and any resultant gain or loss is included in net income.

	 The cost of maintenance and repairs is charged to operating expense as incurred, and the cost of major additions and improvements is capitalized.

	 Federal Income Taxes - The Corporation and its subsidiaries file a consolidated Federal income tax return. Effective January
1, 1993, the Corporation adopted Statement of Financial
Accounting Standards No. 109,  "Accounting for Income Taxes."
Under this accounting standard, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the applicable enacted marginal tax rate(s). Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

	 Earnings per share - Earnings per share is computed based on the weighted average number of shares outstanding during each year, adjusted retroactively for stock splits and dividends. Adjustments resulted from a 3 for 2 stock split issued in the form of a 50% stock dividend paid on December 29, 1995 to shareholders of record on December 8, 1995, a 10% stock dividend paid on December
30, 1994 to shareholders of record on December 9, 1994 and a 7% stock dividend paid on November 10, 1993 to shareholders of record on October 22, 1993. Stock options and restricted stock are not reflected in the computation as there is no material dilutive effect.

	 Reclassification - Certain prior period amounts have been reclassified to conform with current year presentation.
	 Recent Accounting Pronouncements: Accounting for Mortgage Servicing Rights - In May, 1995, the FASB issued Statement No. 122, "Accounting for Mortgage Servicing Rights," ("Statement No. 122"). This statement requires capitalization of the cost of the rights to service mortgage loans when originated mortgages are sold and servicing is retained. This statement also requires the capitalized mortgage servicing rights to be amortized in proportion to and over the period of estimated net servicing income. In addition, the mortgage servicing rights must be periodically evaluated for impairment based on their fair value. Statement No. 122 was adopted prospectively on January 1, 1996. There was no material financial statement impact upon adoption of this standard.

	 Accounting for Stock-Based Compensation - In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Statement 123 defines a fair value based method of accounting for stock based employee compensation. The Statement encourages, but does not require, the use of this method for financial statement purposes. At a minimum however, companies are required to provide pro-forma footnote disclosures of the impact on earnings and earnings per share, as well as certain additional disclosures. Statement 123 is effective for the Corporation in 1996 and will be applicable to all options granted after January 1, 1995. Adoption of the Statement will not have an impact on the Corporation's financial statements.


				   NOTE 2. Regulatory Matters


	 Certain restrictions exist under Federal law regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. The dividend limitation generally restricts dividend payments to the Bank's retained net income in the current and preceding two calendar years. Accordingly, under this limitation, as of December 31, 1995 approximately $5,510,000 of the undistributed earnings of the Bank would be available for distribution to the Corporation as dividends without prior regulatory approval. The Bank also is limited as to the amount it may loan the Corporation, unless such loans are collateralized by specific obligations.
	 The Board of Governors of the Federal Reserve System has specified guidelines for purposes of evaluating a bank's capital adequacy. Currently, banks must maintain a minimum Tier 1 leverage ratio of 3% ;however, under Pennsylvania Department of Banking regulations, with which the Corporation must comply, the minimum Tier 1 leverage ratio is 6%. Tier 1 capital equals the Corporation's shareholders' equity less goodwill, any other intangible assets and the effect of the unrealized gains or losses on securities. The Corporation's Tier 1 leverage ratio was 11.07% (unaudited) at December 31, 1995.


				NOTE 3. Restricted Cash Balances


	 Aggregate cash reserves of $1,874,000 and $1,327,000 were maintained to satisfy Federal regulatory requirements at December 31, 1995 and 1994, respectively. As compensation for check clearing and other services, compensating balances are required to be maintained with correspondent banks. At December 31, 1995 and 1994, these balances were approximately $600,000.




												  NOTE 4. Investment Securities

		   Included as Other in the Held to Maturity classification in the following schedules are common stock of
	the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank  which in the aggregate total
	$1,139,000 and $1,162,000 at December 31, 1995 and 1994, respectively. Common stock of the
	Federal Home Land Bank and Atlantic Central Bankers Bank represent ownership in institutions which
	are wholly owned by other financial institutions.

		   The amortized cost and estimated market values of investment securities as of December 31, 1995 and
	1994 are as follows:
																                                              Gross        Gross      Estimated
                                 												  Amortized    unrealized   unrealized     market
	(Amounts in thousands)                           cost        gains        losses        value
	1995 Held to Maturity
	U.S. Treasury securities and obligations of U.S.
		  Government agencies and corporations            $849    $     -      $     -            $849
	Obligations of state and political subdivisions  16,225          276           17        16,484
	Corporate debt securities                         6,795           21           26         6,790
	Mortgage-backed securities                       10,309           97          105        10,301
													                                     34,178          394          148        34,424
	Other                                             1,139           -            -          1,139
											                                    		$35,317         $394         $148       $35,563

																                                   Gross        Gross       Estimated
												                                     Amortized    unrealized   unrealized     market
			                                      										 cost        gains        losses        value
	1995 Available for Sale
	Equity securities                                $1,330         $826    $      -         $2,156
	U.S. Treasury securities and obligations of U.S.
		  Government agencies and corporations          25,717          212            6        25,923
	Obligations of state and political subdivisions   2,417           14           11         2,420
	Corporate debt securities                         1,025           11           -          1,036
	Mortgage-backed securities                       10,511           28           49        10,490
											                                    		$41,000       $1,091          $66       $42,025


															                               	 Gross        Gross       Estimated
												                                 Amortized    unrealized   unrealized     market
			                                   										 cost        gains        losses        value
	1994 Held to Maturity
	U.S. Treasury securities and obligations of U.S.
		  Government agencies and corporations         $17,466           $3         $378       $17,091
	Obligations of state and political subdivisions  18,909          217          409        18,717
	Corporate debt securities                        11,147            4          231        10,920
	Mortgage-backed securities                        9,810            3          363         9,450
													                                     57,332          227        1,381        56,178
	Other                                             1,162           -            -          1,162
			                                    										$58,494         $227       $1,381       $57,340

																                                   Gross        Gross       Estimated
												                                    Amortized    unrealized   unrealized     market
			                                     										 cost        gains        losses        value
	1994 Available for Sale
	Equity securities                                $1,213         $335    $      -         $1,548
	Obligations of state and political subdivisions   2,400          -            122         2,278
	Mortgage-backed securities                       11,004          -            748        10,256
                                     												$14,617         $335         $870       $14,082



	   At December 31, 1995 and 1994, investment securities pledged to secure public funds, trust balances
	and other deposits and obligations totaled $41,547,000 and $49,075,000, respectively.  Gross gains of $10,000
	in 1995 were related entirely to calls on two municipal securities. Proceeds from the sale of available for sale
	securities totaled approximately $757,000 for the year ended December 31, 1994. The gross gains realized
	from these sales for the same period were $219,000.


		  The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual
	maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers
	may have the right to call or prepay obligations with or without call or prepayment penalties.

																						                                 Estimated
																		                        	Amortized      market
																	                        		   cost         value
	Held to Maturity
	Due in one year or less                     $3,634        $3,636
	Due after one year through five years       15,888        16,059
	Due after five years through ten years       3,212         3,261
	Due after ten years                          1,135         1,167
																			                         $23,869       $24,123
	Mortgage-backed securities                  10,309        10,301
																			                         $34,178       $34,424

																						                                  Estimated
																		                         	Amortized      market
			                         																   cost         value
	Available for Sale
	Due in one year or less                      $3,979        $4,001
	Due after one year through five years        25,180        25,378
																			                          $29,159       $29,379
	Mortgage-backed securities                   10,511        10,490
																			                          $39,670       $39,869



		The amortized cost and estimated market value of mortgage backed securities by issuer as of December, 31 1995
	and  1994 are as follows:

																                                 Gross        Gross      Estimated
												                                   Amortized    unrealized   unrealized     market
			                                    										 cost        gains        losses        value
	1995 Held to Maturity
	Federal Home Loan Mortgage Corporation           $4,771          $60          $21        $4,810
	Federal National Mortgage Association             3,786           10           37         3,759
	Government National Mortgage Association            622           27          -             649
	Other Private                                     1,130           -            47         1,083
			                                     										$10,309          $97         $105       $10,301


																                                 Gross        Gross      Estimated
												                                  Amortized    unrealized   unrealized     market
			                                    										 cost        gains        losses        value
	1995 Available for Sale
	Federal Home Loan Mortgage Corporation           $6,175        -              $43        $6,132
	Federal National Mortgage Association             3,601            6            6         3,601
	Government National Mortgage Association            735           22           -            757
                                     												$10,511          $28          $49       $10,490


																                                  Gross        Gross      Estimated
												                                    Amortized    unrealized   unrealized     market
                                    													 cost        gains        losses        value
	1994 Held to Maturity
	Federal Home Loan Mortgage Corporation           $4,272           $3          $71        $4,204
	Federal National Mortgage Association             4,616        -              250         4,366
	Government National Mortgage Association            298        -               13           285
	Other Private                                       624        -               29           595
	                                     											 $9,810           $3         $363        $9,450


																                                Gross        Gross      Estimated
												                                  Amortized    unrealized   unrealized     market
	                                   												 cost        gains        losses        value
	1994 Available for Sale
	Federal Home Loan Mortgage Corporation           $6,319        -             $545        $5,774
	Federal National Mortgage Association             1,505        -               64         1,441
	Government National Mortgage Association            824        -               37           787
	Other Private                                     2,356        -              102         2,254
                                    													$11,004           $0         $748       $10,256






										NOTE 5. Loans

		 A summary of loans outstanding at the end of the reporting periods follows:
															   December 31
	(Amounts in thousands)                                     1995        1994
	Real estate (primarily first mortgage residential loans)$83,800     $92,481
	Real estate - Construction                                5,233       4,207
	Commercial, industrial and agricultural                  74,678      75,783
	Consumer (including home equity lines of credit)         50,017      51,376
                                       														   $213,728    $223,847

		 Loans to directors and executive officers and to their related interests and affiliated
	enterprises amounted to approximately $1,116,000 and $1,535,000 at December 31, 1995 and
	1994 respectively.  Such loans are made in the ordinary course of business at the Banks'
	normal credit terms and do not present more than a normal risk of collection.  During 1995,
	$253,000 of new loans were made and repayments totaled $672,000.







							   NOTE 6. Allowance for Possible Loan Losses

               					December 31
	(Amounts in thousands)                           1995        1994        1993
	Balance at beginning of year                   $3,425      $3,598      $3,433
	Charge-offs
		  Commercial, industrial and agricultural     (89)        (51)       (447)
		  Consumer                                   (511)       (230)       (219)
		  Real estate                                 (76)        (38)        (34)
				Total charge-offs                          (676)       (319)       (700)
	Recoveries:
		  Commercial, industrial and agricultural      46          60         104
		  Consumer                                     43          19          60
		  Real estate                                   1          19               -
				 Total recoveries                            90          98         164
	Net charge-offs                                (586)       (221)       (536)
	Provision for possible loan losses                302          48         701
	Balance at end of year                         $3,141      $3,425      $3,598


	Nonaccrual loans at December 31, 1995 and 1994 were approximately $671,000 and $1,047,000,
	respectively. There were no restructured loans at December 31, 1995.  Restructured loans totaled
	$595,000 at December 31, 1994.  The gross interest that would have been recorded if these loans had
	been current in accordance with their original terms and the amounts actually recorded in income
	were as follows:

	(Amounts in thousands)                           1995        1994
	Gross interest due under terms                   $129        $133
	Amount included in income                         (16)        (18)
		   Interest income not recognized               $103        $115

	At December 31, 1995, the recorded investment in loans that were considered to be impaired
	as defined by Statement 114 was $495,000.  Included in this amount is $274,500 of impaired
	loans for which the related allowance for credit losses is $123,500 and $220,500 of impaired
	loans that as a result of writedowns do not have an allowance for credit losses. The average
	recorded investment in impaired loans during the year ended December 31, 1995 was approximately
	$857,400.




									NOTE 7. Premises and Equipment

		 Premises and equipment consist of:
											 Estimated            December 31
	(Amounts in thousands)                   useful life        1995        1994
	Land                                                         841        $846
	Buildings                                18-40 years       6,846       6,305
	Furniture, fixtures and equipment         3-13 years       4,215       3,618
	Total cost                                                11,902      10,769
	Less: Accumulated Depreciation                            (6,257)     (5,783)
                                          															  $5,645      $4,986



										   NOTE 8. Deposits

		 Deposits are summarized as follows:
																			 December 31
	(Amounts in thousands)                                                 1995         1994
	Demand                                                              $31,609      $29,323
	Savings:
		 Interest-bearing checking                                       31,090       27,689
		 Money market accounts                                           22,694       30,558
		 Passbook and statement savings                                  45,265       47,730
		                                                 															 99,049      105,977

	Time:
		 Deposits of $100,000 and over                                   19,450       20,968
		 Other time deposits                                            107,103      100,429
	                                                 																126,553      121,397
			  Total deposits                                              $257,211     $256,697

			The interest expense on time deposits with denominations of $100,000 or more for the years
	ended December 31, 1995, 1994 and 1993 was $1,185,000 and $825,000, and $817,000 respectively.




		NOTE 9. Securities Sold Under Agreements to Repurchase and Other Borrowings

		   The Corporation enters into sales of securities under agreements to repurchase. Securities sold under
		agreements to repurchase averaged $12,465,000 and $5,170,000 during 1995 and 1994, respectively,
		and the maximum amounts outstanding at any month end during 1995 and 1994, were $16,212,000
		and $11,260,000, respectively.  The weighted average interest rate on these repurchase agreements was
		5.12% and 4.11% for 1995 and 1994, respectively.  At December 31, 1995, securities sold under
		agreements to repurchase totaled $13,611,000 with interest rates ranging from 4.65% to 4.98%.  The
		securities that serve as collateral for securities sold under agreements to repurchase represent primarily
		U.S. Government and U.S. Agency securities with a book and market value of $17,180,000 and $17,210,000
		respectively, at December 31, 1995. The securities sold under agreements to repurchase are overnight
		borrowings.

			 A summary of other borrowings at the end of the reporting period follows:
								   December 31
		(Amounts in thousands)         1995        1994
		Flexline (a)               $     -       $2,450
		Term loans (b)                5,650       6,501
		Total other borrowings       $5,650      $8,951

		(a)  Flexline is a line of credit, renewable annually, with the Federal Home Loan Bank of Pittsburgh
			  (FHLB) used on an overnight basis.  The total amount available under the line at December 31,1995
			   was approximately $ 32 million.
		(b)  Term loans with the FHLB bear interest at fixed rates ranging from 5.18% to 7.27% (weighted
			  average rate of 6.64%) with various maturities beginning August 1, 1996 to September 30, 2002.
			  All borrowings from the FHLB are collateralized by FHLB stock, mortgage-backed securities
			  and first mortgage loans.

			  The scheduled maturities of these borrowings are as follows:

				 1996                $2,809
				 1997                   746
				 1998                   687
				 1999                   634
				 2000 and beyond        774
                								 $5,650





											 NOTE 10. Federal Income Taxes

		 On January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 (SFAS 109).
	As a result of adopting SFAS 109, the Corporation recognized a cumulative benefit of the change in accounting
	principle of $250,000 as of January 1, 1993.  The benefit is included under the caption "Cumulative effect of
	accounting change" in the consolidated statements of income.

		 The temporary differences which give rise to significant portions of deferred tax assets and liabilities under
	SFAS 109 are as follows (amounts in thousands):

			 Deferred Taxes (000's)                        December 31
			 Temporary Difference                         1995     1994
			 Provision for loan loss                    $1,068   $1,165
			 Deferred compensation                         180      164
			 Pensions                                       22       73
			 Restricted stock                              164      125
			 Depreciation                                 (243)    (251)
			 Net unrealized (gain)loss on securities      (349)     182
			 Deferred loan fees and costs,net              534     -
			 Other, net                                    123      123
			 Valuation allowance                          (118)    (219)
				  Deferred taxes, net                       $1,381   $1,362


		 The Corporation has determined that a valuation allowance of $118,000 is required as of December 31, 1995
	as the future realization of certain tax benefits is considered to be less likely than not through the combination
	of carryback availability and expected future taxable income.  Also, in determining the level of valuation reserves
	required, the Corporation has determined, based upon its historical level of earnings, its interest margin and its
	gap position, among other factors, that it is more likely than not that it will generate future taxable income at a
	level which will allow the net deferred tax assets to be realized over a period approximating 5 years.


		 The components of the provision for Federal income taxes attributable to income from operations were
	as follows:
														 Years ended December 31
	(Amounts in thousands)                                1995     1994     1993
	Currently payable                                   $1,488   $1,108    1,109
	Deferred tax benefit                                   (37)    (108)    (212)
	Income tax provision                                $1,451   $1,000     $897


		 For the years ended December 31, 1995, 1994 and 1993, the income tax provisions are different from
	the tax expense which would be computed by applying the Federal statutory rate to pretax operating
	earnings.  A reconciliation of "income before tax provision and cumulative effect of accounting change" to
	the provision is as follows:

														 Years ended December 31
	(Amounts in thousands)                                1995     1994     1993
	Tax provision at statutory rate                     $1,914   $1,618    1,350
	Income on tax-exempt loans and securities             (461)    (530)    (500)
	Nondeductible interest expense relating to
		 carrying tax-exempt obligations                    65       60       55
	Dividends received exclusion                           (16)     (30)     (39)
	Valuation allowance adjustment                        (101)    (100)            -
	Other, net                                              50      (18)      31
	Income tax expense                                  $1,451   $1,000     $897

		 The tax provision in each year is applicable to

														 Years ended December 31
	(Amounts in thousands)                                1995     1994     1993
	Operations                                          $1,448     $926     $720
	Securities gains (losses)                                3       74      177
	Income tax provision                                $1,451   $1,000     $897




				NOTE 11. Employee Benefit Plans


		 The Corporation has a noncontributory retirement plan covering all employees of F & M Trust who meet certain age and service requirements. Benefits are based on years of service and the employee's compensation during the highest five consecutive years out of the last ten years of employment. The Banks' funding policy is to contribute annually the amount required to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.
		 The following table sets forth the plan's funded status at December 31, 1995 based on a September 30, 1995 actuarial valuation together with comparative 1994 and 1993 amounts:



	(Amounts in thousands)                                                    1995        1994        1993
	Actuarial present value of benefit obligations
		 Accumulated benefit obligation, including vested benefits
			  of $4,566,  $3,845 and $3,939 in 1995, 1994 and 1993,
			  respectively                                                        $4,635      $3,886      $3,973
		 Projected benefit obligation for service rendered to date              6,550       5,208       5,483
	Plan assets at fair value                                                7,023       5,720       4,993
	Plan assets greater than (less than) projected benefit obligation          473         512        (490)
	Unrecognized net (gain) loss                                              (502)       (512)        306
	Unrecognized net asset at October 1, 1988 being recognized
		 over 12 years                                                           (194)        (233)       (271)
	Unrecognized prior service costs                                           130        -           -
	Accrued pension cost included in other liabilities                        ($93)      ($233)      ($455)

	Net pension cost included the following components:
		 Service cost - benefits earned during the period                         $236        $219        $191
		 Interest cost on projected benefit obligation                             408         356         350
		 Actual return on plan assets                                           (1,220)       (511)       (624)
		 Net amortization and deferral                                             718         115         231
		 Net periodic pension cost                                                $142        $179        $148

	*Plan assets are primarily invested in equities, general assets of insurance companies and insurance contracts


		The assumed weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 7.25% and 6.00% in 1995. These rates were 7.75% and 5.75% and 7.00% and 6.00% in 1994 and 1993, respectively. The expected long-term rate of return on assets was 8.00% in 1995, 1994 and 1993.

		During the fourth quarter of 1993 the Corporation established the Employee Voluntary Separation Plan ("Separation Plan"). The Separation Plan was offered to all full-time employees who met certain combined age and years of service criteria as of October 1, 1993. The cost of the Separation Plan totaled approximately $208,000 and is included in salary and employee benefit expense for 1993.
		The Corporation maintains a 401K plan covering all employees who have completed one year of service. Employee contributions to the plan are matched on a graduated basis with a minimum match of 100% up to 3% of the participant's total compensation and a maximum match of 87.5% up to 4% of the participant's total compensation. The Corporation's match is subject to approval annually by the Board of Directors. Under this plan, not more than 15.00% of each participant's total compensation may be contributed in any given plan year. The Corporation's contribution in 1995, 1994 and 1993, as approved by the Board of Directors, was $125,000, $107,000 and $55,000, respectively.
		Under the terms of the Corporation's Long-Term Incentive Plan of 1990 ("the Plan"), the Compensation Committee of the
	Board of Directors (the Committee) is authorized to award up to 176,550 shares of presently authorized but unissued or reacquired Common Stock to certain employees of the Corporation and its subsidiaries. Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares.
		Pursuant to the Plan, in 1991 the Corporation implemented a program known as the Senior Management Incentive Program (the Program) and as of December 31, 1995 has awarded 44,916 (not adjusted for stock splits or dividends) restricted shares of $1.00 par value per share common stock of the Corporation to certain employees at no cost to the employee participants. In addition, subsequent to year-end, the Corporation awarded a second block of 33,998 restricted shares under the Program. These shares are issued subject to specific transfer restrictions, including the passage of time, ranging from one to ten years; and shall fully vest upon the expiration of ten years from the date of the agreements, or earlier, dependent upon the Corporation meeting certain income requirements established by the Board of Directors.
		The Committee has also granted 8,781 (not adjusted for stock splits or dividends) restricted shares of the $1.00 par value per share common stock of the Corporation to certain employees at no cost to the participants. These shares also are issued subject to certain transfer restrictions and will automatically vest upon the expiration of ten years from the Agreement date (except for one senior officer whose shares will vest in a shorter period).
		Unearned compensation, representing the fair market value of the shares at the date of issuance, will be charged to income over the vesting period. The cost associated with the plan was approximately $297,000 in 1995, $274,000 in 1994 and $246,000 in
	1993. The total of restricted shares vested was 25,325, 12,682 and 10,486 in 1995, 1994 and 1993, respectively.
		In addition to the restricted shares issued to the employee participants of the Program, the employees could elect to receive a portion of their award in cash. The payment of cash each year is dependent upon the Corporation meeting certain income requirements established by the Board of Directors. Incentive compensation expense under this plan was $37,000, $31,000 and $25,000 in 1995, 1994 and 1993, respectively.


				  NOTE 12. Stock Option Plans


	 On March 3, 1994, the Board of Directors of the Corporation approved and adopted the Employee Stock Purchase Plan of 1994.
The Plan was adopted for the purpose of replacing the employee stock purchase plan approved and adopted by the shareholders in 1984 and which by its terms expired in 1994. Under the 1994 Plan 132,000 shares of stock can be purchased by participating employees over a 10-year period. The number of shares which can be purchased by each participant is limited, as defined, and the option price is to be set by the Board of Directors. However, the option price cannot be less than the lesser of 90% of the fair market value of the shares on the date the option to purchase the shares is granted, or 90% of the fair market value of the shares on the exercise date. These options must be exercised one year from the date of grant. Any shares related to unexercised options are available for future grant.
	 The following table summarizes the stock option activity (stock options have been adjusted to reflect all stock dividends):

																		   Number of shares
                                                              											1995               1994
Outstanding, beginning of year . . . . . . . . . . . . . . . . . .      11,222             10,146
Granted at:
	$21.79 per share . . . . . . . . . . . . . . . . . . . . . . .         15,926               ---
	$29.76 per share . . . . . . . . . . . . . . . . . . . . . . ..          ---               11,231

Exercised at:
	$21.79 per share . . . . . . . . . . . . . . . . . . . . . . .. .        (618)               ---
	$29.76 per share . . . . . . . . . . . . . . . . . . . . . . . .       (5,555)                (9)
	$30.55 per share . . . . . . . . . . . . . . . . . . . . . . . .          ---             (4,730)

Terminated at:
	$29.76 per share . . . . . . . . . . . . . . . . . . . . . . . .       (5,667)              ---
	$30.55 per share . . . . . . . . . . . . . . . . . . . . . . . .          ---             (5,416)

Outstanding, end of year, at an option price of $21.79 per share . .      15,308           11,222
																		  =====          =====
Exercisable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,308           11,222
Available for grant . . . . . . . . . . . . . . . . . . . . . . . . .    116,692           76,778

	 At December 31, 1995, the exercisable and available for grant shares in the preceding table only reflect the 1994
Employee Stock Option Plan.  The remaining shares from the 1984
Plan were terminated on October 6, 1994.


			NOTE 13. Deferred Compensation Agreement


	 The Corporation has entered into deferred compensation agreements with several officers and directors which provide for the payment of benefits over a ten-year period, beginning at age
65. At inception, the present value of the obligations under these deferred compensation agreements amounted to approximately $600,000, which is being accrued over the estimated remaining service period of these officers and directors. These obligations are partially funded through life insurance covering these individuals.




				 NOTE 14. Shareholders' Equity


	 On October 5, 1995, the Board of Directors approved a 3 for 2% stock split issued in the form of a 50 % stock dividend, which was paid on December 29, 1995 to shareholders of record on December 8, 1995.
The result was a transfer from retained earnings to common stock of approximately $677,000. A cash amount of approximately $8,200 was paid in lieu of issuing fractional shares arising from the stock dividend.

	 On October 6, 1994, the Board of Directors approved a 10% stock dividend paid on December 30, 1994 to shareholders of record on December 9, 1994. This resulted in a transfer from undivided profits of approximately $122,500 to common stock and $3,888,000 to additional paid in capital. A cash amount of approximately $21,000 was paid in lieu of issuing fractional shares arising from this dividend.

	 The Board of Directors has authorized the Corporation to repurchase up to 50,000 shares of the Corporation's common stock through March 1997.

			 Note 15. Commitments and Contingencies


	 In the normal course of business, the Bank is party to financial instruments which are not reflected in the accompanying financial statements and are commonly referred to as off-balance-sheet instruments. These financial instruments are entered into primarily to meet the financing needs of the Bank's customers and include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the statement of financial position.
	 The Corporation's exposure to credit loss in the event of nonperformance by other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contract or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.
	 Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

																				 Contract or
(Amounts in thousands)                                                          notional amount
Financial instruments whose contract amounts represent credit risk:
	 Commercial commitments to extend credit . . . . . . . . . . . . . . . . . . .    $22,612
	 Consumer commitments to extend credit (secured) . . . . . . . . . . . . . . .    $10,575
	 Consumer commitments to extend credit (unsecured) . . . . . . . . . . . . . .    $10,587

	 Standby letters of credit . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 4,143

	 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses with the exception of home equity lines and personal lines of credit and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral for most commercial commitments varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties. Collateral for secured consumer commitments consists of liens on residential real estate.
	 Standby letters of credit are instruments issued by the Bank which guarantee the beneficiary payment by the Bank in the event of default by the Bank's customer in the nonperformance of an obligation or service. Most standby letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary primarily in the form of certificates of deposit and liens on real estate.
	 Most of the Bank's business activity is with customers located within Franklin County, Pennsylvania and surrounding counties and does not involve any significant concentrations of credit to any one entity or industry.




	 The Bank has entered into various noncancellable operating leases. Total rental expense on these leases was $378,000, $155,000 and $202,000 in the years 1995, 1994 and 1993 respectively. Future minimum payments under these leases are as follows:

		  1996 . . . . . . . . . . . . . . . . .     $311,000
		  1997 . . . . . . . . . . . . . . . . .     $276,000
		  1998 . . . . . . . . . . . . . . . . .     $266,000
		  1999 . . . . . . . . . . . . . . . . .     $264,000

	 In the normal course of business, the Corporation has commitments, lawsuits, contingent liabilities and claims. However, the Corporation does not expect that the outcome of these matters will have a materially adverse effect on its consolidated financial position or results of operations.




 Note 16. Disclosures About Fair Value of Financial Instruments


	 The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash, Federal funds sold and Interest-bearing deposits:
	 For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities and Investments available for sale:
	 For debt and marketable equity securities held for investment purposes and available for sale, respectively, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans, net of allowance for possible loan losses:
	 The fair value of loans is estimated for each major type of loan (e.g. real estate, commercial, industrial and agricultural and consumer) by discounting the future cash flows associated with such loans. The model considers scheduled principal maturities, repricing characteristics, prepayment assumptions and interest cash flows. The discount rates used are estimated based upon consideration of a number of factors including the treasury yield curve, credit quality factors, expense and service charge factors.

Deposit liabilities and Other borrowings:
	 The fair market value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. This fair value does not include the benefit that results from the low cost of funding provided by these deposits compared to the cost of borrowing funds in the market.
The fair value of fixed-maturity certificates of deposit and long-term debt are estimated by discounting the future cash flows using rates approximating those currently offered for certificates of deposit and borrowings with similar remaining maturities. The other borrowings consist of borrowings on a line of credit with the FHLB at a variable interest rate and securities sold under aggreements to repurchase for which the carrying value approximates a reasonable estimate of the fair value.

Unrecognized Financial Instruments:
	 At December 31, 1995, the Corporation had outstanding commitments to extend credit of $43,774,000 and commitments under standby letters of credit of $4,143,000. Such commitments include $982,000 and $8,349,000 of fixed-rate commercial and consumer commitments, respectively, which represent a reasonable estimate of fair value as the fees and rates charged are approximately consistent with the amounts which would be charged to enter into similar arrangements at year-end. The remaining instruments provide for interest rates which vary with market and represent a reasonable estimate of fair value at year-end.





											 NOTE 16. Disclosures About Fair Value of Financial Instruments

	The estimated fair value of the Corporation's financial instruments are as follows:

															   1995                  1994
													  Carrying   Fair       Carrying    Fair
													   Amount    Value       Amount    Value
	(amounts in thousands)
	Financial assets:
		 Cash and short-term investments               $14,904  $14,904       $8,671    $8,671
		 Investment securities                          35,317   35,563       58,494    57,343
		 Investment securities available for sale       42,025   42,025       14,082    14,082
		 Loans                                         213,208     -         222,736        -
		 Less:  Allowance for loan losses               (3,141)    -          (3,425)       -
		 Net Loans                                     210,067  214,107      219,311   217,719
	Total Financial Assets                            $302,313 $306,599     $300,558  $297,815

	Financial liabilities:
		 Deposits                                     $257,211 $257,495     $256,697  $250,371
		 Short-term borrowings                          13,611   13,611       12,062    12,062
		 Long-term debt                                  5,650    5,716        6,501     5,277
	Total Financial Liabilities                       $276,472 $276,822     $275,260  $267,710

		 The above values do not necessarily reflect the premium or discount that could result from offering for sale
	at one time the Corporation's entire holdings of a particular instrument.  In addition, these values, derived from
	the methods and assumptions described above, do not consider the potential income taxes or other expenses that
	would be incurred on an actual sale of an asset or settlement of a liability.




	NOTE 17. Parent Company (Franklin Financial Services Corporation) Financial Information

	Balance Sheets
																				December 31
	(Amounts in thousands)                                                    1995        1994
	Assets:
		 Marketable securities                                              $2,323      $1,566
		 Equity investment in subsidiaries                                  31,261      29,222
		 Premises                                                            1,216         900
		 Other assets                                                          473       1,199
			  Total assets                                                    $35,273     $32,887

	Liabilities:
		 Accrued expenses                                                       $5         $14
		 Deferred tax liability                                                312           -

	Shareholders' equity:
		 Common stock                                                        2,030       1,353
		 Additional paid-in capital                                         19,431      19,451
		 Retained earnings                                                  14,966      12,884
		 Net unrealized gain (loss) on securities                              677        (353)
		 Treasury stock ( 90,064 and 1,829 shares, at cost,
			  at December 31, 1995 and 1994 respectively)                      (2,053)        (36)
		 Unearned compensation                                                 (95)       (426)
			  Total liabilities and shareholders' equity                      $35,273     $32,887


	Statements of Income

																		   Years ended
																		   December 31
	   (Amounts in thousands)                                     1995        1994        1993

	Income:
		 Dividends from Banks                                   $3,325      $1,429      $1,065
		 Interest and dividend income                               48          32          39
		 Gain on sale of securities                                  0         135          19
		 Other income                                               18           -           -
		 Gain on sale of real estate                                -          117           -
			                                           													 3,391       1,713       1,123
	Operating expenses                                             321         263         261
	Income before equity in undistributed income of subsidiaries 3,070       1,450         862
	Equity in undistributed income of subsidiaries               1,109       2,310       2,460
		 Net income                                                $4,179      $3,760      $3,322



	Statements of Cash Flows

																		   Years ended
																		   December 31
	(Amounts in thousands)                                        1995        1994        1993

	Cash flows from operating activities
		 Consolidated net income                                $4,179      $3,760      $3,322
		 Less: Equity in undistributed income of subsidaries    (1,109)     (2,310)     (2,460)
		 Adjustments to reconcile net income to net cash provided
			  by operating activities:
			  Depreciation                                          36          35          37
			  Discount accretion on investment securities           (3)           -         (1)
			  Premium amortization                                  -            4          -
			  Gain on sale of real estate                           -         (116)         -
			  Securities (gains), net                               -         (135)        (19)
			  Decrease (Increase) in other assets                  587         149        (419)
			  (Decrease) Increase in other liabilities             (45)         12          (8)
	Net cash provided by operating activities               3,645       1,399         452

	Cash flows from investing activities
		 Proceeds from sales of investment securities             -            290          47
		 Proceeds from maturities of investment securities         534         100         500
		 Purchase of investment securities                        (987)       (967)       (331)
		 Net change in loans                                        58        (150)         -
		 Proceeds from sale of premises                           -            200          -
		 Capital expenditures                                     (352)        (23)         (9)
	Net cash (used in) provided by investing activities           (747)       (550)        207

	Cash flows from financing activities
		 Dividends                                              (1,420)     (1,224)     (1,081)
		 Proceeds from sales of common stock                       198         145         204
		 Purchase of treasury shares                            (2,235)        (29)        (10)
		 Other, net                                                559         259         228
	Net cash used in financing activities                       (2,898)       (849)       (659)

		 Increase in cash and cash equivalents                     -            -           -
	Cash and cash equivalents as of January 1                      -            -           -
	Cash and cash equivalents as of December 31               $    -       $    -       $   -





												  NOTE 18. Quarterly Results of Operations (Unaudited)

		 The following is a summary of the quarterly results of consolidated operations of Franklin Financial for the
	years ended December 31, 1995 and 1994:
	(Amounts in thousands)                                            Three months ended
	 1995                                          March 31         June 30   September 30     December 31
	Interest income                                  $6,009        $6,175           $6,555          $6,232
	Interest expense                                  2,627         2,749            2,952           2,882
	Net interest income                               3,382         3,426            3,603           3,350
	Provision for loan losses                           (39)          (83)             (90)            (90)
	Other noninterest income                            910           892              751             837
	Securities gains                                      0             0                0              10
	Noninterest expense                              (2,801)       (2,830)          (2,942)         (2,656)
	Income before income taxes                        1,452         1,405            1,322           1,451
	Income taxes                                       (365)         (349)            (296)           (441)
	Net Income                                       $1,087        $1,056           $1,026          $1,010
	Per share*                                        $0.56         $0.55            $0.54           $0.53

	 1994
	Interest income                                  $5,366        $5,336           $5,500          $5,830
	Interest expense                                  2,366         2,360            2,433           2,565
	Net interest income                               3,000         2,976            3,067           3,265
	Provision for loan losses                           (35)          (10)              (2)             (1)
	Other noninterest income                            879           834              836             836
	Security gains, net                                  16           100               60              43
	Noninterest expense                              (2,727)       (2,827)          (2,728)         (2,822)
	Income before income taxes                        1,133         1,073            1,233           1,321
	Income taxes                                       (254)         (197)            (229)           (320)
	Net Income                                         $879          $876           $1,004          $1,001
	Per share**                                       $0.43         $0.45            $0.51           $0.51



	*Based on weighted-average shares outstanding during the period reported, adjusted retroactively for a 50% stock
	dividend paid on December 29, 1995 for shareholders of record on December 8, 1995.  Consequently, the
	sum of the quarterly earnings per share amounts may not equal the annual per share amount.

	**Based on weighted-average shares outstanding during the period reported, adjusted retroactively for a 50% and
	10% stock dividend paid on December 29, 1995 and December 30, 1994, respectively.  Consequently, the
	sum of the quarterly earnings per share amounts may not equal the annual per share amount.



MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein.
All changes discussed below have been brought about by general economic conditions unless otherwise noted.

			Results of Operations: Summary

Franklin Financial Services Corporation achieved another year of record earnings for 1995 as net income increased 11.1% to $4,179,000 compared to $3,760,000 and $3,322,000 for 1994 and
1993, respectively.  Per share earnings were $2.17 for 1995, up
13.0% over $1.92 for 1994. Per share earnings for 1993 were $1.71 per share. Per share data has been restated to reflect a 3 for 2 stock split issued in the form of a 50 % stock dividend paid on December 29, 1995, to shareholders of record on December 8, 1995, and all prior year stock dividends. The Corporation's return on average assets improved to 1.34% in 1995 from 1.21% and 1.07% in 1994 and 1993, respectively. Similarly, the Corporation's return on average equity strengthened to 12.50% in 1995 from 11.82% and 11.49% in 1994 and 1993, respectively.

During 1995 average earning assets increased less than 1.0% to $298.9 million while the net interest margin on a tax-equivalent basis improved 41 basis points to 4.80% from 4.39% and 4.13% in 1994 and 1993, respectively. The Corporation continues to maintain its high asset quality. The percentage of nonperforming assets comprised of nonaccrual loans, restructured loans, loans past due 90 days or more and other real estate owned, represented .96% of total year-end loans and other real estate owned, down from 1.01% at December 31, 1994. The ratio of allowance for possible loan losses to total loans was 1.47% at December 31, 1995, compared to 1.54% at December 31, 1994. Nonperforming loans were covered 1.7 times by the allowance for possible loan losses. Because the Corporation's net charge-offs to average loans increased to .27% for 1995 from .10% for 1994, the provision for possible loan losses was increased to $302,000 for the year ended December 31, 1995 from $48,000 for the same period in 1994. Net interest income after the provision for possible loan losses grew $1,200,000 or 9.8% to $13,459,000 at December 31, 1995 from $12,260,000 and $10,738,000 at December
31, 1994 and 1993, respectively.

Noninterest income, other than securities gains, showed slight improvement to $3,390,000 for 1995 compared to $3,385,000 and $4,527,000, for 1994 and 1993, respectively. Noninterest income for 1993 includes approximately $900,000 in revenues from Franklin Realty Services Corporation, a direct subsidiary of the Bank that was divested in 1993. Securities gains from the sale of available for sale securities for the years ended December 31, 1995, 1994 and 1993 were $10,000, $219,000 and $521,000, respectively.

Noninterest expense increased $125,000, or 1.1%, to $11,229,000 for the year ended December 31, 1995, compared to $11,104,000 and $11,817,000 for the same periods in 1994 and
1993. Contributing to the very modest increase in noninterest expense in 1995 was a Federal Deposit Insurance Corporation
(FDIC) premium refund totaling $132,000 which, along with a corresponding reduction in premiums for the last seven months of 1995, resulted in a decrease of $257,000 for FDIC insurance expense. Noninterest expense for 1993 includes approximately $1,036,000 in expenses related to Franklin Realty Services Corporation.

Total assets at December 31, 1995 were $313,473,000 compared to $310,554,000 a year earlier. Total loans, net of discount, decreased $9,528,000, or 4.3%, to $213,208,000 at December 31, 1995
from $222,736,000 at December 31, 1994. Concurrently, investment securities increased $4,766,000 and interest-bearing deposits in other banks increased $6,279,000. In 1995 the Corporation sold approximately $2,500,000 of mortgage loans with servicing retained to Federal National Mortgage Association (FNMA) and originated and sold an additional $12,500,000 of mortgage loans with servicing released to other secondary market providers resulting in fees and net gains generated totaling approximately $350,000.

Total deposits were $257,211,000 compared to $256,697,000 for the years ended December 31, 1995 and 1994, respectively. Securities sold under agreements to repurchase increased $3,999,000, or 41.6% to $13,611,000 at year-end 1995 versus $9,612,000 one year earlier. Other borrowings with the Federal Home Loan Bank of Pittsburgh decreased $3,301,000 to $5,650,000 at December 31, 1995 and consist entirely of term loans. Other borrowings at December 31, 1994 equaled $8,951,000.

The Corporation's capital position remains strong with total capital of $34,956,000 at December 31, 1995 up 6.3%, or $2,083,000 over $32,873,000 at December 31, 1994. Earnings retention continues to be the primary component in capital growth. At December 31, 1995, the Corporation's average shareholders' capital to average total assets ratio, Tier 1 leverage capital ratio and risk-based capital ratios were 10.69%, 11.07% and 16.80%, respectively, compared to 10.26%, 10.47% and 15.36%, respectively at December 31, 1994.

For the third consecutive year the Board of Directors approved a stock dividend and increased cash dividends per share paid to shareholders. On December 29, 1995, a 3 for 2 stock split issued in the form of a 50% stock dividend was paid to shareholders of record on December 8, 1995. In addition, in 1995 the Board increased cash dividends per share 10.8% to $.72 from $.65 in 1994. When adjusted for the 10% stock dividend paid to shareholders on December 30, 1994, cash dividends per share paid to shareholders in 1995 actually increased 21.8%. Cash dividends per share paid to shareholders in 1993 totaled $.61.

A more detailed discussion of those areas having the greatest impact on the reported results for 1995 follows.


											TABLE 1. Net Interest Income (unaudited)

		 Net interest income, defined as interest income less interest expense, is as shown in the following table
	(Amounts in thousands)                 1995       % Change       1994       % Change       1993
	Interest income                       $24,971         13.36%    $22,028          2.19%    $21,559
	Interest expense                       11,210         15.33%      9,720        (3.91%)     10,120
	Net interest income                   $13,761         11.81%    $12,308          7.60%    $11,439
	Tax equivalent adjustment                 599                       689                       640
	Net interest income                   $14,360         10.49%    $12,997          7.60%    $12,079
	   (full taxable equivalent)



Net Interest Income

Net interest income is the primary component of the Corporation's operating income. Net interest income is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is affected by changes in account balances (volume), interest rates and the mix of earning assets and interest-bearing liabilities. In the following discussion net interest income as presented in Table 1 is adjusted to a tax-equivalent basis. This adjustment facilitates performance comparison between taxable and tax-exempt assets by increasing the tax-exempt income by an amount equivalent to the Federal income taxes which would have been paid if this income were taxable at the Corporation's 34% Federal statutory rate.

Net interest income on a tax-equivalent basis grew
$1,363,000, or 10.5% to $14,360,000 in 1995 from $12,997,000 in
1994. Net interest income in 1994 was up 7.6% from $12,079,000 in 1993. Table 2 presents the Corporation's average balances on its assets and liabilities and the average tax-equivalent yields earned and the average rates paid on earning assets and interest-bearing liabilities. Table 3 analyzes the changes attributable to the volume and rate components of net interest income. In
1995 versus 1994 net interest income decreased $119,000 due to changes in volume and increased $1,482,000 due to changes in rates, resulting in a net increase of $1,363,000. In 1994 versus
1993 net interest income increased $621,000 due to changes in volumes and increased $297,000 due to changes in rates to equal a total increase of $918,000.

The Corporation's interest rate spread and net interest margin as reflected in Table 2 were 4.00% and 4.80%, respectively, for the year ended December 31, 1995. Interest rate spread, which measures the absolute difference between average rates earned and average rates paid increased 26 basis points. Net interest margin, which reflects the interest spread plus the effects of noninterest-bearing liabilities, shareholders' equity and changes in the relationship of interest-earning assets to interest-bearing liabilities, increased 41 basis points. Interest rate spread and net interest margin for 1994 were 3.74% and 4.39%, respectively, and 3.60% and 4.13%, respectively, for 1993.

Average short-term interest rates rose in 1995 while long-term interest rates remained steady. The average prime rate in 1995 was 8.83% and the average Federal funds rate was 5.85% versus 7.14% and 4.23%, respectively in 1994. The Corporation realized a favorable impact to net interest income as a result of higher short-term rates in 1995 versus 1994.
Table 2 shows that average loans which make up 72.9% of total interest earning assets produced an increase in yield of 113 basis points to 9.38% from 8.25% and added $2,553,000 to interest income, primarily the result of higher rates. Although average rates paid on interest-bearing deposits rose to 4.47% for the year ended December 31, 1995, from 3.93% a year earlier, the Corporation was able to improve its spread. Because longer term rates in 1995 were higher than short-term rates customers moved money from lower rate transaction and money market accounts to higher rate savings and time deposit accounts. Average time deposits comprised 55.5% of total interest-bearing deposits and cost an average rate of 5.71% in 1995 compared to 50.5% and 5.10%, respectively, in 1994. Management's strong focus on the net interest margin and asset liability management in the higher interest rate environment during 1995 resulted in an improved interest spread and net interest margin. In efforts to stimulate balance sheet growth, management's strategy for 1996 and forward includes more aggressive pricing for both assets and liabilities.
Consequently, this strategy along with a declining interest rate environment could squeeze the Corporation's future spread and net interest margin.



													 Table 2. Analysis of Net Interest Income (unaudited)

																		 1995
															   Average Income or  Average
	(Amounts in thousands)                                     balance  expense  yield/rate
	Interest-earning assets:
		 Interest-bearing deposits in other banks              $11,694      $683     5.84%
		 Federal funds sold                                        155         9     5.81%
		 Investment securities
			  Taxable                                              47,935     2,867     5.98%
			  Nontaxable                                           21,145     1,577     7.46%
		 Loans, net of unearned discount                       217,932    20,434     9.38%
		 Total interest-earning assets                         298,861    25,570     8.56%
	Noninterest-earning assets                               13,938
				   Total assets                                     $312,799

	Interest-bearing liabilities:
		 Deposits:
			  Interest-bearing checking                        $27,734      $564     2.03%
			  Money market deposit accounts                     26,663     1,022     3.83%
			  Savings                                           46,183     1,345     2.91%
			  Time                                             125,780     7,188     5.71%
				   Total interest-bearing deposits                226,360    10,119     4.47%
	Federal funds purchased and securities sold under
		 agreements to repurchase                            12,454       639     5.13%
	Other borrowings                                       7,032       452     6.43%
				   Total interest-bearing liabilities              245,846    11,210     4.56%
	Noninterest-bearing liabilities                        33,523
	Shareholders' equity                                   33,430
				   Total liabilities and shareholders' equity     $312,799
	Net interest income/Net interest margin                          14,360     4.80%
	Tax equivalent adjustment                                          (599)
	Net interest income                                              13,761

	All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%


													 Table 2. Analysis of Net Interest Income (unaudited)

																		 1994
															   Average Income or  Average
	(Amounts in thousands)                                     balance  expense  yield/rate
	Interest-earning assets:
		 Interest-bearing deposits in other banks               $1,026       $45     4.39%
		 Federal funds sold                                         69         3     4.35%
		 Investment securities
			  Taxable                                              54,851     2,947     5.37%
			  Nontaxable                                           23,636     1,841     7.79%
		 Loans, net of unearned discount                       216,688    17,881     8.25%
		 Total interest-earning assets                         296,270    22,717     7.67%
	Noninterest-earning assets                               13,571
				   Total assets                                     $309,841

	Interest-bearing liabilities:
		 Deposits:
			  Interest-bearing checking                           $28,115      $526     1.87%
			  Money market deposit accounts                        33,416     1,041     3.12%
			  Savings                                              51,821     1,364     2.63%
			  Time                                                115,550     5,893     5.10%
				   Total interest-bearing deposits                   228,902     8,824     3.85%
	Federal funds purchased and securities sold under
		 agreements to repurchase                                5,177       212     4.10%
	Other borrowings                                         13,493       684     5.07%
				   Total interest-bearing liabilities                247,572     9,720     3.93%
	Noninterest-bearing liabilities                          30,468
	Shareholders' equity                                     31,801
				   Total liabilities and shareholders' equity       $309,841
	Net interest income/Net interest margin                            12,997     4.39%
	Tax equivalent adjustment                                            (689)
	Net interest income                                                12,308

	All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%

													 Table 2. Analysis of Net Interest Income (unaudited)

																		 1993
															   Average Income or  Average
	(Amounts in thousands)                                     balance  expense  yield/rate
	Interest-earning assets:
		 Interest-bearing deposits in other banks                 $620       $17     2.74%
		 Federal funds sold                                        881        27     3.06%
		 Investment securities
			  Taxable                                              58,577     3,304     5.64%
			  Nontaxable                                           22,330     1,913     8.57%
		 Loans, net of unearned discount                       210,031    16,938     8.06%
		 Total interest-earning assets                         292,439    22,199     7.59%
	Noninterest-earning assets                               17,708
				   Total assets                                     $310,147

	Interest-bearing liabilities:
		 Deposits:
			  Interest-bearing checking                        $28,212      $620     2.20%
			  Money market deposit accounts                     41,301     1,117     2.70%
			  Savings                                           51,462     1,515     2.94%
			  Time                                             118,785     6,261     5.27%
				   Total interest-bearing deposits                239,760     9,513     3.97%
	Federal funds purchased and securities sold under
		 agreements to repurchase                             2,917        80     2.74%
	Other borrowings                                      11,044       527     4.77%
				   Total interest-bearing liabilities             253,721    10,120     3.99%
	Noninterest-bearing liabilities                       27,504
	Shareholders' equity                                  28,922
				   Total liabilities and shareholders' equity    $310,147
	Net interest income/Net interest margin                         12,079     4.13%
	Tax equivalent adjustment                                         (640)
	Net interest income                                             11,439

	All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%


															  Years ended December 31
																1995     1994      1993
	Rate Analysis:
		 Yield on total earning assets                            8.56%     7.67%    7.59%
		 Cost of funds supporting earning assets                  3.76%     3.28%    3.46%
			  Net rate on earning assets                             4.80%     4.39%    4.13%





								 TABLE 3. Rate-Volume Analysis of Net Interest Income (unaudited)

		 Table 3 attributes increases and decreases in components of net interest income either to changes in
	average volume or to changes in average rates for interest-earning assets and interest-bearing liabilities.
	Numerous and simultaneous balance and rate changes occur during the year.



									1995 Compared to 1994                    1994 Compared to 1993
								  Increase (Decrease) due to:             Increase (Decrease) due to:
	(Amounts in thousands)       Volume      Rate        Net             Volume      Rate        Net
	Interest earned on:
		 Interest-bearing deposits
			  in other banks           $468       $170       $638               $11        $17        $28
		 Federal funds sold            4          2          6               (25)         1        (24)
		 Investment securities
			  Taxable                  (372)       292        (80)             (210)      (147)      (357)
			  Nontaxable               (194)       (70)      (264)              112       (184)       (72)
		 Loans                       103      2,450      2,553               537        406        943
			  Total net change in
				   interest income           9      2,844      2,853               425         93        518

	Interest expense on:
		 Interest-bearing checki      (7)        45         38                (2)       (92)       (94)
		 Money market deposit
			  accounts                 (210)       191        (19)             (213)       137        (76)
		 Savings                    (148)       129        (19)               11       (163)      (152)
		 Time                        522        773      1,295              (171)      (197)      (368)
		 Federal funds purchased
			  and securities sold
			  under agreements to
			  repurchase                299        128        427                62         71        133
		 Other borrowings           (328)        96       (232)              117         40        157
			   Total net change
			   in interest expense      128      1,362      1,490              (196)      (204)      (400)
	Increase (Decrease) in net
		 interest income           ($119)    $1,482     $1,363              $621       $297       $918


		 Nonaccruing loans are included in the loan balances used to calculate the above rate volume analysis.  The
	interest associated with these nonaccruing loans is not shown in the loan income numbers.  All nontaxable
	interest income has been adjusted to a tax-equivalent basis, using a tax rate of 34%.



Provision for Possible Loan Losses

For the years ended December 31, 1995, 1994 and 1993 the provision for possible loan losses charged to earnings was $302,000, $48,000, and $701,000, respectively. The allowance for possible loan losses was $3,141,000 at December 31, 1995 and $3,425,000 and $3,598,000 at December 31, 1994 and 1993,
respectively, representing 1.47%, 1.54% and 1.68% of total year-end loans, net of unearned discount. The allowance for possible loan losses is established by management, and its adequacy is monitored based on analysis of the loan portfolio, current economic conditions and other relevant factors. For more information, refer to the Loan Quality discussion.

Noninterest Income and Expense

Total noninterest income for 1995 decreased $204,000, or 5.7% to $3,400,000 compared to a decrease of $1,444,000, or 28.6%
in 1994. Excluding securities gains, noninterest income for 1995 remained level at $3,390,000 compared to $3,385,000 for 1994. Trust commissions were up $128,000, or 12.3% to $1,166,000 for the twelve months ended December 31, 1995 versus $1,038,000 in 1994, due primarily to account and volume growth. Other income decreased $105,000, or 26.3% to $294,000 at year-end 1995 compared to $399,000 at year-end 1994 due to a $116,000 gain on real estate sold in 1994. Securities gains on sales of available for sale securities were down $209,000 to $10,000 for 1995 versus $219,000 in 1994. In 1995 securities gains were the result of bonds called at a premium.

Excluding net securities gains, total noninterest income decreased $1,142,000, or 25.2% to $3,385,000 at year-end 1994 from $4,527,000 at year-end 1993. Trust commissions in 1994 increased 10.1% over the $943,000 for 1993 due to a general growth in accounts. Other income in 1994 decreased $1,223,000 or 75.4% from $1,622,000 in 1993. Revenues from Franklin Realty Services Corporation, a direct subsidiary of F & M divested in 1993, contributed approximately $900,000 to other income in 1993 and accounts for the significant decrease. In addition net gains from the sale of mortgage loans to secondary markets dropped significantly to approximately $65,000 for 1994 from $389,000 for 1993. Net securities gains were down to $219,000 in 1994 versus $521,000 in 1993 largely the result of the sale of certain available for sale equity securities.

Total noninterest expense increased $125,000, or 1.1% to $11,229,000 for 1995 compared to $11,104,000 for 1994. Salaries and benefits increased $326,000, or 5.6%, to $6,100,000 for the year-ended December 31, 1995. Salaries increased $288,000, or 6.9% due to general merit increases and the addition of one senior level officer while benefits increased $38,000 or 2.4%. Full-time equivalent employees remained steady with 177 at December 31, 1995 compared to 174 at December 31, 1994. Federal Deposit Insurance Corporation (FDIC) expense showed a significant decrease of 44.3% to $323,000 in 1995 compared to $580,000 in 1994. In 1989 Congress passed legislation to address the financial problems of the financial services industry which included a stated level that the FDIC funds [Bank Insurance Fund
(BIF) and Savings Association Insurance Fund (SAIF)] separately should reach to be considered fully funded. In May 1995 the BIF fund reached the legislated level of 1.25% of total insured deposits. Consequently, the FDIC refunded excess assessments to insured banks. Accordingly the Corporation received a refund of $132,000 in the third quarter of 1995. In addition the $.23 per $100 of deposits assessment was eliminated until the insurance fund falls below the previously stated level. Because the Corporation acquired a thrift branch, the deposits associated with that branch are insured under the SAIF fund. The SAIF fund has not reached its fully funded level; therefore, the Corporation will continue to pay the $.23 per hundred assessment on these deposits.

Total noninterest expense in 1994 decreased $713,000, or 6.0%, from $11,817,000 in 1993. Included in noninterest expense in 1993 are operating expenses, totaling $1,036,000, associated with Franklin Realty Services Corporation.

Income Taxes

Federal income tax expense totaled $1,451,000 in 1995, compared to $1,000,000 and $897,000 in 1994 and 1993, respectively. The Corporation's effective tax rate for the years ended December 31, 1995, 1994 and 1993 was 25.8%, 21.0% and
22.6%, respectively. The increase in the effective tax rate in 1995 versus 1994 was largely due to lower tax-free income relative to pretax income. The decrease in the effective tax rate for 1994 versus 1993 was due primarily to an adjustment in the valuation allowance,(refer to Note 10).


							Table 4: Investment Securities at Amortized Cost (unaudited)


		 The following tables present amortized costs of investment securities by type at December 31 for the
	past three years:
																					Amortized cost
	(Amounts in thousands)                                                1995        1994        1993
	Held to Maturity
	U.S. Treasury securities and obligations of U.S. Government
		agencies and corporations                                              $849     $17,466      17,404
	Obligations of state and political subdivisions                       16,225      18,909      21,331
	Debt securities issued by foreign governments                           -           -             67
	Corporate debt securities                                              6,795      11,147      14,741
	Mortgage-backed securities                                            10,309       9,810      12,049
																		                                                     34,178      57,332      65,592
	Other                                                                  1,139       1,162       1,314
		                                                    															 $35,317     $58,494     $66,906

																				   Amortized cost
			                                                    															  1995        1994        1993
	Available for Sale
	Equity Securities                                                     $1,330      $1,213      $1,517
	U.S. Treasury securities and obligations of U.S. Government
		agencies and corporations                                            25,717        -           -
	Obligations of state and political subdivisions                        2,417       2,400       2,383
	Corporate debt securities                                              1,025        -          3,314
	Mortgage-backed securities                                            10,511      11,004      11,859
																                                                    	 $41,000     $14,617     $19,073


		 The Other Held to Maturity classification in the above schedule represents common stock of the Federal
	Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank which in the aggregate total  $1,139,000,
	$1,162,000 and $1,314,000 at December 31, 1995, 1994 and 1993, respectively.  Common stock of the
	Federal Home Loan Bank and Atlantic Central Bankers Bank represents ownership in institutions which are wholly
	owned by other financial institutions.




					TABLE 5. Time Certificates of Deposit of $100,000 or More (unaudited)
		The maturity of outstanding certificates of deposit of $100,000 or more at December 31, 1995 follows:
	(Amounts in thousands)                                                Amount
	Maturity distribution:
		 Within three months                                               $7,463
		 Over three through six months                                      3,941
		 Over six through twelve months                                     4,119
		 Over twelve months                                                 3,927
			  Total                                                          $19,450




Financial Condition

Total assets at December 31, 1995 were $313,473,000, an increase of $2,919,000, or .94%, from $310,554,000 at December
31, 1994. Earning assets represented $297,210,000, or 94.8%, of total assets at December 31, 1995, compared to $295,693,000, or 95.2% at December 31, 1994. Earning assets yielded 8.56% in 1995 compared with 7.67% in 1994.

Investment securities held to maturity and available for sale totaled $77,342,000 at December 31, 1995, compared to $72,576,000 at December 31, 1994. Included in total investment securities are mortgage-backed securities which represent 26.9% and 27.6% of total investment securities at December 31, 1995 and 1994, respectively. At December 31, 1995, held to maturity mortgage-backed securities equaled $10,309,000 and available for sale mortgage-backed securities equaled $10,490,000 compared to $9,810,000 and $10,256,000, respectively, at December 31, 1994.

As disclosed in Note 4 of the financial statements, the Corporation invests primarily in mortgage-backed securities issued by various agencies of the Federal government which carry either an explicit or implied Federal guarantee. Of the mortgage-backed securities issued by private issuers, the majority were rated triple A by a nationally recognized rating agency. None was rated lower than double A. Accordingly, the credit risk associated with the Corporation's mortgage-backed securities is low.

The interest rate risk accompanying the mortgage-backed securities held by the Corporation is considered to be modest. The current portfolio has an estimated duration of 2.3 years suggesting that the market value of the mortgage-backed portfolio would rise (or fall) approximately 2.3% given a 100 basis point decrease (or increase) in market interest rates. However, proportionately greater price volatility would be expected with a larger change in market interest rates. The relatively short duration of the mortgage-backed portfolio indicates that the Corporation's exposure to prepayment of these assets in a lower rate environment is modest. With the exception of one $800,000 mortgage-backed security, all collateralized mortgage obligations
(CMOs) pass the Federal Financial Institution Examination Council's high-risk stress test.

The Corporation showed a net unrealized gain, net of tax, on available for sale securities of $677,000 compared to a net unrealized loss, net of tax, of $353,000 a year earlier.

Total loans, net of unearned discount, represented 68.0% of total year-end 1995 assets compared to 72.1% a year earlier. All loan categories, real estate, consumer and commercial, contracted for the year, but real estate realized the largest decrease of $7,655,000, or 7.9%. The Corporation originated and sold approximately $15,000,000 mortgage loans to the secondary market, primarily to Countrywide Funding Corporation. Nonperforming assets to total assets improved to .65% at December 31, 1995 from
 .72% a year earlier. The ratio of allowance for possible loan loss to total loans was 1.47% at December 31, 1995 and covered nonaccrual loans 4.7 times and nonperforming loans 1.7 times.
For a more in-depth analysis, refer to the loan quality discussion.

Total deposits at December 31, 1995 remained flat at $257,211,000 compared to $256,697,000 a year ago. Noninterest-bearing checking and time deposits grew a total of $7,442,000 offset by a decrease of $6,928,000 in savings and interest-bearing checking. Securities sold under agreements to repurchase increased $3,999,000, or 41.6%, to $13,611,000 at December 31,
1995 from $9,612,000 at December 31, 1994 and represent customer cash management accounts. Other borrowings at December 31, 1995 represent term borrowings with the Federal Home Loan Bank of Pittsburgh (FHLB). While deposits remain the primary source of funds for the Corporation, it does have the ability to borrow under its flexible line of credit with FHLB to meet liquidity needs or for other purposes. At December 31, 1995, the Corporation had access to approximately $32,000,000 under the FHLB flexible line of credit.

The Corporation maintains a strong capital position with the December 31, 1995 leverage capital ratio of 11.07% and Tier 1 and Tier 2 risk-based capital ratios of 16.80% and 18.06%, respectively.




													  TABLE 6. Short-Term Borrowings (unaudited)

		 Federal funds purchased, Flexline, and Securities Sold Under Agreements to Repurchase
	(Amounts in thousands)                                       1995        1994        1993
	Ending balance                                              $13,611     $12,062     $12,462
	Average balance                                              12,990      11,948       7,419
	Maximum month-end balance                                    16,212      16,695      23,304
	Weighted-average interest rate on average balances             5.14%       4.11%       3.09%




Loan Quality

The Corporation's loan portfolio, net of unearned discount and the allowance for possible loan losses, equaled $210,067,000 on December 31, 1995, or 4.2% less than on December 31, 1994.
The Corporation's strategy of selling certain types of residential mortgages to secondary market investors resulted in the real estate portfolio showing a decrease of $7,655,000, or 7.9%, to $89,033,000 at December 31, 1995 compared to $96,688,000 at December 31, 1994. The commercial, industrial and agricultural loan portfolio showed a decrease of $1,105,000, or 1.5%, to $74,678,000 at December 31, 1995 from $75,783,000 at
December 31, 1994. The decrease in commercial, industrial and agricultural loans was largely attributable to an uncertain local economy and stiff competitive pricing. Likewise the consumer loan portfolio which includes home equity lines of credit also showed a decrease of $1,359,000, or 2.6% to $50,017,000 at year-end 1995 from $51,376,000 at year-end 1994. The decrease in consumer loans is primarily due to the Corporation's focus on the quality of consumer loan underwriting and the uncertainty of the local economy. On a percentage of total loans basis, the real estate portfolio represented 42% at December 31, 1995 compared to 43% one year earlier; the commercial portfolio represented 35% of total loans at December 31, 1995 versus 34% one year earlier and the consumer portfolio, at 23% represented the same proportion of total loans as it did on December 31, 1994.

The Corporation's net charge-offs in 1995 totaled $586,000
(.27% of average loans), a 165.2% increase from the $221,000
(.10% of average loans) in net charge-offs in 1994. As Table 10 shows, the increase in net charge-offs in 1995 occurred primarily in the consumer loan portfolio.

Table 9 shows that the Corporation's nonperforming assets totaled $2,052,000 at December 31, 1995, an 8.5% decrease from $2,243,000 in total nonperforming assets at December 31, 1994. The ratio of nonperforming loans to total loans was .84% at December 31, 1995, versus 1.00% a year earlier. The Corporation continues to be successful in resolving nonaccrual loans by way of partial and full payments as evidenced by a decrease of $376,000 to $671,000 at year-end 1995 from year-end 1994. In addition, restructured loans, which were comprised of two loans renegotiated to include repayment terms more favorable than those with which new loans would be granted were reduced via payments 100% to zero at December 31, 1995 from $595,000 at December 31, 1994. Offsetting the reductions in nonaccrual and restructured loans were increases in loans past due 90 days or more and still accruing interest and other real estate owned (OREO). The increase in loans past due 90 days or more was concentrated in the consumer loan portfolio which accounted for $342,000 of the $522,000 increase in this category of nonperforming assets. As reported last year, the Corporation's management has and will continue to focus its loan quality control efforts on the consumer loan portfolio to ensure that all lending activities are adequately and uniformly supported by the quality assurance structures and processes developed in recent years. OREO increased to $258,000 at December 31, 1995 from zero a year earlier, and includes four residential properties.

The allowance for possible loan losses was $3,141,000, or 1.47% of loans, net of unearned discount at December 31, 1995 compared to $3,425,000, or 1.54% of loans, net of unearned discount at December 31, 1994. On December 31, 1995, the ratio of the allowance for possible loan losses covered nonperforming loans 1.7 times. This indicator of allowance adequacy has improved from 1.5 times and .91 times for the years ended December 31, 1994 and 1993, respectively. The increase in the coverage ratio was achieved in 1995 through reductions in nonperforming loans combined with increases in the allowance by way of loss provisions charged to income. In 1994 and 1993 the increase was driven by a significant reduction in nonperforming loans from the prior year. The loan loss reserve analysis utilized by management to establish the allowance considers repayment capacity, collateral values, and guarantor strength for individual problem commercial loans as well as loss history, delinquency rates, and general economic conditions for general portfolio loss reserve adequacy. (Refer to Tables 8 and 10 for allocation of the reserve and loan loss activity as of December 31, 1995.) Management continuously monitors the adequacy of the allowance for possible loan losses and maintains it within a range which satisfactorily complies with loan portfolio requirements. Management's assessment of loss reserve adequacy is reviewed quarterly by the Loan Policy and Audit Committees of the Board of Directors.

The maintenance of loan quality, because of its contributions to the Corporation's financial performance, remains a commitment of management. The continuing Loan Management Committee system has contributed to the Corporation's growing number of successes through earlier problem intervention; the Corporation is better positioned to reach resolutions which are less likely to produce liquidation-type losses. The success of this process is also evident in the increased number of commercial accounts that have been returned to line account officers for future management.

In 1995, President Clinton approved the realignment of Letterkenny Army Depot in the Chambersburg (Franklin County) area and the closing of Fort Ritchie in nearby Maryland. The realignment and closing of these two army bases eventually could cost the local area between 3,000 and 3,500 government jobs and will be a gradual decline through 1999. Letterkenny Army Depot is one of the area's largest employers. The Franklin County Reuse Committee has been formed by the Franklin County Commissioners to investigate and recruit private industry to replace the loss of government jobs. Another large employer, J. Schoeneman Co., a clothing manufacturer, announced in 1995 that they would be closing in early 1996. The original announcement included the loss of between 800 to 1,000 jobs, however, a subsequent announcement indicated there would not be a complete shutdown and approximately 200 of those jobs would be retained. The local Chamber of Commerce, Franklin
County Commissioners and others are actively seeking to attract new businesses to the area. Chambers 5 Business Park continues to attract new companies and provide expansion opportunities for local companies which has resulted in new job opportunities. The impact of the loss of jobs on the local economy and the Corporation remains uncertain. The increase in loan delinquencies experienced in 1995 is not related to the loss of jobs.


												   TABLE 7. Loan Portfolio (unaudited)

		 The following table presents an analysis of the Banks' loan portfolio for each of the past five years:
																			December 31
	(Amounts in thousands)                           1995         1994         1993         1992         1991
	Real estate (primarily first mortgage
		 residential loans)                             $83,800      $92,481      $95,918     $101,583      $81,725
	Real estate - construction                         5,233        4,207        4,232        4,607        4,812
	Commercial, industrial and agricultural           74,678       75,783       72,537       69,071       70,987
	Consumer (including home equity lines
		 of credit)                                      50,017       51,376       41,969       39,517       39,732
		 Total loans                                    213,728      223,847      214,656      214,778      197,256
	Less: Unearned discount                             (520)      (1,111)        (425)        (475)        (480)
		 Allowance for possible loan losses              (3,141)      (3,425)      (3,598)      (3,433)      (2,682)
	Net loans                                       $210,067     $219,311     $210,633     $210,870     $194,094



									 TABLE 8. Allocation of the Allowance for Possible Loan Losses (unaudited)

	 The following table shows allocation of the allowance for possible loan losses by major loan category and the percentage of the loans in each category to total loans at year-end:
(Amounts in thousands)                                                      December 31
								                      1995              1994                 1993                 1992                 1991
                     							   Am't       %       Am't       %         Am't       %         Am't       %         Am't       %
Real estate                    $583       42%     $989      43%          -       47%         -        50%              -   44%
Commercial
	 industrial and
	 agricultural                1,136       35%    1,520      34%       2,519      34%       2,403      32%       1,878      36%
Consumer                      1,422       23%      916      23%       1,079      19%       1,030      18%         804      20%
							                      $3,141      100%   $3,425     100%      $3,598     100%       $3,433    100%      $2,682     100%




											 TABLE 9. Nonperforming Assets (unaudited)

		 The following table presents an analysis of nonperforming assets for each of the past five years.
																  December 31
	(Amounts in thousands)                       1995        1994        1993        1992        1991
	Nonaccrual loans                             $671      $1,047      $1,877      $2,574      $3,060
	Loans past due 90 days or more
		 (not included above)                      1,123         601       1,193         994       2,805
	Restructured loans                            -            595         872       1,086       1,342
		 Total nonperforming loans                 1,794       2,243       3,942       4,654       7,207
	Other real estate                             258                     267         342         149
		 Total non performing assets              $2,052      $2,243      $4,209      $4,996      $7,356

		 The Corporation has no foreign loans.  The Bank's policy is to classify loans as nonaccrual when
	the payment of principal or interest has not been made for a period of 90 days and management
	considers the collection of principal and interest doubtful.  Any interest accrued prior to the date of
	nonaccrual classification is reversed.  In most cases all subsequent payments are applied as a
	reduction of principal until the loan is returned to accruing status.
		 Restructured loans occur when a borrower has experienced financial hardship and the loan
	repayment terms are adjusted to be more favorable to the borrower than those with which new loans
	would be granted.



									   TABLE 10. Allowance for Possible Loan Losses (unaudited)

		 The following table presents an analysis of the allowance for possible loan losses for each of the
	past five years.
																   December 31
	(Amounts in thousands)                     1995        1994        1993        1992        1991
	Balance at beginning of year               $3,425      $3,598      $3,433      $2,682      $2,125
	Charge-offs:
		 Commercial, industrial and agricultural  (89)        (51)       (447)       (685)     (1,409)
		 Consumer                                (511)       (230)       (219)       (213)       (375)
		 Real estate                              (76)        (38)        (34)         (7)        (24)
			  Total charge-offs                     (676)       (319)       (700)       (905)     (1,808)
	Recoveries:
		 Commercial, industrial and agricultu      46          60         104         166          19
		 Consumer                                  43          19          60          34          21
		 Real estate                                1          19          -            -          -
		 Total recoveries                          90          98         164         200          40
	Net charge-offs                            (586)       (221)       (536)       (705)     (1,768)
	Provision for possible loan losses            302          48         701       1,281       2,325
	Waynesboro acquisition                         -           -          -           175          -
	Balance at end of year                     $3,141      $3,425      $3,598      $3,433      $2,682
	Ratios:
		 Net loans charged off as a percentage
			  of average loans                        0.27%       0.10%       0.26%       0.35%       0.93%
		 Allowance as a percentage of net
			  loans (at December 31)                  1.47%       1.54%       1.68%       1.60%       1.36%




Liquidity and Interest Rate Sensitivity

The Corporation must meet the financial needs of the communities, which it serves, while providing a satisfactory return on the shareholders' investment. In order to accomplish this, Franklin Financial must maintain sufficient liquidity in order to respond quickly to the changing level of funds required for both loan and deposit activity. Liquidity is defined as the ability to meet cash requirements, in the normal course of business, and the flexibility to counter interruptions in the flow of funds for reasons however unexpected. It means the ability to borrow from a variety of sources, to redeploy assets and to adjust the level and direction of operations to take advantage of market opportunities. Historically, Franklin Financial has satisfied its liquidity needs from the scheduled repayment of loans and mortgage-backed securities, maturing investment securities, deposit growth, its ability to borrow through an existing line of credit, and its earnings. Additionally, investments classified as available for sale provide greater flexibility to meet changing economic conditions.

The principle sources of liquidity are: investment securities maturing within one year, cash and due from banks, and interest-bearing deposits with banks. These assets totaled $23,678,000 and $21,151,000 at December 31, 1995 and 1994,
respectively. Other significant sources of liquidity are scheduled repayment of loans and mortgage-backed investments.
The Corporation utilizes the secondary mortgage market to sell newly originated loans. This has permitted the Corporation to meet the customer's needs without increasing its interest rate risk.

Growth in deposits generally provides the major portion of funds required to meet increased loan demand. Total deposits grew by $514,000 between year-end 1995 and 1994. The low interest rate environment and the competition from nonbank financial intermediaries make it difficult for the Corporation to attract new deposits. The Corporation was able to meet the loan and deposit withdrawal needs of its customers and therefore did not aggressively pursue new deposit growth. Table 6 presents specific information concerning Federal funds purchased and the Federal Home Loan Flexline which provides significant sources for short-term borrowings.

The Corporation's goal is to provide a relatively stable net interest margin regardless of the volatility of interest rates. Controlling interest rate risk is an important determinant. Consideration of the repricing characteristics of interest-earning assets and interest-bearing liabilities determines the approach management should take to minimize the effect of fluctuating rates on income. The interest sensitive gap, the difference between repricing of the interest sensitive assets and liabilities, provides management with an indication of how interest income will be impacted by changing rate scenarios. For example, an institution with more interest sensitive assets than liabilities is said to have a positive gap. In this example, as interest rates rise, the greater volume of assets should reprice more rapidly than the liabilities. The net result should be an increase in the net interest margin. Conversely, in a declining rate environment the net interest margin should decline. If the institution has a greater volume of interest sensitive liabilities than assets, it is said to have a negative gap. In this event, increased interest rates would cause the greater volume of liabilities to reprice more rapidly than the assets.
The net result should be a decline in the net interest margin. Conversely, in a declining rate environment the net interest margin should increase.

Table 11 presents an interest sensitivity analysis of the Corporation's assets and liabilities at December 31, 1995 for several time periods. Given the positive gap presented in the table, the Corporation's future earnings would be negatively impacted in a falling rate environment. The Corporation continuously monitors and adjusts the gap position in order to maintain the flexibility needed to respond to changes in the interest rate environment.


											  TABLE 11 Interest Rate Sensitivity (unaudited)

																   Repricing period
               		   																									                                                                Fixed
						                     	   December    Immediately     1 to 90     91 to 180   181 to 365    1 to 5       beyond
(Amounts in thousands)         31, 1995     adjustable       days        days        days        years        5 years
Cash and cash equivalents       $14,904     $     -          $8,244     $   -       $  -         $  -          $6,660
Loans:
	 Commercial, industrial and
		  agricultural                74,677         52,383          761         155       1,931        7,222        12,225
	 Consumer                      50,017         14,725       13,857       1,712       3,424       15,429           870
	 Real estate*                  83,801            -          7,952      11,319      29,986       11,880        22,664
	 Real estate - construction     5,233          2,278          466       1,512         977          -             -
						                       		213,728         69,386       23,036      14,698      36,318       34,531        35,759

Investment securities            35,317            -          2,950         380       2,110       19,090        10,787
Investments available for sale   42,025            -          3,837         501       3,456       24,798         9,433
Other assets                      7,499            -            -            -           -           -           7,499
	 Total assets                  313,473         69,386       38,067      15,579      41,884       78,419        70,138

Savings/time deposits          $225,602        $35,034      $26,937     $22,668     $24,854     $100,460       $15,649
Repurchase agreements            13,611         13,611         -            -           -           -             -
Other borrowings                  5,650            -           -            -         2,809        2,659           182
Noninterest-bearing
	 liabilities and equity         68,610         -            15,901        -           -          15,708        37,001
	 Total liabilities            $313,473        $48,645      $42,838     $22,668     $27,663     $118,827       $52,832

Interest rate sensitivity                      $20,741      ($4,771)    ($7,089)    $14,221     ($40,408)      $17,306

Cumulative gap                                 $20,741      $15,970      $8,881     $23,102     ($17,306)           $0

Note 1: Noninterest-bearing liabilities, representing demand deposit accounts and equity, reflect potential fluctuations in demand deposit balances as of December 31, 1995

Note 2: Savings and N.O.W. accounts are presented according to guidance presented by the FDIC policy for Measuring and Assessing Interest Rate Risk Exposure.

Note 3: Nonaccrual loans are presented in the 181 to 365 days time period.

*Primarily first mortgage residential loans



								TABLE 12. Maturity Distribution of Invesment Portfolio (unaudited)

	 The following presents an analysis of investments in debt securities at December 31, 1995 by maturity,
	 and the weighted average yield for each maturity presented.  Securities with "put options" have been
	 classified in the earliest period in which the options can be exercised.  The yields in this table are
	 presented on a tax-equivalent basis.

									                              After one year    After five years
					                 	 Within one       but within       but within       After ten
				                     			year         five years       ten years           years           Total
                 					 Amortized        Amortized        Amortized        Amortized         Amortized
(Amounts in thousands) cost   Yield     cost   Yield     cost   Yield     cost   Yield      cost    Yield
Held to Maturity
U.S. Treaury securities
	 & obligations of U.S.
	 Government agencies
	 & corporations      $849 3.75%          $ -       -    $  -        -      $  -       -         $849   3.75%
Obligations of state
	 & political
	 subdivisions       1,285 7.94%        12,183   7.39%    2,213   9.25%      544   10.05%    16,225   7.77%
Corporate debt
	 securities         1,500 4.90%         3,705   5.24%      999   5.66%      591    4.89%     6,795   5.23%
Mortgage-backed
	 securities           132 9.05%         3,395   6.02%      835   6.22%    5,947    6.68%    10,309   6.46%
	            				   $3,766 5.82%       $19,283   6.74%   $4,047   7.74%   $7,082    6.79%   $34,178   6.77%


                        									  After one year  After five years
						               Within one        but with       but within      After ten
						                 	year           five years      ten years        years                  Total
					                 Estimated         Estimated        Estimated        Estimated        Estimated
                      		market           market           market           market          market
(Amounts in thousands)  value   Yield    value   Yield    value   Yield    value   Yield   value    Yield
Available for Sale
U.S. Treaury securities
	 & obligations of U.S.
	 Government agencies
	 & corporations      $3,501   5.44%    $22,422   5.55%     $ -       -      $ -       -     $25,923   5.53%
Obligations of state
	 & political
	 subdivisions         500   5.21%        1,920   6.33%       -       -        -       -      $2,420   6.10%
Corporate debt
	 securities           -       -           1036   5.34%       -       -        -       -      $1,036   5.34%
Mortgage-backed
	 securities          1,007   6.04%         -        -       3,030   5.96%    6,453   6.05%   $10,490   6.02%
             					   $5,008   5.54%     $25,378   5.60%     $3,030   5.96%   $6,453   6.05%   $39,869   5.69%




										TABLE 13. Maturites and Interest Rate Terms of Loans (unaudited)


		 Stated maturities (or earlier call dates) of loans as of December 31, 1995 are summarized in the table
	below:
																                                              After
															                                             	one year
							                                             	Within  but within   After
	(Amounts in thousands)                             one year five year five years  Total
	Loans:
		 Real estate (primarily first mortgage
			  residential loans)                            $3,949  $14,769   $65,082   $83,800
		 Real estate - construction                       5,233     -        -        $5,233
		 Commercial, industrial and agricultural         25,386   21,552    27,740   $74,678
		 Consumer(including home equity lines of credit) 17,575   21,090    11,352   $50,017
							                                    							$52,143  $57,411  $104,174  $213,728

		 The following table shows for the above loans the amounts which have predetermined interest rates
	and the amounts which have variable intereset rates at December 31, 1995:

																                                              After
													                                             			one year
														                                      Within  but within  After
			                                    										   one year five year five years  Total
	Loans with predetermined rates                      $17,103  $29,260   $36,449   $82,812
	Loans with variable rates                            35,040   28,151    67,725  $130,916
													                                       	$52,143  $57,411  $104,174  $213,728





												TABLE 14. Capital Ratios (unaudited)
																                                            	 December 31
                                      														   1995        1994        1993
	Risk-based ratios
		 Tier 1                                             16.80%      15.36%      14.68%
		 Tier 2                                             18.06%      16.62%      16.22%

	Leverage Ratio                                       11.07%      10.47%       9.72%



Capital and Dividends

Total shareholders' equity on December 31, 1995 was $34,956,000, representing an increase of $2,083,000, or 6.3%, over $32,873,000 at December 31, 1994. Shareholders' equity grew by 7.4% in 1994. The continued growth is primarily the result of retained earnings or internal capital growth . The rate of internal growth is measured as the percent of return on average equity (ROE) multiplied by the percent of earnings retained. The rate of internal capital growth was 8.2% for 1995 and exceeds the growth rate of 8.0% and 7.8% for 1994 and 1993, respectively. Additional capital of $198,000 and $217,000 was provided in 1995 and 1994, respectively, through the exercise of shares granted under the Employee Stock Purchase Plan. Net unrealized gains on investment securities available for sale, net of deferred taxes, amounted to $677,000 at December 31, 1995 compared to a loss, net of deferred taxes, of $353,000 at December 31, 1994.

In 1995 the Corporation announced that the Board of Directors authorized the repurchase of up to 50,000 common shares in open market transactions through brokers and dealers. Also in 1995, the Board authorized the repurchase of several larger blocks of common shares. As a result during 1995 the Corporation repurchased 64,741 common shares at a total cost of $2,235,000.

A strong capital position is important to the Corporation
and provides a solid foundation for the anticipated future growth of the Corporation. A strong capital position also instills confidence in the Bank by depositors, regulators and investors, and is considered essential by management. Common measures of adequate capitalization for banking institutions are ratios of capital to assets. These ratios indicate the proportion of permanently committed funds to the total asset base. Guidelines issued by federal and state regulatory authorities require both banks and bank holding companies to meet minimum leverage capital
ratios and risk-based capital ratios.   Well capitalized banking
institutions are determined to have (1) Total Risk-Based Capital ratios greater than or equal to 10% and (2) Tier 1 Risk-Based Capital ratios greater than or equal to 6% and (3) Leverage Capital ratios greater than or equal to 5%.

The Leverage ratio compares Tier 1 Capital to total balance sheet assets while the risk-based ratio compares Tier I and Tier
II capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to the risk profiles of individual banks.

The minimum Tier 1 leverage ratio, set by the Corporation's state regulatory authorities is 6%. The Pennsylvania Department of Banking requires a higher minimum Tier 1 leverage ratio than the Federal (3%) regulatory authorities. The minimum Tier 1 and Tier II risk-based capital ratios at December 31, 1995 were 4% and 8%, respectively.

Risk-based capital guidelines redefine the components of capital, categorize assets into different risk classes and include certain off-balance-sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of common stock, additional paid-in capital and retained earnings reduced by goodwill, other intangible assets and the effect of net unrealized gains or losses. Tier II capital is composed of Tier I capital plus the allowance for possible loan losses. Table 14 presents the capital ratios for the Corporation at December 31, 1995, 1994, and 1993. At year-end, the Corporation and its banking subsidiary exceeded all capital requirements.

The Corporation paid cash dividends of $.72 per common share in 1995, an increase of 10.8% over $.65 per common share paid in 1994. When adjusted for the 10% stock dividend paid in December 1994, the increase in cash dividends paid to shareholders in 1995 equaled 21.8%. The ratio of cash dividends paid to net income in 1995 was 34.0% versus 32.6% in 1994.

For the third consecutive year the Board of Directors approved and paid a stock dividend to its shareholders. On
October 5, 1995 the Board approved a 3 for 2 stock split issued in the form of a 50% stock dividend to be paid on December 29, 1995 to shareholders of record on December 8, 1995. This follows a 10% and 7% stock dividend paid to shareholders in 1994 and 1993, respectively.

Book value per common share was $18.02 at December 31, 1995, compared with $16.21 at December 31, 1994. Market value per common share was $27.25 at December 31, 1995, compared to $22.59 a year earlier. As of year-end 1995, the Corporation's common stock was trading at 151.2% of its book value compared to 139.4% one year earlier; the price earnings multiple was 12.56x at December 31, 1995, compared to 11.77x at December 31, 1994.