Form 10-K405, Exhibit 13
period 1996-12-31
FRANKLIN FINANCIAL SERVICES CORP /PA/
filed 1997-03-27
CIK 723646

FRANKLIN FINANCIAL SERVICES CORPORATION

1996 ANNUAL REPORT

President's Message

Dear Shareholder,
1996 was a year of renewal and positioning for the future at Franklin Financial. While your company recorded earnings of $4,127,000, this represented a modest decline from 1995 earnings of $4,179,000. 1996 earnings performance was impacted by expenses related to technology investments, an increased provision for loan losses, and our market expansion into Cumberland County during the fourth quarter.

As shareholders, you received an 8.3% increase in dividends during the year as per share dividends increased from $.72 in 1995 to $.78 in 1996. The book value of a single share of Franklin Financial stock increased from $18.02 to $18.70 and market value improved as well, from $27.25 to $32.13. These values were adjusted to reflect the 3 for 2 stock split in the form of a 50% stock dividend distributed on December 29, 1995.

Part of your management's continuing efforts to enhance long-term shareholder value includes our stock repurchase program to effectively manage
our capital position.   During the year, we purchased 88,604 shares at a cost
of $2,682,500. Many analysts believe that repurchase programs should be viewed as a strategic acquisition, resulting in increased earnings per share and return on equity, as well as potentially higher stock prices to the continuing shareholders. The impact of this strategy is reflected in the increase in earnings per share from $2.17 in 1995 to $2.20 in 1996.

Assets at the end of 1996 reached a record $336,120,000, an increase of 7.2% over assets of $313,473,000 on December 31, 1995. The 5% year-to-year growth in our loan portfolio reflects an acceleration in the fourth quarter which is quite promising after three consecutive relatively flat years, giving us added optimism to our projection of more asset growth with emerging development and penetration into the Cumberland County market.

Preparing for future growth and service delivery, we made a number of investments in technology, including installing a digital image processing system, streamlining loan operations and introducing a debit card, which benefit our company through the reduction of processing expenses and increases in noninterest income. We are carefully monitoring the payback on these investments, to ensure that they are within anticipated time frames.

Our market expansion into Cumberland County impacted earnings by increasing salary and benefits, facilities, marketing and other expenses. Unlike most branch acquisitions, the transaction to purchase the former PNCBank offices did not include customer deposits and loans. We simply bought the facilities and retail customer lists, thereby absorbing overhead expense without an immediate corresponding revenue stream. The new deposit and loan activity generated at these offices through the end of the first quarter of 1997 is very encouraging. We expect that our investment in these new markets will provide us with the potential for a significant increase in assets and additional income generation capability, and will enhance long-term value to our shareholders in the years ahead. In addition to the new offices in Boiling Springs, Newville, and Shippensburg, we opened a new office at the Penn Hall campus in Chambersburg which has already far exceeded our first-year projections.

Net interest income after the provision for loan losses slipped 2.6% to $13,105,000, largely as a result of an increased provision for possible loan losses. The trend of rising consumer bankruptcies that began in the fourth quarter of 1995 continues to loom as a negative factor. Management acted prudently to increase the loan loss provision expense and intends to closely monitor the credit quality of our loan portfolio to ensure that we remain adequately reserved.

Noninterest income showed an 11.0% increase over 1995 results. As our investment and trust service business continues to expand and develop, trust assets under management grew to $262,840,000 by year end, a 17.3% increase from a year earlier. Other contributors to noninterest income included security sales, the sale of real estate and other assets related to our former real estate brokerage subsidiary, and sales of mortgages into the secondary market. Meanwhile, other noninterest expenses increased by only 1.2% to $11,372,000 and were positively impacted by the reduction in FDIC insurance premiums.
Clearly we have a number of strategic initiatives before us that we must implement in order to be successful in our mission. Among these are the need to be attentive to increased non-bank competition and the challenge of maintaining our net interest margin and growing our net interest income. We will also continue to be challenged to maintain loan quality. As a community bank, I also feel that we must capitalize on the competitive opportunities presented by increasingly affordable technology as well as by the continuing consolidation trend in the banking industry.

Before I conclude this letter, I want to express my appreciation to Bob Zullinger and the other members of the board of directors for giving me the opportunity to serve as your president and chief executive officer as well as for their continued support and guidance. My personal pledge remains to work effectively and diligently to uphold the values that have guided our company for the past nine decades and to achieve our mission.

At Franklin Financial and F&M Trust, our commitment continues to be to quality service: providing excellent customer service to produce quality earnings. It is our belief that the delivery of quality service by our employees to customers and our communities is the cornerstone for quality earnings to you our shareholders. This is how we will prosper as an independent, locally owned community bank. Our core values --- proactivity, honesty and integrity, teamwork, and a concern for the individual --- will serve as our road map to achieve our mission and guide us as we act as a good corporate citizen within our communities.

Our continued success ultimately is linked to successfully serving our constituencies --- our shareholders, our customers, our employees, and our communities. The long-term value of our company has been placed in our stewardship, and we intend to work toward this benefit.

Sincerely,

William E. Snell, Jr.
President and Chief Executive Officer




1996 - A Year of Growth and Expansion
F&M Trust Company celebrated its 90th anniversary in 1996. Throughout the nine decades that the bank has endured, developed and prospered as an independent community bank, the economic, cultural, and business climates have changed, progressed and reoccured over the years. The success of F&M Trust is attributable to many individuals but is truly the result of core values and commitments to quality service, performance, and the ability to change.
While it is often said that things change, people make change possible --- they are leaders, pioneers, change agents. One of the most significant change agents in the company's history, Robert G. Zullinger, retired from the banking profession in June of 1996 following 46 years of service to F&M Trust. Bob held just about every position there was at the bank as he climbed the corporate ladder. His resume' includes teller, bookkeeper, manager of the installment loan department, trust officer, loan officer, vice president, and eventually president and chief executive officer. His day-to-day energy and insight have been missed but his experience and depth of knowledge continues to benefit the bank through his contributions as an advisor to the company and as vice chairman of the Board of Directors.

In keeping with change and progress, F&M Trust moved forward with strategic initiatives focused upon technology, training and growth that are designed to promote the bank's mission of exceptional quality service and enhanced long-term shareholder value as an independent community bank. Reengineering operations systems was a major part of F&M Trust's technology investment with a primary focus on improvements to quality service and cost reduction. Early in the year the bank purchased and installed a digital image processing system. The system creates digitized images of checks and deposit items that can be processed less expensively and more quickly than paper documents. The images of the documents are captured and stored on optical disks. Optical disk platters archive images for easy retrieval and research.

The system benefits the bank through increased productivity by reducing the storage space needed for processed documents, lowering postage expense, improving the efficiency of statement printing and distribution, and enhancing signature verification and research. Customers receive a clear, easy-to-read and easy-to-file statement which includes images of their checks and improved responsiveness to requests for cancelled check information and research. The system also allows F&M Trust to provide additional services to better meet the needs of individuals and businesses.

By the end of the year, nearly 99.5% of bank customers were receiving only imaged statements. The image processing system has improved productivity and efficiency in document processing, and is meeting management's projected return on investment.

Loan operations were streamlined through enhancements made to the loan system through a conversion to the BancSource(TM) system. The improvements have effectively channeled paper flow while creating greater customer service opportunities.

In July, the Freedom Card, a MasterMoney(TM) debit card, was introduced.
The Freedom Card looks like a credit card but it works more like an ATM card and a check. Customers can pay for goods and services at MasterCard locations and the amount of their purchases is deducted directly from their checking account. The card also works like an ATM card so customers can get cash, make deposits, transfer funds between accounts, and more through automated teller machines on the MAC(R) or CIRRUS(R) networks. The Freedom Card reduces processing expense since there are fewer checks to process and provides additional noninterest income for the bank.

Since the technology represented by these processing systems and the Freedom Card is only a delivery vehicle, it must be driven by people. Training people to effectively utilize new technology is often of greater importance than the technology itself. All employees now have faster access to information through a wide area network of personal computers. F&M Trust employees made a considerable commitment to increasing their knowledge and application of these enhancements to improve productivity and efficiency. Employees also are exposed to developmental opportunities through an association with the Covey Leadership Center which promotes their effectiveness as individuals as well as bank employees. Through various other training and educational offerings, they have exhibited a commitment to improve their technical and customer relations skills.

Many bank employees assisted in the training of new employees hired to staff the new offices in Boiling Springs, Newville, and Shippensburg. These three offices, located in buildings previously operated as PNCBank branches, grew F&M Trust's service area which now extends from Waynesboro to the Carlisle area. In addition to these new offices, the bank opened a new office at the Penn Hall campus of Menno Haven retirement community earlier in the year, bringing the number of community offices to a dozen. Expansion wasn't limited to banking offices. As legislation removed some of the barriers between banking and insurance powers, F&M Trust was expanding its investment and trust services into the retail banking environment with the Personal Investment Center. The Personal Investment Center is located in the Memorial Square Office lobby and offers financial planning, investment management and retirement planning services. The center is staffed by Certified Financial Planner Kevin Shoemaker who offers investment planning that may include alternative non-bank financial products like annuities and mutual funds as well as discount brokerage services to better meet the needs of a wider base of customers.

The investment and trust services department continued to develop additional clients and focused new efforts towards businesses in a joint effort with the commercial services department to provide employee benefit and 401(k) plans. The commercial services department proactively attracted new business customers for bill paying, investment, and lending services. Participating with other lending institutions provided commercial services with the opportunity to generate additional loans and grow revenues.
Serving families and individuals through mortgage lending and retail services continued to be a significant portion of the bank's business. F&M Trust further established itself as the market leader in mortgages in 1996, as the volume of closed mortgages increased 40.3%. During the year, two new mortgage products were introduced: the "5/1" and "10/1" mortgages. Both of these products are hybrid adjustable rate mortgages that offer a fixed rate, either for the first five years or for the first ten years. F&M Trust also remained very active in first-time home buyer lending through Pennsylvania Housing Finance Agency (PHFA) financing and offers Federal Home Administration
(FHA) and Veterans Administration (VA) financing.

Retail services, including deposit services and lending, remained integral to business largely due to the delivery of quality service by our staff. Service excellence is critical for a community bank to differentiate itself from its competition. By knowing customers, listening to their needs, responding in a timely and professional manner with the most appropriate services that meet their needs, and exceeding their expectations, bank employees provide the high level of customer service that is necessary.
Part of the quality equation also includes F&M Trust's commitment to the community, and the bank and its employees shine in this arena. For years the bank has been looked upon as the community leader for involvement and support, and that continues today. Giving back to the community through donations and financial support is only a small part of what you'll find at F&M Trust. You'll also find a commitment to get involved, have an impact, and make a difference in the lives of others, whether it be to preserve history, conserve the environment, help the less fortunate help themselves, or act as role models for youth.

Even as much as the bank expanded and grew in the past year, don't expect a slow down in 1997. Additional strategic initiatives are underway to introduce a telephone banking service called the Freedom Access Center enabling customers to get account information and conduct banking business over the telephone, 24 hours a day, 7 days a week. In order to serve customers more effectively, a Marketing Customer Information File (MCIF) system will be installed. This will enable bank employees to look at a customer's overall relationship of accounts and services and make recommendations to better meet customer needs. Several new deposit products are also being examined that would offer customers benefits for relationship banking.

Product enhancements will be supported by improvements in service delivery through additional customer service training, leadership training, lending training and operations systems enhancements in 1997. All in all, management expects that 1997 will be another year of growth, expansion, and solidifying the company's position to improve service delivery and provide for additional long-term shareholder value.

CONSOLIDATED FINANCIAL HIGHLIGHTS
                                               Twelve Months Ended
                                                   December 31
                                                                        % increase
(amounts in thousands, except per share)         1996         1995      (decrease)

Performance
Net income                                    $4,127       $4,179           (1)
Return on assets                                1.29%        1.34%
Return on equity                               11.83%       12.50%

Shareholders' Value (per share)
Net income                                     $2.20        $2.17             1
Dividends                                       0.78         0.72             8
Book value                                     18.70        18.02             4
Market value                                   32.13        27.25
Market value/book value ratio                 171.82%      151.22%
Price/earnings multiple                        14.60x       12.56x
Dividend yield                                  2.43%        2.64%

Safety and Soundness
Shareholders' equity/asset ratio               10.03%       10.77%
Nonperforming assets/total assets               0.54%        0.65%
Allowance for loan loss as a % of loans         1.36%        1.47%
Net charge-offs/average loans                   0.32%        0.27%
Allowance for loan loss/nonaccrual loans      357.48%      468.11%
Allowance for loan loss/nonperforming loans   176.88%      175.08%
Risk-based capital (Tier 1)                    14.75%       16.41%

Balance Sheet Highlights
Total assets                                $336,120     $313,473             7
Investment Securities                         89,792       77,342            16
Loans, net                                   221,166      210,067             5
Deposits                                     268,202      257,211             4
Shareholders' equity                          35,341       34,956             1
Trust assets under management (market value) 262,840      224,163            17




SUMMARY OF SELECTED FINANCIAL DATA
                                                   1996         1995         1994         1993         1992
(amounts in thousands, except per share)

Summary of operations
Interest income                                   $24,799      $24,971      $22,028      $21,559      $23,245
Interest expense                                   11,087       11,210        9,720       10,120       11,901
Net interest income                                13,712       13,761       12,308       11,439       11,344
Provision for possible loan losses                    607          302           48          701        1,281
Net interest income after provision
for possible loan losses                           13,105       13,459       12,260       10,738       10,063
Other income                                        3,773        3,400        3,604        5,048        4,117
Other expenses                                     11,372       11,229       11,104       11,817       10,857
Income before income taxes and
cumulative effect of
accounting change                                   5,506        5,630        4,760        3,969        3,323
Income tax                                          1,379        1,451        1,000          897          617
Income before cumulative effect
of accounting change                                4,127        4,179        3,760        3,072        2,706
Cumulative effect of
accounting change                                    --          --           --             250           -
Net income                                         $4,127       $4,179       $3,760       $3,322       $2,706

Per common share*
Net income before cumulative effect
of accounting change                                $2.20        $2.17        $1.92        $1.59        $1.41
Cumulative effect of
accounting change                                     --          --           --           0.12          -
Net income                                          $2.20        $2.17        $1.92        $1.71        $1.41
Cash dividends                                      $0.78        $0.72        $0.65        $0.61        $0.55

Balance sheet data
End of year
Total assets                                     $336,120     $313,473     $310,554     $314,557     $307,252
Deposits                                          268,202      257,211      256,697      262,707      266,836
Loans, net                                        221,166      210,067      219,311      210,663      210,870
Shareholders' equity                               35,341       34,956       32,873       30,618       27,653

Performance yardsticks (unaudited)
Return on average assets                             1.29%        1.34%        1.21%        1.07%        0.92%
Return on average equity                            11.83%       12.50%       11.82%       11.49%       10.16%
Dividend payout ratio                               36.42%       33.98%       32.55%       32.54%       34.35%
Average equity to average asset ratio               10.87%       10.69%       10.26%        9.33%        9.02%

Trust assets under management (unaudited)
Personal trusts (market value)                   $261,803     $223,230     $182,872     $182,184     $157,537
Corporate trusts (market value)                     1,037          933        1,611        1,747        1,508
                                                 $262,840     $224,163     $184,483     $183,931     $159,045

* Per share information has been adjusted retroactively to reflect all stock splits and dividends.




Market and Dividend Information

The Corporation's common stock is not actively traded in the over-the-counter market. The Corpoation stock is listed under the symbol "FRAF" on the O.T.C. Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system.  Current price information is available from account executives at most brokerage firms as well as the registered market makers of
Franklin Financial Services Corporation common stock.  (See a listing of market makers on page 55 of this report.)  There were 1,717 shareholders of record as of December 31, 1996.  The range of high and low bid prices, as reported by local sources, are shown below for the years 1996 and 1995. Also shown are the quarterly cash dividends paid for the same years.

                         Per share                                     Per share
1996               High      Low   Cash div. 1995                High*    Low*   Cash div.
1st quarter . . .  $28.75   $26.25    $0.19  1st quarter . . .   $22.83   $22.17    $0.17
2nd quarter . . .   30.00    28.75     0.19  2nd quarter . . .    22.83    22.17     0.17
3rd quarter . . .   31.25    30.00     0.20  3rd quarter . . .    23.83    22.83     0.19
4th quarter . . .   31.25    31.25     0.20  4th quarter . . .    26.25    23.83     0.19
                                      $0.78                                         $0.72

*Bid prices have been adjusted retroactively to reflect all stock splits and dividends.  Cash dividend per share have been adjusted to reflect the 3 for 2 stock split issued in the form of a 50% stock dividend distributed on December 29, 1995.


            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors, Franklin Financial Services
Corporation:

     We have audited the accompanying consolidated balance sheets of FRANKLIN FINANCIAL SERVICES CORPORATION (a Pennsylvania corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FRANKLIN FINANCIAL SERVICES CORPORATION and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Arthur Andersen LLP



Lancaster, PA
January 28, 1997





Consolidated Balance Sheets

(Amounts in thousands, except per share data)                                          December 31
                                                                                   1996            1995
Assets
Cash and due from banks (Note 3)                                                $10,265          $8,244
Interest-bearing deposits in other banks                                            256           6,660
Investment securities held to maturity (market value of $36,199 and $35,563 at
December 31, 1996 and 1995, respectively) (Notes 1 and 4)                        36,290          35,317
Investment securities available for sale (Notes 1 and 4)                         53,502          42,025
Loans, net (Notes 1 and 5)                                                      221,166         210,067
Premises and equipment, net (Notes 1 and 7)                                       6,698           5,645
Other assets                                                                      7,943           5,515
Total assets                                                                   $336,120        $313,473

Liabilities
Deposits (Note 8)
Demand (noninterest-bearing)                                                    $34,847         $31,609
Savings and interest checking                                                   104,763          99,049
Time                                                                            128,592         126,553
Total Deposits                                                                  268,202         257,211
Securities sold under agreements to repurchase(Note 9)                           15,122          13,611
Other borrowings (Note 9)                                                        14,891           5,650
Other liabilities                                                                 2,564           2,045
Total liabilities                                                               300,779         278,517

Commitments and contingencies (Notes 13 and 15)

Shareholders' equity (Notes 2, 12 and 14)
Common stock, $1 par value per share, 5,000 shares authorized with 2,030 shares issued and 1,890 and 1,940 outstanding at December 31, 1996
and 1995, respectively                                                           2,030           2,030
Capital stock without par value, 5,000 shares authorized with no shares
issued and outstanding                                                             -               -
Additional paid-in capital                                                       19,745          19,431
Retained earnings                                                                17,590          14,966
Net unrealized gain on securities                                                   613             677
Treasury stock                                                                   (3,830)         (2,053)
Unearned compensation (Note 11)                                                    (807)            (95)
Total shareholders' equity                                                        35,341          34,956
Total liabilities and shareholders' equity                                      $336,120        $313,473

The accompanying notes are an integral part of these statements.



Consolidated Statements of Income

(Amounts in thousands, except per share data)                   Years ended December 31
                                                              1996        1995        1994

Interest income (Note 1)
Interest on loans                                           $19,903     $20,280     $17,723
Interest on deposits and other obligations of other banks       210         683          45
Interest on Federal funds sold                                     -          9           3
Interest on investments:
U.S. Government obligations                                     311         283         322
Obligations of U.S. Government agencies and corporations      2,542       1,893       1,638
Obligations of states and political subdivisions                999       1,096       1,295
Other securities                                                695         585         876
Dividend income                                                 139         142         126
Total interest income                                        24,799      24,971      22,028

Interest expense
Interest on deposits (Note 8)                                 9,848      10,119       8,824
Interest on securities sold under agreements to repurchase      762         639         212
Other borrowings                                                477         452         684
Total interest expense                                       11,087      11,210       9,720
Net interest income                                          13,712      13,761      12,308
Provision for possible loan losses (Notes 1 and 6)              607         302          48
Net interest income after provision for possible loan losses 13,105      13,459      12,260

Noninterest income
Trust commissions                                             1,175       1,166       1,038
Service charges, commissions and fees                         1,861       1,930       1,948
Other                                                           571         294         399
Securities gains                                                166          10         219
Total noninterest income                                      3,773       3,400       3,604

Noninterest expense
Salaries and employee benefits                                6,406       6,100       5,774
Net occupancy expense                                           524         517         505
Furniture and equipment expense                                 751         762         750
FDIC insurance                                                  163         323         580
Other                                                         3,528       3,527       3,495
Total noninterest expense                                    11,372      11,229      11,104
Income before Federal income taxes                            5,506       5,630       4,760
Federal income tax expense (Note 10)                          1,379       1,451       1,000
Net income                                                   $4,127      $4,179      $3,760

Earnings per share (Note 1)*
Net income per share                                          $2.20       $2.17       $1.92


* Net income per share computations for 1994 have been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on December 29, 1995.


The accompanying notes are an integral part of these statements.



Consolidated Statements of Changes in Shareholders' Equity

For years ended December 31, 1996, 1995 and 1994:

                                          Additional          Net Unrealized
                                  Common   Paid-in  Retained  Gain(Loss)on   Treasury    Unearned
(Amounts in thousands, except     Stock    Capital  Earnings   Securities     Stock    Compensation  Total
per share data)
Balance at December 31, 1993      $1,231   $15,493   $14,358      $302       ($154)       ($612)   $30,618
Year ended December 31, 1994
Net income                            -        --      3,760        -           -            -       3,760
Cash dividends, $.65 per share                        (1,224)       -           -            -      (1,224)
10% stock dividend                   122     3,888    (4,010)       -           -            -          -
Common stock issued under
stock option plans (Note 12)          -         70         -        -          147           -         217
Net unrealized gain on
securities (Note 1 and
Note 4)                               -          -         -      (655)         -            -        (655)
Acquisition of 842 shares of
treasury stock at cost                -          -         -        -          (29)          -         (29)
Amortization of unearned
compensation (Note 11)                -          -         -        -            -           186       186
Balance at December 31, 1994       1,353    19,451    12,884      (353)        (36)         (426)   32,873

Year ended December 31, 1995
Net income                           -         -        4,179        -           -            -      4,179
Cash dividend, $.72 per share        -         -       (1,420)       -           -            -     (1,420)
50% stock dividend                   677       -         (677)       -           -            -          -
Common stock issued under
stock option plans (Note 12)          -        (20)        -         -         218            -        198
Change in net unrealized loss
on securities (Note 1 and
Note 4)                               -         -          -     1,030           -            -      1,030
Acquisition of 64,741 shares of
treasury stock at cost                -         -          -         -      (2,235)           -     (2,235)
Amortization of unearned
compensation (Note 11)                -         -          -         -           -           331       331
Balance at December 31, 1995       2,030    19,431     14,966      677      (2,053)          (95)   34,956

Year ended December 31, 1996
Net income                            -         -       4,127        -           -             -     4,127
Cash dividends, $.78 per share        -         -      (1,503)       -           -             -    (1,503)
Common stock issued under
stock option plans (Note 12)          -        (33)       -          -         233             -       200
Change in net unrealized gain
on securities (Note 1 and
Note 4)                               -         -         -        (64)          -             -       (64)
Restricted stock issued under
long-term incentive
compensation plan
(28,926 shares, net of forfeitures)   -        177        -          -         672          (849)        -
Acquisition of 88,604 shares of
treasury stock at cost                -         -         -          -      (2,682)            -    (2,682)
Tax benefit of restricted
stock transaction                     -        170        -          -          -              -       170
Amortization of unearned
compensation (Note 11)                -         -         -          -           -           137       137
Balance at December 31, 1996      $2,030   $19,745    $17,590     $613     ($3,830)        ($807)  $35,341

Cash dividends in 1994 have been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on December 29, 1995.

The accompanying notes are an integral part of these statements.



Consolidated Statements of Cash Flows

                                                                    Years ended December 31
                                                                 1996        1995        1994
(Amounts in thousands)
Cash flows from operating activities
Net income                                                      $4,127      $4,179      $3,760
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation                                                       741         627         620
Premium amortization on investment securities                      107          74         264
Discount accretion on investment securities                       (129)       (173)       (151)
Provision for possible loan losses                                 607         302          48
Securities gains, net                                             (166)        (10)       (219)
Proceeds from sale of mortgage loans                            15,225      15,076       7,680
Principal gains on sales of mortgage loans                         (71)        (61)        (47)
Gain on sale of premises and equipment                            (196)        (25)       (116)
Loan charge-offs, net of recoveries                               (688)       (586)       (221)
Increase in interest receivable                                   (138)       (214)       (165)
Increase in interest payable                                       117         169         155
(Decrease) Increase in unearned discount                          (361)       (591)        686
(Increase)Decrease in prepaid and other assets                    (432)       (615)         88
Increase(Decrease) in accrued expenses and other liabilities       436        (893)        189
Other , net                                                        305         366         180
Net cash provided by operating activities                       19,484      17,625      12,751

Cash flows from investing activities
Proceeds from sales of investment securities
available for sale                                                334         -           757
Proceeds from maturities of investment securities
held to maturity                                                11,026      18,172      21,850
Proceeds from maturities of investment securities
available for sale                                              12,641       6,633       4,793
Purchase of investment securities held to maturity             (11,999)     (9,250)    (13,438)
Purchase of investment securities available for sale           (24,360)    (18,651)       (967)
Net change in loans                                            (25,811)     (4,896)    (16,824)
Acquisition of branch offices and customer lists                (2,667)         -           -
Capital expenditures                                            (1,120)     (1,313)       (421)
Proceeds from sales of premises and equipment                      331         158         216
Net cash used in investing activities                          (41,625)     (9,147)     (4,034)

Cash flows from financing activities
Net increase (decrease) in demand deposits, NOW accounts
and savings accounts                                             8,952      (4,642)     (8,278)
Net increase in certificates of deposit                          2,039       5,156       2,268
Dividends                                                       (1,503)     (1,420)     (1,224)
Common stock issued under stock option plans                       200         198         217
Purchase of treasury shares                                     (2,682)     (2,235)        (29)
Cash inflows (outflows) from other borrowings                   10,752         698        (437)
Net cash provided by (used in) financing activities             17,758      (2,245)     (7,483)

(Decrease) Increase in cash and cash equivalents                (4,383)      6,233       1,234
Cash and cash equivalents as of January 1                       14,904       8,671       7,437
Cash and cash equivalents as of December 31                    $10,521     $14,904      $8,671

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:                                   1996        1995        1994
Interest paid on deposits and other borrowed funds             $10,970     $11,041      $9,565
Income tax paid                                                  1,335       1,425         995

The accompanying notes are an integral part of these statements


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       NOTE 1. Summary of Significant Accounting Policies


     The accounting policies of Franklin Financial Services Corporation and its subsidiary conform to generally accepted accounting principles and to general industry practices. A summary of the more significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements follows:

     Principles of Consolidation - The consolidated financial statements include the accounts of Franklin Financial Services Corporation (the Corporation) and its wholly-owned subsidiary, Farmers and Merchants Trust Company, a commercial bank (the Bank). Effective May 1, 1995, The Mont Alto State Bank, also a commercial bank and a subsidiary of the Corporation, was merged into Farmers and Merchants Trust Company. In addition, on December 29, 1995, Franklin Founders Life Insurance Company, a credit life reinsurance company and a subsidiary of the Corporation was dissolved. All significant intercompany transactions and account balances have been eliminated.

     Nature of Operations - The Corporation conducts all of its business through its subsidiary bank, Farmers and Merchants Trust Company. The Bank serves its customer base through twelve full-service offices located in Franklin and Cumberland Counties in Pennsylvania.

     The Bank is a community-oriented commercial bank that emphasizes quality customer service and convenience. As part of its strategy, the Bank has sought to develop a variety of products and services that meet the needs of its retail, commercial and trust customers.

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

     Investment Securities - Except as noted below, debt securities are acquired with the intent to hold to maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments of interest income. Certain specific debt securities and all marketable equity securities have been classified as "available for sale" to serve as a potential source of liquidity. Available for sale securities are stated at estimated market value with the related unrealized holding gains and losses reported as a separate component of shareholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method.

     Interest and dividends on investment securities are recognized as income when earned. Gains or losses on the disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the specific securities sold. In the opinion of management, the Corporation has the ability and intent to hold investment securities carried at amortized cost to maturity.

     In December 1995, the Corporation reclassified investment securities with a book value of $15,706,000 and a market value of $15,745,000 from held to maturity to available for sale. This reclassification was allowable under Financial Accounting Standards Board(FASB) guidance which permitted institutions to make a one-time reassessment of the appropriateness of investment security classifications. As a result of this reclassification, the unrealized gain on securities recorded as a component of shareholders' equity increased approximately $26,000, net of tax.

     Loans - Interest on all loans is accrued over the term of the loans based on the amount of principal outstanding. Unearned interest on installment loans is recognized on a basis which approximates the interest method.

     Accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest and management considers the collection of principal or interest to be doubtful. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in any prior year is charged to the allowance for loan losses.

     Allowance for Possible Loan Losses - For financial reporting purposes, the provision for possible loan losses charged to current operating income is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The adequacy of the level of the reserve is determined by a continuing review of the composition of the loan portfolio, overall portfolio quality, specific problem loans, prior loan loss experience and current and prospective economic conditions that may affect a borrower's ability to pay.

     On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a
Loan" (Statement No. 114) as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement No. 118). Statement No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or fair value of the collateral if the loan is collateral dependent, except for loans considered to be homogeneous pools and leases for which this statement does not apply. Management considers most consumer loans as homogeneous pools. A loan is considered to be impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Prior to the adoption of Statement No. 114, the allowance for loan losses related to impaired loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Adoption of Statement No. 114 did not significantly affect the Corporation's financial statements.

     Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated from the respective accounts, and any resultant gain or loss is included in net income.

     The cost of maintenance and repairs is charged to operating expense as incurred, and the cost of major additions and improvements is capitalized.

     Federal Income Taxes - The Corporation and its subsidiary file a consolidated Federal income tax return. The Corporation accounts for income taxes in accordance with Statement No. 109, "Accounting for Income Taxes." Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

     Earnings per share - Earnings per share is computed based on the weighted average number of shares outstanding during each year, adjusted retroactively for stock splits and dividends. Adjustments resulted from a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on December 29, 1995 to shareholders of record on December 8, 1995, and a 10% stock dividend distributed on December 30, 1994 to shareholders of record on December 9, 1994. Stock options and restricted stock are not reflected in the computation as there is no material dilutive effect.

     Reclassifications - Certain prior period amounts have been reclassified to conform with the current year presentation.
     Recent Accounting Pronouncements:

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities - In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Statement No. 127 was also issued in 1996 and amended Statement No. 125 by deferring for one year the effective date for certain provisions of Statement No. 125. Statement
No. 125, as amended, was adopted prospectively on January 1, 1997, and Statement No. 127 will be adopted on January 1, 1998. No material financial statement impact is anticipated.

                   NOTE 2. Regulatory Matters


     Certain restrictions exist under Federal law regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. The dividend limitation generally restricts dividend payments to the Bank's retained net income in the current and preceding two calendar years. Accordingly, under this limitation, as of December 31, 1996 approximately $4,653,000 of the undistributed earnings of the Bank would be available for distribution to the Corporation as dividends without prior regulatory approval. The Bank also is limited as to the amount it may loan the Corporation, unless such loans are collateralized by specific obligations.

     The Corporation's subsidiary Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.
     The table that follows presents the total risk-based, Tier I risk-based and Tier I leverage requirements for the Corporation and the Bank. Actual capital amounts and ratios are also presented.




                                                         As of December 31, 1996
                                                                                To be Well
                                                                               Capitalized Under
                                                              For Capital      Prompt Corrective
                                             Actual        Adequacy Purposes   Action Provision
(Amounts in thousands)                   Amount    Ratio      Amount  Ratio    Amount   Ratio


Total Capital (to Risk Weighted Assets)
Corporation                              $35,354    16.00%    $17,676  8.00%   $22,095  10.00%
Bank                                      32,479    14.80%     17,554  8.00%    21,943  10.00%

Tier I Capital (to Risk Weighted Assets)
Corporation                              $32,588    14.75%     $8,838  4.00%   $13,257   6.00%
Bank                                      29,732    13.55%      8,777  4.00%    13,166   6.00%

Tier I Capital (to Average Assets)
Corporation                              $32,588    10.03%    $13,003  4.00%   $16,253   5.00%
Bank                                      29,732     9.23%     12,878  4.00%    16,098   5.00%





                                                         As of December 31, 1995
                                                                               To be Well
                                                                               Capitalized Under
                                                              For Capital      Prompt Corrective
                                                   Actual   Adequacy Purposes  Action Provision
                                         Amount    Ratio      Amount  Ratio    Amount   Ratio


Total Capital (to Risk Weighted Assets)
Corporation                              $36,489    17.66%    $16,528  8.00%   $20,661  10.00%
Bank                                      32,569    15.96%     16,330  8.00%    20,412  10.00%

Tier I Capital (to Risk Weighted Assets)
Corporation                              $33,895    16.41%     $8,264  4.00%   $12,396   6.00%
Bank                                      30,005    14.70%      8,165  4.00%    12,247   6.00%

Tier I Capital (to Average Assets)
Corporation                              $33,895    10.77%    $12,587  4.00%   $15,733   5.00%
Bank                                      30,005     9.60%     12,504  4.00%    15,630   5.00%


Management believes that under the current and proposed regulations the Corporation and its Bank subsidiary will continue to meet the minimum capital requirements in the forseeable future.  However, events beyond the control of the Corporation, such as increased interest rates or a downturn in the economy in areas where the Bank subsidiary has a concentration of its loans, could adversely affect future earnings and, consequently, the ability of the Corporation and its Bank subsidiary to meet future capital requirements.


NOTE 3. Restricted Cash Balances


Aggregate cash reserves of $2,624,000 and $1,874,000 were maintained to satisfy Federal regulatory requirements at December 31, 1996 and 1995, respectively. As compensation for check clearing and other services, compensating balances are required to be maintained with correspondent banks. At December 31, 1996 and 1995, these balances were approximately
$900,000 and $600,000, respectively.


NOTE 4. Investment Securities

Included as Other in the Held to Maturity classification in the following schedules are common stock of the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank  which in the aggregagate total
$ 1,223,000 and $1,139,000 at December 31, 1996 and 1995, respectively. Common stock of the
Federal Home Loan Bank and Atlantic Central Bankers Bank represent ownership in institutions which are wholly owned by other financial institutions.

The amortized cost and estimated market values of investment securities as of December 31,
1996 and 1995 are as follows:
                                                             Gross        Gross      Estimated
                                              Amortized    unrealized   unrealized     market
(Amounts in thousands)                           cost        gains        losses        value
1996 Held to Maturity
U.S. Treasury securities and obligations of U.S.
Government agencies and corporations             $1,051           $7        $ -          $1,058
Obligations of state and political subdivision   19,496          142          102        19,536
Corporate debt securities                         3,688            4           15         3,677
Mortgage-backed securities                       10,832           41          168        10,705
                                                 35,067          194          285        34,976
Other                                             1,223            --           --        1,223
                                                $36,290         $194         $285       $36,199

                                                              Gross        Gross       Estimated
                                               Amortized    unrealized   unrealized     market
                                                  cost        gains        losses        value
1996 Available for Sale
Equity securities                                $1,380       $1,110       $   -         $2,490
U.S. Treasury securities and obligations of U.S.
Government agencies and corporations             27,054           89           88        27,055
Obligations of state and political subdivision    1,934            8           12         1,930
Corporate debt securities                         5,046           14            2         5,058
Mortgage-backed securities                       17,159           17          207        16,969
                                                $52,573       $1,238         $309       $53,502


                                                              Gross        Gross       Estimated
                                                Amortized    unrealized   unrealized     market
                                                  cost        gains        losses        value
1995 Held to Maturity
U.S. Treasury securities and obligations of U.S.
Government agencies and corporations               $849      $    -       $    -           $849
Obligations of state and political subdivision   16,225          276           17        16,484
Corporate debt securities                         6,795           21           26         6,790
Mortgage-backed securities                       10,309           97          105        10,301
                                                 34,178          394          148        34,424
Other                                             1,139            --           --        1,139
                                                $35,317         $394         $148       $35,563

                                                             Gross        Gross       Estimated
                                               Amortized    unrealized   unrealized     market
                                                  cost        gains        losses       value
1995 Available for Sale
Equity securities                                $1,330         $826      $    -         $2,156
U.S. Treasury securities and obligations of U.S.
Government agencies and corporations             25,717          212            6        25,923
Obligations of state and political subdivision    2,417           14           11         2,420
Corporate debt securities                         1,025           11            --        1,036
Mortgage-backed securities                       10,511           28           49        10,490
                                                $41,000       $1,091          $66       $42,025



At December 31, 1996 and 1995, investment securities pledged to secure public funds, trust balances and other deposits and obligations totaled $54,864,000 and $41,547,000, respectively.  Proceeds from the sale of available for sale securities totaled approximately $334,000 for the year ended December 31,1996.
The net gains realized from these sales were $166,000.  There were no sales in 1995.  However, net gains of $10,000 were realized in 1995 which were the result of calls on two municipal securities


The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity follows.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       Estimated
                                                                          Amortized      market
                                                                            cost         value
Held to Maturity
Due in one year or less                                                    $2,690        $2,706
Due after one year through five years                                      14,711        14,738
Due after five years through ten years                                      5,191         5,141
Due after ten years                                                         1,643         1,686
                                                                          $24,235       $24,271
Mortgage-backed securities                                                 10,832        10,705
                                                                          $35,067       $34,976

                                                                                       Estimated
                                                                         Amortized      market
                                                                           cost         value
Available for Sale
Due in one year or less                                                    $7,613        $7,629
Due after one year through five years                                      19,937        19,945
Due after five years through ten years                                      6,484         6,469
                                                                          $34,034       $34,043
Mortgage-backed securities                                                 17,159        16,969
                                                                          $51,193       $51,012



The amortized cost and estimated market value of mortgage backed securities by issuer as of December 31, 1996 and  1995 are as follows:

                                                               Gross        Gross      Estimated
                                                Amortized    unrealized   unrealized     market
                                                   cost         gains        losses       value
1996 Held to Maturity
Federal Home Loan Mortgage Corporation           $4,028          $12          $41        $3,999
Federal National Mortgage Association             3,094            4           53         3,045
Government National Mortgage Association            530           13            --          543
Other Private                                     3,180           12           74         3,118
                                                $10,832          $41         $168       $10,705


                                                             Gross        Gross      Estimated
                                              Amortized    unrealized   unrealized     market
                                                 cost        gains        losses        value
1996 Available for Sale
Federal Home Loan Mortgage Corporation          $10,995    $      -          $161       $10,834
Federal National Mortgage Association             5,556            5           46         5,515
Government National Mortgage Association            608           12            --          620
                                                $17,159          $17         $207       $16,969




                                                             Gross        Gross      Estimated
                                              Amortized    unrealized   unrealized      market
                                                  cost        gains        losses        value
1995 Held to Maturity
Federal Home Loan Mortgage Corporation           $4,771          $60          $21        $4,810
Federal National Mortgage Association             3,786           10           37         3,759
Government National Mortgage Association            622           27            --          649
Other Private                                     1,130            --          47         1,083
                                                $10,309          $97         $105       $10,301


                                                            Gross        Gross      Estimated
                                              Amortized    unrealized   unrealized     market
                                                  cost        gains        losses        value
1995 Available for Sale
Federal Home Loan Mortgage Corporation           $6,175    $                  $43        $6,132
Federal National Mortgage Association             3,601            6            6         3,601
Government National Mortgage Association            735           22            --          757
                                                $10,511          $28          $49       $10,490




NOTE 5. Loans

A summary of loans outstanding at the end of the reporting periods follows:
                                                             December 31
(Amounts in thousands)                                       1996        1995
Real estate (primarily first mortgage residential loans)    $79,478     $83,800
Real estate - Construction                                    3,727       5,233
Commercial, industrial and agricultural                      91,244      74,678
Consumer (including home equity lines of credit)             49,936      50,017
                                                            224,385     213,728
Less:  Unearned discount                                       (159)       (520)
Allowance for possible loan losses                           (3,060)     (3,141)
Net Loans                                                  $221,166    $210,067

Loans to directors and executive officers and to their related interests and affiliated enterprises amounted to approximately $1,416,000 and $1,116,000 at December 31, 1996 and
1995, respectively.  Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not present more than a normal risk of collection.  During 1996,
$712,000 of new loans were made and repayments totaled $412,000.






NOTE 6. Allowance for Possible Loan Losses

                                                         December 31
(Amounts in thousands)                           1996        1995        1994
Balance at beginning of year                   $3,141      $3,425      $3,598
Charge-offs
Commercial, industrial and agricultural         (183)        (89)        (51)
Consumer                                        (582)       (511)       (230)
Real estate                                      (12)        (76)        (38)
Total charge-offs                                (777)       (676)       (319)
Recoveries:
Commercial, industrial and agricultural           25          46          60
Consumer                                          64          43          19
Real estate                                       --           1          19
Total recoveries                                   89          90          98
Net charge-offs                                  (688)       (586)       (221)
Provision for possible loan losses                607         302          48
Balance at end of year                         $3,060      $3,141      $3,425


Nonaccrual loans at December 31, 1996 and 1995 were approximately $856,000 and $671,000, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:


(Amounts in thousands)                           1996        1995
Gross interest due under terms                   $120        $129
Amount included in income                         (46)        (26)
Interest income not recognized                    $74        $103

At December 31, 1996 and 1995, the Corporation recorded no restructured loans.

At December 31, 1996 and 1995, the recorded investment in loans that were considered to be impaired, as defined by Statement No. 114, totaled $789,300 and $495,000, respectively.
Impaired loans have an allowance for credit losses of $14,000 and $123,500 as of December 31,
1996 and 1995, respectively.  The Corporation does not recognize interest income on its impaired loans.  Cash receipts on impaired loans are credited to the earliest amount owed by the borrower.  The average recorded investment in impaired loans during the years ended December 31,
1996 and 1995, was $594,200 and $857,400 respectively.



NOTE 7. Premises and Equipment

Premises and equipment consist of:
                                          Estimated          December 31
(Amounts in thousands)                   useful life      1996         1995
Land                                                      $1,088     $  841
Buildings                                18-40 years       7,479      6,846
Furniture, fixtures and equipment         3-13 years       4,987      4,215
Total cost                                                13,554     11,902
Less: Accumulated Depreciation                            (6,856)    (6,257)
                                                          $6,698     $5,645




NOTE 8. Deposits

Deposits are summarized as follows:
                                                                     December 31
(Amounts in thousands)                                           1996         1995
Demand                                                         $34,847      $31,609
Savings:
Interest-bearing checking                                       34,473       31,090
Money market accounts                                           25,288       22,694
Passbook and statement savings                                  45,002       45,265
                                                               104,763       99,049

Time:
Deposits of $100,000 and over                                   30,345       19,450
Other time deposits                                             98,247      107,103
                                                               128,592      126,553
Total deposits                                                $268,202     $257,211

The interest expense on time deposits with denominations of $100,000 or more for the years ended December 31, 1996, 1995 and 1994 was $1,179,000, $1,185,000 and $825,000, respectively.




NOTE 9. Securities Sold Under Agreements to Repurchase and Other Borrowings

The Corporation enters into sales of securities under agreements to repurchase.
Securities sold under agreements to repurchase averaged $16,144,000 and $12,465,000 during 1996 and 1995, respectively, and the maximum amounts outstanding at any month end during 1996 and 1995, were $19,955,000 and $16,212,000, respectively. The weighted average interest rate on these repurchase agreements was 4.72% and 5.12% for 1996 and 1995, respectively.
At December 31, 1996, securities sold under agreements to repurchase totaled
$15,122,000 with interest rates ranging from 4.43% to 4.68%. The securities that serve as collateral for securities sold under agreements to repurchase represent primarily U.S. Government and U.S. Agency securities with a book and market value of $20,366,636 and $20,258,184 respectively, at December 31, 1996.
The securities sold under agreements to repurchase are overnight borrowings.

A summary of other borrowings at the end of the reporting period follows:
                                 December 31
(Amounts in thousands)         1996        1995
Open Repo Plus (a)           $7,050    $     -
Term loans (b)                7,841       5,650
Total other borrowings      $14,891      $5,650

(a)  Open Repo Plus is a revolving term commitment with the Federal Home Loan Bank of Pittsburgh
(FHLB) used on an overnight basis.  The term of these commitments may not exceed 364 days and the outstanding balance reprices daily at market rates.  The total amount available under the commitment in place on December 31, 1996 was $20,000,000 and the rate on the outstanding balance was 6.75%.
(b)  Term loans with the FHLB bear interest at fixed rates ranging from 5.70% to 7.27% (weighted average rate of 6.53%) with various maturities beginning September 30, 1997 to September 30, 2002
All borrowings from the FHLB are collateralized by FHLB stock, mortgage-backed securities and first mortgage loans.

The scheduled maturities of the term borrowings are as follows:

                               1997                  $746
                               1998                   687
                               1999                 5,634
                               2000                   592
                               2001                    29
                               2002 and beyond        153
                                                   $7,841



NOTE 10. Federal Income Taxes

The temporary differences which give rise to significant portions of deferred tax assets and liabilities under Statement No.109 are as follows:
(amounts in thousands)

Deferred Taxes                                December 31
Temporary Difference                         1996     1995
Allowance for possible loan losses         $1,034   $1,068
Deferred compensation                         182      180
Pensions                                       53       22
Restricted stock                               91      164
Depreciation                                  (91)    (243)
Net unrealized gain on securities            (316)    (349)
Deferred loan fees and costs,net              387      534
Other, net                                    (36)     123
Valuation allowance                            -      (118)
Deferred taxes, net                        $1,304   $1,381


In determining the level of valuation reserves required, the Corporation has determined based upon its historical level of earnings, its interest margin, gap position and future taxable income that it is more likely than not that the net deferred tax assets will be realized over a period approximating
5 years.  Accordingly, the valuation allowance was reduced in 1996.




The components of the provision for Federal income taxes attributable to income from operations were as follows:
                                                     Years ended December 31
(Amounts in thousands)                                1996     1995     1994
Currently payable                                   $1,302   $1,488   $1,108
Deferred tax expense (benefit)                          77      (37)    (108)
Income tax provision                                $1,379   $1,451   $1,000



For the years ended December 31, 1996, 1995 and 1994, the income tax provisions are different from the tax expense which would be computed by applying the Federal statutory rate to pretax operating earnings.  A reconciliation between the tax provision at the statutory rate and the tax provision at the effective tax rate is as follows:

                                                     Years ended December 31
(Amounts in thousands)                                1996     1995     1994
Tax provision at statutory rate                     $1,872   $1,914   $1,618
Income on tax-exempt loans and securities             (418)    (461)    (530)
Nondeductible interest expense relating to
carrying tax-exempt obligations                         61       65       60
Dividends received exclusion                           (15)     (16)     (30)
Valuation allowance adjustment                        (118)    (101)    (100)
Other, net                                              (3)      50      (18)
Income tax expense                                  $1,379   $1,451   $1,000

The tax provision in each year is applicable to:

                                                     Years ended December 31
(Amounts in thousands)                                1996     1995     1994
Operations                                          $1,323   $1,448     $926
Securities gains (losses)                               56        3       74
Income tax provision                                $1,379   $1,451   $1,000



                NOTE 11. Employee Benefit Plans

     The Bank has a noncontributory retirement plan covering all employees of F& M Trust who meet certain age and service requirements. Benefits are based on years of service and the employee's compensation during the highest five consecutive years out of the last ten years of employment. The Banks' funding policy is to contribute annually the amount required to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The following table sets forth the plan's funded status at December 31, 1996 based on a September 30, 1996 actuarial valuation together with comparative 1995 and 1994 amounts:

NOTE 11. Employee Benefit Plans
(Amounts in thousands)                                                    1996        1995        1994
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits
of $5,089,  $4,566 and $3,845 in 1996, 1995 and 1994,
respectively                                                             $5,182      $4,635      $3,886
Projected benefit obligation for service rendered to date                 7,261       6,550       5,208
Plan assets at fair value*                                                7,817       7,023       5,720
Plan assets greater than projected benefit obligation                       556         473         512
Unrecognized net (gain)                                                    (612)       (502)       (512)
Unrecognized net asset at October 1, 1988 being recognized
over 12 years                                                              (155)       (194)       (233)
Unrecognized prior service cost                                              119         130        -
Accrued pension cost included in other liabilities                          ($92)       ($93)      ($233)

Net pension cost included the following components:
Service cost - benefits earned during the period                            $296        $236        $219
Interest cost on projected benefit obligation                                450         408         356
Actual return on plan assets                                              (1,180)     (1,220)       (511)
Net amortization and deferral                                                603         718         115
Net periodic pension cost                                                   $169        $142        $179

*Plan assets are primarily invested in equities, general assets of insurance companies and insurance contracts.



     The assumed weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 7.00% and 5.75% in 1996. These rates were 7.25% and 6.00% and 7.75% and 5.75% in 1995 and 1994, respectively. The expected long-term rate of return on assets was 8.00% in 1996, 1995 and 1994.

      The Corporation maintains a 401(k) plan covering all employees who have completed one year of service. Employee contributions to the plan are matched on a graduated basis with a minimum match of 100% up to 3% of the participant's total compensation and a maximum match of 87.5% up to 4% of the participant's total compensation. The Corporation's match is subject to approval annually by the Board of Directors. Under this plan, not more than 15.00% of each participant's total compensation may be contributed in any given plan year.
The Corporation's contribution in 1996, 1995 and 1994, as approved by the Board of Directors, was $132,500, $125,000 and $107,000, respectively.

     Under the terms of the Corporation's Long-Term Incentive Plan of 1990 ("the Plan"), the Compensation Committee of the Board of Directors (the Committee) is authorized to award up to 176,550 shares of presently authorized but unissued or reacquired common stock to certain employees of the Corporation and its subsidiary. Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares.

     Pursuant to the Plan, in 1991 the Corporation implemented a program known as the Senior Management Incentive Program (the Program) and as of December 31, 1996 has awarded 75,725 restricted shares of $1.00 par value per share common stock of the Corporation to certain employees at no cost to the employee participants. These shares are issued subject to specific transfer restrictions, including the passage of time, ranging from one to ten years; and shall fully vest upon the expiration of ten years from the date of the agreements, or earlier, dependent upon the Corporation meeting certain income requirements established by the Board of Directors.

     The Committee has also awarded 15,489 restricted shares of the $1.00 par value per share common stock of the Corporation to certain employees at no cost to the employee participant. These shares also are issued subject to certain transfer restrictions and will automatically vest upon the expiration of ten years from the Agreement date (except for one senior officer whose shares vested in a shorter period).

     Unearned compensation, representing the fair market value of the shares at the date of issuance, will be expensed over the vesting period. The cost associated with the plan was approximately $137,000 in 1996, $297,000 in 1995 and $274,000 in 1994. The total of restricted shares vested was 1,035, 25,325 and 12,682 in 1996, 1995 and 1994, respectively.

     In addition to the restricted shares issued to the employee participants of the Program, the employees could elect to receive a portion of their award in cash. The payment of cash each year is dependent upon the Corporation meeting certain income requirements established by the Board of Directors. There was no incentive compensation expense under this feature of the plan in 1996. For the years ended December 31, 1995 and 1994, related incentive compensation expense was $37,000 and $31,000, respectively.





NOTE 12. Stock Option Plans


In 1994, the Board of Directors of the Corporation approved and adopted the Employee Stock Purchase
Plan of 1994.  Under the Plan 132,000 shares of stock can be purchased by participating employees over a
10-year period.  The number of shares which can be purchased by each participant is limited, as defined, and the option price is to be set by the Board of Directors.  However, the option price cannot be less than lessor of 90% of the fair market value of the shares on the date the option to purchase shares is granted, or 90% of the fair market value of the shares on the exercise date.  These options must be exercised one year from the date of grant.  Any shares related to unexercised options are available for future grant.
The following table summarizes the stock option activity (stock options have been adjusted to reflect a stock dividends):
                                                       Number of shares
                                                         1996     1995
Outstanding, beginning of year                          15,308   11,222


Granted at:
$28.86 per share                                        13,048       -
 21.79 per share                                          _      15,926

Exercised at:
$28.86 per share                                          (453)      -
 21.79 per share                                        (8,492)    (618)
 29.76 per share                                           _     (5,555)

Terminated at:
$21.79 per share                                        (6,816)      -
 29.76 per share                                            _    (5,667)

Outstanding, end of year                                12,595   15,308

Exercisable                                             12,595   15,308
Available for grant                                    104,278  110,510

During 1996, the Corporation adopted Statement No. 123, "Accounting for Stock-Based Compensation."
As provided for in the statement, the Corporation elected to continue the intrinsic value method of expense recognition.  Had compensation cost for the Employee Stock Purchase Plan been determined in accordance with Statement No. 123, the Corporation's net income and net income per share amounts would not have been materially different from 1996 and 1995 results as reported.

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




NOTE 14. Shareholders' Equity


In March 1996, the Board of Directors authorized the repurchase of up to 50,000 shares of the Corporation's common stock through March 1997. Subsequently in July 1996, the Board of Directors modified the stock repurchase program from 50,000 shares to 100,000 shares and extended the repurchase period from March 1997 to July 10, 1997.

In January 1995, the Board of Directors authorized the repurchase of up to 50,000 shares of the Corporation's outstanding common stock through January 1996. In addition, the repurchase of a separate block of 25,000 outstanding shares was also authorized by the Board of Directors.

Under these programs, the Corporation repurchased 88,604 shares for $2.7 million and 64,741 shares for $2.2 million during 1996 and 1995, respectively. The Corporation will use the treasury shares acquired for general corporate purposes including stock dividends and stock splits, employee benefit and executive compensation plans and the dividend reinvestment plan.

Subsequent to year-end 1996, the Board of Directors authorized the repurchase of up to 100,000 shares of the Corporation's common stock through March 1998.

On October 5, 1995, the Board of Directors approved a 3 for 2 stock split issued in the form of a 50% stock dividend, which was distributed on December 29, 1995 to shareholders of record on December 8, 1995. The result was a transfer from retained earnings to common stock of approximately $677,000.
A cash amount of approximately $8,200 was paid in lieu of issuing fractional shares arising from the stock dividend.


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

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.
                                                                                                 Contract or
(Amounts in thousands)                                                                          notional amount
Financial instruments whose contract amounts represent credit risk:
Commercial commitments to extend credit                                                              $26,576
Consumer commitments to extend credit (secured)                                                       12,595
Consumer commitments to extend credit (unsecured)                                                     11,049

Standby letters of credit                                                                                905


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses with the exception of home equity lines and personal lines of credit and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer's creditworthiness on a case-by-case basis.
The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty.  Collateral for most commercial commitments varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties.  Collateral for secured consumer commitments consists of liens on residential real estate.

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

The Bank has entered into various noncancellable operating leases.  Total rental expense on these leases was $316,000, $378,000 and $155,000 in the years 1996, 1995 and 1994, respectively.  Future minimum payments under these leases are as follows:
1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $295,000
1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       285,000
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       280,000
2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,400
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9,500

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

Deposit liabilities and Other borrowings:
     The fair market value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. This fair value does not include the benefit that results from the low cost of funding provided by these deposits compared to the cost of borrowing funds in the market. The fair value of fixed-maturity certificates of deposit and long-term debt are estimated by discounting the future cash flows using rates approximating those currently offered for certificates of deposit and borrowings with similar remaining maturities. The other borrowings consist of borrowings on a line of credit with the FHLB at a variable interest rate and securities sold under agreements to repurchase for which the carrying value approximates a reasonable estimate of the fair value.

Unrecognized Financial Instruments:
     At December 31, 1996, the Corporation had outstanding commitments to extend credit of $50,220,000 and commitments under standby letters of credit of $905,000. Such commitments include fixed and variable rate commercial and consumer commitments. The value of the commitment is a reasonable estimate of the fair value as the fees and rates charged are approximately consistent with the amounts which would be charged to enter into similar arrangements at year-end.


The estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                                1996                 1995
                                              Carrying   Fair       Carrying   Fair
(Amounts in thousands)                         Amount    Value       Amount    Value
Financial assets:
Cash and short-term investments               $10,521  $10,521      $14,904   $14,904
Investment securities held to maturity         36,290   36,199       35,317    35,563
Investment securities available for sale       53,502   53,502       42,025    42,025
Net loans                                     221,166  224,888      210,067   214,107
Total Financial Assets                       $321,479 $325,110     $302,313  $306,599

Financial liabilities:
Deposits                                     $268,202 $268,478     $257,211  $257,495
Short-term borrowings                          22,172   22,172       13,611    13,611
Long-term debt                                  7,841    7,897        5,650     5,716
Total Financial Liabilities                  $298,215 $298,547     $276,472  $276,822

The above values do not necessarily reflect the premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular instrument.  In addition, these values, derived from the methods and asumptions described above, do not consider the potential income taxes or other expenses that would be incurred on an actual sale of an asset or settlement of a liability.



NOTE 17. Parent Company (Franklin Financial Services Corporation) Financial Information

Balance Sheets
                                                                     December 31
(Amounts in thousands)                                             1996        1995
Assets:
Investment securities                                              $1,761      $2,323
Equity investment in subsidiaries                                  32,410      31,261
Premises                                                            1,238       1,216
Other assets                                                          262         473
Total assets                                                      $35,671     $35,273

Liabilities:
Accrued expenses                                                      $87          $5
Deferred tax liability                                                243         312
Total liabilities                                                     330         317

Shareholders' equity:
Common stock                                                        2,030       2,030
Additional paid-in capital                                         19,745      19,431
Retained earnings                                                  17,590      14,966
Net unrealized gain on securities                                     613         677
Treasury stock ( 141 and 90 shares, at cost,
at December 31, 1996 and 1995 respectively)                        (3,830)     (2,053)
Unearned compensation                                                (807)        (95)
Total shareholders' equity                                         35,341      34,956
Total liabilities and shareholders' equity                        $35,671     $35,273


Statements of Income

                                                                 Years ended
                                                                 December 31
(Amounts in thousands)                                   1996        1995        1994
Income:
Dividends from Bank                                    $2,631      $3,325      $1,429
Interest and dividend income                               42          48          32
Gain on sale of securities                                105           -         135
Other income                                               37          18           -
Gain on sale of premises                                   90          -          117
                                                        2,905       3,391       1,713
Operating expenses                                        292         321         263
Income before equity in undistributed income
of subsidiary                                           2,613       3,070       1,450
Equity in undistributed income of subsidiary            1,514       1,109       2,310
Net income                                             $4,127      $4,179      $3,760



Statements of Cash Flows

Years ended
                                                            December 31
(Amounts in thousands)                              1996        1995        1994
Cash flows from operating activities
Consolidated net income                           $4,127      $4,179      $3,760
Less: Equity in undistributed income of subsidary (1,514)     (1,109)     (2,310)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation                                          29          36          35
Discount accretion on investment securities           (1)         (3)         -
Premium amortization                                    -           -          4
Gain on sale of premises                             (90)           -       (116)
Securities gains, net                               (105)           -       (135)
Decrease in other assets                             179          587         149
Increase (Decrease) in other liabilities              13          (45)         12
Other, net                                           409          559         259
Net cash provided by operating activities          3,047        4,204       1,658

Cash flows from investing activities
Proceeds from sales of investment securities         232            -        290
Proceeds from maturities of investment securities    850         534         100
Purchase of investment securities                   (218)       (987)       (967)
Net change in loans                                   32          58        (150)
Proceeds from sale of premises                       225            -        200
Capital expenditures                                (183)       (352)        (23)
Net cash provided by (used in) investing activities  938        (747)       (550)

Cash flows from financing activities
Dividends                                         (1,503)     (1,420)     (1,224)
Proceeds from sales of common stock                  200         198         145
Purchase of treasury shares                       (2,682)     (2,235)        (29)
Net cash used in financing activities             (3,985)     (3,457)     (1,108)

Increase in cash and cash equivalents              $  -       $   -        $  -
Cash and cash equivalents as of January 1             -           -           -
Cash and cash equivalents as of December 31        $  -       $   -        $  -



NOTE 18. Quarterly Results of Operation (Unaudited)

The following is a summary of the quarterly results of consolidated operations of Franklin Financial for the years ended December 31, 1996 and 1995:
(Amounts in thousands)                                            Three months ended
1996                                          March 31         June 30      September 30     December 31
Interest income                                  $6,116        $6,032           $6,398          $6,253
Interest expense                                  2,784         2,725            2,774           2,804
Net interest income                               3,332         3,307            3,624           3,449
Provision for loan losses                            94           131               96             286
Other noninterest income                            834         1,026              877             870
Securities gains(losses)                             78           -                 (1)             89
Noninterest expense                               2,725         2,736            2,997           2,914
Income before income taxes                        1,425         1,466            1,407           1,208
Income taxes                                        375           330              345             329
Net Income                                       $1,050        $1,136           $1,062            $879
Per share                                         $0.55         $0.57            $0.60           $0.47

1995
Interest income                                  $6,009        $6,175           $6,555          $6,232
Interest expense                                  2,627         2,749            2,952           2,882
Net interest income                               3,382         3,426            3,603           3,350
Provision for loan losses                            39            83               90              90
Other noninterest income                            910           892              751             837
Securities gains                                     -             -                -               10
Noninterest expense                               2,801         2,830            2,942           2,656
Income before income taxes                        1,452         1,405            1,322           1,451
Income taxes                                        365           349              296             441
Net Income                                       $1,087        $1,056           $1,026          $1,010
Per share*                                        $0.56         $0.55            $0.54           $0.53



*Based on weighted-average shares outstanding during the period reported adjusted retroactively to reflect
a 3 for 2 stock split issued in the form of a 50% stock dividend and distributed  on December 29, 1995 to shareholders of record on December 8, 1995.  Consequently, the sum of quarterly earnings per share may not equal the annual per share amount.




Management's Discussion and Analysis

The following discussion and analysis is intended to assist the reader in reviewing the financial information presented and should be read in conjunction with theconsolidated financial statements and other financial data presented elsewhere herein.All changes discussed below have been brought about by general economic conditions unless otherwise noted.


Results of Operations: Summary

Franklin Financial Services Corporation recorded net income of $4.1 million for the year ended December 31, 1996, a decrease of $52,000, or 1.2%, compared to recorded net income of $4.2 million a year earlier. Per share earnings were $2.20 for 1996, up 1.4% over $2.17 for 1995. Net income and per share earnings recorded for 1994 were $3.8 million and $1.92, respectively. The Corporation's return on average assets and return on average equity were 1.29% and 11.83%, respectively, for 1996 compared to 1.34% and 12.50%, respectively, for 1995. For 1994, the return on average assets and return on average equity were 1.21% and 11.82%, respectively.

During 1996 average earning assets grew moderately by $3.8 million, or 1.3%, to $302.7 million. The Corporation's net interest margin on a tax-equivalent basis moved to 4.7% at December 31, 1996, from 4.8% one year earlier. Net interest income on a full-tax equivalent basis equaled $14.2 million in 1996 compared to $14.4 million and $13.0 million in 1995 and 1994, respectively.

The Corporation's measures of asset quality remain strong. The percentage of nonperforming assets, comprised of nonaccrual loans, restructured loans, loans past due 90 days or more and other real estate owned, represented
 .54% of total assets at December 31, 1996, compared to .65% one year earlier. The ratio of allowance for possible loan losses to total loans was 1.36% at December 31, 1996, compared to 1.47% at December 31, 1995. Nonperforming loans were covered 1.8 times by the allowance at December 31, 1996 and 1995. Net charge-offs to average loans increased to .32% for 1996 from .27% for 1995 requiring an increase in the provision for loan loss to $607,000 in 1996 from $302,000 in 1995. Loan charge-offs for 1996 were related primarily to the consumer loan portfolio.

Noninterest income, excluding securities gains, increased $217,000, or 6.4% to $3.6 million for 1996 compared to $3.4 million for 1995 and 1994. Securities gains from the sale of available for sale securities for the years ended December 31, 1996, 1995 and 1994 totaled $166,000, $10,000 and $219,000, respectively.

Noninterest expense increased $143,000, or 1.3%, to $11.4 million for 1996 compared to $11.2 million and $11.1 million for 1995 and 1994. An increase of $306,000 in salaries and employee benefits partially offset by a reduction of $160,000 for FDIC insurance expense accounted for the increase in noninterest expense.

Total assets at December 31, 1996 were $336.1 million compared to $313.5 million at December 31, 1995. Total loans, net of discount, grew to $224.2 million at year-end 1996 from $213.2 million at year-end 1995. Total deposits reached $268.2 million at December 31, 1996 compared to $257.2 million at December 31, 1995. In order to support asset growth, which exceeded deposit growth, the Corporation increased other borrowings with the Federal Home Loan Bank of Pittsburgh to $14.9 million at December 31, 1996 compared to $5.6 million at December 31, 1995.

The Corporation's capital position remains strong with total capital of $35.3 million at December 31, 1996 compared to $35.0 million one year earlier. At December 31, 1996, the Corporation's average Tier I leverage ratio and Tier I and Tier II risk-based capital ratios were 10.02%, 14.75% and 16.00%, respectively, compared to 10.77%, 16.41% and 17.66%, respectively, at December 31, 1995.

Cash dividends paid to shareholders as approved by the Board of Directors amounted to $.78 for 1996, an 8.3% increase, compared to $.72 for 1995. On December 29, 1995, a 3 for 2 stock split issued in the form of a 50% stock dividend was distributed to shareholders of record on December 8, 1995.
A more detailed discussion of the areas having the greatest impact on the reported results for 1996 follows.


TABLE 1. Net Interest Income (unaudited)

Net interest income, defined as interest income less interest expense, is as shown in the following table:
(Amounts in thousands)                 1996       % Change       1995       % Change       1994
Interest income                       $24,799      (0.69)%      $24,971         13.36%    $22,028
Interest expense                       11,087      (1.10)%       11,210         15.33%      9,720
Net interest income                   $13,712      (0.36)%      $13,761         11.81%    $12,308
Tax equivalent adjustment                 514                       599                       689
Net interest income/                  $14,226      (0.93)%      $14,360         10.49%    $12,997
   full taxable equivalent



Net Interest Income

Net interest income is a major component of the Corporation's operating income and represents the difference in dollars between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest income is impacted by changes in interest rates and changes in volumes of interest-earning assets and interest-bearing liabilities. For the following discussion net interest income is adjusted to a tax-equivalent basis. This adjustment facilitates performance comparisons between taxable and tax-exempt assets by increasing the tax-exempt income by an amount equivalent to the Federal income taxes which would have been paid if this income were taxable at the Corporation's 34% Federal statutory rate. Table 1 presents net interest income on a full tax equivalent basis for each of the years in the three year period ended
December 31, 1996. Table 2 presents average balances, tax equivalent interest income and expense and average rates earned and paid on the Corporation's interest earning assets and interest-bearing liabilities.
Table 3 analyzes the changes attributable to the volume and rate components of net interest income.

Short term interest rates declined slightly early in 1996 and remained relatively stable for the remainder of the year. The average prime rate in 1996 was 8.27% and the average Federal funds rate was 5.31% versus 8.83% and 5.85%, respectively in 1995. Long term rates rose steadily during the first half of the year, then drifted generally downward during the second half. Overall, interest rates were lower and the yield curve was steeper in 1996 than in 1995.

Net interest income declined slightly in 1996 slipping $134,000 to $14.2 million at year-end 1996, from $14.4 million in 1995. As Tables 2 and 3 reflect, a moderate growth in volume and a 20 basis point decrease in the yield on interest-earning assets versus a 12 basis point decrease in the rates paid on interest-bearing liabilities adversely impacted net interest income. Consequently, the net interest margin which reflects the interest rate spread plus the contribution of assets funded by interest free sources decreased to 4.7% for the year ended December 31, 1996, from 4.8% for the year ended December 31, 1995.

Average interest-earning assets grew $3.8 million to $302.7 million during 1996 from $298.9 million for 1995 and represented 94.3% and 95.5%, respectively, of total assets for the related years. Average loans comprised 72.0% of average interest-earning assets and, accordingly, contributed 79.2% of the total interest income in 1996. Despite the moderate growth in average interest-earning assets during the year, interest income decreased $257,000, or 1.0%, to $25.3 million for 1996 from $25.6 million in 1995. The decrease reflects lower market interest rates during the year and increased competitive pressures which produced a decline in the yield on average loans of 19 basis points to 9.19% for 1996 versus 9.38% for 1995. The yield on investment securities for 1996 decreased 14 basis points to 6.29% from 6.43% in 1995 due to reinvesting matured securities at lower rates when compared to the rates of the matured securities. The cost of interest-bearing deposits decreased 11 basis points to 4.36% for 1996 from 4.47% for 1995 due to lower market rates. Federal funds purchased and securities sold under agreements to repurchase realized a reduction of 48 basis points to 4.65% for 1996 from 5.13%, driven primarily by a lower Federal funds rate.

Average interest rates rose in 1995 compared to 1994. The average prime rate in 1995 was 8.83% and the average Federal Funds rate was 5.85% versus 7.14% and 4.23%, respectively in 1994. Net interest income on a tax-equivalent basis grew $1.4 million, or 10.5%, to $14.4 million 1995 from $13.0 million in 1994. Average earning assets grew moderately by $2.5 million to $298.9 million for 1995 over 1994, and realized an increase in the yield earned of 89 basis points to 8.56%. Average interest-bearing liabilities decreased $1.7 million to $245.8 million for 1995 compared to 1994 but showed an increase in the rates paid on those liabilities of 63 basis points to 4.56% for 1995 versus 3.93% for 1994.

Table 2. Analysis of Net Interest Income (unaudited)

                                                                  1996
                                                        Average  Income or  Average
(Amounts in thousands)                                  balance  expense   yield/rate
Interest-earning assets:
Interest-bearing deposits in other banks              $4,122      $210     5.09%
Federal funds sold                                        -         -        -
Investment securities
Taxable                                                60,317     3,640     6.03%
Nontaxable                                             20,181     1,426     7.07%
Loans, net of unearned discount                       218,033    20,037     9.19%
Total interest-earning assets                         302,653    25,313     8.36%
Noninterest-earning assets                             18,164
Total assets                                         $320,817

Interest-bearing liabilities:
Deposits:
Interest-bearing checking                             $32,006      $697     2.18%
Money market deposit accounts                          23,633       841     3.56%
Savings                                                45,835     1,300     2.84%
Time                                                  124,411     7,010     5.63%
Total interest-bearing deposits                       225,885     9,848     4.36%
Federal funds purchased and securities sold under
agreements to repurchase                               16,376       762     4.65%
Other borrowings                                        7,280       477     6.55%
Total interest-bearing liabilities                    249,541    11,087     4.44%
Noninterest-bearing liabilities                        36,398
Shareholders' equity                                   34,878
Total liabilities and shareholders' equity           $320,817
Net interest income/Net interest margin                          14,226     4.70%
Tax equivalent adjustment                                          (514)
Net interest income                                              13,712

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

All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%

Table 2. Analysis of Net Interest Income (unaudited)

                                                                1994
                                                      Average  Income or  Average
(Amounts in thousands)                                balance  expense   yield/rate
Interest-earning assets:
Interest-bearing deposits in other banks               $1,026       $45     4.39%
Federal funds sold                                         69         3     4.35%
Investment securities
Taxable                                                54,851     2,947     5.37%
Nontaxable                                             23,636     1,841     7.79%
Loans, net of unearned discount                       216,688    17,881     8.25%
Total interest-earning assets                         296,270    22,717     7.67%
Noninterest-earning assets                             13,571
Total assets                                         $309,841

Interest-bearing liabilities:
Deposits:
Interest-bearing checking                             $28,115      $526     1.87%
Money market deposit accounts                          33,416     1,041     3.12%
Savings                                                51,821     1,364     2.63%
Time                                                  115,550     5,893     5.10%
Total interest-bearing deposits                       228,902     8,824     3.85%
Federal funds purchased and securities sold under
agreements to repurchase                                5,177       212     4.10%
Other borrowings                                       13,493       684     5.07%
Total interest-bearing liabilities                    247,572     9,720     3.93%
Noninterest-bearing liabilities                        30,468
Shareholders' equity                                   31,801
Total liabilities and shareholders' equity           $309,841
Net interest income/Net interest margin                           12,997     4.39%
Tax equivalent adjustment                                           (689)
Net interest income                                               12,308

All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%


                                                         Years ended December 31
                                                        1996     1995      1994
Rate Analysis:
Yield on total earning assets                            8.36%     8.56%    7.67%
Cost of funds supporting earning assets                  3.66%     3.76%    3.28%
Net rate on earning assets                               4.70%     4.80%    4.39%



TABLE 3. Rate-Volume Analysis of Net Interest Income (unaudited)

Table 3 attributes increases and decreases in components of net interest income either to changes in average volume or to changes in average rates for interest-earning assets and interest-bearing liabilities.
Numerous and simultaneous balance and rate changes occur during the year.  The amount of change that is not due solely to volume or rate is allocated proportionally to both.


                                1996 Compared to 1995                   1995 Compared to 1994
                             Increase (Decrease) due to:             Increase (Decrease) due to:
(Amounts in thousands)       Volume      Rate        Net             Volume      Rate        Net
Interest earned on:
Interest-bearing deposits
in other banks               ($395)      ($78)     ($473)             $468       $170       $638
Federal funds sold              (9)         0         (9)                4          2          6
Investment securities
Taxable                        747         26        773              (372)       292        (80)
Nontaxable                     (70)       (81)      (151)             (194)       (70)      (264)
Loans                            9       (406)      (397)              103      2,450      2,553
Total net change in
interest income                282       (539)      (257)                9      2,844      2,853

Interest expense on:
Interest-bearing checking       91         42        133                (7)        45         38
Money market deposit
accounts                      (111)       (70)      (181)             (210)       191        (19)
Savings                        (10)       (35)       (45)             (148)       129        (19)
Time                           (78)      (100)      (178)              522        773      1,295
Federal funds purchased
and securities sold
under agreements to
repurchase                     174        (51)       123               299        128        427
Other borrowings                16          9         25              (328)        96       (232)
Total net change
in interest expense             82       (205)      (123)              128      1,362      1,490
Increase (Decrease) in net
interest income               $200      ($334)     ($134)            ($119)    $1,482     $1,363


Nonaccruing loans are included in the loan balances used to calculate the above rate volume analysis.
The interest associated with these nonaccruing loans is not shown in the loan income numbers.  All nontaxable interest income has been adjusted to a tax-equivalent basis, using a tax rate of 34%.



Provision for Possible Loan Losses

The provision for loan losses charged against earnings was $607,000 in 1996 compared to $302,000 in 1995, an increase of 101.1%. The increase was mainly due to an increase in consumer loan delinquencies and subsequent charge-offs. Net charge-offs exceeded provision expense by $81,000 in 1996. The provision for loan losses in 1994 was $48,000. The provision for loan losses is determined based upon the adequacy of the allowance for possible loan losses and upon an analysis of the loan portfolio, current economic conditions and other relevant factors. For more information, refer to the loan quality discussion and Table 10.


Noninterest Income and Expense

Total noninterest income for 1996 increased $373,000, or 11.0%, to $3.8 million compared to a decrease of $204,000 to $3.4 million in 1995. Excluding securities gains, total noninterest income increased $217,000, or 6.4%, to $3.6 million for the year ended December 31, 1996, compared to virtually no increase in 1995 versus 1994.

Trust fiduciary activities produced commissions of $1.2 million in 1996 compared to $1.2 million and $1.0 million in 1995 and 1994, respectively. An increase in personal trust activities offset by a decrease in estate settlement activities resulted in flat trust commissions in 1996 versus 1995. Service charges, commissions and fees decreased $69,000 to $1.8 million in 1996 from $1.9 million in 1995 compared with a decrease of $18,000 for 1995 versus 1994. Increased deferred loan fees related to mortgage lending activities is primarily responsible for the decrease.
Other noninterest income increased $277,000, or 94.2%, to $571,000 in 1996 compared to 1995 due primarily to nonrecurring items. In 1996 the Corporation recognized gains of $196,000 related to the sale of the former real estate brokerage subsidiary and $58,000 related to the sale of foreclosed property. The increase in other noninterest income in 1996 compares to a decrease in 1995 versus 1994 of $105,000 due largely to a gain of $116,000 on real estate sold in 1994.

Gains on the sale of available for sale investment securities, primarily equity securities, resulted in an increase in securities gains of $156,000 to $166,000 for the year ended December 31, 1996 compared to $10,000 for the same period a year earlier. Management reviews the performance and quality of equity securities within the investment portfolio on a regular basis to determine appropriate investment positions and possible deterioration within the portfolio. During 1996 management concluded that some equity investment positions should be reduced and accordingly, sold those equity securities producing the increased gains. Securities gains decreased $209,000 in 1995 versus 1994 to $10,000 from $219,000.

Total noninterest expense increased $143,000, or 1.3%, to $11.4 million for the year ended December 31, 1996 from $11.2 million at December 31, 1995. Salaries and employee benefits increased $306,000, or 5.0%, to
$6.4 million for 1996 compared to $6.1 million for 1995. Salaries expense increased $359,000, or 8.0%, to $4.8 million while benefits expense decreased 3.2% to $1.6 million primarily due to a decrease in costs associated with the long term incentive plan. Full time equivalent employees increased to 195 at December 31, 1996 compared to 177 at December 31, 1995 due primarily to staffing at three community offices acquired from PNCBank in the fourth quarter of 1996. Salaries expense related to the three acquired branches totaled approximately $69,000. The remainder of the salaries expense increase was due primarily to general merit increases. Federal Deposit Insurance Corporation (FDIC) deposit insurance expense decreased $160,000, or 49.5%, to $163,000 for 1996 from $323,000 for 1995. The FDIC insurance fund is comprised of two funds - the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). In the second quarter of
1995 BIF reached its fully funded level of 1.25% of total insured deposits, as legislated by Congress in 1989. Consequently, the FDIC reduced the assessments for 1996 to zero. Most of the Corporation's deposits are insured under BIF. The Corporation has SAIF insured deposits related to the acquisition of the Waynesboro office in 1992. SAIF deposits equaled approximately $20.0 million at December 31, 1996. The SAIF continued to assess its members quarterly through the third
quarter of 1996.   In September 1996, SAIF financial institutions were
assessed a one-time charge to bring the SAIF to its fully funded level of 1.25% of total deposits. The Corporation was assessed $123,000 for this one-time charge. Total SAIF expense for 1996 amounted to $163,000.

The FDIC Board of Directors voted to retain the existing BIF assessment schedule of 0 to 27 basis points (annual rates) for the first semiannual period of 1997 continuing the zero percent rate. In addition, under the Deposit Insurance Funds Act of 1996 (DIFA) all BIF and SAIF financial institutions will be required to pay premiums to the Financing Corporation (FICO). For the Corporation, BIF deposits will be assessed an annual FICO rate of 1.296 basis points and SAIF deposits will be assessed an annual rate of 6.48 basis points. Management expects that its FDIC insurance expenses will be significantly reduced in 1997.
Total noninterest expense increased $125,000, or 1.1%, to $11.2 million in 1995 from $11.1 million in 1994. Increased costs in salaries and benefits offset by decreased costs related to FDIC deposit insurance accounted for most of the change. In 1995 the FDIC refunded to BIF members the portion of their assessment for the second and third quarters of 1995 which represented overpayment once the BIF had achieved fully funded status. Accordingly, the Corporation received a refund of $132,000 in 1995.


Provision for Income Taxes

Federal income tax expense amounted to $1.4 million in 1996, compared to $1.5 million and $1.0 million in 1995 and 1994, respectively. The Corporation's effective tax rates for the years ended December 31, 1996, 1995 and 1994 were 25.0%, 25.8% and 21.0%, respectively. The effective tax rate in 1996 versus 1995 was virtually unchanged. The increase in the effective tax rate for 1995 versus 1994 was primarily due to lower tax-free income relative to pretax income. For a more comprehensive analysis of Federal income tax expense refer to Note 10 of the accompanying financial statements.

Table 4. Investment Securities at Amortized Cost
(unaudited)

The following tables present amortized costs of investment securities by type at December 31 for the past three years:
                                                                               Amortized cost
(Amounts in thousands)                                                1996        1995        1994
Held to Maturity
U.S. Treasury securities and obligations of U.S. Government
agencies and corporations                                             $1,051        $849     $17,466
Obligations of state and political subdivisions                       19,496      16,225      18,909
Corporate debt securities                                              3,688       6,795      11,147
Mortgage-backed securities                                            10,832      10,309       9,810
                                                                      35,067      34,178      57,332
Other                                                                  1,223       1,139       1,162
                                                                     $36,290     $35,317     $58,494

                                                                               Amortized cost
                                                                       1996        1995        1994
Available for Sale
Equity Securities                                                     $1,380      $1,330      $1,213
U.S. Treasury securities and obligations of U.S. Government
agencies and corporations                                             27,054      25,717        -
Obligations of state and political subdivisions                        1,934       2,417       2,400
Corporate debt securities                                              5,046       1,025        -
Mortgage-backed securities                                            17,159      10,511      11,004
                                                                     $52,573     $41,000     $14,617


The Other Held to Maturity classification in the above schedule represents common stock of the Federal
Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank which in the aggregate total  $1,223,000,
$1,139,000 and $1,162,000 at December 31, 1996, 1995 and 1994 respectively.  Common stock of the
Federal Home Loan Bank and Atlantic Central Bankers Bank represents ownership in institutions which are wholly owned by other financial institutions.





TABLE 5. Time Certificates of Deposit of $100,000 or More (unaudited)

The maturity of outstanding certificates of deposit of $100,000 or more at December 31, 1996 is as follows:
(Amounts in thousands)                                                Amount
Maturity distribution:
Within three months                                                  $14,576
Over three through six months                                          3,409
Over six through twelve months                                         8,740
Over twelve months                                                     3,620
Total                                                                $30,345



Financial Condition

The Corporation's financial condition is evaluated in terms of its sources and uses of funds. Liabilities represent sources of funds while assets reflect the uses of those funds. At December 31, 1996, total assets reached $336.1 million, an increase of $22.6 million, or 7.2%, as compared to December 31, 1995.

Investment securities increased $12.5 million, or 16.2%, during 1996 to $89.8 million at December 31, 1996, compared to a $4.8 million increase in 1995. The growth in investment securities in 1996 occurred primarily in mortgage-backed securities and municipal obligations and equaled $7.0 million and $2.8 million, respectively. U.S. Government securities and corporate debt securities increased $1.3 million and $914,000, respectively. As disclosed in Note 4 of the financial statements, the Corporation's mortgage-backed securities portfolio consists primarily of mortgage-backed securities issued by various agencies of the Federal government which carry either an explicit or implied Federal guarantee. Of the mortgage-backed securities issued by private issuers, the majority were rated triple A by a nationally recognized rating agency. None was rated lower than double A. Accordingly, the credit risk associated with the Corporation's mortgage-backed securities is low. The interest rate risk accompanying the mortgage-backed securities held by the Corporation is considered to be moderate. The current portfolio has an estimated duration of 2.96 years, suggesting that the market value of the mortgage-backed portfolio would rise (or fall) approximately 3.0% given a 100 basis point decrease (or increase) in market interest rates. However, proportionately greater price volatility would be expected with a larger change in market interest rates. The relatively short duration of the mortgage-backed portfolio indicates that the Corporation's exposure to prepayment of these assets in a lower rate environment is moderate. With the exception of one $163,000 mortgage-backed security, all collateralized mortgage obligations (CMOs) pass the Federal Financial Institutions Examination Council's high-risk stress test.

The Corporation held $1.4 million and $1.3 million in available for sale equity securities (amortized cost basis) at December 31, 1996 and 1995, respectively. All equity securities are investments in common stocks of other financial institutions.

At December 31, 1996, the net unrealized gain, net of tax, on available for sale securities was $613,000 compared to $677,000, a year earlier.

Total loans, net of unearned discount, grew to $224.2 million at December 31, 1996, an increase of $11.0 million, or 5.2% over the reported $213.2 million at December 31, 1995. Total loans, net of unearned discount, represented 66.7% of total year-end assets compared to 68.0% for 1995. As Table 7 reflects, at December 31, 1996, consumer loan volume, including first mortgage residential loans and real estate construction loans decreased a total of $5.9 million, or 4.2%, to $133.1 million while commercial, industrial and agricultural loans increased $16.6 million, or 22.2%, to $91.2 million. The Corporation originated and sold approximately $15.2 million in mortgage loans to the secondary market, primarily to Federal National Mortgage Association (FNMA) in 1996 compared to $15.0 million originated and sold primarily to Countrywide Funding Corporation in 1995. Consumer loan demand, except for mortgages, continued to be weak during 1996 reflecting increased bank and nonbank competition in the local market. Conversely, commercial loan demand rebounded in 1996 and showed renewed optimism in the local business community.

The ratio of nonperforming assets (primarily loans) to total assets improved to .54% at December 31, 1996 from .65% at December 31, 1995. Included in nonperforming assets was other real estate owned (OREO) totaling $99,000 and $258,000 at December 31, 1996 and 1995, respectively. OREO represents foreclosed real estate. The ratio of allowance for possible loan loss to total loans was 1.36% at December 31, 1996, and provided coverage for nonaccrual and nonperforming loans 3.6 times and 1.8 times, respectively. The ratio of allowance for possible loan loss to total loans at December 31, 1995, was 1.47%. For a more indepth analysis of the loan portfolio refer to the loan quality discussion which appears below.

Funding for asset growth came primarily from deposit growth and other borrowings. Total deposits grew $11.0 million, or 4.3%, to $268.2 million at December 31, 1996 from $257.2 million at December 31, 1995. Moderate increases were reported in all deposit components - noninterest-bearing demand, savings and interest checking, and time. Savings and interest checking recorded the largest increase at $5.7 million.

The deposit dollar market share is decreasing for the banking industry and the Corporation is not immune to this trend. In its market area the Corporation competes with as many as twelve banks and five credit unions, in addition to other financial service intermediaries such as brokerage houses and insurance companies. As an alternative funding source, the Corporation looks to its borrowing ability with the Federal Home Loan Bank of Pittsburgh
(FHLB). Other borrowings with FHLB increased $9.2 million, or 163.6%, to $14.9 million at December 31, 1996 from $5.7 million a year earlier. The increase in other borrowings included an increase in overnight borrowings of $7.0 million and an increase in term borrowings of $2.2 million. Securities sold under agreements to repurchase (Repos) increased $1.5 million to $15.1 million at December 31, 1996, from $13.6 million a year earlier. Repos are also a funding source for the Corporation and represent customer cash management accounts.

In the fourth quarter of 1996 the Corporation purchased four branch offices from PNCBank. Three of these offices are located in adjoining Cumberland County and have been converted to F&M Trust community offices . The fourth office is located in Franklin County and will not be used by F&M Trust as a community office. Included in the purchase price of $2.7 million was real estate, personal property and customer lists. Unlike most branch acquisitions, there were no loans acquired and no deposits assumed in the transaction. Management recognizes that the additional expense associated with the operation of these three new community offices will adversely impact earnings in the short-term, but believes that the long-term effect of the acquisition will have a positive impact on earnings.



TABLE 6. Short-Term Borrowings (unaudited)

Federal funds purchased, FHLB borrowings, and Securities Sold Under Agreements to Repurchase:
(Amounts in thousands)                                       1996        1995        1994
Ending balance                                              $22,172     $13,611     $12,062
Average balance                                              18,639      12,990      11,948
Maximum month-end balance                                    26,724      16,212      16,695
Weighted-average interest rate on average balances             4.84%       5.14%       4.11%





Loan Quality

The Corporation's loan portfolio, net of unearned discounts and the allowance for possible loan losses, equaled $221.2 million on December 31, 1996, or 5.3% greater than on December 31, 1995 (see Table 7). As a result of the Corporation's continued strategy of selling certain types of residential mortgages to secondary market investors, the real estate portfolio showed a 6.5% decrease to $83.2 million at December 31, 1996, compared to $89.0 million at December 31, 1995. Significant growth occurred in the commercial, industrial and agricultural loan portfolio, increasing 22.1% to $91.2 million at December 31, 1996 from $74.7 million at December 31, 1995. The increase in commercial, industrial and agricultural loans was largely attributable to the relatively healthy local economy and the Corporation's more competitive loan pricing structure. Consumer loans showed a modest decline to $49.9 million at December 31, 1996, compared to $50.0 million at December 31, 1995. The decrease in consumer loans resulted primarily from reductions in direct installment and indirect auto loans. Strong growth within the consumer loan portfolio occurred in closed-end home equity loans, which recorded an increase of 21.5% at December 31, 1996 to $10.4 million. As a percentage of total loans, the real estate portfolio represented 37.1% at December 31, 1996, down from 41.7% at December 31, 1995. Growth in the commercial portfolio caused that segment to rise to 40.7% of total loans at December 31, 1996 compared to 35.0% one year earlier. The consumer loan portfolio equaled 22.3% of total loans at December 31, 1996 versus 23.4% at December 31, 1995.

The Corporation's net charge-offs in 1996 totaled $688,000 (0.32% of average loans), a 17.4% increase from the $586,000 (0.27% of average loans) in net charge-offs recorded in 1995. At 0.32%, the Corporation's ratio of net charge-offs to average loans was the highest since a ratio of 0.35% in 1992. As Table 10 shows, 75.3% of 1996 net charge-offs occurred within the consumer loan portfolio, which increased 10.7% to $518,000 in 1996 from $468,000 in 1995. Commercial net charge-offs grew $115,000, or 267.4% to $158,000 in 1996 compared to $43,000 in 1995.

Table 9 shows that the Corporation's nonperforming assets totaled $1.8 million at December 31, 1996, a 10.9% decrease from the $2.1 million in nonperforming assets at December 31, 1995. Nonaccrual loans increased
27.6% at December 31, 1996 to $856,000, compared to $671,000 one year earlier. The increase in nonaccrual loans was related primarily to one commercial account, which represented $494,000 in outstanding loans, or approximately 57.7% of total nonaccrual loans at December 31, 1996. Aside from that one account, the Corporation was successful in reducing nonaccrual loans through partial and full payments. Offsetting the increase in nonaccrual loans were decreases in loans past due 90 days or more and still accruing interest and other real estate owned (OREO). Loans past due 90 days or more decreased $249,000 to $874,000 at December 31, 1996, down 22.2% from $1.1 million at December 31, 1995. The reduction in loans past due 90 days or more was concentrated in the consumer and commercial portfolios. As reported last year, the Corporation's management has and will continue to focus on loan quality control efforts to ensure that all lending activities are adequately and uniformly supported by quality assurance structures and processes. The final component of nonperforming assets, other real estate owned, decreased to $99,000 at December 31, 1996 from $258,000 a year earlier, and includes only one residential property. Subsequent to December 31, 1996, the property in OREO has become subject to an agreement of sale.
For the second consecutive year, the Corporation recorded no restructured loans. Potential problem loans at December 31, 1996 have been determined to be immaterial.

The allowance for possible loan losses was $3.1 million at December
31, 1996 and 1995 and represented 1.36% and 1.47%, respectively, of loans, net of unearned discounts. On December 31, 1996 the ratio of the allowance for possible loan losses to nonperforming loans was 176.9%. This indicator of allowance adequacy has remained steady, providing coverage of 175.1% and 152.7% for the years ended December 31, 1995 and 1994, respectively. While the allowance has gradually decreased from prior years, the Corporation has recorded significant reductions in nonperforming loans during that period and management has determined that allowance to be adequate.

The loan loss reserve analysis utilized by management to establish the allowance considers financial condition, repayment capacity, payment performance, collateral values and support from guarantors for specifically allocated commercial loans; and, for the remainder of the loan portfolio historical losses, delinquency rates, and general economic conditions (refer to Tables 8 and 10 for allocation of the reserve and loan loss activity as of December 31, 1996). Management continuously monitors the adequacy of the allowance for possible loan losses and maintains it within a range which complies with loan portfolio requirements. Management's assessment of loan loss reserve adequacy is reviewed quarterly by the Loan Policy and Audit Committees of the Board of Directors.

The maintenance of loan quality, because of its contributions to the Corporation's financial performance, remains a priority of management. In 1996, the corporation established an internal loan review function, which will help provide early recognition of deteriorating commercial credit situations, periodic review of the Corporation's loan portfolio, an independent assessment of the overall credit process and an assessment of the adequacy of the allowance for possible loan losses. In early 1997, management will be focusing its loan quality control efforts on consumer lending, which is the subject of growth plans and which, as mentioned earlier, experienced increased delinquencies and losses in 1996. Rising personal bankruptcies are also a concern in the consumer portfolio. Non-business bankruptcy filings grew 28% in Pennsylvania over the past two years; the Middle District of Pennsylvania reported a 40% increase in bankruptcy filings over the past year, ranking fifth out of the 94 Federal court districts. More importantly is the fact that more people are filing for bankruptcy with little warning, as evident in loan loss rates growing at a faster pace than delinquency rates. Accordingly, employee training in consumer lending, as well as in credit recovery, remains a priority of the Corporation.

In 1995, President Clinton approved the BRAC recommendations that included the realignment of Letterkenny Army Depot in the Chambersburg (Franklin County) area. Letterkenny Army Depot is one of the area's largest employers; however, job reductions will occur gradually through the year 2001. The Franklin County Reuse Committee has been formed by the Franklin County Commissioners to investigate and recruit private industry to replace lost government jobs. Through the Franklin County Reuse Committee's efforts, the government has approved the transfer of 1,900 acres of real estate to the community. As a result of these efforts, the Reuse Committe expects that jobs will begin to be created within the next 18 months.
The Franklin County Reuse Committee has designated the area as an industrial site, making it one of the largest in Pennsylvania. With the positive direction the reuse of Letterkenny Army Depot is taking, management of the Corporation does not anticipate any material negative impact from the realignment of the Depot regarding deposit growth, loan demand or loan losses.


TABLE 7. Loan Portfolio (unaudited)

The following table presents an analysis of the Banks' loan portfolio for each of the past five years:
                                                                         December 31
(Amounts in thousands)                           1996         1995         1994         1993         1992
Real estate (primarily first mortgage
residential loans)                             $79,478      $83,800      $92,481      $95,918     $101,583
Real estate - construction                       3,727        5,233        4,207        4,232        4,607
Commercial, industrial and agricultural         91,244       74,678       75,783       72,537       69,071
Consumer (including home equity lines
of credit)                                      49,936       50,017       51,376       41,969       39,517
Total loans                                    224,385      213,728      223,847      214,656      214,778
Less: Unearned discount                           (159)        (520)      (1,111)        (425)        (475)
      Allowance for possible loan losses        (3,060)      (3,141)      (3,425)      (3,598)      (3,433)
Net loans                                     $221,166     $210,067     $219,311     $210,633     $210,870



TABLE 8. Allocation of the Allowance for Possible Loan Losse

The following table shows allocation of the allowance for possible loan losses by major loan category and the percentage of the loans in each category to total loans at year-end:
(Amounts in thousands)                                             December 31
                               1996                 1995                 1994                 1993                 1992
                                 $         %          $        %           $     %              $      %           $        %
Real estate                    $220       37%       $583       42%       $989    43%            -     47%          -      50%
Commercial
industrial and
agricultural                  1,326       41%      1,136       35%      1,520    34%         2,519    34%         2,403    32%
Consumer                      1,514       22%      1,422       23%        916    23%         1,079    19%         1,030    18%
                             $3,060       100%     $3,141     100%     $3,425   100%        $3,598   100%        $3,433   100%



TABLE 9. Nonperforming Assets (unaudited)

The following table presents an analysis of nonperforming assets for each of the past five years.
                                                                December 31
(Amounts in thousands)                     1996        1995        1994        1993        1992
Nonaccrual loans                           $856        $671      $1,047      $1,877      $2,574
Loans past due 90 days or more
(not included above)                        874       1,123         601       1,193         994
Restructured loans                           -           -          595         872       1,086
Total nonperforming loans                  1,730       1,794      2,243       3,942       4,654
Other real estate                             99         258        -           267         342
Total non performing assets               $1,829      $2,052     $2,243      $4,209      $4,996

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




TABLE 10. Allowance for Possible Loan Losses

The following table presents an analysis of the allowance for possible loan losses for each of past five years.
                                                                December 31
(Amounts in thousands)                     1996        1995        1994        1993        1992
Balance at beginning of year             $3,141      $3,425      $3,598      $3,433      $2,682
Charge-offs:
Commercial,industrial and agriculturial    (183)        (89)        (51)       (447)       (685)
Consumer                                   (582)       (511)       (230)       (219)       (213)
Real estate                                 (12)        (76)        (38)        (34)         (7)
Total charge-offs                          (777)       (676)       (319)       (700)       (905)
Recoveries:
Commercial, industrial and agriculturial     25          46          60         104         166
Consumer                                     64          43          19          60          34
Real estate                                   -           1          19          -           -
Total recoveries                             89          90          98         164         200
Net charge-offs                            (688)       (586)       (221)       (536)       (705)
Provision for possible loan losses          607         302          48         701       1,281
Waynesboro acquisition                       -           -           -           -          175
Balance at end of year                   $3,060      $3,141      $3,425      $3,598      $3,433
Ratios:
Net loans charged off as a percentage
of average loans                           0.32%       0.27%       0.10%       0.26%       0.35%
Allowance as a percentage of net
loans (at December 31)                     1.36%       1.47%       1.54%       1.68%       1.60%

Liquidity and Interest Rate Sensitivity

The Corporation must meet the financial needs of the communities which it serves, while providing a satisfactory return on the shareholders' investment. In order to accomplish this, Franklin Financial Services Corporation must maintain sufficient liquidity in order to respond quickly to the changing level of funds required for both loan and deposit activity. The goal of liquidity management is to meet the ongoing cash flow requirements of depositors who want to withdraw funds and of borrowers who request loan disbursements. Historically, Franklin Financial Services Corporation has satisfied its liquidity needs from the scheduled repayment of loans and securities, maturing investment securities, deposit growth, its ability to borrow through existing lines of credit and its earnings. Investments classified as available for sale provide an additional source of readily available liquidity.

Growth in deposits generally provides the major portion of funds required to meet increased loan demand. Total deposits grew by $11.0 million between December 31, 1995 and 1996. In addition, the Corporation increased other borrowings by $9.2 million. These funding sources, together with an increase of $1.5 million in funds from securities sold under agreement to repurchase, were sufficient to meet the increase in loan demand and increased investments in securities. Table 6 presents specific information concerning short-term borrowings.

Changes in interest rates can have a significant impact on the Corporation's net income. The objective of interest rate risk management is to identify and manage the sensitivity of net income to changing interest rates so as to produce consistent earnings that are not contingent upon favorable trends in interest rates. The Corporation uses several tools to measure interest rate risk. Income simulation modeling, the primary measurement tool, is used to project net income in different interest rate environments, and considers not only the impact of changing interest rates but also other sources of variability including loan and securities prepayments, loan spreads and customer preferences. The Corporation's simulation modeling also measures the sensitivity of the economic value of all assets and liabilities under different interest rate scenarios. The Corporation establishes tolerance ranges for these measures of interest rate sensitivity and manages within the ranges.

An interest rate sensitivity or gap analysis is used to supplement simulation modeling. Gap analysis classifies assets and liabilities into maturity and repricing time intervals. The interest rate gap, the difference between interest-sensitive assets and liabilities, provides management with an indication of how net interest income will be impacted by changing rates scenarios.

Table 11 presents an interest rate sensitivity analysis of the Corporation at December 31, 1996. The positive gap in the under one-year time intervals suggests that the Corporation's near-term earnings would increase in a higher interest rate environment. However, the simulation modeling indicates that prospective earnings for a one-year time period are well insulated and would fluctuate by less than five percent in response to a 200 basis point increase or decrease in market interest rates.

Table 11.  Interest Rate Sensitivity Analysis (Unaudited)
                                                          Interest Rate Sensitivity Gaps
(Amounts in Thousands)                                 1-90       91-181     182-365       1-5        Beyond
                                                       Days        Days        Days       Years      5 Years       Total
Interest-earning assets:
 Interest -bearing deposits in other banks             $256     $   -        $  -         $ -       $   -          $256
 Federal funds sold                                      -          -           -           -           -            -
 Investment securities                                8,454       3,108       7,205      41,805      29,220       89,792
 Loans, net of unearned income                       80,767      11,983      23,009      44,099      64,527      224,385
Total interest-earning assets                       $89,477     $15,091     $30,214     $85,904     $93,747     $314,433

Interest-bearing liabilities:
 Interest-bearing checking                           $   -        $ -        $  -      $ 27,584       6,889       34,473
 Money market deposit accounts                        2,519       3,761       7,623      11,385          -        25,288
 Savings                                                 -           -           -       36,001       9,001       45,002
 Time                                                29,398      19,144      38,932      40,920         198      128,592
 Federal funds purchased and securities sold
    under agreement to repurchase                    15,122          -          -           -            -        15,122
 Other borrowings                                     7,050          -          745       6,943         153       14,891
Total interest-bearing liabilities                  $54,089     $22,905     $47,300    $122,833     $16,241     $263,368

Interest rate gap                                   $35,388     ($7,814)   ($17,086)   ($36,929)    $77,506      $51,065
Cumulative interest rate gap                        $35,388     $27,574     $10,488    ($26,441)    $51,065     $ 51,065


Note 1:  The maturity/repricing distribution of investment securities is based on the maturity date for nonamortizing, noncallable securities; probable exercise/non-exercise of call option for callable securities; and  estimated amortization based on industry experience for amortizing securities.

Note 2:   Distribution of loans is based on contractual repayment terms except for residential mortgages where the scheduled maturities are accelerated based on estimated prepayments of approximately 15 percent per year (constant prepayment rate).

Note 3:   Interest-bearing checking, MMDA and savings accounts are non-maturity deposits which are distributed in accordance with guidelines provided by the FDIC.



Table 12.  Maturity Distribution of Investment Portfolio (unaudited)


The following presents an analysis of investments in debt securities at December 31, 1996 by  maturity, and the weighted average yield for maturity presented.  Securities with "put options" have been classified in the earliest period in which the options can be exercised.  The yields in this table are presented on a tax-equivalent basis.


                                                  After one year        After five years        After ten
                               One year or less  through five years    through ten years         years               Total
                                    Amortized         Amortized              Amortized          Amortized           Amortized
(Amounts in thousands)           Cost    Yield      Cost    Yield         Cost     Yield       Cost     Yield      Cost     Yield
Held to Maturity
U.S. Treasury securities
 & obligations of
 U.S. Government agencies
 & corporations                  $ ---     ---      $1,051    6.38%  $     ---     ---   $     ---     ---      $1,051    6.38%
Obligations of state &
 political subdivisions           1,916    7.60%    11,392    6.86%      4,545    6.84%      1,643    8.35%     19,496    7.05%
Corporate debt securities           470    5.63%     2,572    5.97%        646    5.81%        ---     ---       3,688    5.90%
Mortgage-backed securities          542    6.43%       974    6.39%      2,124    6.34%      7,192    6.66%     10,832    6.56%
                                 $2,928    7.07%   $15,989    6.66%     $7,315    6.60%     $8,835    6.97%    $35,067    6.76%


                               Market             Market               Market              Market              Market
                                Value    Yield     Value    Yield       Value    Yield      Value    Yield      Value    Yield
Available for Sale
U.S. Treasury securities
 & obligations of
 U.S. Goverment agencies
 & corporations                  $6,614    6.03%   $14,486    6.17%     $5,955    7.07%      $ ---     ---     $27,055    6.33%
Obligations of state &
 political subdivisions           1,930    6.66%       ---     ---         ---     ---         ---     ---       1,930    6.66%
Corporate debt securities         1,015    6.11%     3,530    6.61%        513    6.97%        ---     ---       5,058    6.55%
Mortgage-backed securities          ---     ---      4,180    6.24%      8,757    6.56%      4,032    5.95%     16,969    6.34%
                                 $9,559    6.17%   $22,195    6.25%    $15,226    6.77%     $4,032    5.95%    $51,012    6.37%




    TABLE 13. Maturities and Interest Rate Terms of Selected Loans (unaudited)


         Stated maturities (or earlier call dates) of selected loans as of December 31, 1996 are summarized in the table below.  Residential mortgages and consumer loans are excluded from the presentation.
                                                                  After
                                                                one year
                                                        Within  but within  After
    (Amounts in thousands)                             one year five year  five years  Total
    Loans:
         Real estate - construction                      $3,727     -        -        $3,727
         Commercial, industrial and agricultural         17,553   31,823    41,868   $91,244
                                                        $21,280  $31,823   $41,868   $94,971

         The following table shows for the above loans the amounts which have predetermined interest rates and the amounts which have variable interest rates at December 31, 1996:

                                                                  After
                                                                one year
                                                                but within  After
                                                                five year  five years  Total
    Loans with predetermined rates                               $14,372   $20,528   $34,900
    Loans with variable rates                                     17,451    21,340   $38,791
                                                                 $31,823   $41,868   $73,691




                                                TABLE 14. Capital Ratios
                                                                     December 31
                                                           1996        1995        1994
                                                                                 (unaudited)
    Risk-based ratios
         Tier 1                                             14.75%      16.41%       15.36%
         Tier 2                                             16.00%      17.66%       16.62%

    Leverage Ratio                                          10.03%      10.77%       10.99%






Capital and Dividends

Total shareholders' equity equaled $35.3 million at December 31, 1996, representing an increase of $385,000, or 1.1% over $34.9 million at December 31, 1995. In 1996, earnings retained amounted to $2.6 million but was more than offset by the repurchase of outstanding common stock totaling $2.7 million. One year earlier, earnings retained amounted to $2.1 million and the repurchase of outstanding common stock totaled $2.2 million. The change in net unrealized gains in available for sale investment securities, net of deferred taxes for 1996 versus 1995 resulted in a decrease to shareholders' equity of $64,000 compared to an increase of $1.0 million for 1995 versus 1994.

In March 1996, the Board of Directors authorized the repurchase of up to 50,000 shares of the Corporation's outstanding common stock through March 1997. Subsequently, in July 1996, the Board of Directors modified the stock repurchase program from 50,000 shares to 100,000 shares and extended the repurchase period from March 1997 to July 1997. Treasury stock acquired is used for general corporate purposes including stock dividends and stock splits, employee benefit and executive compensation plans and the dividend reinvestment plan. As a result of stock repurchase programs the Corporation repurchased 88,604 shares at a cost of $2.7 million and 64,741 shares at a cost of $2.2 million in 1996 and 1995, respectively. Subsequent to year-end 1996 , the Board of Directors authorized the repurchase of up to 100,000 shares of the Corporation's common stock through March 1998.

A strong capital position is important to the Corporation and provides a solid foundation for the anticipated future growth of the Corporation. A strong capital position also instills confidence in the Corporation by depositors, regulators and investors, and is considered essential by management. Common measures of adequate capitalization for banking institutions are ratios of capital to assets. These ratios indicate the proportion of permanently committed funds to the total asset base. Guidelines issued by federal and state regulatory authorities require both banks and bank holding companies to meet minimum leverage capital ratios and risk-based capital ratios.

The Leverage ratio compares Tier I Capital to total balance sheet assets while the risk-based ratio compares Tier I and Tier II capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to the risk profiles of individual banks.
Current regulatory capital guidelines call for a minimum Tier I leverage ratio of 4.0% and minimum Tier I and Tier II risk-based capital ratios of 4.0% and 8.0%, respectively. Well capitalized banking institutions are determined to have leverage capital ratios greater than or equal to 5.0% and Tier I and Tier II risk-based capital ratios greater than or equal to 6.0% and 10.0%, respectively.

Tier I capital is composed of common stock, additional paid-in-capital and retained earnings reduced by goodwill, other intangible assets and the effect of unrealized losses on available for sale equity securities.

Tier II capital is composed of Tier I capital plus the allowance for loan losses. Table 14 presents the consolidated capital ratios for the Corporation at December 31, 1996, 1995 and 1994. At year-end, the Corporation and its banking subsidiary exceeded all regulatory capital requirements. For additional information on capital adequacy refer to
Note 2 of the financial statements.

The Corporation paid cash dividends of $.78 per common share to its shareholders in 1996, an increase of 8.3% over the $.72 per common share paid in 1995. In 1994 the cash dividends paid equaled $.65 per common share. The ratio of cash dividends paid to net income for 1996 was 36.4% compared to 34.0% and 32.6%, respectively, for 1995 and 1994.
In 1995 the Board of Directors approved a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on December 29, 1995, to shareholders of record on December 8, 1995.
Book value per common share was $18.70 at December 31, 1996, versus
$18.02 at December 31, 1995. Market value per common share was $32.13 at December 31, 1996 versus $27.25 at December 31, 1995. Market value disclosed in the financial highlights reflects the mean between the bid and ask prices for the last business day of the year. As of year-end 1996, the Corporation's common stock was trading at 171.8% of its December 31 book value compared to 151.2% at year-end 1995; the price earnings multiple was
14.6 times at December 31, 1996 compared to 12.5 times at December 31, 1995.

Shareholders' Information

Dividend Reinvestment Plan

Franklin Financial Services Corporation offers a dividend reinvestment program whereby shareholders with stock registered in their own names may reinvest their dividends in additional shares of the Corporation. Information concerning this optional program ia available by contacting the Corporate Secretary at 20 South Main Street, P.O. Box T, Chammbersburg, PA 17201-0819, telephone 717/264-6116.

Dividend Direct Deposit Program

Franklin Financial Services Corporation offers a dividend direct deposit program whereby shareholders with registered stock in their own names may choose to have their dividends directly deposited into the bank account of their choice on the dividend payment date. Information concerning this optional program ia available by contacting the Corporate Secretary at 20 South Main Street, P.O. Box T, Chammbersburg, PA 17201-0819, telephone 717/264-6116.

Annual Meeting

The Annual Shareholders' Meeting will be held on Tuesday, April 29, 1997 at The Lighthouse Restuarant, 4301 Philadelphia Avenue, Chambersburg. The business meeting will begin at 10:30 a.m. and will be followed by a luncheon served at 12:00 noon.

Stock Information

The following brokers are registered market makers of Franklin Financial Services Corporation's common stock:

Ferris Baker Watts                   Hopper Soliday & Co., Inc.
17 East Washington Street            1703 Oregon Pike
Hagerstown, MD 21740                 Lancaster, PA 17601
800/344-4413                         800/646-8647

F.J. Morrissey & Co., Inc.           Ryan, Beck & Co.
1700 Market Street, Suite 1420       3 Parkway
Philadelphia, PA 19103-3913          Philadelphia, PA 19102
215/563-3296                         800/223-8969

Registrar and Transfer Agent

The registrar and transfer agent for Franklin Financial Services Corporation is Fulton Bank, P.O. Box 4887, Lancaster, PA 17604.