Form 10-K405, Exhibit 13
period 1997-12-31
FRANKLIN FINANCIAL SERVICES CORP /PA/
filed 1998-03-27
CIK 723646

FRANKLIN FINANCIAL SERVICES CORPORATION
1997 ANNUAL REPORT



Table of Contents

Consolidated Financia Highlights
Summary of Selected Financial Data
A Message to Shareholders
Report of Independent Public Accountants
Financial Statements
Notes to Consolidated Financial Statements
Managements' Discussion and Analysis
Shareholders' Information





CONSOLIDATED FINANCIAL HIGHLIGHTS


                                                                        % increase
(amounts in thousands, except per share)          1997          1996    (decrease)

Performance
Net income                                      $4,363        $4,127        6
Return on assets                                  1.26%         1.29%
Return on equity                                 12.03%        11.83%

Shareholders' Value (per share)*
Basic earnings per share                        $1.59         $1.46         9
Cash dividends paid                              0.56          0.52         8
Cash dividends paid (unadjusted)                 0.84          0.78         8
Cash dividends declared                          1.37          0.52       163
Cash dividends declared (unadjusted)             1.99          0.78       155
Book value                                      12.99         12.47         4
Market value (mean of bid and ask)              34.16         21.42        59
Market value/book value ratio                  262.97%       171.77%
Price/earnings multiple                         21.49x        14.57x
Yield on cash dividends paid                     1.64%         2.43%

Safety and Soundness
Leverage ratio (Tier 1)                          9.22%        10.03%
Nonperforming assets/total assets                0.54%         0.54%
Allowance for loan loss as a % of loans          1.35%         1.36%
Net charge-offs/average loans                    0.29%         0.32%
Allowance for loan loss/nonaccrual loans       287.70%       357.48%
Allowance for loan loss/nonperforming loans    192.99%       176.88%
Risk-based capital (Tier 1)                     13.53%        14.75%

Balance Sheet Highlights
Total assets                                 $353,865      $336,120         5
Investment Securities                          87,098        89,792        -3
Loans, net                                    241,244       221,166         9
Deposits                                      274,555       268,202         2
Shareholders' equity                           36,305        35,341         3
Trust assets under management (market value)  350,866       262,840        33


* Per share information, except where noted, for 1997 and 1996 has been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend declared on November 13, 1997, and distributed on February 3, 1998, to shareholders of record on January 13, 1998.  Cash dividends per share declared include the regular quarterly cash paid to shareholders in 1997 plus the $1.00 per share special dividend and the regular first quarter 1998 dividend.  The latter two were paid in 1998.







SUMMARY OF SELECTED FINANCIAL DATA
                                                    1997       1996       1995        1994       1993
(amounts in thousands, except per share)

Summary of operations
Interest income                                    $26,308    $24,799    $24,971     $22,028    $21,559
Interest expense                                   $12,225     11,087     11,210       9,720     10,120
Net interest income                                 14,083     13,712     13,761      12,308     11,439
Provision for possible loan losses                     936        607        302          48        701
Net interest income after provision
for possible loan losses                            13,147     13,105     13,459      12,260     10,738
Noninterest income                                   4,306      3,683      3,351       3,569      5,020
Noninterest expense                                 11,700     11,282     11,180      11,069     11,789
Income before income taxes and
cumulative effect of
accounting change                                    5,753      5,506      5,630       4,760      3,969
Income tax                                           1,390      1,379      1,451       1,000        897
Income before cumulative effect
of accounting change                                 4,363      4,127      4,179       3,760      3,072
Cumulative effect of
accounting change                                    -          -          -          --      250
Net income                                          $4,363     $4,127     $4,179      $3,760     $3,322

Per common share*
Basic earnings per share before cumulative
effect of accounting change                          $1.59      $1.46      $1.45       $1.28      $1.06
Cumulative effect of
accounting change                                      -          -          -          --     0.09
Basic earnings per share                             $1.59      $1.46      $1.45       $1.28      $1.15
Cash dividends declared                              $1.37      $0.52      $0.48       $0.43      $0.41

Balance sheet data
End of year
Total assets                                      $353,865   $336,120   $313,473    $310,554   $314,557
Deposits                                           274,555    268,202    257,211     256,697    262,707
Loans, net                                         241,244    221,166    210,067     219,311    210,663
Shareholders' equity                                36,305     35,341     34,956      32,873     30,618

Performance yardsticks (unaudited)
Return on average assets                              1.26%      1.29%      1.34%       1.21%      1.07%
Return on average equity                             12.03%     11.83%     12.50%      11.82%     11.49%
Dividend payout ratio                                36.01%     36.42%     33.98%      32.55%     32.54%
Average equity to average asset ratio                10.49%     10.87%     10.69%      10.26%      9.33%

Trust assets under management (unaudited)
Personal trusts (market value)                    $349,647   $261,803   $223,230    $182,872   $182,184
Corporate trusts (market value)                      1,219      1,037        933       1,611      1,747
                                                  $350,866   $262,840   $224,163    $184,483   $183,931

* Per share information has been adjusted retroactively to reflect all stock splits and dividends.




President's Message

Dear Shareholder,

Franklin Financial earned $4,363,000 in 1997, representing a 5.7% improvement over 1996 earnings of $4,127,000 and a new record for your company. Our 1997 earnings performance included significant gains on the sale of investment securities which were offset by an increased provision for loan losses and other noninterest expenses.

As shareholders, you received a 7.7% increase in dividends paid during the year as per share dividends increased from $.78 in 1996 to $.84 in 1997. On November 13, 1997, the board of directors declared a 3 for 2 stock split issued in the form of a 50% stock dividend plus a special $1 cash dividend which was paid to shareholders in January 1998. When adjusted to reflect the 50% stock dividend, cash dividends paid per share were $.52 during 1996 compared to $.56 in 1997.

The 50% stock dividend that was declared on November 13, 1997, isn't an uncommon occurrence for Franklin Financial shareholders. In fact, this is the sixteenth stock dividend that has been declared since 1961 and, more recently, the fourth in five years. The 50% stock dividend was made possible by our strong financial position and reflected our continuing commitment to generating long-term value for our shareholders. The 50% stock dividend had the effect of lowering the current price of a single share of Franklin Financial stock after the "ex" date to a price that, in the $30-40 per share range, is more affordable thus improving the marketability and availability or our stock.

Following the announcement of the 50% stock dividend and $1 special cash dividend, the market price of Franklin Financial stock continued to appreciate. By December 31, 1997, the market value (mean of bid and ask price) of a share of Franklin Financial stock reflected a 59.5% increase when compared to December 31, 1996. The book value of a single share of Franklin Financial stock improved as well, from $12.47 to $12.99, as adjusted for the 50% stock dividend.

Continuing our stock repurchase program has been a part of your management's efforts to effectively manage our capital position in order to
enhance long-term shareholder value.   In 1997, we purchased 37,983 shares
(56,974 shares as adjusted for the 50% stock dividend) at a cost of $1,283,551. In addition to the repurchase program, which analysts believe should be viewed as a strategic acquisition, the board of directors distributed accumulated capital through the special $1 cash dividend. This $1 dividend reflects the prior performance and strong capital position of your company, and is a means of distributing previous years' earnings to shareholders, as well as enhancing long-term shareholder value by leveraging the company which in the future should generate a higher Return on Equity (a key measurement of our performance). These initiatives have resulted in increased earnings per share reflected in the increase in basic earnings per share from $1.46 in 1996 to $1.59 in 1997 as adjusted for the 50% stock dividend, and return on equity, as well as potentially higher stock prices to the current shareholders.

In last year's Annual Report to shareholders, I commented that earnings in 1996 were impacted by the market expansion of F&M Trust into the Cumberland County market during the fourth quarter with additional expenses for salaries
and benefits, facilities, marketing and others.   I am pleased to report that
our community offices in Boiling Springs, Newville, and Shippensburg have continued to generate significant growth in both deposits and loans. We expect that our investment in these new markets will continue to provide us with the potential for an increase in earning assets and additional income generation capability.

Asset growth of 5.3% to a record $353,865,000 was fueled by loan growth of 9.1%, reflecting a favorable economic environment and strong business development efforts. In addition to the expansion into the Cumberland County market, we believe that the responsiveness and flexibility that we can deliver as an independent community bank at a time of rapid consolidation within the financial services industry creates value in the minds of our customers, positioning us well for the future.

While interest rates remained low to the benefit of borrowers, it has placed pressure on us to retain deposit dollars. The banking industry as a whole is faced with more and more customers turning to uninsured non-deposit products such as mutual funds, stocks, bonds, and annuities to earn a higher return on their investment while assuming the possibility of additional risk. Banks are no longer just competing with other banks and credit unions for deposits, but now face intense competition from non-banks including mutual fund companies, investment firms, and insurance companies. During 1997, we introduced the F&M Trust Money Management Account to attract and retain deposit dollars that may have eventually been attracted to the non-bank alternative investments. The Money Management Account pays a market rate of interest, coupled with the safety of FDIC insurance, and has been widely accepted, as evidenced by the approximately $25 million growth, including significant new deposit dollars, registered by this product in just seven months.

Net interest income after the provision for loan losses remained relatively constant at $13,147,000, despite an increased provision for possible loan losses. We continue to be confronted by the trend of rising consumer bankruptcies that began in the fourth quarter of 1995. During 1997, management acted prudently to increase the loan loss provision expense accordingly to $936,000, representing a 54.2% increase above the provision for loan loss in 1996. We have implemented several strategic initiatives to combat this trend including consumer loan training, loan policy revisions, and an enhanced loan review function. However, there appears to be no quick-fix solution to this disturbing trend. It is our intention to closely monitor the credit quality of our loan portfolio to ensure that we remain adequately reserved.

As we continue to evolve into a diversified financial services provider, nontraditional bank services are making a more significant contribution to our performance. Last year we introduced The Personal Investment Center at F&M Trust to integrate financial planning and investment services into the retail environment of our offices. Based upon the results achieved, an expansion of The Personal Investment Center concept to additional community office locations is planned during 1998.

The market value of trust assets under management grew by 33.5% to $350,866,000 at year end 1997 boosting trust fee income to $1,431,000, representing a 21.8% increase over the previous year. This growth is attributable to both the volume of business generated as well as the increased market valuation. In addition to fee income contributed by The Personal Investment Center and the Investment and Trust Services Department, which portend the direction and focus the banking industry is taking, noninterest income was also augmented by debit card income and the sale of mortgages into the secondary market.

During 1997, our noninterest expense increased by $418,000 or 3.7% to $11,700,000, reflecting our efforts to control costs. Included in this increase was an amount of $386,000 related to the sale of various properties and an adjustment in the carrying value of other properties held for future use.

We made several investments in technology in preparation for future growth and service delivery including the introduction of a voice response unit accessed via telephone called the Freedom Access Center and the installation of a Marketing Customer Information File (MCIF) system. We have continued to make upgrades to our internal software and improvements in our operations to support the delivery of service to our internal and external customers.

One of the hottest technology topics in our industry as well as most others is the "Year 2000 Problem." This issue basically deals with the future viability of computer software and systems that only use two digits in the date field. In order to handle the change from 1999 to 2000, one of the upgrades that must be made to ensure compatibility is a four-digit date field. In early 1997, we began to prepare for the Year 2000 in our Strategic Technology Plan with a target date of December 31, 1998 to ensure that all of our systems and the vendors that support our systems are Year 2000 compliant.

Before concluding this letter, I would like to express my gratitude to
Charles R. Diller for his years of service to Franklin Financial and F&M Trust
Company.   Charlie retired from the Board on December 31, 1997 after 25 years
of service and commitment to our company.   We will miss his experience,
knowledge, and contributions to our deliberations and his determination to uphold the values that have guided our company for over 90 years. I extend my wishes to Charlie and his wife, Sarah, for a pleasant and healthy retirement.

As stated in our mission statement and core values statement, it is our belief that the delivery of quality service by our employees to customers and our communities are the cornerstone for quality earnings to you our shareholders. Our past and future success ultimately is linked to successfully serving our constituencies --- our shareholders, our customers, our employees, and our communities. We are guided by our core values --- proactivity, honesty and integrity, teamwork, and a concern for the individual --- as we focus upon achieving our mission as a good corporate citizen within our communities.

Sincerely,
William E. Snell, Jr.
President and Chief Executive Officer



Market and Dividend Information

The Corporation's common stock is not actively traded in the over-the-counter market. The Corporatio's stock is listed under the symbol "FRAF" on the O.T.C. Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system. Current price information is available from account executives at most brokerage firms as well as the registered market makers of Franklin Financial Services
Corporation common stock. (See a listing of market makers on page 59 of this report.) There were 1,823 shareholders of record as of December 31, 1997. The range of high and low bid prices, as reported by local sources, is shown below for the years 1997 and 1996. Also shown are the quarterly cash dividends paid for the same years.

Per share*
1997               High      Low   Cash div. 1996                High     Low   Cash div.
1st quarter . . .  $22.00   $20.83   $0.133  1st quarter . . .   $19.17 $17.50   $0.126
2nd quarter . . .   22.00    22.00    0.133  2nd quarter . . .    20.00  19.17    0.126
3rd quarter . . .   24.67    22.17    0.146  3rd quarter . . .    20.83  20.00    0.126
4th quarter . . .   32.83    24.83    0.146  4th quarter . . .    20.83  20.83    0.126
                                     $0.558                                      $0.518

* Per share information has been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on February 3, 1998.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors,
   Franklin Financial Services Corporation:

We have audited the accompanying consolidated balance sheets of FRANKLIN FINANCIAL SERVICES CORPORATION (a Pennsylvania corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining,on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FRANKLIN FINANCIAL SERVICES CORPORATION and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.






Lancaster, PA
January 30, 1998





Consolidated Balance Sheets

(Amounts in thousands)                                                                 December 31
                                                                                   1997            1996
Assets
Cash and due from banks (Note 3)                                                $10,863         $10,265
Interest-bearing deposits in other banks                                            249             256
Investment securities held to maturity (market value of $28,030 and $36,199 at
December 31, 1997 and 1996, respectively) (Notes 1 and 4)                        27,779          36,290
Investment securities available for sale (Notes 1 and 4)                         59,319          53,502
Loans, net (Notes 1 and 5)                                                      241,244         221,166
Premises and equipment, net (Notes 1 and 7)                                       5,907           6,698
Other assets                                                                      8,504           7,943
Total assets                                                                   $353,865        $336,120

Liabilities
Deposits (Note 8)
Demand (noninterest-bearing)                                                    $37,591         $34,847
Savings and interest checking                                                   113,138         104,763
Time                                                                            123,826         128,592
Total Deposits                                                                  274,555         268,202
Securities sold under agreements to repurchase(Note 9)                           16,075          15,122
Other borrowings (Note 9)                                                        21,434          14,891
Other liabilities                                                                 5,496           2,564
Total liabilities                                                               317,560         300,779

Commitments and contingencies (Notes 13 and 15)

Shareholders' equity (Notes 2, 12 and 14)
Common stock, $1 par value per share, 5,000 shares authorized with 3,045 and 2,030 shares issued and 2,795 and 1,890 outstanding at
December 31, 1997 and 1996, respectively                                          3,045           2,030
Capital stock without par value, 5,000 shares authorized with no shares
issued and outstanding                                                      -               -
Additional paid-in capital                                                       19,761          19,745
Retained earnings                                                                17,087          17,590
Net unrealized gain on securities                                                 1,935             613
Treasury stock                                                                   (4,760)         (3,830)
Unearned compensation (Note 11)                                                    (763)           (807)
Total shareholders' equity                                                       36,305          35,341
Total liabilities and shareholders' equity                                     $353,865        $336,120

The accompanying notes are an integral part of these statements.





Consolidated Statements of Income
(Amounts in thousands, except per share data)
                                                                    Years ended December 31
                                                              1997        1996        1995

Interest income (Note 1)
Interest on loans                                           $21,088     $19,903     $20,280
Interest on deposits and other obligations of other banks        28         210         683
Interest on Federal funds sold                                    -           -           9
Interest on investments:
U.S. Government obligations                                     293         311         283
Obligations of U.S. Government agencies and corporations      2,632       2,542       1,893
Obligations of states and political subdivisions              1,407         999       1,096
Other securities                                                704         695         585
Dividend income                                                 156         139         142
Total interest income                                        26,308      24,799      24,971

Interest expense
Interest on deposits (Note 8)                                10,057       9,848      10,119
Interest on securities sold under agreements to repurchase      750         762         639
Other borrowings                                              1,418         477         452
Total interest expense                                       12,225      11,087      11,210
Net interest income                                          14,083      13,712      13,761
Provision for possible loan losses (Notes 1 and 6)              936         607         302
Net interest income after provision for possible loan losses 13,147      13,105      13,459

Noninterest income
Trust fees                                                    1,431       1,175       1,166
Service charges, commissions and fees                         2,023       1,939       1,991
Other                                                            65         403         184
Securities gains                                                787         166          10
Total noninterest income                                      4,306       3,683       3,351

Noninterest expense
Salaries and employee benefits                                6,434       6,276       6,100
Net occupancy expense                                           624         524         517
Furniture and equipment expense                                 776         751         762
FDIC insurance                                                   43         163         323
Other                                                         3,823       3,568       3,478
Total noninterest expense                                    11,700      11,282      11,180
Income before Federal income taxes                            5,753       5,506       5,630
Federal income tax expense (Note 10)                          1,390       1,379       1,451
Net income                                                   $4,363      $4,127      $4,179

Earnings per share (Note 1)*
Basic earnings per share                                      $1.59       $1.46       $1.45
Weighted average shares outstanding (000's)                   2,738       2,818       2,882

Diluted earnings per share                                    $1.58       $1.45       $1.43
Weighted average shares outstanding (000's)                   2,767       2,838       2,921

*Earnings per share for all periods have been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on February 3, 1998.



The accompanying notes are an integral part of these statements.






   Consolidated Statements of Changes in Shareholders' Equity

   For years ended December 31, 1997, 1996 and 1995:

                                                   Additional        Net Unrealized
                                           Common   Paid-in Retained  Gain (Loss) Treasury  Unearned
(Amounts in thousands, except per share)    Stock   Capital Earnings  Securities    Stock  Compensation Total
   Balance at December 31, 1994             $1,353  $19,451  $12,884        ($353)    ($36)     ($426) $32,873
   Year ended December 31, 1995
       Net income                             -        -       4,179       -          -         -        4,179
       Cash dividends paid, $.48 per share             -      (1,420)      -          -         -       (1,420)
       50% stock split                         677     -        (677)      -          -         -
       Common stock issued under
           stock option plans (Note 12)       -         (20)    -          -           218      -          198
       Change in net unrealized loss
           on securities (Note 1 and Note 4)  -        -        -           1,030     -         -        1,030
       Acquisition of 97,111 shares of
           treasury stock at cost             -        -        -          -        (2,235)     -       (2,235)
       Amortization of unearned
           compensation (Note 11)             -        -        -          -          -           331      331
   Balance at December 31, 1995              2,030   19,431   14,966          677   (2,053)       (95)  34,956

   Year ended December 31, 1996
       Net income                             -        -       4,127       -          -         -        4,127
       Cash dividends paid, $.52 per share    -        -      (1,503)      -          -         -       (1,503)
       Common stock issued under
           stock option plans (Note 12)       -         (33)    -          -           233      -          200
       Change in net unrealized gain
           on securities (Note 1 and
           Note 4)                            -        -        -             (64)    -         -          (64)
       Restricted stock issued under
           long-term incentive
           compensation plan
           (28,926 shares net of forfeitures) -         177     -          -           672       (849)
       Acquisition of 132,906 shares of
           treasury stock at cost                                                   (2,682)             (2,682)
        Tax benefit of restricted
           stock transaction                  -         170     -          -          -         -          170
       Amortization of unearned
           compensation (Note 11)             -        -        -          -          -           137      137
   Balance at December 31, 1996             $2,030  $19,745  $17,590         $613  ($3,830)     ($807) $35,341

   Year ended December 31, 1997
       Net income                             -        -       4,363       -          -         -        4,363
       Cash dividends paid, $.56 per share    -        -      (1,571)      -          -         -       (1,571)
       Cash dividends declared, not paid
            $.81 per share                    -        -      (2,280)      -                            (2,280)
       50% stock split                       1,015     -      (1,015)      -          -         -            0
       Common stock issued under
           stock option plans (Note 12)       -          27     -          -           294      -          321
       Change in net unrealized gain
           on securities (Note 1 and
           Note 4)                            -        -        -           1,322     -         -        1,322
       Restricted stock issued under
           long-term incentive
           compensation plan
          (2,174 shares net of forfeitures)   -         (11)    -          -            60        (73)     (24)
       Acquisition of 56,974 shares of
           treasury stock at cost                                                   (1,284)             (1,284)
       Amortization of unearned
           compensation (Note 11)             -        -        -          -          -           117      117
   Balance at December 31, 1997             $3,045  $19,761  $17,087       $1,935  ($4,760)     ($763) $36,305

   Cash dividends in all periods have been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend and distributed on February 3,1998.

   The accompanying notes are an integral part of these statements.



Consolidated Statements of Cash Flows

Years ended December 31
                                                                1997        1996        1995
(Amounts in thousands)
Cash flows from operating activities
Net income                                                       $4,363      $4,127      $4,179
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation                                                        775         741         627
Premium amortization on investment securities                       116         107          74
Discount accretion on investment securities                        (156)       (129)       (173)
Provision for possible loan losses                                  936         607         302
Securities gains, net                                              (787)       (166)        (10)
Proceeds from sale of mortgage loans                             11,947      15,225      15,076
Principal gains on sales of mortgage loans                          (62)        (71)        (61)
Loss (gain) on sale of premises and equipment                        37        (196)        (25)
Loan charge-offs, net of recoveries                                (692)       (688)       (586)
Increase in interest receivable                                    (154)       (138)       (214)
Increase in interest payable                                        108         117         169
Decrease in unearned discount                                      (116)       (361)       (591)
Increase in prepaid and other assets                               (240)       (432)       (615)
(Decrease) increase in accrued expenses and other liabilities      (236)        436        (893)
Other , net                                                         333         305         366
Net cash provided by operating activities                        16,172      19,484      17,625

Cash flows from investing activities
Proceeds from sales of investment securities available for sale   4,364         334        -
Proceeds from maturities of investment securities held to
  maturity                                                       10,088      11,026      18,172
Proceeds from maturities of investment securities available
  for sale                                                        9,515      12,641       6,633
Purchase of investment securities held to maturity               (1,577)    (11,999)     (9,250)
Purchase of investment securities available for sale            (16,905)    (24,360)    (18,651)
Net change in loans                                             (32,091)    (25,811)     (4,896)
Acquisition of branch office and customer list                     -         (2,667)       -
Capital expenditures                                               (433)     (1,120)     (1,313)
Proceeds from sales of premises and equipment                       143         331         158
Net cash used in investing activities                           (26,896)    (41,625)     (9,147)

Cash flows from financing activities
Net increase (decrease) in demand deposits, NOW accounts
and savings accounts                                             11,119       8,952      (4,642)
Net (decrease) increase in certificates of deposit               (4,766)      2,039       5,156
Dividends paid                                                   (1,571)     (1,503)     (1,420)
Common stock issued under stock option plans                        321         200         198
Purchase of treasury shares                                      (1,284)     (2,682)     (2,235)
Cash inflows from other borrowings                                7,496      10,752         698
Net cash provided by (used in) financing activities              11,315      17,758      (2,245)

Increase (decrease) in cash and cash equivalents                              591      (4,383)      6,233
Cash and cash equivalents as of January 1                        10,521      14,904       8,671
Cash and cash equivalents as of December 31                     $11,112     $10,521     $14,904

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:                                    1997        1996        1995
Interest paid on deposits and other borrowed funds              $12,117     $10,970     $11,041
Income tax paid                                                   1,200       1,335       1,425


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

Principles of Consolidation - The consolidated financial statements include the accounts of Franklin Financial Services Corporation (the Corporation) and its wholly-owned subsidiary, Farmers and Merchants Trust Company, a commercial bank (the Bank). Effective May 1, 1995, The Mont Alto State Bank, also a commercial bank and a subsidiary of the Corporation, was merged into Farmers and Merchants Trust Company. In addition, on December 29, 1995, Franklin Founders Life Insurance Company, a credit life reinsurance company and a subsidiary of the Corporation, was dissolved. All significant intercompany transactions and account balances have been eliminated.

Nature of Operations - The Corporation conducts all of its business through its subsidiary bank, Farmers and Merchants Trust Company. The Bank serves its customer base through twelve community offices located in Franklin and Cumberland Counties in Pennsylvania.

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

Investment Securities - Except as noted below, debt securities are acquired with the intent to hold to maturity and are stated at cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments of interest income. Certain specific debt securities and all marketable equity securities have been classified as "available for sale" to serve as a potential source of liquidity. Available for sale securities are stated at estimated market value with the related unrealized holding gains and losses reported as a separate component of shareholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method.

Interest and dividends on investment securities are recognized as income when earned. Gains or losses on the disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the specific securities sold. In the opinion of management, the Corporation has the ability and intent to hold investment securities carried at amortized cost to maturity.

In December 1995, the Corporation reclassified investment securities with a book value of $15,706,000 and a market value of $15,745,000 from held to maturity to available for sale. This reclassification was allowable under Financial Accounting Standards Board (FASB) guidance which permitted institutions to make a one-time reassessment of the appropriateness of investment security classifications. As a result of this reclassification, the unrealized gain on securities recorded as a component of shareholders' equity increased approximately $26,000, net of tax.

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

Earnings per share - Earnings per share is computed based on the weighted average number of shares outstanding during each year, adjusted retroactively for stock splits and dividends. Adjustments resulted from a 3 for 2 stock split issued in the form of a 50% stock dividend declared on November 13, 1997, and distributed on February 3, 1998, to shareholders of record on January 13, 1998 and a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on December 29, 1995 to shareholders of record on December 8, 1995.

The Corporation adopted Statement of Financial Accounting Standards No.
128, "Earnings Per Share" (Statement 128), on December 31, 1997. Statement 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. The Corporation's basic earnings per share is calculated as net income divided by the weighted average number of shares outstanding. For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents, calculated using the treasury stock method. The Corporation's common stock equivalents consist of outstanding restricted stock and stock options.

A reconciliation of the weighted average shares outstanding used to calculate basic earnings per share and diluted earnings per share follows:

(In thousands)
                                               1997      1996      1995

Weighted average shares outstanding (basic)   2,738      2,818    2,882
Impact of common stock equivalents               29         20       39
Weighted average shares outstanding (diluted) 2,767      2,838    2,921
                                              =====      =====    =====

Reclassification - Certain prior period amounts have been reclassified to conform with the current year presentation.

Recent Accounting Pronouncements:

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities - In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Statement No. 127 was also issued in 1996 and amended Statement No. 125 by deferring for one year the effective date for certain provisions of Statement No. 125. Statement No. 125, as amended, was adopted prospectively on January 1, 1997, and Statement No. 127 was adopted on January 1, 1998. There was no material financial statement impact from the adoption of Statement No. 125 in 1997 and none is anticipated upon the adoption of Statement No. 127 in 1998.


                   NOTE 2. Regulatory Matters


Certain restrictions exist under Federal law regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. The dividend limitation generally restricts dividend payments to the Bank's retained net income in the current and preceding two calendar years. Accordingly, under this limitation, as of December 31, 1997 approximately $1,032,000 of the undistributed earnings of the Bank would be available for distribution to the Corporation as dividends without prior regulatory approval. The Bank also is limited as to the amount it may loan the Corporation, unless such loans are collateralized by specific obligations.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from Federal
Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The table that follows presents the total risk-based, Tier I risk-based and Tier I leverage requirements for the Corporation and the Bank. Actual capital amounts and ratios are also presented.






As of December 31, 1997
                                                                               To be well
                                                                               Capitalized Under
                                                               For Capital     Prompt Corrective
Actual                                                      Adequacy Purposes  Action Provision
(Amounts in thousands)                   Amount    Ratio      Amount  Ratio    Amount   Ratio


Total Capital (to Risk Weighted Assets)
Corporation                              $35,394    14.80%    $19,133  8.00%   $23,916  10.00%
Bank                                      31,261    13.24%     18,889  8.00%    23,611  10.00%

Tier I Capital (to Risk Weighted Assets)
Corporation                              $32,401    13.53%     $9,579  4.00%   $14,368   6.00%
Bank                                      28,305    11.99%      9,445  4.00%    14,167   6.00%

Tier I Capital (to Average Assets)
Corporation                              $32,401     9.22%    $14,049  4.00%   $17,562   5.00%
Bank                                      28,305     8.18%     13,841  4.00%    17,301   5.00%





As of December 31, 1996

                                                                               To be Well
                                                                               Capitalized Under
                                                                For Capital    Prompt Corrective
                                                            Adequacy Purposes  Action Provision
Total Capital (to Risk Weighted Assets)  Amount    Ratio      Amount  Ratio    Amount   Ratio
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


Management believes that under the current and proposed regulations the Corporation and its
Bank subsidiary will continue to meet the minimum capital requirements in the forseeable future.
However, events beyond the control of the Corporation, such as increased interest rates or a downturn in the economy where the Bank subsidiary has a concentrartion of its loans, could adversely affect future earnings and consequently, the ability of the
Corporation and its Bank subsidiary to meet future capital requirements.





NOTE 3. Restricted Cash Balances


The Corporation's subsidiary bank is required to maintain reserves in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. At December 31, 1997 and 1996, required reserves held at the Federal Reserve Bank,for the bank subsidiary, were approximately $2,879,000 and $2,624,000. In addition, as compensation for check clearing and other services, a compensatory balance maintained at the Federal Reserve Bank at December 31,1997 and 1996 equaled approximately $900,000.








NOTE 4. Investment Securities

Included as Other in the Held to Maturity classification in the following schedules are common stoc of the Federal Home Loan Bank of Pittsburgh and Atlantic
Central Bankers Bank which in the aggregate total $1,392,000 and $1,223,000 at December 31, 1997 and 1996, respectively. Common stock of the Federal Home
Loan Bank and Atlantic Central Bankers Bank represent ownership in institutions which are wholly owned by other financial institutions.

The amortized cost and estimated market values of investment securities as of December 31, 1997
1996 are as follows:
                                                             Gross        Gross      Estimated
                                              Amortized    unrealized   unrealized     market
(Amounts in thousands)                           cost        gains        losses        value
1997 Held to Maturity
U.S. Treasury securities and obligations of U.S.
Government agencies and corporations             $1,030           $9          $ -        $1,039
Obligations of state and political subdivisions  15,025          227            8        15,244
Corporate debt securities                         2,343           12            7         2,348
Mortgage-backed securities                        7,989           66           48         8,007
                                                 26,387          314           63        26,638
Other                                             1,392            --           --        1,392
                                                $27,779         $314          $63       $28,030

                                                              Gross        Gross       Estimated
                                               Amortized    unrealized   unrealized     market
                                                  cost        gains        losses        value
1997 Available for Sale
Equity securities                                $1,588       $2,050       $   -         $3,638
U.S. Treasury securities and obligations of U.S.
Government agencies and corporations             20,967          172            3        21,136
Obligations of state and political subdivisions  14,926          674            -        15,600
Corporate debt securities                         4,029           51            -         4,080
Mortgage-backed securities                       14,877           42           54        14,865
                                                $56,387       $2,989          $57       $59,319


                                                              Gross        Gross       Estimated
                                               Amortized    unrealized   unrealized     market
                                                  cost        gains        losses        value
1996 Held to Maturity
U.S. Treasury securities and obligations of U.S.
Government agencies and corporations             $1,051           $7       $    -        $1,058
Obligations of state and political subdivisions  19,496          142          102        19,536
Corporate debt securities                         3,688            4           15         3,677
Mortgage-backed securities                       10,832           41          168        10,705
                                                 35,067          194          285        34,976
Other                                             1,223            --           --        1,223
                                                $36,290         $194         $285       $36,199

                                                              Gross        Gross       Estimated
                                               Amortized    unrealized   unrealized     market
                                                  cost        gains        losses        value
1996 Available for Sale
Equity securities                                $1,380       $1,110        $   -       $2,490
U.S. Treasury securities and obligations of U.S.
Government agencies and corporations             27,054           89           88        27,055
Obligations of state and political subdivisions   1,934            8           12         1,930
Corporate debt securities                         5,046           14            2         5,058
Mortgage-backed securities                       17,159           17          207        16,969
                                                $52,573       $1,238         $309       $53,502



At December 31, 1997 and 1996, investment securities pledged to secure public funds, trust balances and other deposits and obligations totaled $50,078,000 and $54,864,000, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 1997 and 1996, totaled approximately $4,364,000 and $334,000, respectively. The net gains realized from these sales were $787,000 and $166,000, for the same periods.


The amortized cost and estimated market value of debt securities at December
31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       Estimated
                                                                          Amortized      market
                                                                            cost         value
Held to Maturity
Due in one year or less                                                    $2,553        $2,560
Due after one year through five years                                      11,633        11,721
Due after five years through ten years                                      2,568         2,610
Due after ten years                                                         1,644         1,740
                                                                          $18,398       $18,631
Mortgage-backed securities                                                  7,989         8,007
                                                                          $26,387       $26,638

                                                                                       Estimated
                                                                          Amortized      market
                                                                            cost         value
Available for Sale
Due in one year or less                                                    $3,998        $4,004
Due after one year through five years                                      16,330        16,481
Due after five years through ten years                                      4,992         5,065
Due after ten years                                                        14,602        15,266
                                                                          $39,922       $40,816
Mortgage-backed securities                                                 14,877        14,865
                                                                          $54,799       $55,681



The amortized cost and estimated market value of mortgage backed securities by issuer as of December 31, 1997 and 1996 are as follows:

                                                              Gross         Gross       Estimated
                                              Amortized    unrealized    unrealized      market
                                                   cost        gains        losses        value
1997 Held to Maturity
Federal Home Loan Mortgage Corporation           $2,662          $19           $7        $2,674
Federal National Mortgage Association             2,182            6           30         2,158
Government National Mortgage Association            430           11            --          441
Other Private                                     2,715           30           11         2,734
                                                 $7,989          $66          $48        $8,007


                                                              Gross         Gross       Estimated
                                              Amortized    unrealized    unrealized      market
                                                   cost        gains        losses        value
1997 Available for Sale
Federal Home Loan Mortgage Corporation           $9,843          $19          $46        $9,816
Federal National Mortgage Association             5,034           23            8         5,049
                                                $14,877          $42          $54       $14,865


                                                              Gross         Gross       Estimated
                                              Amortized    unrealized    unrealized      market
                                                   cost        gains        losses        value
1996 Held to Maturity
Federal Home Loan Mortgage Corporation           $4,028          $12          $41        $3,999
Federal National Mortgage Association             3,094            4           53         3,045
Government National Mortgage Association            530           13            --          543
Other Private                                     3,180           12           74         3,118
                                                $10,832          $41         $168       $10,705


                                                              Gross         Gross       Estimated
                                              Amortized    unrealized    unrealized      market
                                                   cost        gains        losses        value
1996 Available for Sale
Federal Home Loan Mortgage Corporation          $10,995    $     --          $161       $10,834
Federal National Mortgage Association             5,556            5           46         5,515
Government National Mortgage Association            608           12           --           620
                                                $17,159          $17         $207       $16,969




NOTE 5. Loans

A summary of loans outstanding at the end of the reporting periods is as follows:
                                                               December 31
(Amounts in thousands)                                     1997         1996
Real estate (primarily first mortgage
   residential loans)                                    $82,989      $79,478
Real estate - Construction                                 7,562        3,727
Commercial, industrial and agricultural                   98,389       91,244
Consumer (including home equity lines of credit)          55,651       49,936
                                                         244,591      224,385
Less:  Unearned discount                                     (43)        (159)
Allowance for possible loan losses                        (3,304)      (3,060)
Net Loans                                               $241,244     $221,166

Loans to directors and executive officers and to their related interests and affiliated enterprises amounted to approximately $1,154,000 and $1,416,000 at December 31, 1997 and
1996, respectively.  Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not present more than a normal risk of collection.  During 1997,
$260,000 of new loans were made and repayments totaled $522,000.






NOTE 6. Allowance for Possible Loan Losses

December 31
(Amounts in thousands)                           1997        1996        1995
Balance at beginning of year                   $3,060      $3,141      $3,425
Charge-offs
Commercial, industrial and agricultural          (113)       (183)        (89)
Consumer                                         (637)       (582)       (511)
Real estate                                       (32)        (12)        (76)
Total charge-offs                                (782)       (777)       (676)
Recoveries:
Commercial, industrial and agricultural            11          25          46
Consumer                                           79          64          43
Real estate                                        --          --           1
Total recoveries                                   90          89          90
Net charge-offs                                  (692)       (688)       (586)
Provision for possible loan losses                936         607         302
Balance at end of year                         $3,304      $3,060      $3,141


Nonaccrual loans at December 31, 1997 and 1996 were approximately $1,148,000 and $856,000, respectively. At December 31, 1997 and 1996 the Corporation had no restructured loans. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:


(Amounts in thousands)                           1997        1996
Gross interest due under terms                   $156        $120
Amount included in income                         (19)        (46)
Interest income not recognized                   $137         $74


At December 31, 1997 and 1996, the recorded investment in loans that were considered to be impaired, as defined by Statement No. 114, totaled $1,104,600 and $789,300, respectively.
Impaired loans have an allowance for credit losses of $67,000 and $14,000 as of December 31,
1997 and 1996, respectively.  The Corporation does not recognize interest income on its impaired loans.  Cash receipts on impaired loans are credited to the earliest amount owed by the borrower.  The average recorded investment in impaired loans during the years ended December 31,
1997 and 1996, was $1,060,300 and $594,200 respectively.





NOTE 7. Premises and Equipment

Premises and equipment consist of:
                                          Estimated          December 31
(Amounts in thousands)                   useful life      1997        1996
Land                                                        $928      $1,088
Buildings                                18-40 years       7,204       7,479
Furniture, fixtures and equipment          3-13 years      5,166       4,987
Total cost                                                13,298      13,554
Less: Accumulated Depreciation                            (7,391)     (6,856)
                                                          $5,907      $6,698



NOTE 8. Deposits

Deposits are summarized as follows:
                                                                          December 31
(Amounts in thousands)                                                 1997         1996
Demand                                                              $37,591      $34,847
Savings:
Interest-bearing checking                                            32,770       34,473
Money market accounts                                                40,836       25,288
Passbook and statement savings                                       39,532       45,002
                                                                    113,138      104,763

Time:
Deposits of $100,000 and over                                        17,739       30,345
Other time deposits                                                 106,087       98,247
                                                                    123,826      128,592
Total deposits                                                     $274,555     $268,202

The interest expense on time deposits with denominations of $100,000 or more for the years ended December 31, 1997, 1996 and 1995 was $1,144,000, $1,179,000, and $1,185,000, respectively.



NOTE 9. Securities Sold Under Agreements to Repurchase and Other Borrowings

The Corporation enters into sales of securities under agreements to repurchase. Securities sold under agreements to repurchase averaged $14,685,000 and $16,144,000 during 1997 and 1996, respectively, and the maximum amounts outstanding at any month end during 1997 and 1996, were $18,538,000 and $19,955,000, respectively.  The weighted average interest rate on these repurchase agreements was
5.11% and 4.72% for 1997 and 1996, respectively.  At December 31, 1997, securities sold under agreements to repurchase totaled $16,075,000 with interest rates ranging from 4.44% to 5.29%.  The securities that serve as collateral for securities sold under agreements to repurchase represent primarily
U.S. Government and U.S. Agency securities with a book and market value of $18,998,988 and $19,054,055, respectively, at December 31, 1997. The securities sold under agreements to repurchase are overnight borrowings.

A summary of other borrowings at the end of the reporting period follows:
                                 December 31
(Amounts in thousands)         1997        1996
Open Repo Plus (a)          $11,150      $7,050
Term loans (b)               10,284       7,841
Total other borrowings      $21,434     $14,891

(a)  Open Repo Plus is a revolving term commitment with the Federal Home Loan Bank of Pittsburgh
(FHLB) used on an overnight basis.  The term of these commitments may not exceed 364 days and the outstanding balance reprices daily at market rates.  The total amount available under the commitment in place on December 31, 1997 was $35,000,000 and the rate on the outstanding balance was 5.62%.

(b)  Term loans with the FHLB bear interest at fixed rates ranging from 5.87% to 7.27% (weighted average rate of 6.32%) with various maturities beginning September 30, 1998 to September 30, 2002.
All borrowings from the FHLB are collateralized by FHLB stock, mortgage-backed securities and first mortgage loans.

The scheduled maturities of the term borrowings are as follows:

1998                   687
1999                 5,635
2000                 3,780
2001                    29
2002                   153
                   $10,284




NOTE 10. Federal Income Taxes

The temporary differences which give rise to significant portions of deferred tax assets and liabilities under Statement No.109 are as follows (amounts in thousands):

Deferred Taxes (000's)                        December 31
Temporary Difference                         1997     1996
Allowance for possible loan losses         $1,123   $1,034
Deferred compensation                         183      182
Pensions                                      114       53
Restricted stock                              101       91
Depreciation                                   42      (91)
Net unrealized gain on securities            (997)    (316)
Deferred loan fees and costs,net              314      387
Other, net                                    (16)     (36)
Deferred taxes, net                          $864   $1,304


In determining the level of valuation reserves required, the Corporation has determined based upon its historical level of earnings, its interest margin, gap position and future taxable income that is more likely than not that the net deferred tax assets will be realized over a period of approximately
5 years.  Accordingly, no valuation allowance was established as of December 31, 1997 and 1996.




The components of the provision for Federal income taxes attributable to income from operations were as follows:
Years ended December 31
(Amounts in thousands)                                1997     1996     1995
Currently payable                                   $1,574   $1,302   $1,488
Deferred tax expense (benefit)                        (184)      77      (37)
Income tax provision                                $1,390   $1,379   $1,451


For the years ended December 31, 1997, 1996 and 1995, the income tax provisions are differently the tax expense which would be computed by applying the Federal statutory rate to pretax operating earnings.  A reconciliation between the tax provision at the statutory rate and the tax provisi effective tax rate is as follows:

Years ended December 31
(Amounts in thousands)                                1997     1996     1995
Tax provision at statutory rate                     $1,956   $1,872   $1,914
Income on tax-exempt loans and securities             (590)    (418)    (461)
Nondeductible interest expense relating to
carrying tax-exempt obligations                         81       61       65
Dividends received exclusion                           (16)     (15)     (16)
Valuation allowance adjustment                          -      (118)    (101)
Other, net                                             (41)      (3)      50
Income tax expense                                  $1,390   $1,379   $1,451

The tax provision in each year is applicable to:

Years ended December 31
(Amounts in thousands)                                1997     1996     1995
Operations                                          $1,122   $1,323   $1,448
Securities gains (losses)                              268       56        3
Income tax provision                                $1,390   $1,379   $1,451



                NOTE 11. Employee Benefit Plans


The Bank has a noncontributory retirement plan covering all employees of F& M Trust who meet certain age and service requirements. Benefits are based on years of service and the employee's compensation during the highest five consecutive years out of the last ten years of employment. The Bank's funding policy is to contribute annually the amount required to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The following table sets forth the plan's funded status at December 31, 1997 based on a September 30, 1997 actuarial valuation together with comparative 1996 and 1995 amounts:


    (Amounts in thousands)                                                    1997        1996        1995
    Actuarial present value of benefit obligations:
         Accumulated benefit obligation, including vested benefits
              of $5,636,  $5,089 and $4,566 in 1997, 1996 and 1995,
              respectively                                                  $5,636      $5,182      $4,635
         Projected benefit obligation for service rendered to date           7,611       7,261       6,550
    Plan assets at fair value*                                              11,223       7,817       7,023
    Plan assets greater than projected benefit obligation                    3,612         556         473
    Unrecognized net (gain) loss                                            (3,872)       (612)       (502)
    Unrecognized net asset at October 1, 1988 being recognized
         over 12 years                                                         116        (155)       (194)
    Unrecognized prior service cost                                            108         119         130
    Accrued pension cost included in other liabilities                        ($35)       ($92)       ($93)

    Net pension cost included the following components:
         Service cost - benefits earned during the period                     $321        $296        $236
         Interest cost on projected benefit obligation                         494         450         408
         Actual return on plan assets                                       (3,731)     (1,180)     (1,220)
         Net amortization and deferral                                       3,091         603         718
         Net periodic pension cost                                            $175        $169        $142

    *Plan assets are primarily invested in equities, general assets of insurance companies and insurance contracts.



The assumed weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 7.00% and 5.75% in 1997 and 1996 and 7.25% and 6.00%, respectively in 1995. The expected long-term rate of return on assets was 8.00% in 1997, 1996 and 1995.

The Corporation maintains a 401K plan covering all employees who have completed one year of service. Employee contributions to the plan are matched on a graduated basis with a minimum match of 100% up to 3% of the participant's total compensation. In addition, a 100% discretionary match from 3.5% up to 5.0% of eligible salary and tied to achieving specific net income targets became effective in 1997. The Corporation's match is subject to approval annually by the Board of Directors. Under this plan, not more than 15.00% of each participant's total compensation may be contributed in any given plan year. The Corporation's match expense in 1997, 1996 and 1995, as approved by the Board of Directors, was $143,000, $132,500 and $125,000, respectively.

Under the terms of the Corporation's Long-Term Incentive Plan of 1990
("the Plan"), the Compensation Committee of the Board of Directors (the Committee) is authorized to award up to 204,893 shares of presently authorized but unissued or reacquired Common Stock to certain employees of the Corporation and its subsidiaries. Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares.

Pursuant to the Plan, in 1991 the Corporation implemented a program known as the Senior Management Incentive Program (the Program) and as of December 31, 1997 has awarded 109,222 restricted shares of $1.00 par value per share common stock of the Corporation to certain employees at no cost to the employee participants. These shares are issued subject to specific transfer restrictions, including the passage of time, ranging from one to ten years; and shall fully vest upon the expiration of ten years from the date of the agreements, or earlier, dependent upon the Corporation meeting certain income requirements established by the Board of Directors.

The Committee has also awarded 18,345 restricted shares of the $1.00 par value per share common stock of the Corporation to certain employees at no cost to the participants. These shares also are issued subject to certain transfer restrictions and will automatically vest upon the expiration of ten years from the Agreement date (except for one senior officer whose shares vested in a shorter period).

Unearned compensation, representing the fair market value of the shares at the date of issuance, will be charged to income over the vesting period. The cost associated with the plan was approximately $117,000 in 1997, $137,000 in 1996 and $297,000 in 1995. The total of restricted shares vested was 565, 1,035, and 25,325 in 1997, 1996 and 1995, respectively.

In addition to the restricted shares issued to the employee participants of the Program, the employees could elect to receive a portion of their award in cash. The payment of cash each year is dependent upon the Corporation meeting certain income requirements established by the Board of Directors. There were no cash awards in 1997 or 1996. For 1995, the cash awards under the plan equaled $37,000.



NOTE 12. Stock Purchase Plan

In 1994, the Board of Directors of the Corporation approved and adopted the Employee Stock Purchase Plan of 1994 (the Plan). Under the Plan 198,000 shares of stock can be purchased by participating employees over a 10-year period. The number of shares which can be purchased by each participant is limited, as defined, and the option price is to be set by the Board of Directors. However, the option price cannot be less than the lesser of 90% of the fair market value of the shares on the date the option to purchase shares is granted, or 90% of the fair market value of the shares on the exercise date. These options must be exercised one year from the date of grant. Any shares related to unexercised options are available for future grant. As of December 31, 1997 there are 142,110 shares available for future grant. The following table summarizes the stock option activity (stock options have been adjusted to reflect all stock splits):

                                                              Option Price Per Share
                                                           Price            Weighted
                                          Stock Options    Range             Average

Balance at December 31, 1994               25,250          $13.23             $13.23
Granted                                    23,888           14.53              14.53
Exercised                                 (13,426)  13.23 - 14.53              13.32
Canceled                                  (12,751)          13.23              13.23
Balance at December 31, 1995               22,961           14.53              14.53
Granted                                    19,572           19.24              19.24
Exercised                                 (13,417)  14.53 - 19.24              14.77
Canceled                                  (10,224)          14.53              14.53
Balance at December 31, 1996               18,892           19.24              19.24
Granted                                    17,700           23.08              23.08
Exercised                                 (15,305)  19.24 - 23.08              20.24
Canceled                                   (7,564)          19.24              19.24
Balance at December 31, 1997               13,723          $23.08             $23.08



The following table summarizes information concerning options outstanding at December 31, 1997:

                                Weighted            Weighted
               Unexercised      Average             Average
                 Stock          Remaining           Exercise
Exercise Price  Options         Life (Years)        Price

$23.08          13,723          0.75                $23.08





The Corporation has adopted Statement No. 123, "Accounting for Stock-Based Compensation." As provided for in the statement, the Corporation elected to continue the intrinsic value method of expense recognition. Accordingly, no compensation expense for the Plan has been recognized in the financial statements of the Corporation. Had compensation cost for the Plan been recognized in accordance with Statement No. 123, the Corporation's net income and net income per share amounts would have been reduced to the following pro-forma amounts:


(Amounts in thousands, except per share)          1997               1996

Net Income:                   As reported        $4,363             $4,127
Proforma                                          4,334              4,097

Basic earnings per share:     As reported         $1.59              $1.46
Proforma                                           1.58               1.45

Diluted earnings per share:   As reported         $1.58              $1.45
Proforma                                           1.57               1.44

Weighted average fair value of options granted    $4.50              $3.97



The fair value of the options granted has been estimated using the following assumptions for both 1997 and 1996:risk-free interest rate of 5.49% , expected volatility of the Corporation's stock of 20.10% and an expected dividend yield of 3.67%. The expected life of the options in 1997 and 1996 was
 .81 year and 1 year, respectively.



NOTE 13. Deferred Compensation Agreement


The Corporation has entered into deferred compensation agreements with several officers and directors which provide for the payment of benefits over a ten-year period, beginning at age 65. At inception, the present value of the obligations under these deferred compensation agreements amounted to appoximately $600,000, which is being accrued over the estimated remaining service period of these officers and directors. These obligations are partially funded through life insurance covering these individuals.




NOTE 14. Shareholders' Equity


On November 13, 1997, the Board of Directors declared a 3 for 2 stock split issued in the form of a 50% stock dividend to be distributed on February 3, 1998 to the Corporation's shareholders of record at the close of business on January 13, 1998. The result was a transfer from retained earnings to common stock of approximately $1,015,000. A cash amount of approximately $10,500 was paid in lieu of issuing fractional shares arising from the stock dividend. Also on November 13, 1997, the Board of Directors declared a special cash dividend of $.66 per share on the Corporation's common stock, payable January 21, 1998, to the Corporation's shareholders of record as of the close of business on January 7, 1998 and a regular cash dividend of $.15 per share payable February 27, 1998 to shareholders of record as of the close of business on February 12, 1998.

In 1996, the Board of Directors authorized the repurchase of up to 100,000 shares (150,000 adjusted for the 50% stock dividend) of the Corporation's common stock through July 1997. In March, 1997, the Board of Directors extended the repurchase period from July, 1997 to March 5, 1998.
On March 5, 1998, the Board of Directors authorized the repurchase of up to 50,000 shares of the Corporation's common stock for a twelve month period. Under this program, the Corporation repurchased 37,983 shares (56,974 adjusted for the 50% stock dividend) for $1.3 million and 88,604 shares (132,906 adjusted for the 50% stock dividend) for $2.7 million during 1997 and 1996, respectively. The Corporation will use the treasury shares acquired for general corporate purposes including stock dividends and stock splits, employee benefit and executive compensation plans and the dividend reinvestment plan.


Note 15. Commitments and Contingencies


In the normal course of business, the Bank is party to financial instruments which are not reflected in the accompanying financial statements and are commonly referred to as off-balance-sheet instruments. These financial instruments are entered into primarily to meet the financing needs of the Bank's customers and include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the statement of financial position. The Corporation's exposure to credit loss in the event of nonperformance by other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contract or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk. The Corporation had the following outstanding commitments to fund loans as of December 31:

                                                                                         (Amounts in thousands)
Financial instruments whose contract amounts represent credit risk:
Commercial commitments to extend credit . . . . . . . . . . . . . . . . . . . . . .     $28,681      $26,576
Consumer commitments to extend credit (secured) . . . . . . . . . . . . . . . . . .      14,716       12,595
Consumer commitments to extend credit (unsecured) . . . . . . . . . . . . . . . . .      11,317       11,049
                                                                                        $54,714      $50,220

Standby letters of credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,053            905

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




The Bank has entered into various noncancellable operating leases. Total rental expense on these leases was $299,000, $316,000, and $378,000 in the years 1997, 1996 and 1995, respectively. Future minimum payments under these leases are as follows:

1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $287,400
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . .      281,000
2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16,200
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14,600
2002 and beyond . . . . . . . . . . . . . . . . . . . . . ..       40,300

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

Unrecognized Financial Instruments:

At December 31, 1997 and 1996, the Corporation had outstanding commitments to extend credit of $54,714,000 and $50,220,000, respectively, and commitments under standby letters of credit of $1,053,000 and $905,000, respectively. Such commitments include fixed and variable rate commercial and consumer commitments. The value of the commitment is a reasonable estimate of the fair value as the fees and rates charged are approximately consistent with the amounts which would be charged to enter into similar arrangements at year-end.





The estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                                     1997                 1996
                                              Carrying   Fair       Carrying   Fair
(Amounts in thousands)                         Amount    Value       Amount    Value
Financial assets:
Cash and short-term investments               $11,112  $11,112      $10,521   $10,521
Investment securities held to maturity         27,779   28,030       36,290    36,199
Investment securities available for sale       59,319   59,319       53,502    53,502
Net Loans                                     241,244  246,819      221,166   224,888
Total Financial Assets                       $339,454 $345,280     $321,479  $325,110

Financial liabilities:
Deposits                                     $274,555 $275,021     $268,202  $268,478
Securities sold under agreements to repurchase 16,075   16,075       15,122    15,122
Other borrowimgs                               21,434   21,452       14,891    14,947
Total Financial Liabilities                  $312,064 $312,548     $298,215  $298,547

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




NOTE 17. Parent Company (Franklin Financial Services Corporation) Financial Information

                                                                     Balance Sheets
                                                                      December 31
(Amounts in thousands)                                             1997        1996
Assets:
Due from bank subsidiary                                           $3,320        $178
Investment securities                                               2,999       1,761
Equity investment in subsidiaries                                  31,587      32,410
Premises                                                              881       1,238
Other assets                                                          340          84
Total assets                                                      $39,127     $35,671

Liabilities:
Accrued expenses                                                       $0         $87
Deferred tax liability                                                542         243
Dividends payable                                                   2,280           0
Total liabilities                                                   2,822         330

Shareholders' equity:
Common stock                                                        3,045       2,030
Additional paid-in capital                                         19,761      19,745
Retained earnings                                                  17,087      17,590
Net unrealized gain on securities                                   1,935         613
Treasury stock, at cost                                            (4,760)     (3,830)
Unearned compensation                                                (763)       (807)
Total shareholders' equity                                         36,305      35,341
Total liabilities and shareholders' equity                        $39,127     $35,671


Statements of Income

                                                         Years ended
                                                          December 31
(Amounts in thousands)                                  1997        1996        1995

Income:
Dividends from Bank                                    $6,020      $2,631      $3,325
Interest and dividend income                               44          42          48
Gain on sale of securities                                468         105           0
Other income                                                 -         37          18
Gain on sale of premises                                     -         90            -
                                                        6,532       2,905       3,391
Expenses:
Operating expenses                                        566         292         321
Loss on sale of premises                                   40          -           -
Income before equity in undistributed income of
subsidiaries                                            5,926       2,613       3,070
Equity in undistributed income of subsidiaries         (1,563)      1,514       1,109
Net income                                             $4,363      $4,127      $4,179



Statements of Cash Flows

                                                                     Years ended
                                                                      December 31
(Amounts in thousands)                                        1997        1996        1995

Cash flows from operating activities
Consolidated net income                                     $4,363      $4,127      $4,179
Adjustments to reconcile net income to net cash provided
by operating activities:
Equity in undistributed income of subsidiaries               1,563      (1,514)     (1,109)
Depreciation                                                    31          29          36
Discount accretion on investment securities                   -             (1)         (3)
Loss (gain) on sale of premises                                 40         (90)           -
Securities gains, net                                         (468)       (105)           -
(Increase) decrease in due from bank subsidiary             (3,142)         92        (134)
(Increase) decrease in other assets                           (256)        119         779
Increase (decrease) in liabilities                             (87)        119         (45)
Other, net                                                     278         303         559
Net cash provided by operating activities                    2,322       3,079       4,262

Cash flows from investing activities
Proceeds from sales of investment securities                   644         232            -
Proceeds from maturities of investment securities               -          850         534
Purchase of investment securities                             (534)       (218)       (987)
Proceeds from sale of premises                                 129         225            -
Capital expenditures                                           (27)       (183)       (352)
Net cash provided by (used in) investing activities            212         906        (805)

Cash flows from financing activities
Dividends                                                   (1,571)     (1,503)     (1,420)
Proceeds from sales of common stock                            321         200         198
Purchase of treasury shares                                 (1,284)     (2,682)     (2,235)
Net cash used in financing activities                       (2,534)     (3,985)     (3,457)

Increase in cash and cash equivalents                         -           -           -
Cash and cash equivalents as of January 1                     -           -           -
Cash and cash equivalents as of December 31                  $-          $-          $-



NOTE 18. Quarterly Results of Operation (Unaudited)

The following is a summary of the quarterly results of consolidated operations of Franklin Financi years ended December 31, 1997 and 1996:
(Amounts in thousands)                                            Three months ended
1997                                           March 31         June 30   September 30     December 31
Interest income                                  $6,383        $6,530           $6,724          $6,671
Interest expense                                  2,853         2,991            3,173           3,208
Net interest income                               3,530         3,539            3,551           3,463
Provision for loan losses                           193           192              253             298
Other noninterest income                            883           871              828             937
Securities gains (losses)                           111            93              189             394
Noninterest expense                               2,795         2,784            2,985           3,136
Income before income taxes                        1,536         1,527            1,330           1,360
Income taxes                                        401           344              291             354
Net Income                                       $1,135        $1,183           $1,039          $1,006
Basic earnings per share*                         $0.41         $0.43            $0.38           $0.37
Diluted earnings per share*                       $0.41         $0.43            $0.38           $0.37

1996
Interest income                                  $6,116        $6,032           $6,398          $6,253
Interest expense                                  2,784         2,725            2,774           2,804
Net interest income                               3,332         3,307            3,624           3,449
Provision for loan losses                            94           131               96             286
Other noninterest income                            823         1,018              814             862
Securities gains                                     78           -                 (1)             89
Noninterest expense                               2,714         2,728            2,934           2,906
Income before income taxes                        1,425         1,466            1,407           1,208
Income taxes                                        375           330              345             329
Net Income                                       $1,050        $1,136           $1,062            $879
Basic earnings per share*                         $0.37         $0.38            $0.40           $0.31
Diluted earnings per share*                       $0.36         $0.38            $0.40           $0.31


*Based on weighted-average shares outstanding during the period reported adjusted retroactively to reflect a 3 for 2 stock split issue in the form of a 50% stock dividend and distributed on February 3, 1998, to shareholders of record on January 13,1998. Consequently, the sum of the quarterly earnings per share may not equal the annual per share amount.






Management's Discussion and Analysis

The following discussion and analysis is intended to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein.



Results of Operations: Summary

Franklin Financial Services Corporation achieved record net income of $4.36 million for the year ended December 31, 1997, an increase of 5.7% over the $4.13 million recorded in 1996. Basic earnings per share for the year ended December 31, 1997, were $1.59 compared to $1.46 and $1.45 for the years ended December 31, 1996 and 1995, respectively. On November 13, 1997, the Board of Directors declared a 3 for 2 stock split issued in the form of a 50% stock dividend (the 50% Stock Dividend) which was distributed on February 3, 1998, to shareholders of record as of the close of business on January 13, 1998. All per share information in this discussion has been adjusted to reflect the 50% Stock Dividend. In addition to the 50% Stock Dividend, the Board of Directors also declared a special cash dividend of $1.00 ($.66 adjusted for the 50% Stock Dividend) which was paid on January 21, 1998, to shareholders of record as of the close of business on January 7, 1998. Return on average assets (ROA) and return on average equity (ROE) for 1997 were recorded at 1.26% and 12.03%, respectively, compared to 1.29% and 11.83%, respectively, one year earlier. Total assets grew approximately $17.8 million to $353.9 million at December 31, 1997 from $336.1 million at December 31, 1996. Net loans realized strong growth, increasing $20.1 million, or 9.1%, to $241.2 million at year-end 1997 over year-end 1996. The growth in deposits was moderate reflecting an increase of $6.4 million, or 2.4%, to $274.6 million at December 31, 1997, compared to $268.2 million at December 31, 1996. The Corporation's capital position remains strong at $36.3 million at December 31, 1997, compared to $35.3 million at December 31, 1996. The Corporation's Tier I capital to average assets ratio was 9.22% at December 31, 1997, compared to 10.03% at December 31, 1996.

A more detailed discussion of the areas having the greatest impact on the reported results for 1997 follows.


Net Interest Income

The most important source of the Corporation's earnings is net interest income which is defined as the difference between income on interest-earning assets and the cost of interest-bearing liabilities supporting those assets. The principal categories of interest-earning assets are loans and securities, while deposits and other borrowings are the principal interest-bearing liabilities. Net interest income, on a tax-equivalent basis, increased $570,000 or 4.0% to $14.8 million in 1997 from $14.2 million in 1996. The net interest margin which reflects the interest rate spread plus the contribution of assets funded by noninterest-bearing sources decreased to 4.56% for the year ended December 31, 1997, from 4.70% for the year ended December 31, 1996, as a result of an increasingly competitive environment for both loans and deposits.

For the purpose of this discussion net interest income is adjusted to a tax-equivalent basis. This adjustment facilitates performance comparisons between taxable and tax-exempt assets by increasing the tax-exempt income by an amount equivalent to the Federal income taxes which would have been paid if this income were taxable at the Corporation's 34% Federal statutory rate. Table 1 presents net interest income on a tax-equivalent basis for each of the years in the three-year period ended December 31, 1997. Table 2 presents average balances, tax-equivalent interest income and interest expense and average rates earned and paid on the Corporation's interest-earning assets and interest-bearing liabilities. Table 3 analyzes the changes attributable to the volume and rate components of net interest income.

The level of net interest income is affected primarily by variations in the volume and mix of the Corporation's assets and liabilities, as well as by changes in the level of interest rates. Most short-term interest rates were relatively stable throughout 1997 with only a single 25 basis point increase in the Federal funds rate and the prime rate, late in the first quarter. The average prime rate in 1997 was 8.44% and the average Federal funds rate was 5.48% versus 8.27% and 5.31%, respectively, in 1996. Intermediate and long-term interest rates rose during the first few months of the year, then drifted lower during the remainder of the year. On average, most interest rates were marginally higher in 1997 than 1996, and the yield curve was slightly flatter. Tables 2 and 3 reveal that most of the change in interest income, interest expense and net interest income can be attributed to an increase in volume rather than changes in interest rates.

Average interest-earning assets grew $21.7 million or 7.2% to $324.3 million for 1997 from $302.7 million for 1996 and represented 93.8% and 94.3% of total assets for the related years, respectively. Average loans comprised 72.5% of average interest-earning assets and contributed 78.7% of the total interest income in 1997. The growth in volume of average interest-earning assets, offset by a 3 basis point decrease in the average yield, resulted in a $1.7 million or 6.7% increase in interest income to $27.0 million for 1997 from $25.3 million in 1996. The growth in interest-earning assets was driven primarily by a $17.3 million increase in net loans, reflecting the Corporation's business development efforts and a healthy economic environment. The decrease in the average yield on interest-earning assets resulted from intensified competitive pressures for new loans and the runoff of higher yielding loans which produced a 15 basis point decline in the yield to 9.04% for 1997 versus 9.19% for 1996. The yield on investment securities for 1997 increased 16 basis points to 6.45% from 6.29% in 1996 due principally to the purchase of longer term securities at interest rates higher than those of maturing securities.

Average interest-bearing deposits grew $5.1 million to $231.0 million in 1997 over 1996 and resulted in an increase in interest expense of $209,000 to $10.1 million for 1997 versus $9.8 million in 1996. The Corporation realized some movement from lower cost savings accounts to a new money market account, introduced in the second quarter of 1997, which contributed to the higher interest expense for the year.

Other borrowings, comprised of overnight and long-term debt with the Federal Home Loan Bank of Pittsburgh, grew an average of $16.5 million during the year, reaching an average for the year of $23.7 million. The increase in other borrowings funded the growth in the loan and investment portfolios in excess of deposit growth and increased interest expense by $941,000 in 1997 versus 1996. The average rate paid on the other borrowings decreased 58 basis points to 5.97% in 1997 from 6.55% in 1996.

Interest rates were generally lower in 1996 as compared to 1995. The average prime rate in 1996 was 8.27% and the average Federal Funds rate was 5.31% versus 8.83% and 5.85%, respectively, in 1995. Net interest income on a tax-equivalent basis declined $134,000 to $14.2 million in 1996 from $14.4 million in 1995. Average earning assets grew $3.8 million to $302.7 million for 1996 compared to 1995, and realized a decrease in the yield of 20 basis points to 8.36%. Average interest-bearing liabilities increased $3.7 million to $249.5 million for 1996 over 1995 and showed a decrease in the interest rates paid on those liabilities of 12 basis points to 4.44% for 1996 versus 4.56% for 1995.



Provision for Possible Loan Losses

The provision for loan losses charged against earnings was $936,000 in 1997 compared to $607,000 in 1996, an increase of 54.2%. The increase was mainly due to the rising trend of consumer bankruptcies and subsequent charge-offs. The provision for loan losses in 1995 was $302,000. The provision for loan losses is determined based on the adequacy of the allowance for possible loan losses from an analysis of the loan portfolio, current economic conditions and other relevant factors. For more information, refer to the loan quality discussion and Table 10.


Noninterest Income and Expense

Noninterest income totaled $4.3 million in 1997 and represents an increase of $623,000, or 16.9%, over the $3.7 million recorded in 1996. Noninterest income recorded in 1996 was $332,000, or 9.9%, over the $3.4 million recorded in 1995. The increase in noninterest income over the three year period is related primarily to the growth in trust fees and realized securities gains.

Trust fees in 1997 reached a record level of $1.4 million, an increase of $256,000, or 21.8%, over 1996 at $1.2 million. Trust fees in 1995 also equaled $1.2 million. The growth in 1997 is largely related to consumer disenchantment with recent mergers of local banks into megabanks or large regionals, coupled with aggressive sales and marketing within the Corporation's Investment and Trust Services Department as well as the first full year of sales from the Personal Investment Center (PIC). Trust assets under management grew 33.5% to $350.9 million at December 31, 1997 from $262.8 million one year earlier and reflects both added volume and market appreciation and, accordingly, increased fees.

Other noninterest income decreased $338,000, or 83.9%, to $65,000 in 1997 from $403,000 in 1996. The decrease year to year was related primarily to the sale of a former real estate brokerage subsidiary ($196,000 gain) in 1996 and a $67,000 swing to a loss for 1997 on the sale of foreclosed property. The remaining $75,000 decrease is related largely to various recoveries of prior year loan collection expense in 1996 versus no recoveries in 1997.

Gains on investment securities increased $621,000 to $787,000 in 1997 versus $166,000 and $10,000 in 1996 and 1995, respectively. As a percentage of noninterest income, gains on investment securities, primarily available for sale equity securities, equaled 18.3%, 4.5% and less than 1.0% for the three years ended December 31, 1997, 1996, and 1995, respectively. Management reviews the performance and quality of available for sale securities along with current and expected market conditions to determine periodic sales of investments within the available for sale portfolio. During 1997, the gains realized from the sale of available for sale investment securities were used to offset expenses associated with the writedown of bank owned real estate targeted for demolition and the increase in the provision for loan losses. Noninterest expense increased $418,000, or 3.7%, to $11.7 million in 1997 compared to $11.3 million in 1996 and $11.2 million in 1995. Salaries and benefits expense rose $158,000, or 2.5%, to $6.4 million for the year ended December 31, 1997, compared to $6.3 million and $6.1 million for the same twelve month period in 1996 and 1995, respectively. Salaries and benefits expense represents approximately 54.9%, 55.6% and 54.6% of the Corporation's total noninterest expense for 1997, 1996 and 1995, respectively. Salary expense grew $302,000, or 6.3%, to $5.1 million in 1997 from $4.8 million and $4.4 million in 1996 and 1995, respectively. The increase in salaries was due primarily to a full year of additional staffing (approximately 18 employees) related to the opening of three new community offices in the fourth quarter of 1996. In addition, general merit salary adjustments also contributed to the increase. Partially offsetting the increase in salaries expense was a decrease of approximately $144,000 in benefits expense related primarily to reduced costs associated with the long-term incentive plan. Full-time equivalent employees totaled 191 at December 31, 1997 compared to 195 and 177 at year-end 1996 and 1995. Management has implemented strategies focused on controlling staffing levels and related salaries and benefits expense through the increased use of technology to enhance employee productivity and provide service delivery options to our customers.

Net occupancy expense and furniture and equipment expense increased a total of $125,000 in 1997 compared to 1996 and is related to a full year's expense associated with the operation of three new community offices opened in the fourth quarter of 1996. Total net occupancy and furniture and equipment expense in 1997 equaled $1.4 million compared to $1.3 million in 1996 and
1995

Federal Deposit Insurance Corporation (FDIC) deposit insurance expensed in 1997 decreased $120,000, or 73.6%, to $43,000 in 1997 compared to $163,000 and $323,000 in 1996 and 1995, respectively. The FDIC insurance fund is comprised of two funds - the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). Most of the Corporation's deposits are insured under BIF. The Corporation has SAIF insured deposits related to the acquisition of the Waynesboro office in 1992. SAIF deposits equaled approximately $20.0 million at December 31, 1997 and 1996. All BIF and SAIF financial institutions were required to pay premiums to the Financing Corporation (FICO) as legislated under the Deposit Insurance Funds Act of 1996
(DIFA). For the Corporation, BIF deposits were assessed an annual FICO rate of 1.296 basis points and SAIF deposits were assessed an annual rate of 6.48 basis points which resulted in FICO expense of $43,000 and $40,000 in 1997 and 1996, respectively. The Corporation was also assessed a one-time charge on its SAIF deposits in 1996 which equaled $123,000. This one-time assessment on all SAIF financial institutions brought the SAIF fund to its fully-funded level of 1.25% of total deposits as legislated by Congress in 1989. The BIF fund reached its fully funded level of 1.25% of total deposits in the second quarter of 1995 and, consequently, the FDIC reduced future assessments to zero. Management expects that future FDIC insurance expense will continue at the reduced level.

Other expense increased $255,000, or 7.1%, to $3.8 million for 1997 compared to $3.6 million in 1996 and 1997, respectively. Other expense is comprised of costs related to advertising, insurance, legal and professional fees, data processing, supplies, postage, telephone loan collection, intangible amortization and similar expense. The increase in other noninterest expense in 1997 over 1996 was due primarily to higher legal and professional fees ($66,000), data processing ($59,000), telephone expense ($37,000), loan collection expense ($26,000), amortization of intangibles ($102,000), and other expenses associated with the sale of various properties previously held by the Corporation for possible expansion ($85,000) and the scheduled demolition of other properties ($301,000) to provide additional parking at the Corporation's headquarters location. Somewhat offsetting these increases in other noninterest expense were decreases primarily in advertising ($52,000), insurance ($36,000), supplies ($127,000) and other miscellaneous expense ($206,000). A majority of the increased expenses were due to a full year of operations for the three new community offices opened in the fourth quarter of 1996. Likewise, much of the decreased expenses in advertising, supplies and miscellaneous for 1997 were attributable to higher costs in 1996 associated with opening these three new branches.
Other noninterest expense increased $90,000, or 2.6%, to $3.6 million in 1996 compared to 1995 and was largely due to normal cost increases.

The Corporation utilizes numerous software programs that may be affected by the Year 2000. The majority of our data processing systems are operated by third party providers or have been acquired as "off-the-shelf" products. The Corporation operates no proprietary computer systems.

In anticipation of the Year 2000, the Corporation has undertaken a comprehensive plan of evaluating all data processing systems, software programs and providers to ensure their compliance with the Year 2000. This action began in early 1997 and will be completed prior to December 31, 1998. As of December 31, 1997, many of the Corporation's data processing systems have been found to be Year 2000 compliant. The review of our largest data processing provider is not yet complete, but their compliance with the Year 2000 is expected prior to December 31, 1998.

Although the expenses attributable to Year 2000 compliance cannot be precisely determined at this time, management has concluded that such expenses are unlikely to be significant in any one year.

Provision for Income Taxes

Federal income tax expense amounted to $1.4 million in 1997, compared to $1.4 million and $1.5 million in 1996 and 1995, respectively. The Corporation's effective tax rate for the years ended December 31, 1997, 1996
and 1995 was 24.2%, 25.0% and 25.8%, respectively.   The decrease in the
effective tax rate for the last three years was primarily due to an increase in tax-free income relative to pretax income. For a more comprehensive analysis of Federal income tax expense refer to Note 10 of the accompanying financial statements.


Financial Condition

One method of evaluating the Corporation's financial condition is in terms of its sources and uses of funds. Liabilities represent sources of funds while assets reflect the uses of those funds. At December 31, 1997, total assets reached $353.9 million, an increase of $17.7 million, or 5.3%, compared to $336.1 million at December 31, 1996. Table 2 presents annual average balances of the Corporation's balance sheet assets and liabilities over a three year period to reflect the growth direction in those assets and liabilities. The following discussion will reference the average balances presented in Table 2 unless otherwise noted. Investment securities, comprised of both taxable and nontaxable securities, increased $8.2 million, or 10.2%, to an average of $88.7 million in 1997 over $80.5 million in 1996 and $69.1 million in 1995. The growth in investment securities, as reflected in Table 4, occurred primarily in nontaxable obligations of state and political subdivisions and equaled $8.3 million. This growth was a direct result of a strategy related to interest rate risk management. U.S. Government securities (Treasuries and Agencies), corporate debt securities and mortgage-backed securities decreased $6.1 million, $2.4 million and $5.1 million, respectively, at year-end 1997 from year-end 1996. The decrease in these investment categories was due largely to calls and maturities with the exception of the mortgage-backed securities. The decrease in mortgage-backed securities is due mainly to normal amortization. As disclosed in Note 4 of the accompanying financial statements, the Corporation's mortgage-backed securities portfolio consists primarily of mortgage-backed securities issued by various agencies of the Federal government which carry either an explicit or implied Federal guarantee. Of the mortgage-backed securities issued by private issuers, the majority were rated triple A by a nationally recognized rating agency. None was rated lower than double A. Accordingly, the credit risk associated with the Corporation's mortgage-backed securities is low.
The interest rate risk accompanying the mortgage-backed securities held by the Corporation is considered to be moderate. The current portfolio has an estimated duration of 2.77 years, suggesting that the market value of the mortgage-backed portfolio would rise (or fall) approximately 2.8% given a 100 basis point decrease (or increase) in market interest rates. However, proportionately greater price volatility would be expected with a larger change in market interest rates. The relatively short duration of the mortgage-backed portfolio indicates that the Corporation's exposure to prepayment of these assets in a lower rate environment is moderate. All collateralized mortgage obligations (CMOs) pass the Federal Financial Institutions Examination Council's high-risk stress test.
The Corporation held $59.3 million and $53.5 million in available for sale investment securities at December 31, 1997 and 1996, respectively. The net unrealized gain on available for sale securities was $1.9 million and $613,000 at December 31, 1997 and 1996, respectively.

Total loans, net of unearned discount, grew to an average of $235.3 million in 1997 from an average of $218.0 million in 1996, an increase of $17.3 million, or 7.9%. As a result of the addition of three new community offices in the fourth quarter of 1996, as well as the Corporation's focus on loan growth, all loan categories reported growth in 1997. As Table 7 reflects, the real estate portfolio showed an increase of $7.3 million, or 8.8% to $90.6 million at December 31, 1997, from $83.2 million at December 31, 1996, and consists primarily of first mortgage residential loans. The Corporation originated and sold approximately $14.6 million in mortgage loans to the secondary market, primarily to Federal National Mortgage Association
(FNMA) in 1997 compared to $15.2 million originated and sold in 1996. Growth in the commercial, industrial and agricultural loan portfolio slowed to 7.8%, or $98.4 million at December 31, 1997, after a 22.2% increase to $91.2 million at December 31, 1996. Consumer loans showed good growth to $55.7 million at December 31, 1997, compared to $49.9 million at December 31, 1996. The increase in consumer loans resulted primarily from significant growth in closed-end home equity loans and indirect auto loans, which recorded increases of 59.8% and 17.3 %, respectively, at December 31, 1997. Continued reductions in the direct installment, credit card and instant credit portfolio occurred during the year. As a percentage of total loans, the real estate, commercial and consumer portfolios remained relatively constant at 37.0%, 40.2% and 22.8%, respectively at December 31, 1997, compared to 37.1%, 40.7% and 22.3%, respectively one year earlier.
The allowance for possible loan losses was $3.3 million at December 31,
1997, representing 1.35% of loans, net of unearned discount. On December 31, 1997, the ratio of the allowance for possible loan losses to nonperforming loans was 192.9%. This indicator of allowance adequacy improved significantly
from 176.9% at December 31, 1996.   Although nonperforming loans remained
steady, the Corporation gradually increased the allowance for possible loan losses in 1997 to support inherent risk within the portfolio. At December 31, 1997, management determined the allowance to be adequate. A more detailed discussion on loan quality can be found immediately following the financial condition discussion.

Funding for asset growth came from increased other borrowings followed by deposits. Other borrowings grew an average of $16.5 million for the year reaching an average of $23.7 million in 1997 compared to an average of $7.3 million in 1996. Other borrowings represent overnight and long-term borrowings from the Federal Home Loan Bank of Pittsburgh (FHLB). The banking industry has been losing deposit dollar market share and the Corporation has not been immune from this trend. As an alternative funding source, the Corporation looks to its borrowing ability with FHLB to meet loan demand and deposit withdrawal needs of customers when deposit growth falls short. At December 31, 1997, the Corporation increased its Open Repo Plus (overnight) and term borrowings by $4.1 million and $2.4 million, respectively, compared to December 31, 1996. Deposits recorded slow growth with an increase of $6.4 million, or 2.4%, year over year. Total deposits at December 31, 1997 equaled $274.6 million compared to $268.2 million at December 31, 1996. Time deposits of $100,000 and over recorded a decrease of $12.6 million but increases of 8.0% in all other interest-bearing and noninterest-bearing deposits more than offset the reduction in time deposits. In May of 1997 the Corporation's management, recognizing that the trend of consumers is to expect the payment of money market rates for deposits, introduced a new deposit product named the Money Management Account to compete more effectively with both money market mutual funds and the array of new bank deposit products that were introduced by the Corporation's competitors in the local market area. This new product has been successful at retaining deposits and attracting new deposits. A review of Note 8 in the accompanying financial statements shows that noninterest-bearing demand deposits grew $2.7 million, or 7.9%, and savings deposits (which includes the new money management account) grew $8.4 million, or 8.0%. In the spring of 1998, the Corporation will roll-out the Freedom Accounts, which are relationship accounts designed to meet all of the customer's financial needs through appropriate F&M Trust services and solutions. These accounts reward customers for their total financial relationship which includes consumer loan balances, investment and trust balances, mutual fund balances, residential mortgage balances and personal deposit balances. These relationship accounts are aimed at retaining current customers by creating value and loyalty and attracting new customers who are looking for the same value and loyalty. Funding sources will continue to be a challenge for the Corporation but through a well trained sales force, attention to customer service and product creativity management believes it can meet the challenge.

Securities sold under agreements to repurchase (Repos) decreased approximately $1.7 million to an average for 1997 of $14.7 million compared to $16.4 million in 1996. Repos are another funding source for the Corporation and represent corporate cash management accounts.

The local economy remains in good health.  Unemployment in Franklin
County declined to 4.1% in 1997, the lowest in eight years, and below the national average of 4.7%. In 1997, the Letterkenny Industrial Development Authority (LIDA) was formed by the Franklin County Commissioners under the provisions of the Economic Development Financing Law to implement the local redevelopment plan of the Franklin County Reuse Committee for the Letterkenny Army Depot, which was targeted for realignment under the 1995 Base Realignment and Closure (BRAC) decision. LIDA will have the responsibility of developing approximately 1500 acres of the Letterkenny Army Depot to be transferred in phases from the United States Army to the local community as an industrial park, known as the Letterkenny Opportunity Center. The county has a diverse and growing economy that has been enhanced as the Letterkenny Opportunity Center takes shape and other business parks develop. Planners are optimistic for 1998, indicating that as many as 100 small to moderate sized companies have shown interest in the Letterkenny Opportunity Center. In addition to the business parks, recreation continues to be a major area of growth in Franklin County with the addition of an Olympic-sized ice arena and further development of a local ski resort. With the positive direction the reuse of the Letterkenny Army Depot is taking and the entrance of new industry into the county, management of the Corporation does not anticipate any significant negative impact regarding deposit growth, loan demand or loan losses associated with the 1995 BRAC decision to realign the Letterkenny Army Depot. In the fourth quarter of 1996 the Corporation purchased four branch facilities. Three of these facilities are located in adjoining Cumberland County and were opened as F&M Trust community offices; the fourth location in Franklin County is being used for administrative offices. Included in the purchase price of $2.7 million was real estate, personal property and retail customer lists. Unlike most branch acquisitions, there were no loans acquired and no deposits assumed in the transaction. Management recognizes that the additional expense associated with the operation of these three new community offices will adversely impact earnings in the short-term, but believes that the long-term effect of the acquisition will result in a positive impact on earnings.

Loan Quality

As reflected in Table 9, loan quality remained stable in 1997 after the improvement realized in 1996. The Corporation's net charge-offs, shown in Table 10, totaled $692,000 (0.29% of average loans) in 1997, a 0.6% increase from the $688,000 (0.32% of average loans) in net charge-offs recorded in 1996. As Table 10 illustrates, 80.6% of 1997 net charge-offs occurred within the consumer loan portfolio. Consumer net charge-offs grew 7.7% to $558,000 in 1997 from $518,000 in 1996, and increased as a percentage of total net charge-offs from 75.3% in 1996. Commercial net charge-offs decreased $56,000, or 35.4%, to $102,000 in 1997, compared to $158,000 in 1996.

Table 9 shows that the Corporation's nonperforming assets increased to $1.9 million at December 31, 1997, a 3.7% increase from the $1.8 million in nonperforming assets reported at December 31, 1996. Nonperforming loans remained steady at December 31, 1997, decreasing $18,000 to $1.7 million; however, the mix of nonperforming loans changed significantly at December 31, 1997. Nonaccrual loans increased 34.1% at December 31, 1997, to $1.1 million, compared to $856,000 one year earlier. The increase in nonaccruals was concentrated in the residential mortgage portfolio, which increased $283,000 at December 31, 1997, to $295,000, compared to $12,000 at December 31, 1996. Commercial nonaccrual loans increased $46,000 to $821,000 at December 31, 1997, up from $775,000 one year earlier. Offsetting the growth in nonaccrual loans was a decrease in loans past due 90 days or more and still accruing interest. Loans past due 90 days or more decreased $310,000 to $564,000 at December 31, 1997, down 35.5% from $874,000 at December 31, 1996. The reduction in loans past due 90 days or more was concentrated in the real estate and consumer loan portfolios. The final component of nonperforming assets, other real estate owned, increased to $185,000 at December 31, 1997, from $99,000 one year earlier, and includes two residential properties. For the third consecutive year, the Corporation recorded no restructured loans.
At $3.3 million as of year-end 1997, the allowance for possible loan losses represented 1.35% of loans, net of unearned discounts and provided coverage of nonperforming loans at 192.9%. Management utilizes loan loss reserve analysis to establish the adequacy of the allowance by considering financial condition, repayment capacity, payment performance, collateral values and support from guarantors for specifically allocated credits, as well as historical losses, delinquency rates and general economic conditions for the remainder of the loan portfolio (refer to Tables 8 and 10 for allocation of the reserve and loan loss activity as of December 31, 1997). Management continuously monitors the adequacy of the allowance for possible loan losses and maintains it within a range which complies with loan portfolio requirements. Management's assessment of loan loss reserve adequacy is reviewed quarterly by the Loan Policy and Audit Committees of the Board of Directors.

Because of its contribution to the Corporation's financial performance, improved loan quality remains a top priority of management. In 1997, management focused its loan quality control efforts on consumer lending, which has experienced higher delinquencies and losses over the past few years. Rising personal bankruptcies continue to be a concern in the Corporation's consumer loan portfolio. According to the American Bankruptcy Institute, the central Pennsylvania region recorded a 40% growth in personal bankruptcy filings in 1997, the third-highest rate of increase in the nation.
Nationally, the increase was 19%. More consumers are filing for bankruptcy with little warning to creditors, as evidenced by higher loss rates versus delinquency rates. The Corporation's customers have not been immune from this trend, which has continued into 1998. In the first quarter ended March 31, 1998, net charge-offs for the Corporation are expected to equal approximately $360,000. However, management anticipates that the level of net charge-offs recorded after the first quarter of 1998 will decline as the year progresses. As in prior years, management is prepared to maintain the adequacy of the allowance for possible loan losses. During 1997, efforts undertaken to address the issues surrounding consumer loan losses include a revision of the Corporation's Consumer Loan Policy to institute tighter underwriting standards and an extensive consumer lending training program designed to improve the knowledge and skills of our lending staff, utilizing material developed by Omega Performance, a nationally recognized provider of bank training programs.


Liquidity

The Corporation must meet the financial needs of the communities which it serves, while providing a satisfactory return on the shareholders' investment. In order to accomplish this, Franklin Financial Services Corporation must maintain sufficient liquidity in order to respond quickly to the changing level of funds required for both loan and deposit activity. The goal of liquidity management is to meet the ongoing cash flow requirements of depositors who want to withdraw funds and of borrowers who request loan disbursements. Historically, Franklin Financial Services Corporation has satisfied its liquidity needs from earnings, repayment of loans and amortizing securities, maturing investment securities, deposit growth, and its ability to borrow through existing lines of credit. Investments classified as available for sale provide an additional source of readily available liquidity.
Growth in deposits generally provides a major portion of the funds required to meet increased loan demand. Total deposits grew by $6.4 million between December 31, 1996 and 1997. In addition, the Corporation increased other borrowings by $6.5 million and securities sold under agreement to repurchase by $1.0 million. Funding from these sources together with a $2.7 million decrease in investments were sufficient to meet the increase in loan demand. Table 6 presents specific information concerning short-term borrowings.




Market Risk

In the course of its normal business operations the Corporation is exposed to certain market risks. The Corporation has no foreign currency exchange rate risk, no commodity price risk or material equity price risk. However it is exposed to interest rate risk. Financial instruments which are sensitive to changes in market interest rates include fixed- and variable-rate loans, fixed-income securities, interest-bearing deposits and other borrowings. All interest rate risk arises in connection with financial instruments entered into for purposes other than trading.

Changes in interest rates can have an impact on the Corporation's net interest income and the economic value of equity. The objective of interest rate risk management is to identify and manage the sensitivity of net interest income and economic value of equity to changing interest rates in order to achieve consistent earnings that are not contingent upon favorable trends in interest rates.

The Corporation uses several tools to measure and evaluate interest rate risk. One tool is interest rate sensitivity or gap analysis. Gap analysis classifies assets and liabilities into maturity and repricing time intervals. The interest rate gap, the difference between maturing or repricing assets and liabilities, provides management with an indication of how net interest income will be impacted by different interest rate scenarios. Table 11 presents a gap analysis of the Corporation at December 31, 1997. The positive gap in the under one-year time intervals would suggest that the Corporation's near-term earnings would increase in a higher interest rate environment.

Another tool for analyzing interest rate risk is financial simulation modeling which captures the impact of not only changing interest rates but also other sources of cash flow variability including loan and securities prepayments, loan repricing, deposit pricing and customer preferences. Financial simulation modeling forecasts both net interest income and the economic value of equity under a variety of different interest rate environments. Economic value of equity is defined as the discounted present value of assets minus the discounted present value of liabilities and is a surrogate for long-term earnings. The Corporation measures the effects of an up or down 200-basis point "rate shock" which is deemed to represent the outside limits of any reasonably probable movement market interest rates might make during a one-year time frame. The Corporation establishes tolerance ranges for these measures of interest rate sensitivity and manages within the ranges. As indicated on Table 12, the financial simulation analysis revealed that both prospective net interest income over a one-year time period and the economic value of equity are adversely affected by higher market interest rates and favorably affected by lower interest rate. Both measures are within the tolerance ranges established by the Board of Directors.
Computations of the prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments and deposits decay. Certain shortcomings are inherent in the computation of discounted present value and, if key relationships do not unfold as assumed, actual values may differ from those presented. Further, the computations do not contemplate certain actions management could undertake in response to changes in market interest rates.



Capital and Dividends

Total shareholders' equity equaled $36.3 million at December 31, 1997, representing an increase of $964,000 or 2.7% over $35.3 million at December 31, 1996. Most of the growth in equity year over year was from earnings retained ($512,000) plus an increase in the net unrealized gain on available for sale investment securities of $1.3 million offset by the repurchase of outstanding common stock totaling $1.3 million. In 1996, the Corporation retained earnings of $2.6 million which was offset by a decrease in the net unrealized gain on available for sale securities of $64,000 and the repurchase of $2.7 million in outstanding common stock. As a result, shareholders' equity in 1996 increased $385,000.

In November 1997 the Board of Directors approved a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on February 3, 1998, to shareholders of record at the close of business on January 13, 1998. The 50% Stock Dividend resulted in a transfer of $1.0 million from retained earnings to common stock.

Cash dividends declared by the Board of Directors in 1997 totaled $1.99 per share ($1.37 adjusted for the 50% Stock Dividend) and represented an increase of 155.1% (163.4% adjusted for the 50% Stock Dividend) over the $.78 ($.52 adjusted for the 50% Stock Dividend) declared in 1996. Included in 1997 cash dividends declared are quarterly dividends paid to shareholders in 1997 totaling $.84 ($.56 adjusted for the 50% Stock Dividend) per share, a special cash dividend of $1.00 ($.66 adjusted for the 50% Stock Dividend) per share paid on January 21, 1998, to shareholders of record at the close of business on January 7, 1998 and a first quarter 1998 cash dividend of $.15 per share paid on February 27, 1998 to shareholders of record at the close of business on February 12, 1998. The ratio of cash dividends declared to net income in 1997 was 88.2% compared to 36.4% in 1996.

In March 1997, the Board of Directors authorized the repurchase of up to 100,000 shares (150,000 adjusted for the 50% Stock Dividend) of the Corporation's outstanding common stock through March 1998. On March 5, 1998, the Board of Directors authorized the repurchase of up to 50,000 shares of the Corporation's outstanding common stock for a twelve month period. Treasury stock acquired is used for general corporate purposes including stock dividends and stock splits, employee benefit and executive compensation plans and the dividend reinvestment plan. Under these programs the Corporation repurchased 37,983 shares (56,974 shares adjusted for the 50% Stock Dividend) at a cost of $1.3 million and 88,604 shares (132,906 shares adjusted for the 50% Stock Dividend) at a cost of $2.7 million in 1997 and 1996, respectively. A strong capital position is important to the Corporation and provides a solid foundation for the anticipated future growth of the Corporation. A strong capital position also instills confidence in the Bank by depositors, regulators and investors, and is considered essential by management.
Common measures of adequate capitalization for banking institutions are ratios of capital to assets. These ratios indicate the proportion of permanently committed funds to the total asset base. Guidelines issued by federal and state regulatory authorities require both banks and bank holding companies to meet minimum leverage capital ratios and risk-based capital ratios.

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

Tier I capital is composed of common stock, additional paid-in-capital and retained earnings reduced by goodwill, other intangible assets and the effect of unrealized losses on available for sale equity securities.
Tier II capital is composed of Tier I capital plus the allowance for loan losses. Table 15 presents the capital ratios for the consolidated Corporation at December 31, 1997, 1996 and 1995. At year-end, the Corporation and its banking subsidiary exceeded all regulatory capital requirements. For additional information on capital adequacy refer to Note 2 of the accompanying financial statements.

Adjusted for the 50% Stock Dividend, book value per common share was $12.99 at December 31, 1997, versus $12.47 at December 31, 1996 and market value per common share was $34.16 versus $21.42, respectively. Market value disclosed in the financial highlights reflects the mean between the bid and ask prices for the last business day of the year. As of year-end 1997, the Corporation's common stock was trading at 262.97% of its December 31 book value compared to 171.77% at year-end 1996. The price earnings multiple was
21.5 times at December 31, 1997 compared to 14.6 times at December 31, 1996.

Forward-Looking Statements

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflect management's current views as to likely future developments, and use the words "may," "will," "expect," "believe," "estimate," "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which the Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation's market area, and other similar factors.







TABLE 1. Net Interest Income (unaudited)

Net interest income, defined as interest income less interest expense, is as shown in the following table:
(Amounts in thousands)                 1997       % Change       1996       % Change       1995
Interest income                       $26,308       6.08%       $24,799      (0.69)%      $24,971
Interest expense                       12,225      10.26%        11,087      (1.10)%       11,210
Net interest income                   $14,083       2.71%       $13,712      (0.36)%      $13,761
Tax equivalent adjustment                 713                       514                       599
Net interest income
    (full taxable equivalent)         $14,796       4.01%       $14,226      (0.93)%      $14,360





                                                     Table 2. Analysis of Net Interest Income (unaudited)

                                                                           1997
                                                                Average  Income or Average
    (Amounts in thousands)                                      balance   expense yield/rate
    Interest-earning assets:
         Interest-bearing deposits in other banks                   $290      $28     9.66%
         Federal funds sold                                            0        0     0.00%
         Investment securities
              Taxable                                             61,998    3,869     6.24%
              Nontaxable                                          26,744    1,856     6.94%
         Loans, net of unearned discount                         235,308   21,268     9.04%
         Total interest-earning assets                           324,340   27,021     8.33%
    Noninterest-earning assets                                    21,357
                   Total assets                                 $345,697

    Interest-bearing liabilities:
         Deposits:
              Interest-bearing checking                          $34,222     $730     2.13%
              Money market deposit accounts                       30,182    1,229     4.07%
              Savings                                             43,488    1,220     2.81%
              Time                                               123,121    6,878     5.59%
                   Total interest-bearing deposits               231,013   10,057     4.35%

    Securities sold under agreements to repurchase                14,685      750     5.11%
    Other borrowings                                              23,738    1,418     5.97%
                   Total interest-bearing liabilities            269,436   12,225     4.54%
    Noninterest-bearing liabilities                               39,988
    Shareholders' equity                                          36,272
                   Total liabilities and shareholders' equity   $345,696
    Net interest income/Net interest margin                                14,796     4.56%
    Tax equivalent adjustment                                                (713)
    Net interest income                                                    14,083

    All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%






                                                                           1996
                                                                Average  Income or Average
    (Amounts in thousands)                                      balance   expense yield/rate
    Interest-earning assets:
         Interest-bearing deposits in other banks                 $4,122     $210     5.09%
         Federal funds sold                                            0        0     0.00%
         Investment securities
              Taxable                                             60,317    3,640     6.03%
              Nontaxable                                          20,181    1,426     7.07%
         Loans, net of unearned discount                         218,033   20,037     9.19%
         Total interest-earning assets                           302,653   25,313     8.36%
    Noninterest-earning assets                                    18,164
                   Total assets                                 $320,817

    Interest-bearing liabilities:
         Deposits:
              Interest-bearing checking                          $32,006     $697     2.18%
              Money market deposit accounts                       23,633      841     3.56%
              Savings                                             45,835    1,300     2.84%
              Time                                               124,411    7,010     5.63%
                   Total interest-bearing deposits               225,885    9,848     4.36%

    Securities sold under agreements to repurchase                16,376      762     4.65%
    Other borrowings                                               7,280      477     6.55%
                   Total interest-bearing liabilities            249,541   11,087     4.44%
    Noninterest-bearing liabilities                               36,398
    Shareholders' equity                                          34,878
                   Total liabilities and shareholders' equity   $320,817
    Net interest income/Net interest margin                                14,226     4.70%
    Tax equivalent adjustment                                                (514)
    Net interest income                                                    13,712

    All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%




                                                                           1995
                                                                Average  Income or Average
    (Amounts in thousands)                                      balance   expense yield/rate
    Interest-earning assets:
         Interest-bearing deposits in other banks                $11,694     $683     5.84%
         Federal funds sold                                          155        9     5.81%
         Investment securities
              Taxable                                             47,935    2,867     5.98%
              Nontaxable                                          21,145    1,577     7.46%
         Loans, net of unearned discount                         217,932   20,434     9.38%
         Total interest-earning assets                           298,861   25,570     8.56%
    Noninterest-earning assets                                    13,938
                   Total assets                                 $312,799

    Interest-bearing liabilities:
         Deposits:
              Interest-bearing checking                          $27,734     $564     2.03%
              Money market deposit accounts                       26,663    1,022     3.83%
              Savings                                             46,183    1,345     2.91%
              Time                                               125,780    7,188     5.71%
                   Total interest-bearing deposits               226,360   10,119     4.47%

    Securities sold under under agreements to repurchase          12,454      639     5.13%
    Other borrowings                                               7,032      452     6.43%
                   Total interest-bearing liabilities            245,846   11,210     4.56%
    Noninterest-bearing liabilities                               33,523
    Shareholders' equity                                          33,430
                   Total liabilities and shareholders' equity   $312,799
    Net interest income/Net interest margin                                14,360     4.80%
    Tax equivalent adjustment                                                (599)
    Net interest income                                                    13,761

    All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%


                                                              Years ended December 31
                                                                 1997      1996     1995
    Rate Analysis:
         Yield on total earning assets                              8.33%    8.36%    8.56%
         Cost of funds supporting earning assets                    3.77%    3.66%    3.76%
              Net rate on earning assets                            4.56%    4.70%    4.80%




                         TABLE 3. Rate-Volume Analysis of Net Interest Inc (unaudited)

    Table 3 attributes increases and decreases in components of net interest income either to changes average volume or to changes in average rates for interest-earning assets and interest-bearing liabiities.
    Numerous and simultaneous balance and rate changes occur during the year.  The amount of change that is not due solely to volume or rate is allocated proportionally to both.


                                    1997 Compared to 1996                   1996 Compared to 1995
                                  Increase (Decrease) due to:             Increase (Decrease) due to:
    (Amounts in thousands)       Volume      Rate        Net             Volume      Rate        Net
    Interest earned on:
         Interest-bearing deposits
              in other banks       ($284)      $102      ($182)            ($395)      ($78)     ($473)
         Federal funds sold            0          0          0                (9)         0         (9)
         Investment securities
              Taxable                103        126        229               747         26        773
              Nontaxable             456        (26)       430               (70)       (81)      (151)
         Loans                     1,566       (335)     1,231                 9       (406)      (397)
              Total net change in
                 interest income   1,841       (133)     1,708               282       (539)      (257)

    Interest expense on:
         Interest-bearing checking    47        (14)        33                91         42        133
         Money market deposit
              accounts               255        133        388              (111)       (70)      (181)
         Savings                     (66)       (14)       (80)              (10)       (35)       (45)
         Time                        (72)       (60)      (132)              (78)      (100)      (178)

         Securities sold under
              agreements to
              repurchase             (83)        71        (12)              174        (51)       123
         Other borrowings            987        (46)       941                16          9         25
              Total net change
              in interest expense  1,068         70      1,138                82       (205)      (123)
    Increase (Decrease) in net
         interest income            $773      ($203)      $570              $200      ($334)     ($134)


 Nonaccruing loans are included in the loan balances used to calculate the above rate volume analysis. The interest associated with these nonaccruing loans is not shown in the loan income numbers.  All nontaxable interest income has been adjusted to a tax-equivalent basis, using a tax rate of 34%.



Table 4. Investment Securities at Amortized Cost
(unaudited)

The following tables present amortized costs of investment securities by type at December 31 for the past three years:
                                                                             Amortized cost
(Amounts in thousands)                                                1997        1996        1995
Held to Maturity
U.S. Treasury securities and obligations of U.S. Government
agencies and corporations                                             $1,030      $1,051        $849
Obligations of state and political subdivisions                       15,025      19,496      16,225
Corporate debt securities                                              2,343       3,688       6,795
Mortgage-backed securities                                             7,989      10,832      10,309
                                                                      26,387      35,067      34,178
Other                                                                  1,392       1,223       1,139
                                                                     $27,779     $36,290     $35,317

                                                                             Amortized cost
                                                                       1997        1996        1995
Available for Sale
Equity Securities                                                     $1,588      $1,380      $1,330
U.S. Treasury securities and obligations of U.S. Government
agencies and corporations                                             20,967      27,054      25,717
Obligations of state and political subdivisions                       14,926       1,934       2,417
Corporate debt securities                                              4,029       5,046       1,025
Mortgage-backed securities                                            14,877      17,159      10,511
                                                                     $56,387     $52,573     $41,000


The Other Held to Maturity classification in the above schedule represents common stock of the Federal
Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank which in the aggregate total  $1,392,000,
$1,223,000 and $1,139,000 at December 31, 1997, 1996 and 1995, respectively.  Common stock of the
Federal Home Loan Bank and Atlantic Central Bankers Bank represents ownership in institutions which are wholly owned by other financial institutions and is a requirement for membership.




TABLE 5. Time Certificates of Deposit of $100,000 or More (unaudited)

The maturity of outstanding certificates of deposit of $100,000 or more at December 31,1997 is as follows:
(Amounts in thousands)                                            Amount
Maturity distribution:
Within three months                                               $6,901
Over three through six months                                      2,552
Over six through twelve months                                     2,295
Over twelve months                                                 5,991
Total                                                            $17,739




                                                      TABLE 6. Short-Term Borrowings (unaudited)

         FHLB borrowings and Securities Sold Under Agreementsto Repurchase
    (Amounts in thousands)                                       1997        1996        1995
    Ending balance                                              $21,434     $22,172     $13,611
    Average balance                                              23,738      18,639      12,990
    Maximum month-end balance                                    31,701      26,724      16,212
    Weighted-average interest rate on average balances             5.97%       4.84%       5.14%




    TABLE 7. Loan Portfolio (unaudited)

    The following table presents an analysis of the Bank's loan portfolio for each of the past five years:
                                                                          December 31
   (Amounts in thousands)                          1997            1996            1995            1994            1993
   Real estate (primarily first mortgage
        residential loans)                       $82,989         $79,478         $83,800         $92,481         $95,918
   Real estate - construction                      7,562           3,727           5,233           4,207           4,232
   Commercial, industrial and agricultural        98,389          91,244          74,678          75,783          72,537
   Consumer (including home equity lines
        of credit)                                55,651          49,936          50,017          51,376          41,969
        Total loans                              244,591         224,385         213,728         223,847         214,656
   Less: Unearned discount                           (43)           (159)           (520)         (1,111)           (425)
        Allowance for possible loan losses        (3,304)         (3,060)         (3,141)         (3,425)         (3,598)
   Net loans                                    $241,244        $221,166        $210,067        $219,311        $210,633




                                                      TABLE 8. Allocation of the Allowance for Possible Loan Losses (unaudited)

    The following table shows allocation of the allowance for possible loan losses by major loan category and the percentage of the loans in each category to total loans at year-end:
    (Amounts in thousands)                                                  December 31
                                      1997                 1996                 1995                 1994               1993
                                     $        %           $        %           $        %           $       %        $       %
    Real estate                    $251       37%       $220       37%       $583       42%       $989    43%        -      47%
    Commercial
         industrial and
         agricultural             1,489       40%      1,326       41%      1,136       35%      1,520    34%      2,519    34%
    Consumer                      1,564       23%      1,514       22%      1,422       23%        916    23%      1,079    19%
                                 $3,304      100%     $3,060      100%     $3,141      100%     $3,425   100%     $3,598   100%



                                             TABLE 9. Nonperforming Assets (unaudited)

    The following table presents an analysis of nonperforming assets for each of the past five years.
                                                                     December 31
    (Amounts in thousands)                       1997        1996        1995        1994        1993
    Nonaccrual loans                           $1,148        $856        $671      $1,047      $1,877
    Loans past due 90 days or more
         (not included above)                     564         874       1,123         601       1,193
    Restructured loans                           -           -           -            595         872
         Total nonperforming loans              1,712       1,730       1,794       2,243       3,942
    Other real estate                             185          99         258                     267
         Total non performing assets           $1,897      $1,829      $2,052      $2,243      $4,209

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
                                                                    December 31
    (Amounts in thousands)                     1997        1996        1995        1994        1993
    Balance at beginning of year               $3,060      $3,141      $3,425      $3,598      $3,433
    Charge-offs:
         Commercial,industrial and agricultural  (113)       (183)        (89)        (51)       (447)
         Consumer                                (637)       (582)       (511)       (230)       (219)
         Real estate                              (32)        (12)        (76)        (38)        (34)
              Total charge-offs                  (782)       (777)       (676)       (319)       (700)
    Recoveries:
         Commercial,industrial and agricultural    11          25          46          60         104
         Consumer                                  79          64          43          19          60
         Real estate                                0                       1          19
              Total recoveries                     90          89          90          98         164
    Net charge-offs                              (692)       (688)       (586)       (221)       (536)
    Provision for possible loan losses            936         607         302          48         701
    Balance at end of year                     $3,304      $3,060      $3,141      $3,425      $3,598
    Ratios:
         Net loans charged off as a percentage
              of average loans                   0.29%       0.32%       0.27%       0.10%       0.26%
         Allowance as a percentage of net
              loans (at December 31)             1.35%       1.36%       1.47%       1.54%       1.68%




Table 11.  Interest Rate Sensitivity Analysis (Unaudited)

                                                           Interest Rate Sensitivity Gaps
(Dollars in Thousands)                     1-90       91-181     182-365       1-5        Beyond
                                           Days        Days        Days       Years      5 Years       Total
Interest-earning assets:
 Interest -bearing deposits in other banks $249      $   --       $  --       $  --       $ --            $249
 Federal funds sold
 Investment securities                    9,428       5,530       8,501      37,954      22,755       84,168
 Loans, net of unearned income           82,171      12,081      24,850      62,465      59,677      241,244
  Total interest-earning assets         $91,848     $17,611     $33,351    $100,419     $82,432     $325,661

Interest-bearing liabilities:
 Interest-bearing checking               $2,960 $           $                23,848       5,962       32,770
 Money market deposit accounts           31,553       1,536       3,106       4,642          ---      40,837
 Savings                                      0           0           0      31,625       7,906       39,531
 Time                                    20,287      19,409      22,623      61,380         127      123,826
 Federal funds purchased and securities
  sold under agreement to repurchase     16,075          ---         ---         ---         ---      16,075
 Other borrowings                        11,150          ---        688       9,596           0       21,434
  Total interest-bearing liabilities    $82,025     $20,945     $26,417    $131,091     $13,995     $274,473

    Interest rate gap                    $9,823     ($3,334)     $6,934    ($30,672)    $68,437      $51,188
    Cumulative interest rate gap         $9,823      $6,489     $13,423    ($17,249)    $51,188     $102,376


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





     TABLE 12  Sensitivity to Change in Market Interest Rates (unaudited)

                                                             Interest Rate Scenarios
     (Amounts in Thousands)                      -200 bps       -100 bps       +100 bps       +200 bps
     Prospective one-year net interest income:
         Change...........................          $118            $69           ($88)         ($210)
         Percent change...................           0.8%           0.5%          -0.6%          -1.5%
         Board policy limit...............          -7.5%          -3.8%          -3.8%          -7.5%

     Economic value of portfolio equity:
         Change...........................        $5,448         $3,687        ($1,790)       ($4,851)
         Percent change...................          13.2%           8.9%          -4.3%         -11.7%
         Board policy limit...............         -20.0%         -10.0%         -10.0%         -20.0%


     Key assumptions:
         1. Residential mortgage loans and mortgage-backed securities prepay at rate-sensitive speeds consistent with observed historic prepayment speeds for pools of residential mortgages.
         2. Variable rate loans and variable rate liabilities reprice in accordance with their contractual terms, if any.
             Rate changes for adjustable rate mortgages are constrained by their contractual caps and floors
         3. Interest-bearing nonmaturity deposits reprice in response to different interest rate scenarios consistent with the Corporation's historic rate relationships to market interest rates.  Nonmaturity deposits run off over various future time periods, ranging from one month to ten years, in accordance with guidelines suggested by the FDIC.
         4. Interest rate scenarios assume an immediate, sustained and parallel shift in the term structure of interest rates.




Table 13.  Maturity Distribution of Investment Portfolio (Unaudited)


The following presents an analysis of investments in securities at December 31, 1997 by  maturity, and the weighted average yield for each maturity presented.  Securities with "put options" have been classified in the earliest period in which the options can be exercised.  The yields in this table are presented on a tax-equivalent basis and have been calculated using the amortized cost.


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

(Amounts in thousands)               Cost    Yield      Cost    Yield      Cost     Yield      Cost     Yield      Cost     Yield
      Held to Maturity

U.S. Treasury securities &
 obligations of U.S. Government
 agencies & corporations             $ ---     ---     $1,030    6.38%  $     ---     ---   $     ---     ---    $1,030    6.38%
Obligations of state &
 political subdivisions              2,313    6.54%     8,060    6.58%      3,008    6.54%      1,644    8.35%   15,025    6.76%
Corporate debt securities              ---     ---      2,343    5.97%        ---     ---         ---     ---     2,343    5.97%
Mortgage-backed securities             300    6.34%     1,113    6.13%        883    6.74%      5,693    6.77%    7,989    6.66%
Other                                  ---     ---        ---     ---         ---     ---       1,392    6.28%    1,392    6.28%
                                    $2,613    6.52%   $12,546    6.41%     $3,891    6.59%     $8,729    6.99%  $27,779    6.63%


                                    Market             Market              Market              Market           Market
                                    Value    Yield     Value    Yield      Value    Yield      Value    Yield   Value    Yield
      Available for Sale
U.S. Treasury securities &
 obligations of U.S. Government
 agencies & corporations            $3,502    6.04%   $12,569    6.34%     $5,065    7.16% $              ---   $21,136    6.49%
Obligations of state &
 political subdivisions               ---     ---         334    8.71%        ---     ---      15,266    8.02%   15,600    8.03%
Corporate debt securities              502    6.61%     3,578    6.66%       ---     ---          ---     ---     4,080    6.65%
Mortgage-backed securities            ---     ---       5,309    6.27%      5,391    6.27%      4,165    6.02%   14,865    6.20%
Equity securities                     ---     ---        ---     ---         ---     ---        3,638    2.33%    3,638    2.33%
                                    $4,004    6.11%   $21,790    6.41%    $10,456    6.70%    $23,069    6.76%  $59,319    6.58%






    TABLE 14. Maturities and Interest Rate Terms of Selected Loans (unaudited)


    Stated maturities (or earlier call dates) of selected loans as of December 31, 1997 are summarized in the table below.  Residential mortgages and consumer loans are excluded from the presentation.
                                                                  After
                                                                one year
                                                        Within  but within   After
    (Amounts in thousands)                             one year five year  five years  Total
    Loans:
         Real estate - construction                       7,562     -        -        $7,562
         Commercial, industrial and agricultural         16,780   32,039    49,570   $98,389
                                                        $24,342  $32,039   $49,570  $105,951

    The following table shows for the above loans the amounts which have predetermined interest rates and the amounts which have variable interest rates at December 31, 1997:

                                                                  After
                                                                one year
                                                                but within  After
                                                                five year  five years  Total
    Loans with predetermined rates                               $16,028   $27,518   $43,546
    Loans with variable rates                                     16,011    22,052   $38,063
                                                                 $32,039   $49,570   $81,609





                                                TABLE 15. Capital Ratios (unaudited)
                                                                     December 31
                                                           1997        1996        1995

    Risk-based ratios
         Tier 1                                             13.53%      14.75%       16.41%
         Tier 2                                             14.80%      16.00%       17.66%

    Leverage Ratio                                           9.22%      10.03%       10.77%



Shareholders' Information

Dividend Reinvestment Plan

Franklin Financial Services Corporation offers a dividend reinvestment program whereby shareholders with stock registered in their own names may reinvest their dividends in additional shares of the Corporation. Information concerning this optional program is available by contacting the Corporate Secretary at 20 South Main Street, P.O. Box T, Chambersburg, PA 17201-0819, telephone 717/264-6116.


Dividend Direct Deposit Program

Franklin Financial Services Corporation offers a dividend direct deposit program whereby shareholders with registered stock in their own names may choose to have their dividends deposited directly into the bank account of their choice on the dividend payment date. Information concerning this optional program is available by contacting the Corporate Secretary at 20 South Main Street, P.O. Box T, Chambersburg, PA 17201-0819, telephone 717/264-6116.


Annual Meeting

The Annual Shareholders' Meeting will be held on Tuesday, April 28,
1998, at The Lighthouse Restaurant, 4301 Philadelphia Avenue, Chambersburg. The Business Meeting will begin at 10:30 a.m. and will be followed by a luncheon served at 12:00 noon.


Stock Information

     The following brokers are registered as market makers of Franklin Financial Services Corporation's common stock:

Ferris Baker Watts                Hopper Soliday & Co., Inc
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