Form 10-K, Exhibit 13
period 1998-12-31
FRANKLIN FINANCIAL SERVICES CORP /PA/
filed 1999-03-29
CIK 723646

FRANKLIN FINANCIAL SERVICES CORPORATION
            1998 ANNUAL REPORT



            Table of Contents
            Page
            Consolidated Financial Highlights
            Summary of Selected Financial Data
            A Message to the Shareholders
            Report of Independent Public Accountants
            Financial Statements
            Notes to Consolidated Financial Statements
            Management's Discussion & Analysis
            Capital and Dividends
            Forward-Looking Statements
            Impact of Inflation
            Shareholders' Information

            Franklin Financial Services Corporation (the Corporation) is a holding company with headquarters in Chambersburg, Pennsylvania. The Corporation's direct subsidiary is Farmers and Merchants Trust Company (the Bank).

            F&M Trust is a full-service bank offering commercial, retail and trust services with various community offices located in Franklin and Cumberland Counties.




                   CONSOLIDATED FINANCIAL HIGHLIGHTS


                                                                                              % increase
           (amounts in thousands, except per share)            1998          1997             (decrease)
                                                             ------------------------------   -----------

           Performance
                Net income                                      $4,805        $4,363                  10
                Return on assets                                  1.29%         1.26%
                Return on equity                                 12.58%        12.03%
                                                             ------------------------------   -----------

           Shareholders' Value (per share)*
                 Basic earnings per share                        $1.76         $1.59                  11
                 Regular cash dividends paid                      0.62          0.56                  11
                 Special cash dividends paid                      0.66             -
                 Regular cash dividends declared                  0.47          0.71                 -34
                 Special cash dividends declared                      -         0.66
                 Book value                                      14.24         12.99                  10
                 Market value (mean of bid and ask)              29.88         34.16                 -13
                 Market value/book value ratio                  209.83%       262.97%
                 Price/earnings multiple                         16.98x        21.49x
                 Yield on cash dividends paid                     4.28%         1.64%
                                                             ------------------------------   -----------

           Safety and Soundness
                 Leverage ratio (Tier 1)                          9.16%         9.22%
                 Nonperforming assets/total assets                0.51%         0.54%
                 Allowance for loan loss as a % of loans          1.35%         1.35%
                 Net charge-offs/average loans                    0.32%         0.29%
                 Risk-based capital (Tier 1)                     12.73%        13.53%
                                                             ------------------------------

           Balance Sheet Highlights
                 Total assets                                 $425,001      $353,865                  20
                 Investment Securities                         127,118        87,098                  46
                 Loans, net                                    258,488       241,244                   7
                 Deposits                                      326,579       274,555                  19
                 Shareholders' equity                           39,901        36,305                  10
                 Trust assets under management (market value)  401,063       350,866                  14
                                                               ========      ========            ========


           * Per share information has been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend declared on November 13, 1997, and distributed on February 3, 199 on January 13, 1998.




                  SUMMARY OF SELECTED FINANCIAL DATA
                                                              1998       1997       1996        1995       1994
           (amounts in thousands, except per share)         -------------------------------------------------------

           Summary of operations
           Interest income                                    $27,529    $26,308    $24,799     $24,971    $22,028
           Interest expense                                    13,151     12,225     11,087      11,210      9,720
                                                            -------------------------------------------------------
                Net interest income                            14,378     14,083     13,712      13,761     12,308
           Provision for possible loan losses                   1,061        936        607         302         48
                Net interest income after provision         -------------------------------------------------------
                      for possible loan losses                 13,317     13,147     13,105      13,459     12,260
           Noninterest income                                   5,030      4,306      3,683       3,351      3,569
           Noninterest expense                                 12,038     11,700     11,282      11,180     11,069
                                                            -------------------------------------------------------
           Income before income taxes                           6,309      5,753      5,506       5,630      4,760
           Income tax                                           1,504      1,390      1,379       1,451      1,000
                                                            -------------------------------------------------------
                 Net income                                    $4,805     $4,363     $4,127      $4,179     $3,760
                                                              ========   ========   ========    ========   ========
           Per common share*
           Basic earnings per share                             $1.76      $1.59      $1.46       $1.45      $1.28
           Cash dividends declared                              $0.47      $1.37      $0.52       $0.48      $0.43
                                                              ========   ========   ========    ========   ========
           Balance sheet data
           End of year
           Total assets                                      $425,001   $353,865   $336,120    $313,473   $310,554
           Deposits                                           326,579    274,555    268,202     257,211    256,697
           Loans, net                                         258,488    241,244    221,166     210,067    219,311
           Shareholders' equity                                39,901     36,305     35,341      34,956     32,873

           Performance yardsticks (unaudited)
           Return on average assets                              1.29%      1.26%      1.29%       1.34%      1.21%
           Return on average equity                             12.58%     12.03%     11.83%      12.50%     11.82%
           Dividend payout ratio                                74.90%     36.01%     36.42%      33.98%     32.55%
           Average equity to average asset ratio                10.24%     10.49%     10.87%      10.69%     10.26%

           Trust assets under management (unaudited)
           Personal trusts (market value)                    $399,959   $349,647   $261,803    $223,230   $182,872
           Corporate trusts (market value)                      1,105      1,219      1,037         933      1,611
                                                            -------------------------------------------------------
                                                             $401,064   $350,866   $262,840    $224,163   $184,483
                                                              ========   ========   ========    ========   ========
           * Per share information has been adjusted retroactively to reflect all stock splits and dividends.





            A Message to the Shareholders

            Dear Shareholder:

            Earnings at Franklin Financial in 1998 reached $4,805,000, representing a 10.1% improvement over 1997 earnings of $4,363,000 and a new record for your company. Basic earnings per share for 1998 were $1.76 compared to $1.59 in 1997, representing a 10.7% increase.

            As shareholders, you received a 10.7% increase in regular cash dividends paid per share during the year as regular per share dividends increased from $.56 in 1997 to $.62 in 1998. Adding to that was the special $1 cash dividend which was paid to shareholders in January 1998, bringing total cash dividends paid to $1.28 per share when adjusted to reflect the 50% stock dividend distributed on February 3, 1998.

            The solid growth in core earnings recorded by Franklin
            Financial in 1998 was not reflected in the market value of our stock. After outperforming the S&P 500 for six of seven years since 1991, the historically high price/earnings multiples awarded to bank stocks eroded during the second half of 1998. Subsequent to reaching a 1998 high of $39.00 on May 15, the market value of Franklin Financial stock flattened out for several months before declining to $29.875 at year end. Although disappointing to investors, our price/earnings multiple and market value/book value ratios at year end 1998 appear to be in line with the market's valuation of other community banks in our peer group.

            Assets reached a record $425,001,000, growing by 20.1%. Contributing to the increase in assets was a 7.1% growth in loans, reflecting a favorable economic environment and strong business development efforts. The low interest rate environment contributed to above average refinancing activity and strong mortgage origination volume. The continued expansion into the Cumberland County market and further development of new business in Franklin County is attributable to our philosophy and commitment as an independent community bank. We are able to offer greater responsiveness and flexibility at a time of rapid consolidation within the financial services industry which creates value for our customers and positions us as a strong competitor in the future.

            While the low interest rate environment benefitted borrowers, banks experienced increased pressure to retain or grow deposit dollars. The banking industry as a whole is faced with more and more customers turning to uninsured non-deposit investment alternatives such as mutual funds, stocks, bonds, and annuities to earn a higher return on their investment while assuming additional risk. Banks are no longer just competing with other banks and credit unions for deposits, but now face intense competition from non-banks including mutual fund companies, investment firms, and insurance companies. However, our position as an independent community bank enabled us to attract and retain deposit dollars, resulting in deposit growth of 18.9% to $326,579,000 at December 31, 1998.

            Balances in our Money Management Account, which was introduced in mid-1997 and pays a market rate of interest, exceeded $40 million by the end of 1998 including significant new dollars. And we successfully attracted new funds in certificates of deposit through the Freedom Account CD promotion in the fall of the year. As our deposit growth exceeded loan growth in 1998, these funds were employed in our investment portfolio.

            We continue to be confronted by the trend of rising consumer bankruptcies that began in the fourth quarter of 1995. We have acted prudently to increase the loan loss provision expense accordingly to $1,061,000, a 13.4% increase above the provision for loan loss in 1997, in order to maintain the allowance for loan losses at a level equal to the 1.35% of loans outstanding. We continue to focus upon several strategic initiatives to combat this trend including consumer loan training, loan policy revisions, and an enhanced loan review function. As we have stated previously, there appears to be no quick-fix solution to this disturbing nationwide trend and it is our intention to closely monitor the credit quality of our loan portfolio to ensure that we remain adequately reserved by maintaining an acceptable level in the allowance for loan losses.

            The increased provision for loan loss negatively affected net interest income after provision, which remained relatively constant in absolute dollars at $13,317,000. Net interest income, as reported, reflects the effect of increased holdings of tax-free investment securities. While the tax-free investments generate lower net interest income, they also reduce income tax expense and tend to contribute to higher net income.

            As we continue to evolve from a bank into a diversified
            financial services provider, nontraditional bank services are making a more significant contribution to our performance. A major thrust of our efforts in this area during 1998 occurred in the Waynesboro market, where we first placed a full-time trust officer in the Waynesboro Office, and followed that in December with the opening of our second Personal Investment Center. We have been very pleased with the results the Personal Investment Center, which integrates financial planning and investment services into the retail environment of the community office, has achieved. We are planning to expand this concept to the Cumberland County market in 1999, with a location in our Shippensburg Office. In addition, we will broaden the products and services offered through The Personal Investment Center by adding health and life insurance products during the first half of 1999

            The market value of trust assets under management grew by 14.3% and surpassed the $400 million mark, reaching $401,064,000 at year end 1998. Fee income generated by the Investment and Trust Services Department was $1,847,000, an increase of 29.1% over the previous year. We attribute this growth to both the volume of business generated as well as the increased market valuation. The additional fee income brought in by The Personal Investment Center and the Investment and Trust Services Department, which indicates the direction and focus the banking industry is taking, was also augmented by noninterest income from debit card usage, cash management services for business customers and the sale of mortgages into the secondary market.

            During 1998, we effectively controlled our noninterest expense which increased only 2.9% to $12,038,000. This increase includes nonrecurring expense related to the sale of real estate and the demolition of buildings in downtown Chambersburg for the expansion of our Memorial Square Office and headquarters. As we communicated to you in prior letters and reports, we purchased the former JJ Newberry building with plans to replace the current structure on that site with an extension of the current Memorial Square building. The construction of the new facility is part of our downtown revitalization plans which are expected to run through next year.

            Many of the technology improvements and upgrades made in 1998 have enhanced our ability to handle future growth and service delivery, as well as effectively deal with the Year 2000 issue, more commonly referred to as the Y2K problem. Our preparation to ensure that all our systems and vendors that support our systems are Y2K compliant began almost two years ago with the development of our Strategic Technology Plan. Many of our systems have already passed Y2K readiness testing or will soon be tested for Year 2000 compliance, and we have just completed another routine Y2K examination by the Federal Deposit Insurance Corporation
            (FDIC). We are confident that we can effectively serve our customers on January 1, 2000 and beyond.

            Before concluding this letter, I would like to express my gratitude to John Hull for his years of service to Franklin
            Financial and F&M Trust Company.   John retired from the Board
            following the annual Shareholders Meeting in April of 1998 after
            26 years of service and commitment to our company.   His vast
            experience, knowledge, and contributions to our discussions along with commitment to uphold the values that have guided our company for more than 90 years will be missed.

            As John retired, we were pleased to have added two new directors to our board: Stephen E. Patterson and Donald A. Fry. Both gentlemen have already made significant contributions to our board deliberations and have provided us with much needed representation from the Waynesboro and Shippensburg markets, respectively.

            The financial services industry continues to change at a tremendous pace affected by competitive, regulatory, demographic, cultural, economic, and technological influences. What does the future of community banking hold? The Kiplinger Washington Letter (January 22, 1999) reports, Small community banks are holding their own amid all the mergers and acquisitions among the large regional and money-center institutions. Their strength is personal service to business and individuals . . . getting to know customers' needs and going out of their way to meet them. Banks won't end up like airlines, with a handful of bigs running the show. Despite recent mergers, there are still 9000 separate banks in the U.S.

            We agree that community banking is not doomed and believe that our institution can continue to make a difference in the quality of life of our neighbors and in our communities. It is very important for communities to have a local, independent community bank where customers can find financial solutions delivered by people they know and trust. Community banks, however, cannot continue to operate according to the status quo, but must evolve from the traditional banking mode to one of full-service financial service providers. Our commitment to our communities and our customers is to remain independent through this evolution while we enhance long-term value to our shareholders.

            As stated in our mission statement and core values statement, it is our belief that the delivery of quality service by our employees to customers and communities are the cornerstone for quality earnings to you, our shareholders. Our future success is ultimately linked to our past success, that being to effectively serve our four core constituencies --- our shareholders, our
            customers, our employees, and our communities.   As the case has
            been for over 93 years, we are guided by our core values --- proactivity, honesty and integrity, accountability, and a concern for the individual --- as we focus upon achieving our mission as a good corporate citizen within our communities.

            Sincerely,


            William E. Snell, Jr.
            President and Chief Executive Officer


            Market and Dividend Information

            The Corporation's common stock is not actively traded in the over-the-counter market. The Corporation+s stock is listed under the symbol "FRAF" on the O.T.C. Electronic Bulletin Board, an automated quotation service. Current price information is available from account executives at most brokerage firms as well as the registered market makers of Franklin Financial Services Corporation common stock (see a listing of market makers on page 60 of this report).

            There were 1,930 shareholders of record as of December 31, 1998. The range of high and low bid prices, as reported by local sources, is shown below for the years 1998 and 1997. Also shown are the regular quarterly cash dividends paid for the same years.

                                     Per Share

            1998                High      Low    Cash div.

            1st quarter ..... $36.00    $32.83    $0.15
            2nd quarter .....  37.75     36.00     0.15
            3rd quarter .....  37.00     30.00     0.16
            4th quarter .....  30.00     29.00     0.16
                                                   -----
                                                   0.62
                                                  ======

                                      Per Share*

            1997                High      Low     Cash div.

            1st quarter ..... $22.00    $20.83    $0.133
            2nd quarter .....  22.00     22.00     0.133
            3rd quarter .....  24.67     22.00     0.147
            4th quarter .....  32.83     24.67     0.147
                                                  -------
                                                   0.56
                                                  =======

            *Per share information has been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on February 3, 1998.


            Report of Independent Public Accountants

            To the Shareholders and Board of Directors, Franklin Financial Services Corporation:

            We have audited the accompanying consolidated balance sheets of FRANKLIN FINANCIAL SERVICES CORPORATION (a Pennsylvania corporation) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

            In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FRANKLIN FINANCIAL SERVICES CORPORATION and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

            /s/ Arther Andersen L.L.P.

            Lancaster, PA
            January 29, 1999


                                          Consolidated Balance Sheets

                (Amounts in thousands)                                                          December 31
                                                                                               -----------------------------
                                                                                                   1998            1997
                                                                                               -----------------------------
                Assets
                    Cash and due from banks (Note 3)                                                $12,895         $10,863
                    Interest-bearing deposits in other banks                                         11,514             249
                    Investment securities held to maturity (market value of $28,030 at
                         December 31, 1997) (Notes 1 and 4)                                          -               27,779
                    Investment securities available for sale (Notes 1 and 4)                        127,118          59,319
                    Loans, net (Notes 1 and 5)                                                      258,488         241,244
                    Premises and equipment, net (Notes 1 and 7)                                       5,889           5,907
                    Other assets                                                                      9,097           8,504
                                                                                               -----------------------------
                          Total assets                                                             $425,001        $353,865

                                                                                                  ==========      ==========
                Liabilities
                    Deposits (Note 8)
                         Demand (noninterest-bearing)                                               $42,224         $37,591
                         Savings and interest checking                                              141,477         113,138
                         Time                                                                       142,878         123,826
                                                                                                -----------------------------
                         Total Deposits                                                             326,579         274,555
                    Securities sold under agreements to repurchase(Note 9)                           24,414          16,075
                    Other borrowings (Note 9)                                                        30,744          21,434
                    Other liabilities                                                                 3,363           5,496
                                                                                               -----------------------------

                    Total liabilities                                                               385,100         317,560
                                                                                               -----------------------------
                    Commitments and contingencies (Notes 13 and 15)

                Shareholders' equity (Notes 2, 12 and 14)
                    Common stock, $1 par value per share, 5,000 shares authorized with 3,045 shares issued and 2,802 and 2,795 outstanding at
                    December 31, 1998 and 1997, respectively                                          3,045           3,045
                    Capital stock without par value, 5,000 shares authorized with no shares
                         issued and outstanding                                                      -               -
                    Additional paid-in capital                                                       19,793          19,761
                    Retained earnings                                                                20,562          17,087
                    Accumulated other comprehensive income                                            1,783           1,935
                    Treasury stock                                                                   (4,620)         (4,760)
                    Unearned compensation (Note 11)                                                    (662)           (763)
                                                                                               -----------------------------
                          Total shareholders' equity                                                 39,901          36,305
                                                                                               -----------------------------
                          Total liabilities and shareholders' equity                               $425,001        $353,865
                                                                                               ==========      ==========
                The accompanying notes are an integral part of these statements.



                               Consolidated Statements of Income


                (Amounts in thousands, except per share data)                     Years ended December 31
                                                                                ---------------------------------
                                                                                  1998        1997        1996
                                                                                ---------------------------------

                Interest income (Note 1)
                     Interest on loans                                           $22,022     $21,088     $19,903
                     Interest on deposits and other obligations of other banks       359          28         210
                     Interest on investments:
                          U.S. Government obligations                                235         293         311
                          Obligations of U.S. Government agencies and corporatio   2,191       2,632       2,542
                          Obligations of states and political subdivisions         1,613       1,407         999
                          Other securities                                           946         704         695
                          Dividend income                                            163         156         139
                                                                                ---------------------------------
                          Total interest income                                   27,529      26,308      24,799
                                                                                ---------------------------------

                Interest expense
                     Interest on deposits (Note 8)                                11,205      10,057       9,848
                     Interest on securities sold under agreements to repurchase    1,053         750         762
                     Other borrowings                                                893       1,418         477
                                                                                ---------------------------------
                           Total interest expense                                 13,151      12,225      11,087
                                                                                ---------------------------------
                           Net interest income                                    14,378      14,083      13,712
                                                                                ---------------------------------
                Provision for possible loan losses (Notes 1 and 6)                 1,061         936         607
                                                                                ---------------------------------
                     Net interest income after provision for possible loan losse  13,317      13,147      13,105
                                                                                ---------------------------------

                Noninterest income
                     Trust fees                                                    1,847       1,431       1,175
                     Service charges, commissions and fees                         2,241       2,023       1,939
                     Other                                                           317          65         403
                     Securities gains                                                625         787         166
                                                                                ---------------------------------
                           Total noninterest income                                5,030       4,306       3,683
                                                                                ---------------------------------

                Noninterest expense
                     Salaries and employee benefits                                6,053       6,434       6,276
                     Net occupancy expense                                           623         624         524
                     Furniture and equipment expense                                 783         776         751
                     Other                                                         4,579       3,866       3,731
                                                                                ---------------------------------
                           Total noninterest expense                              12,038      11,700      11,282
                                                                                ---------------------------------
                     Income before Federal income taxes                            6,309       5,753       5,506


                     Federal income tax expense (Note 10)                          1,504       1,390       1,379
                                                                                ---------------------------------
                           Net income                                             $4,805      $4,363      $4,127
                                                                                =======     =======     =======

                Earnings per share (Note 1)*

                           Basic earnings per share                                $1.76       $1.59       $1.46
                            Weighted average shares outstanding (000's)            2,731       2,738       2,818

                           Diluted earnings per share                              $1.74       $1.58       $1.45
                            Weighted average shares outstanding (000's)            2,769       2,767       2,838

                *Earnings per share for all periods have been adjusted to reflect a 3 for 2 stock split issued in dividend distributed on February 3, 1998.

                The accompanying notes are an integral part of these statements.



               Consolidated Statements of Changes in Shareholders' Equity

               For years ended December 31, 1998, 1997 and 1996:
                                                                                     Accumulated
                                                                 Additional             Other
                                                         Common   Paid-in  Retained ComprehensiveTreasury  Unearned
               (Amounts in thousands, except per share d  Stock   Capital  Earnings    Income      Stock  Compensatio  Total
                                                        ----------------------------------------------------------------------
               Balance at December 31, 1995               $2,030  $19,431   $14,966         $677  ($2,053)      ($95) $34,956
               Year ended December 31, 1996
               Comprehensive income:
                 Net income                                 -        -        4,127       -          -         -        4,127
                 Unrealized gains on securities, net of     -        -        -              (64)    -         -          (64)
                                                                                                                     ---------
                 Total Comprehensive income                                                                             4,063

                Cash dividends declared, $.52 per share     -        -       (1,503)      -          -         -       (1,503)
                Common stock issued under
                   stock option plans (Note 12)             -         (33)    -           -           233      -          200
                Restricted stock issued under
                long-term incentive compensation plan
                 (28,926 shares net of forfeitures)         -         177     -           -           672       (849)
                Acquisition of 132,906 shares of
                  treasury stock at cost                                                           (2,682)             (2,682)
                Tax benefit of restricted stock transact    -         170     -           -          -         -          170
                Amortization of unearned
                   compensation (Note 11)                   -        -        -           -          -           137      137
                                                        ----------------------------------------------------------------------
               Balance at December 31, 1996               $2,030  $19,745   $17,590         $613  ($3,830)     ($807) $35,341
                                                        =======  =======  =======   ==========   =======  =========  =======

               Year ended December 31, 1997
               Comprehensive income:
               Net income                                   -        -        4,363       -          -         -        4,363
               Unrealized gains on securities, net of ta    -        -        -            1,322     -         -        1,322
                                                                                                                     ---------
               Total Comprehensive income                                                                               5,685

               Cash dividends declared, $1.37 per share     -        -       (3,851)      -          -         -       (3,851)
               50% stock split                             1,015     -       (1,015)      -          -         -         -
               Common stock issued under
                 stock option plans (Note 12)               -          27     -           -           294      -          321
               Restricted stock issued under long-term
                 incentive compensation plan
                (2,174 shares net of forfeitures)           -         (11)    -           -            60        (73)     (24)
               Acquisition of 56,974 shares of
                 treasury stock at cost                                                            (1,284)             (1,284)
               Amortization of unearned
                 compensation (Note 11)                     -        -        -           -          -           117      117
                                                        ----------------------------------------------------------------------
               Balance at December 31, 1997               $3,045  $19,761   $17,087       $1,935  ($4,760)     ($763) $36,305
                                                        =======  =======  =======   ==========   =======  =========  =======

               Year ended December 31, 1998
               Comprehensive income:
               Net income                                   -        -        4,805       -          -         -        4,805
               Unrealized holding gains arising
                 during current period, net of tax          -        -        -              302     -         -          302
               Reclassification adjustment for realized
                 gains included in net income, net of ta    -        -        -             (454)    -         -         (454)
                                                                                                                     ---------
               Total Comprehensive income                                                                               4,653

               Cash dividends declared, $.47 per share      -        -       (1,316)      -          -         -       (1,316)
               Cash in lieu of fractional shares
                 on 50% stock split                         -        -          (14)      -          -         -          (14)
               Common stock issued under
                  stock option plans (Note 12)              -          32     -           -           140      -          172
               Amortization of unearned
                  compensation (Note 11)                    -        -        -           -          -           101      101

                                                        ----------------------------------------------------------------------
               Balance at December 31, 1998               $3,045  $19,793   $20,562       $1,783  ($4,620)     ($662) $39,901
                                                        =======  =======  =======   ==========   =======  =========  =======
               Cash dividends per share in all periods have been adjusted to reflect a 3 for 2 stock split issued in the form of a 50% stock dividend and distributed on February 3,1998.

               The accompanying notes are an integral part of these statements.


                                                                                        Consolidated Statements of Cash Flow

                                                                                           Years ended December 31

                                                                                        ---------------------------------
                                                                                          1998        1997        1996
                                                                                        ---------------------------------
               (Amounts in thousands)
               Cash flows from operating activities
                    Net income                                                            $4,805      $4,363      $4,127
                    Adjustments to reconcile net income to net cash provided
                         by operating activities:
                         Depreciation                                                        761         775         741
                         Premium amortization on investment securities                       121         116         107
                         Discount accretion on investment securities                        (275)       (156)       (129)
                         Provision for possible loan losses                                1,061         936         607
                         Securities gains, net                                              (625)       (787)       (166)
                         Proceeds from sale of mortgage loans                             26,048      11,947      15,225
                         Principal loss (gain) on sales of mortgage loans                     35         (62)        (71)
                         Loss (gain) on sale of premises and equipment                       294          37        (196)
                         Loan charge-offs, net of recoveries                                (816)       (692)       (688)
                         Decrease (increase) in interest receivable                            4        (154)       (138)
                         Increase in interest payable                                        401         108         117
                         Decrease in unearned discount                                       (33)       (116)       (361)
                         Increase in prepaid and other assets                               (689)       (240)       (432)
                         (Decrease) increase in accrued expenses and other liabilities       (77)       (236)        436
                         Other , net                                                          50         333         305
                                                                                        ---------------------------------
               Net cash provided by operating activities                                  31,065      16,172      19,484
                                                                                        ---------------------------------

               Cash flows from investing activities
                         Proceeds from sales of investment securities available for sale     945       4,364         334
                         Proceeds from maturities of investment securities held to matur   5,579      10,088      11,026
                         Proceeds from maturities of investment securities available for  26,085       9,515      12,641
                         Purchase of investment securities held to maturity                 -         (1,577)    (11,999)
                         Purchase of investment securities available for sale            (72,081)    (16,905)    (24,360)
                         Net change in loans                                             (43,504)    (32,091)    (25,811)
                         Acquisition of branch office and customer list                     -           -         (2,667)
                         Capital expenditures                                             (1,246)       (433)     (1,120)
                         Proceeds from sales of premises and equipment                       208         143         331
                                                                                        ---------------------------------
               Net cash used in investing activities                                     (84,014)    (26,896)    (41,625)
                                                                                        ---------------------------------
               Cash flows from financing activities
                         Net increase in demand deposits, NOW accounts
                              and savings accounts                                        32,972      11,119       8,952
                         Net increase (decrease) in certificates of deposit               19,052      (4,766)      2,039
                         Dividends paid                                                   (3,599)     (1,571)     (1,503)
                         Common stock issued under stock option plans                        172         321         200
                         Purchase of treasury shares                                        -         (1,284)     (2,682)
                         Cash inflows from other borrowings                               17,649       7,496      10,752
                         ---------------------------------
               Net cash provided by financing activities                                  66,246      11,315      17,758
                                                                                        ---------------------------------
               Increase (decrease) in cash and cash equivalents                           13,297         591      (4,383)
               Cash and cash equivalents as of January 1                                  11,112      10,521      14,904
                                                                                        ---------------------------------
               Cash and cash equivalents as of December 31                               $24,409     $11,112     $10,521
                                                                                        =======     =======     =======
               Supplemental Disclosures of Cash Flow Information
               Cash paid during the year for:                                             1998        1997        1996
                                                                                        ---------------------------------
               Interest paid on deposits and other borrowed funds                        $12,748     $12,117     $10,970
               Income tax paid                                                             1,845       1,200       1,335

               The accompanying notes are an integral part of these statements



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

            Use of Estimates in the Preparation of Financial Statements-
            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include Cash and due from banks, Interest-bearing deposits in other banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

            Investment Securities - For 1997 and 1996 and through October
            1, 1998, except as noted below, debt securities were acquired with the intent to hold to maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments of interest income. Certain specific debt securities and all marketable equity securities have been classified as "available for sale' to serve as a potential source of liquidity. On October 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." As permitted under Statement No. 133, the Corporation transferred investment securities classified as "held to maturity" with a book value of $22,961,000 to the "available for sale" classification. The transfer resulted in an increase to Shareholders' equity of approximately $985,000, net of tax.

            Available for sale securities are stated at estimated market value, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments of interest income. The related unrealized holding gains and losses are reported as a separate component of shareholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method.

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

            The Corporation adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128), on December 31, 1997. Statement 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. The Corporation+s basic earnings per share is calculated as net income divided by the weighted average number of shares outstanding. For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents, calculated using the treasury stock method. The Corporation's common stock equivalents consist of outstanding restricted stock and stock options.

            A reconciliation of the weighted average shares outstanding used to calculate basic earnings per share and diluted earnings per share follows:

            (In thousands)                 1998      1997      1996
                                          ______    ______    ______
            Weighted average shares
            outstanding (basic)         2,731     2,738     2,818
            Impact of common stock
            equivalents                    38        29        20
                                        ______    ______    ______
            Weighted average shares
            outstanding (diluted)       2,769     2,767     2,838
                                        ======   =======   ========

            Reclassifications - Certain prior period amounts have been reclassified to conform with the current year presentation.

            Recent Accounting Pronouncements:

            Accounting for the Costs of Computer Software Developed or Obtained for Internal Use - In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This Statement of Position (SOP) provides guidance on accounting for the costs of computer software developed or obtained for internal use. The guidance includes characteristics of computer software identified as internal-use software, appropriate recognition of related costs as current expense or capitalized costs and the types of costs that should be capitalized. This SOP is effective for fiscal years beginning after December 15, 1998. The adoption of this statement is not expected to have a material effect on the Corporation+s financial position or results of operations.

            Accounting for Derivative Instruments and Hedging Activities -
            In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts and for hedging activities) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative+s gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment. Statement No. 133 is effective for fiscal years beginning after June 15, 1999. Early adoption is permitted as of any fiscal quarter after its issuance. The Corporation adopted Statement No. 133 on October 1, 1998, with no material financial statement impact. As provided for under FAS No. 133, the Corporation transferred its Held to Maturity investment securities portfolio to the Available for Sale category (refer to Note 4).

            Disclosure about Segments of an Enterprise and Related
            Information - In June, 1997 the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement 131). Statement 131 became effective in 1998 and requires that public business enterprises report financials and descriptive information about its reportable operating segments. Based on the guidance provided by Statement 131, the Corporation does not have any operating segments which require such additional information. The Corporation owns one banking subsidiary which provides deposit and lending products and services and operates in the same geographical area. The descriptive information related to competition, concentration of credit risks and other operating factors is applicable to the Corporation.

            Reporting Comprehensive Income - In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income includes net income plus all other components of comprehensive income. The only changes in equity that are excluded from comprehensive income are those resulting from investments by owners and distributions to owners. The Corporation adopted Statement No. 130 on January 1, 1998. Comprehensive income is reflected in the Consolidated Statements of Equity and includes net income and unrealized gains on securities.

            Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities - In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Statement No. 127 was also issued in 1996 and amended Statement No. 125 by deferring for one year the effective date for certain provisions of Statement No.
            125. Statement No. 125, as amended, was adopted prospectively on January 1, 1997, and Statement No. 127 was adopted on January 1, 1998. There was no material financial statement impact from the adoption of Statement No. 125 in 1997 or from the adoption of Statement No. 127 in 1998.


            NOTE 2. Regulatory Matters
            The Bank is limited as to the amount it may loan the Corporation, unless such loans are collateralized by specific obligations. The Corporation+s subsidiary Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.
            Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.
            As of December 31, 1998, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

            The table that follows presents the total risk-based, Tier 1 risk-based and Tier 1 leverage requirements for the Corporation and the Bank. Actual capital amounts and ratios are also presented.



                                                                     As of December 31, 1998
                                                    ------------------------------------------------------
                                                                                           To be well
                                                                                           Capitalized Under
                                                                          For Capital      Prompt Corrective
                                                         Actual         Adequacy Purposes  Action Provisions
                                                     -------------------------------------------------------
            (Amounts in thousands)                   Amount    Ratio      Amount  Ratio    Amount   Ratio
                                                     -------------------------------------------------------


            Total Capital (to Risk Weighted Assets)
            Corporation                              $40,048    13.97%    $22,940  8.00%   $28,674  10.00%
            Bank                                      35,708    12.58%     22,706  8.00%    28,383  10.00%

            Tier 1 Capital (to Risk Weighted Assets)

            Corporation                              $36,500    12.73%    $11,470  4.00%   $17,205   6.00%
            Bank                                      32,160    11.33%     11,353  4.00%    17,030   6.00%

            Tier 1 Capital (to Average Assets)

            Corporation                              $36,500     9.16%    $15,935  4.00%   $19,919   5.00%
            Bank                                      32,160     8.13%     15,826  4.00%    19,782   5.00%


                                                               As of December 31, 1997
                                                   --------------------------------------------------------
                                                                                           To be well
                                                                                           Capitalized Under
                                                                          For Capital      Prompt Corrective
                                                         Actual         Adequacy Purposes  Action Provisions
                                                   ---------------------------------------------------------
            (Amounts in thousands)                   Amount    Ratio      Amount  Ratio    Amount   Ratio
                                                     -------------------------------------------------------


            Total Capital (to Risk Weighted Assets)

            Corporation                              $35,394    14.80%    $19,133  8.00%   $23,916  10.00%
            Bank                                      31,261    13.24%     18,889  8.00%    23,611  10.00%

            Tier 1 Capital (to Risk Weighted Assets)

            Corporation                              $32,401    13.53%     $9,579  4.00%   $14,368   6.00%
            Bank                                      28,305    11.99%      9,445  4.00%    14,167   6.00%

            Tier 1 Capital (to Average Assets)

            Corporation                              $32,401     9.22%    $14,049  4.00%   $17,562   5.00%
            Bank                                      28,305     8.18%     13,841  4.00%    17,301   5.00%


            Management believes that under the current and propsoed regualtions the Corporation and its Bank subsidiary will continue to meet the mininum capital requirements in the foreseeable future.
            However, events beyond the control of the Corporation, such as increased interest rates or a downturn in the economy in areas where the Bank subsidiary has a concentration of its loans, could adversely affect future earnings and, consequently, the ability of the Corporation and its Bank subsidiary to meet future capital requirements.


            NOTE 3. Restricted Cash Balances
            The Corporation's subsidiary bank is required to maintain reserves in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. At December 31, 1998 and 1997, required reserves held at the Federal Reserve Bank, for the bank subsidiary, were approximately $3,225,000 and $2,879,000. In addition, as compensation for check clearing and other services, a compensatory balance maintained at the Federal Reserve Bank at December 31, 1998 and 1997 equaled approximately $900,000.

            NOTE 4. Investment Securities

            On October 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 133,
            "Accounting for Derivative Instruments and Hedging Activities."  As provided for under Statement No. 133,
            Corporation transferred investment securities classified as "held to maturity" with a book value of $22,961,000 the "available for sale" classification.  The transfer resulted in an increase to Shareholders' equity of
            $985,000, net of tax.

            The amortized cost and estimated market values of investment securities as of December 31, 1998 an
            1997 are as follows:
                                                            Gross        Gross       Estimated
                                                          Amortized    unrealized   unrealized     market
                                                             cost        gains        losses        value
                                                          --------------------------------------------------------
            1998 Available for Sale
            Equity securities                                $3,404       $1,270    $    -          $4,674
            U.S. Treasury securities and obligations of U.S.
            Government agencies and corporations             13,992          251                -    14,243
            Obligations of state and political subdivision   48,490        1,341          379        49,452
            Corporate debt securities                        32,959          201          107        33,053
            Mortgage-backed securities                       25,572          166           42        25,696
                                                           --------------------------------------------------------
                                                           $124,417       $3,229         $528      $127,118
                                                           ========     ========     ========      ========

                                                                        Gross        Gross       Estimated
                                                         Amortized    unrealized   unrealized     market
                                                            cost        gains        losses        value
            1997 Held to Maturity                         --------------------------------------------------------
            U.S. Treasury securities and obligations of U.S.
            Government agencies and corporations             $1,030           $9    $       -        $1,039
            Obligations of state and political subdivision   15,025          227            8        15,244
            Corporate debt securities                         2,343           12            7         2,348
            Mortgage-backed securities                        7,989           66           48         8,007
                                                           --------------------------------------------------------
                                                             26,387          314           63        26,638
                                                           --------------------------------------------------------
            Other*                                            1,392            --           --        1,392
                                                           --------------------------------------------------------
                                                            $27,779         $314          $63       $28,030
                                                           ========     ========     ========      ========
                                                                         Gross        Gross       Estimated
                                                         Amortized      unrealized   unrealized     market
                                                            cost         gains        losses        value

            1997 Available for Sale                       --------------------------------------------------------
            Equity securities                                $1,588       $2,050    $    -          $3,638
            U.S. Treasury securities and obligations of U.S.
            Government agencies and corporations             20,967          172         3          21,136
            Obligations of state and political subdivision   14,926          674         -          15,600
            Corporate debt securities                         4,029           51         -           4,080
            Mortgage-backed securities                       14,877           42        54          14,865
                                                          --------------------------------------------------------
                                                            $56,387       $2,989       $57         $59,319
                                                           ========     ========     ========      ========


            *Included as Other in the Held to Maturity classification in the above schedules are common stock o
            Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank which in the aggregate total
            $1,392,000 at December 31, 1997. Common stock of the Federal Home Loan Bank and Atlantic Central
            Bankers Bank represent ownership in institutions which are wholly owned by other financial institutions.


            At December 31, 1998 and 1997, investment securities pledged to secure public funds, trust balances and other deposits and obligations totaled $59,350,000 and $50,078,000, respectively.  Proceeds from the of available for sale securities for the years ended December 31, 1998 and 1997, totaled approximately $9 and $4,364,000, respectively.  The net gains realized from these sales were $625,000 and $787,000, respectively.
            for the same periods.


            The amortized cost and estimated market value of debt securities at December 31, 1998, by contractu maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       Estimated
                                                                                    Amortized      market
                                                                                       cost         value
            Available for Sale                                                      -------------------------
            Due in one year or less                                                   $26,320       $26,261
            Due after one year through five years                                      19,755        20,171
            Due after five years through ten years                                      8,225         8,375
            Due after ten years                                                        41,141        41,941
                                                                                     ------------------------
                                                                                      $95,441       $96,748

            Mortgage-backed securities                                                 25,572        25,696
                                                                                      -----------------------
                                                                                     $121,013      $122,444
                                                                                       ========      ========


            The amortized cost and estimated market value of mortgage backed securities by issuer as of December
            1998 and 1997 are as follows:

                                                                         Gross        Gross      Estimated
                                                          Amortized    unrealized   unrealized     market
                                                             cost        gains        losses        value
            1998 Available for Sale                       --------------------------------------------------------
            Federal Home Loan Mortgage Corporation          $12,762          $77          $18       $12,821
            Federal National Mortgage Association             7,959           47            2         8,004
            Government National Mortgage Association          1,290           13           10         1,293
            Other Private                                     3,561           29           12         3,578
                                                           --------------------------------------------------------
                                                            $25,572         $166          $42       $25,696
                                                           ========     ========     ========      ========


                                                                          Gross        Gross      Estimated
                                                           Amortized    unrealized   unrealized     market
                                                              cost        gains        losses        value
            1997 Held to Maturity                         --------------------------------------------------------
            Federal Home Loan Mortgage Corporation           $2,662          $19           $7        $2,674
            Federal National Mortgage Association             2,182            6           30         2,158
            Government National Mortgage Association            430           11            --          441
            Other Private                                     2,715           30           11         2,734
                                                           --------------------------------------------------------
                                                             $7,989          $66          $48        $8,007
                                                           --------------------------------------------------------

                                                                          Gross        Gross      Estimated
                                                           Amortized    unrealized   unrealized     market
                                                             cost        gains        losses        value
            1997 Available for Sale                       --------------------------------------------------------
            Federal Home Loan Mortgage Corporation           $9,843          $19          $46        $9,816
            Federal National Mortgage Association             5,034           23            8         5,049
                                                          -------------------------------------------------------
                                                            $14,877          $42          $54       $14,865
                                                           ========     ========     ========      ========


            NOTE 5. Loans

            A summary of loans outstanding at the end of the reporting periods is as follows:
                                                                          December 31
                                                                     -----------------------------------
            (Amounts in thousands)                                      1998           1997
                                                                     --------------------------------
            Real estate (primarily first mortgage residential loan   $92,293        $82,989
            Real estate - Construction                                10,501          7,562
            Commercial, industrial and agricultural                  101,606         98,389
            Consumer (including home equity lines of credit)          57,647         55,651
                                                                     --------------------------------
                                                                     262,047        244,591
                                                                     --------------------------------
            Less:  Unearned discount                                     (10)           (43)
            Allowance for possible loan losses                        (3,549)        (3,304)
                                                                     --------------------------------
            Net Loans                                               $258,488       $241,244
                                                                    =========     =========

            Loans to directors and executive officers and to their related interests and affilia enterprises amounted to approximately $1,264,000 and $1,154,000 at December 31, 1998 and
            1997, respectively.  Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not present more than a normal risk of collection.  During 199 approximately $450,000 of new loans were made and repayments totaled approximately $340,0






            NOTE 6. Allowance for Possible Loan Losses


                                                                      December 31
            (Amounts in thousands)                           1998        1997        1996
                                                           --------------------------------------
            Balance at beginning of year                   $3,304      $3,060      $3,141
            Charge-offs
            Commercial, industrial and agricultural          (189)       (113)       (183)
            Consumer                                         (688)       (637)       (582)
            Real estate                                       (84)        (32)        (12)
                                                            --------------------------------------
            Total charge-offs                                (961)       (782)       (777)
            Recoveries:
            Commercial, industrial and agricultural            63          11          25
            Consumer                                           82          79          64
            Real estate                                        --          --          --
                                                             --------------------------------------
            Total recoveries                                  145          90          89
                                                              --------------------------------------
            Net charge-offs                                  (816)       (692)       (688)
                                                              --------------------------------------
            Provision for possible loan losses              1,061         936         607
                                                            --------------------------------------
            Balance at end of year                         $3,549      $3,304      $3,060
                                                           =======     =======     =======

            At December 31, 1998 and 1997 the Corporation had no restructured loans.
            Nonaccrual loans at December 31, 1998 and 1997 were approximately $1,325,000 and $1,148,000, respectively.  The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:


            (Amounts in thousands)                           1998        1997        1996
                                                            --------------------------------------
            Gross interest due under terms                   $159        $156        $120
            Amount included in income                         (48)        (19)        (46)
                                                             --------------------------------------
            Interest income not recognized                   $111        $137         $74
                                                             =======     =======     =======

            At December 31, 1998 and 1997, the recorded investment in loans that were considered to be impaired, as defined by Statement No. 114, totaled $1,041,500 and $1,104,600, respectively.
            Impaired loans have an allowance for credit losses of $54,000 and $67,000 as of December 31,
            1998 and 1997, respectively.  The Corporation does not recognize interest income on its impaired loans.  Cash receipts on impaired loans are credited to the earliest amount owed by the borrower.  The average recorded investment in impaired loans during the years ended December 31,
            1998 and 1997, was $1,033,375 and $1,060,300, respectively.




            NOTE 7. Premises and Equipment

            Premises and equipment consist of:
                                                                        December 31
                                                      Estimated      ---------------------
            (Amounts in thousands)                   useful life      1998        1997
                                                                     -------     -------
            Land                                                        $930        $928
            Buildings                                18-40 years       7,299       7,204
            Furniture, fixtures and equipment          3-13 years      5,762       5,166
                                                                      -------     -------
            Total cost                                                13,991      13,298
            Less: Accumulated Depreciation                            (8,102)     (7,391)
                                                                      --------   ---------
                                                                       $5,889      $5,907
                                                                      =======     =======




    <CAPTION
                                           NOTE 8. Deposits

         Deposits are summarized as follows:
                                                                      December 31
                                                                      ---------------------------
    (Amounts in thousands)                                              1998         1997
                                                                      ---------------------------
    Demand                                                              $42,224      $37,591
    Savings:
         Interest-bearing checking                                       46,707       32,770
         Money market accounts                                           56,623       40,836
         Passbook and statement savings                                  38,147       39,532
                                                                      ------------ ------------
                                                                        141,477      113,138
                                                                      ------------ ------------

    Time:
         Deposits of $100,000 and over                                   33,223       17,739
         Other time deposits                                            109,655      106,087
                                                                      ------------ ------------
                                                                        142,878      123,826
                                                                      ------------ ------------
              Total deposits                                           $326,579     $274,555
                                                                        ======       ======

            The interest expense on time deposits with denominations of $100,000 or more for the years ended December 31, 1998, 1997 and 1996 was $1,277,000,  $1,144,000, and $1,179,000, respectively.



    NOTE 9. Securities Sold Under Agreements to Repurchase and Other Borrowings

       The Corporation enters into sales of securities under agreements to repurchase. Securities sold und agreements to repurchase averaged $20,205,000 and $14,685,000 during 1998 and 1997, respectively, and the maximum amounts outstanding at any month end during 1998 and 1997, were $24,414,000 and $18,538,000, respectively.  The weighted average interest rate on these repurchase agreements was
    5.21% and 5.11% for 1998 and 1997, respectively.  At December 31, 1998, securities sold under agreements to repurchase totaled $24,414,000 with interest rates ranging from 3.69% to 4.60%.  The securities that serve as collateral for securities sold under agreements to repurchase represent prima
    U.S. Government and U.S. Agency securities with a book and market value of $25,641,000 and $26,233,000 respectively, at December 31, 1998. The securities sold under agreements to repurchase are overnight borrowings.

         A summary of other borrowings at the end of the reporting period follows:
                                     December 31
                               ----------------------
(Amounts in thousands)           1998        1997
                               ----------------------
    Open Repo Plus (a)          $     -     $11,150
    Term loans (b)               30,744      10,284
                               ---------------------
    Total other borrowings      $30,744     $21,434
                               =======     =======

    (a)  Open Repo Plus is a revolving term commitment with the Federal Home Loan Bank of Pittsburgh
          (FHLB) used on an overnight basis.  The term of these commitments may not exceed 364 days and the outstanding balance reprices daily at market rates.  The total amount available under t commitment in place on December 31, 1998 was $35,000,000.

    (b)  Term loans with the FHLB bear interest at fixed rates ranging from 4.72% to 7.27% (weighted average rate of 5.57%) with various maturities beginning September 30, 1999 to December 30, 2008
          All borrowings from the FHLB are collateralized by FHLB stock, mortgage-backed securities and first mortgage loans.

          The scheduled maturities of the term borrowings are as follows:

             1999                 5,635
             2000                 4,780
             2001                 1,647
             2002                   153
             2003                  -
             2004 and beyond     18,529
                               --------
                                $30,744
                               =======




                                             NOTE 10. Federal Income Taxes

         The temporary differences which give rise to significant portions of deferred tax assets a under Statement No.109 are as follows (amounts in thousands):

             Deferred Taxes                                December 31
             (Amounts in thousands)                   ------------------------------
             Temporary Difference                         1998     1997
             ----------------------------------------------------------------
             Allowance for possible loan losses         $1,206   $1,123
             Deferred compensation                         212      183
             Pensions                                      (57)     114
             Restricted stock                              133      101
             Depreciation                                   81       42
             Net unrealized gain on securities            (918)    (997)
             Mortgage servicing rights                    (132)     (70)
             Deferred loan fees and costs,net              214      314
             Nonaccrual loans                               50     -
             Property demolition & writedown               288       51
             Other, net                                     56        3
                                                      -----------------------
                  Deferred taxes, net                   $1,133     $864
                                                      =======   =======


      In determining the level of valuation reserves required, the Corporation has determined based its historical level of earnings, its interest margin, gap position and future taxable income t more likely than not that the net deferred tax assets, will be realized over a period of approx
    5 years.  Accordingly, no valuation allowance was established as of December 31, 1998 and 1997.




         The components of the provision for Federal income taxes attributable to income from opera as follows:
                                                         Years ended December 31
                                                      ---------------------------------------------
    (Amounts in thousands)                                1998     1997     1996
                                                      --------------------------------
    Currently payable                                   $1,694   $1,574   $1,302
    Deferred tax expense (benefit)                        (190)    (184)      77
                                                      --------------------------------
    Income tax provision                                $1,504   $1,390   $1,379
                                                      =======  =======  =======

         For the years ended December 31, 1998, 1997 and 1996, the income tax provisions are differ the tax expense which would be computed by applying the Federal statutory rate to pretax operat earnings.  A reconciliation between the tax provision at the statutory rate and the tax provisi effective tax rate is as follows:

                                                         Years ended December 31
                                                      ---------------------------------------------
    (Amounts in thousands)                                1998     1997     1996
                                                      --------------------------------
    Tax provision at statutory rate                     $2,145   $1,956   $1,872
    Income on tax-exempt loans and securities             (685)    (590)    (418)
    Nondeductible interest expense relating to
         carrying tax-exempt obligations                    95       81       61
    Dividends received exclusion                           (17)     (16)     (15)
    Valuation allowance adjustment                        -        -        (118)
    Other, net                                             (34)     (41)      (3)
                                                      --------------------------------
    Income tax expense                                  $1,504   $1,390   $1,379
                                                      =======  =======  =======

         The tax provision in each year is applicable to:

                                                         Years ended December 31
                                                      ---------------------------------------------
    (Amounts in thousands)                                1998     1997     1996
                                                      --------------------------------
    Operations                                          $1,292   $1,122   $1,323
    Securities gains                                       212      268       56
                                                      --------------------------------
    Income tax provision                                $1,504   $1,390   $1,379
                                                      =======  =======  =======







            NOTE 11. Employee Benefit Plans

            The Bank has a noncontributory pension plan covering substantially all employees of F&M Trust who meet certain age and service requirements. Benefits are based on years of service and the employee's compensation during the highest five consecutive years out of the last ten years of employment. The Bank+s funding policy is to contribute annually the amount required to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

            In 1998, the Bank adopted Statement of Financial Accounting Standards No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" which was effective for fiscal years beginning after December 15, 1997. Under the Statement, restatement of disclosures for earlier periods provided for comparative purposes is required. The Statement does not change the measurement or recognition of pension and other postretirement benefit plans. The Statement standardizes the disclosure requirements for those plans, requires additional information on changes in the benefit obligation and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they once were.

            The following table sets forth the plan+s funded status at December 31, 1998, based on a September 30, 1998, actuarial valuation together with comparative 1997 and 1996 amounts:

            <CAPTIO>

            (Amounts in thousands)                                     1998          1997          1996

            Change in benefit obligation
            Benefit obligation at beginning of year. . . . . . .  . .$ 7,611       $ 7,261       $6,549
            Service cost. . . . . . . . . . . . . . . . . . . . . .      266           322          296
            Interest cost. . . . . . . . . . . . . . . . . . . . . .     531           494          450
            Actuarial loss (gain) . . . . . . . . . . . . . . . . . .    380          (142)         522
            Benefits paid. . . . . . . . . . . . . . . . . . . . . . .  (355)        ( 324)        (556)
            Benefit obligation at end of year. . . . . . . . . . . .   8,433         7,611        7,261


            Change in plan assets
            Fair value of plan assets at beginning of year* . . . . . 11,223         7,816        7,022
            Actual return on plan assets. . . . . . . . . . . . .        673         3,731        1,180
            Employer contribution . . . . . . . . . . . . . . . . .        0             0          170
            Benefits paid . . . . . . . . . . . . . . . . . . . .       (355)         (324)       ( 556)
            Fair value of plan assets at end of year . . . . . . .    11,541        11,223         7,816

            Funded status . . . . . . . . . . . . . . . . .  . . . .   3,108         3,613           555
            Unrecognized transitional asset   . . . . . . . . . .  .     (78)         (116)         (155)
            Unrecognized net actuarial gain . . . . . . . . . . . .  .(2,893)      (3,873)          (612)
            Unrecognized prior service cost . . . . . . . . . . .         96          108             119
            Prepaid (accrued)  benefit cost . . . . . . . . . . . . $    233      $ ( 268)         $ (93)
                                                                        =====       ======          =====


            Weighted-average assumptions as of
            December 31                                             1998           1997       1996
            Discount rate . . . . . . . . . . . . . . . . . . . . .    6.50%         7.00%     7.00%
            Expected return on plan assets . . . . . . . . . . . .     8.00%         8.00%    8.00%
            Rate of compensation increase . . . . . . . . . . . . .    5.25%         5.75%    5.75%


                                                                     1998            1997         1996

            Components of net periodic benefit cost
            Service cost . . . . . . . . . . . . . . . . . . .  . .  $ 266           $321         $ 296
            Interest cost . . . . . . . . . . . . . . . . . . . .      531            494           450
            Expected return on plan assets . . . . . . . . . . . .    (971)          (612)         (549)
            Amortization of transitional (asset) obligation . . . .    (39)          (39)           (39)
            Amortization of prior service cost . . . . . . . . . . .    11            11             11
            Recognized net actuarial gain . . . . . . . . . . . . .   (299)            0              0

            Net periodic benefit cost . . . . . . . . . . . . . . ..$ (501)       $  175          $ 169
                                                                      ====          ====           ====

            *Plan assets are primarily invested in equities, US Government Agencies, corporate bonds and general assets of insurance companies.

            The Bank has a 401(k) plan covering substantially all employees of F&M Trust who have completed one year and 1000 hours of service. In 1998, employee contributions to the plan were matched at 100% up to 3% of each employee+s deferrals plus 50% of the next 2% of deferrals from participants eligible compensation. In addition, a 100% discretionary profit sharing contribution of up to 2% of each employee+s eligible compensation was possible, provided established net income targets were achieved. Annually, the Bank+s Board of Directors approves the established net income targets. Under this plan, not more than 19.00% of each participant+s total compensation may be contributed in any given plan year. The related expense for the 401(k) plan and the profit sharing plan in 1998, 1997 and 1996, as approved by the Board of Directors, was $266,325, $143,000 and $132,500, respectively.

            Under the terms of the Corporation+s Long-Term Incentive Plan of 1990 ("the Plan"), the Compensation Committee of the Board of Directors (the Committee) is authorized to award up to 264,825 shares of presently authorized but unissued or reacquired common stock to certain employees of the Corporation and its subsidiaries. Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares.

            Pursuant to the Plan, in 1991 the Corporation implemented a program known as the Senior Management Incentive Program (the Program) and under the Program, as of December 31, 1998, has awarded 169,152 restricted shares of $1.00 par value per share common stock of the Corporation to certain employees at no cost to the employee participants. These shares are issued subject to specific transfer restrictions, including the passage of time, ranging from one to ten years; and shall fully vest upon the expiration of ten years from the date of the agreements, or earlier, dependent upon the Corporation meeting certain income requirements established by the Board of Directors. Also, under the Program the Committee has awarded 18,345 restricted shares of the $1.00 par value per share common stock of the Corporation to certain employees at no cost to the participants. These shares also are issued subject to certain transfer restrictions and will automatically vest upon the expiration of ten years from the Agreement date (except for one senior officer whose shares vested in a shorter period).

            Unearned compensation, representing the fair market value of the shares at the date of issuance, will be charged to income over the vesting period. The cost associated with the program was approximately $101,000 in 1998, $117,000 in 1997 and $137,000 in
            1996. The total of restricted shares vested was 847 and 1,552 in 1997 and 1996, respectively. No restricted shares vested in 1998.

            In addition to the restricted shares issued to the employee participants of the Program, the employees could elect to receive a portion of their award in cash. The payment of cash each year is dependent upon the Corporation meeting certain income requirements established by the Board of Directors. There were no cash awards in 1998, 1997 or 1996.

    NOTE 12. Stock Purchase Plan

         In 1994, the Board of Directors of the Corporation approved and adopted the Employee Stock Purchase
    Plan of 1994 (the Plan).  Under the Plan 198,000 shares of stock can be purchased by participating employees over
    10-year period.  The number of shares which can be purchased by each participant is limited, as defined, and the option price is to be set by the Board of Directors.  However, the option price cannot be less than the lesser of 90% of the fair market value of the shares on the date the option to purchase shares is granted, or 90% of the fair market value of the shares on the exercise date.  These options must be exercised one year from the date of grant.  Any shares related to unexercised options are available for future grant.
    As of December 31, 1998 there are 132,119 shares available for future grant.
         The following table summarizes the stock option activity (stock options have been adjusted to reflect all stock splits):



                                                            Option Price Per Share
                                                            --------------------------------------------------------
                                                                Price           Weighted
                                           Stock Options        Range            Average
                                           ----------------------------------------------------------

    Balance at December 31, 1995                  22,961          $14.53             $14.53
       Granted                                    19,572           19.24              19.24
       Exercised                                 (13,417)   14.53 - 19.24             14.77
       Canceled                                  (10,224)          14.53              14.53
                                           ---------------------
    Balance at December 31, 1996                  18,892          $19.24             $19.24
       Granted                                    17,700           23.08              23.08
       Exercised                                 (15,305)   19.24 - 23.08             20.24
       Canceled                                   (7,564)          19.24              19.24
                                           ----------------------
    Balance at December 31, 1997                  13,723          $23.08             $23.08
       Granted                                    17,005           27.68              27.68
       Exercised                                  (7,206)   23.08 - 27.68             23.39
       Canceled                                   (7,014)          23.08              23.08
                                           ----------------------
    Balance at December 31, 1998                  16,508          $27.68             $27.68
                                           ===========



    The following table summarizes information concerning options outstanding at December 31, 1998:

                                                                                Weighted            Weighted
                                                            Unexercised          Average            Average
                                                               Stock           Remaining            Exercise
                                           Exercise Price      Options        Life (Years)           Price

                                                  $27.68          16,508          0.75                $27.68





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


    (Amounts in thousands, except per share)                    1998              1997

    Net Income:                   As reported                     $4,805             $4,363
                                  Proforma                         4,780              4,334

    Basic earnings per share:     As reported                      $1.76              $1.59
                                  Proforma                          1.75               1.58

    Diluted earnings per share:   As reported                      $1.74              $1.58
                                  Proforma                          1.73               1.57

    Weighted average fair value of options granted                 $3.81              $4.50



    The fair value of the options granted has been estimated using the following assumptions for 1998 and 1997 respectively: risk-free interest rate of 4.53% and 5.49% , expected volatility of the Corporation's stock of 14.00% and 20.10%, expected dividend yield of 2.08% and 3.67%. The expected life of the options in 1998 and 1997 was .76 year and .81 year, respectively.


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




 NOTE 14. Shareholders' Equity

 In March, 1998, the Board of Directors authorized the repurchase of up to 50,000 shares of the Corporation's common stock for a twelve month period ending in March 1999. The Corporation uses the repurchased common stock (Treasury stock) for general corporate purposes including stock dividends and splits, employee benefit and executive compensation plans, and the dividend reinvestment plan. There were no shares repurchased under the plan in 1998. At December 31, 1998 and 1997, respectively, the Corporation held a total of 242,871 and 250,194 Treasury shares acquired through Board authorized stock repurchase programs.

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

Also on November 13, 1997, the Board of Directors declared a special cash dividend of $.66 per share on the Corporation's common stock, payable January 21, 1998, to the Corporation's shareholders of record as of the close of business on January 7, 1998 and a regular cash dividend of $.15 per share payable February 27, 1998 to shareholders of record as of the close of business on February 12,1998.

In 1996, the Board of Directors authorized the repurchase of up to $150,000 shares of the Corporation's common stock through July 1997. In March 1997, the Board of Directors extended the repurchase period from July 1997 to March 1998. Under the program, the Corporation repurchased 50,374 shares and 49,968 shares during 1997 and 1996, respectively. In addition, the Corporation repurchased 6,600 shares and 82,938 shares in direct Board-authorized repurchases in 1997 and 1996, respectively.


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

 Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk. The Corporation had the following outstanding commitments to fund loans as of December 31:

 (Amounts in thousands)                                 1998     1997
                                                        _____    _____
 Financial instruments whose contract amounts
  represent credit risk:
 Commercial commitments to extend credit ............  $32,032   $28,681
 Consumer commitments to extend credit (secured) ....   15,767    14,716
 Consumer commitments to extend credit (unsecured) ..   12,608    11,317
                                                       _______   _______
                                                       $60,407   $54,714

 Standby letters of credit ..........................    2,547     1,053

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

 The Bank has entered into various noncancellable operating
 leases. Total rental expense on these leases was $314,000,
 $299,000 and $316,000 in the years 1998, 1997 and 1996,
  respectively. Future minimum payments under these leases are as follows:
            1999 .......................  $312,000
            2000 .......................    45,700
            2001 .......................    39,500
            2002 .......................    24,900
            2003 and beyond ............    38,500

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

Investment securities:
     For debt and marketable equity securities held for investment purposes and available for sale, respectively, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans, net:
     The fair value of loans is estimated for each major type of loan (e.g. real estate, commercial, industrial and agricultural and consumer) by discounting the future cash flows associated with such loans. The model considers scheduled principal maturities, repricing characteristics, prepayment assumptions and interest cash flows. The discount rates used are estimated based upon consideration of a number of factors including the treasury yield curve, credit quality factors, expense and service charge factors.

Deposits, Securities sold under agreements to repurchase and Other borrowings:
     The fair market value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. This fair value does not include the benefit that results from the low cost of funding provided by these deposits compared to the cost of borrowing funds in the market. The fair value of fixed-maturity certificates of deposit and long-term debt are estimated by discounting the future cash flows using rates approximating those currently offered for certificates of deposit and borrowings with similar remaining maturities. The other borrowings consist of borrowings on a line of credit with the FHLB at a variable interest rate and securities sold under agreements to repurchase for which the carrying value approximates a reasonable estimate of the fair value.

Unrecognized Financial Instruments:
     At December 31, 1998 and 1997, the Corporation had outstanding commitments to extend credit of $60,407,000 and $54,714,000, respectively, and commitments under standby letters of credit of $2,547,000 and $1,053,000, respectively. Such commitments include fixed and variable rate commercial and consumer commitments. The value of the commitment is a reasonable estimate of the fair value as the fees and rates charged are approximately consistent with the amounts which would be charged to enter into similar arrangements at year-end.

                            Note 16


    The estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                                        1998                 1997
                                                      --------------------------------------------------
                                                      Carrying   Fair       Carrying   Fair
    (Amounts in thousands)                             Amount    Value       Amount    Value
                                                      ----------------------------------------------
    Financial assets:
         Cash and short-term investments               $24,409  $24,409      $11,112   $11,112
         Investment securities held to maturity           -        -          27,779    28,030
         Investment securities available for sale      127,118  127,118       59,319    59,319
         Net Loans                                     258,488  267,937      241,244   246,819
                                                      ----------------------------------------------
    Total Financial Assets                            $410,015 $419,464     $339,454  $345,280
                                                      ======== ========    ========  ========

    Financial liabilities:
         Deposits                                     $326,579 $328,684     $274,555  $275,021
         Securities sold under agreements to repurchas  24,414   24,414       16,075    16,075
         Other borrowings                               30,744   31,108       21,434    21,452
                                                      ----------------------------------------------
    Total Financial Liabilities                       $381,737 $384,206     $312,064  $312,548
                                                      ======== ========    ========  ========

         The above values do not necessarily reflect the premium or discount that could result from offe at one time the Corporation's entire holdings of a particular instrument.  In addition, these values the methods and asumptions described above, do not consider the potential income taxes or other expe would be incurred on an actual sale of an asset or settlement of a liability.


    NOTE 17. Parent Company (Franklin Financial Services Corporation) Financial Information

    Balance Sheets
                                                                          December 31
                                                                          -------------------------------------
    (Amounts in thousands)                                                   1998          1997
                                                                          -----------------------------
    Assets:
         Due from bank subsidiary                                              $1,386      $3,320
         Investment securities                                                  2,735       2,999
         Equity investment in subsidiaries                                     35,454      31,587
         Premises                                                                 395         881
         Other assets                                                             273         340
                                                                          -----------------------------
              Total assets                                                    $40,243     $39,127
                                                                          =========      =======

    Liabilities:
         Deferred tax liability                                                  $342        $542
         Dividends payable                                                     -            2,280
                                                                          -----------------------------
              Total liabilities                                                   342       2,822

    Shareholders' equity:
         Common stock                                                           3,045       3,045
         Additional paid-in capital                                            19,793      19,761
         Retained earnings                                                     20,562      17,087
         Net unrealized gain on securities                                      1,783       1,935
         Treasury stock, at cost                                               (4,620)     (4,760)
         Unearned compensation                                                   (662)       (763)
                                                                          -----------------------------
              Total shareholders' equity                                       39,901      36,305
                                                                          -----------------------------
              Total liabilities and shareholders' equity                      $40,243     $39,127
                                                                          =========      =======

    Statements of Income

                                                              Years ended
                                                              December 31
                                                              -----------------------------------------------------------
       (Amounts in thousands)                                   1998         1997          1996
                                                              -----------------------------------------
    Income:
         Dividends from Bank                                    $1,317         $6,020      $2,631
         Interest and dividend income                               57             44          42
         Gain on sale of securities                                464            468         105
         Other income                                                1               -         37
         Gain on sale of premises                                   29               -         90
                                                              -----------------------------------------
                                                                 1,868          6,532       2,905
    Expenses:
         Operating expenses                                        516            566         292
          Loss on sale of premises                                 170             40            -
                                                              -----------------------------------------
    Income before equity in undistributed income of subsidiari   1,182          5,926       2,613
    Equity in undistributed income of subsidiaries               3,623         (1,563)      1,514
                                                              -----------------------------------------
         Net income                                             $4,805         $4,363      $4,127
                                                               =======     =========      =======

    Statements of Cash Flows

                                                              Years ended
                                                               December 31
                                                              ----------------------------------------------------------
    (Amounts in thousands)                                      1998         1997          1996
                                                              -----------------------------------------
    Cash flows from operating activities
         Consolidated net income                                $4,805         $4,363      $4,127
         Adjustments to reconcile net income to net cash provided
              by operating activities:
              Equity in undistributed income of subsidiaries    (3,623)         1,563      (1,514)
              Depreciation                                          11             31          29
              Discount accretion on investment securities         -            -               (1)
              Loss (gain) on sale of premises                      141             40         (90)
              Securities gains, net                               (464)          (468)       (105)
              Decrease (increase) in due from bank subsidiary    1,934         (3,142)         92
              Decrease (increase) in other assets                   66           (256)        119
              (Decrease) increase in liabilities                  -               (87)        119
              Other, net                                           234            278         303
                                                              -----------------------------------------
    Net cash provided by operating activities                    3,104          2,322       3,079
                                                              -----------------------------------------
    Cash flows from investing activities
         Proceeds from sales of investment securities              709            644         232
         Proceeds from maturities of investment securities        -            -              850
         Purchase of investment securities                        (580)          (534)       (218)
         Proceeds from sale of premises                            208            129         225
         Capital expenditures                                      (14)           (27)       (183)
                                                              -----------------------------------------
    Net cash provided by investing activities                      323            212         906
                                                              -----------------------------------------
    Cash flows from financing activities
         Dividends                                              (3,599)        (1,571)     (1,503)
         Proceeds from sales of common stock                       172            321         200
         Purchase of treasury shares                              -            (1,284)     (2,682)
                                                              -----------------------------------------
    Net cash used in financing activities                       (3,427)        (2,534)     (3,985)
                                                              -----------------------------------------
         Increase in cash and cash equivalents                    -            -             -
    Cash and cash equivalents as of January 1                     -            -             -
    Cash and cash equivalents as of December 31               $     -     $     -        $     -
                                                               =======     =========      =======

    Supplemental Disclosures of Cash Flow Information
    During 1998 Franklin Financial transfered real estate with a value of $141,000  to its wholly owned subsidiary


            NOTE 18. Quarterly Results of Operation (Unaudited)

            The following is a summary of the quarterly results of consolidated operations of Franklin Financi years ended December 31, 1998 and 1997:
            (Amounts in thousands)                                            Three months ended
                                                           ---------------------------------------------------------
            1998                                           March 31         June 30   September 30     December 31
            -------------------------------------------------------------------------------------------------------
            Interest income                                  $6,729        $6,730           $6,879          $7,191
            Interest expense                                  3,116         3,188            3,333           3,514
                                                           ---------------------------------------------------------
            Net interest income                               3,613         3,542            3,546           3,677
            Provision for loan losses                           365           190              165             341
            Other noninterest income                            975         1,080            1,050           1,300
            Securities gains (losses)                           299           196               68              62
            Noninterest expense                               2,896         3,011            2,905           3,226
                                                           ---------------------------------------------------------
            Income before income taxes                        1,626         1,617            1,594           1,472
            Income taxes                                        394           375              416             319
                                                           ---------------------------------------------------------
            Net Income                                       $1,232        $1,242           $1,178          $1,153
                                                            ========     =========     ===========      ===========
            Basic earnings per share                          $0.45         $0.46            $0.43           $0.42
            Diluted earnings per share                        $0.45         $0.45            $0.43           $0.42
                                                            ========     =========     ===========      ===========


            1997                                          March 31         June 30   September 30     December 31
            -------------------------------------------------------------------------------------------------------

            Interest income                                  $6,383        $6,530           $6,724          $6,671
            Interest expense                                  2,853         2,991            3,173           3,208
                                                             ---------------------------------------------------------
            Net interest income                               3,530         3,539            3,551           3,463
            Provision for loan losses                           193           192              253             298
            Other noninterest income                            883           871              828             937
            Securities gains                                    111            93              189             394
            Noninterest expense                               2,795         2,784            2,985           3,136
                                                             ---------------------------------------------------------
            Income before income taxes                        1,536         1,527            1,330           1,360
            Income taxes                                        401           344              291             354
                                                             ---------------------------------------------------------
            Net Income                                       $1,135        $1,183           $1,039          $1,006
                                                            ========     =========     ===========      ===========
            Basic earnings per share*                         $0.41         $0.43            $0.38           $0.37
            Diluted earnings per share*                       $0.41         $0.43            $0.38           $0.37
                                                            ========     =========     ===========      ===========


            *Based on weighted-average shares outstanding during the period reported adjusted retroactively to refl of a 50% stock dividend and distributed  on February 3, 1998, to shareholders of record on January 13, quarterly earnings per share may not equal the annual per share amount.


            Management's Discussion and Analysis

            The following discussion and analysis is intended to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein.

            Results of Operations Summary

            Franklin Financial Services Corporation again achieved record net income of $4.80 million for the year ended December 31, 1998, an increase of 10.1% over the $4.36 million recorded in 1997.
            Basic earnings per share for the year ended December 31, 1998, were $1.76 compared to $1.59 and $1.46 for the years ended
            December 31, 1997 and 1996, respectively. Cash dividends declared in 1998 included three-quarterly dividends and totaled $.47 per share; cash dividends declared in 1997 included five-quarterly dividends and totaled $1.37 per share including four regular quarterly dividends paid in 1997 ($.56 per share), one regular dividend declared in the fourth quarter of 1997 and paid as a regular first quarter 1998 cash dividend ($.15 per share) and a special cash dividend ($.66 per share) declared in the fourth quarter of 1997 and paid to shareholders on January 20, 1998.
            Book value and market value per share at December 31, 1998, were $14.24 and $29.88, respectively; return on average assets (ROA) and return on average equity (ROE) for 1998 were 1.29% and 12.58%, respectively, compared to 1.26% and 12.03%, respectively, one year earlier. Total assets grew approximately $71.1 million to $425.0 million at December 31, 1998 from $353.9 million at December 31,
            1997. Net loans realized good growth, increasing $17.2 million, or 7.1%, to $258.5 million at year-end 1998 versus year-end 1997.
            Deposits recorded strong growth with an increase of $52.0 million, or 18.9%, to $326.6 million at December 31, 1998, compared to $274.6 million at December 31, 1997. The
            Corporation's capital position remains strong at $39.9 million at December 31, 1998, compared to $36.3 million at December 31, 1997.
            The Corporation's Tier 1 leverage ratio was 9.16% at December 31,
            1998, compared to 9.22% at December 31, 1997.

            A more detailed discussion of the areas having the greatest impact on the reported results for 1998 follows.



            Net Interest Income

            The most important source of the Corporation's earnings is net interest income which is defined as the difference between income on interest-earning assets and the cost of interest-bearing liabilities supporting those assets. The principal categories of interest-earning assets are loans and securities, while deposits and other borrowings are the principal interest-bearing liabilities. Net interest income, on a tax-equivalent basis, increased $401,000, or 2.7% to $15.3 million in 1998 from $14.9 million in 1997. The net interest margin, which reflects the interest rate spread plus the contribution of assets funded by noninterest-bearing sources, decreased to 4.38% for the year ended December 31, 1998, from 4.61% and 4.72% for the years ended
            December 31, 1997 and 1996, respectively. The declining trend in net interest margin is the result of an increasingly competitive environment for both loans and deposits, which has resulted in more aggressive pricing for loans and the development of new market-indexed deposit products, particularly a new money market account.

            For the purpose of this discussion net interest income is adjusted to a tax-equivalent basis. This adjustment facilitates performance comparisons between taxable and tax-exempt assets by increasing the tax-exempt income by an amount equivalent to the Federal income taxes which would have been paid if this income were taxable at the Corporation's 34% Federal statutory rate.
            Table 1 presents net interest income on a tax-equivalent basis for each of the years in the three-year period ended December 31, 1998. Table 2 presents average balances, tax-equivalent interest income and interest expense and average rates earned and paid on the Corporation's interest-earning assets and interest-bearing liabilities. Table 3 analyzes the changes attributable to the volume and rate components of net interest income.

            The level of net interest income is affected primarily by variations in the volume and mix of the Corporation's assets and liabilities, as well as by changes in the level of interest rates.
            Short-term interest rates were stable throughout the first nine months of 1998 but declined during the final quarter in response to three separate 25-basis point reductions in the Federal funds rate. The average prime rate in 1998 was 8.35% and the average
            Federal funds rate was 5.36% versus 8.44% and 5.48%, respectively, in 1997. Intermediate and long term rates drifted lower throughout the year prompting an exceptionally heavy volume of mortgage refinancing activity and contributing to lower interest income. Nevertheless, Tables 2 and 3 reveal that most of the change in interest income, interest expense and net interest income can be attributed to an increase in volume rather than changes in interest rates.

            Average interest-earning assets grew $26.5 million or, 8.2%, to $350.8 million for 1998 from $324.3 million for 1997 and represented 94.0% and 93.8%, respectively,  of total assets for
            the related years.   Average loans comprised 72.0% of average
            interest-earning assets and contributed 78.1% of the total interest income in 1998.  The growth in average interest-earning assets,  when combined with a 25-basis point decrease in the average yield,  resulted in a $1.3 million,  or 4.8%,  increase in net interest income to $28.5 million for 1998 from $27.2 million in 1997.  The growth in interest-earning assets was driven primarily by a $17.3 million increase in net loans,  reflecting the Corporation's business development efforts and a healthy economic environment.  The decrease in the average yield on interest-earning assets resulted from intensified competitive pressures for new loans and the prepayments of higher-yielding mortgage loans producing a 24-basis point decline in the yield on interest-earning assets to 8.81% for 1998 versus 9.05% for 1997.
            The yield on investment securities for 1998 decreased 16-basis points to 6.43% from 6.59% in 1997 due primarily to the purchase of new securities at interest rates lower than those of securities maturing or running off.

            Average interest-bearing deposits grew $23.8 million to $254.9 million in 1998 versus 1997 and resulted in an increase in interest expense of $1.1 million to $11.2 million for 1998 versus
            $10.1 million in 1997. The Corporation continues to experience a shift from lower cost accounts to higher cost accounts including a new money market account introduced in 1997; this migration contributed to the higher interest expense for 1998.

            Other borrowings, comprising securities sold under agreements to repurchase (Repos) and overnight and long-term debt with the Federal Home Loan Bank of Pittsburgh, decreased $3.6 million during the year to $34.8 million. The decrease in Repos and other borrowings was the result of growth in deposits, noninterest-bearing liabilities and shareholders' equity in 1998 versus 1997.
            The average rate paid on Repos and other borrowings decreased six basis points to 5.58% in 1998 from 5.64% in 1997.

            Interest rates were marginally higher in 1997 than in 1996.
            The average prime rate in 1997 was 8.44% and the average Federal funds rate was 5.48% versus 8.27% and 5.31%, respectively, in 1996. Net interest income on a tax-equivalent basis rose $667,000 to $15.0 million in 1997 from $14.3 million in 1996. Average earning assets grew $21.7 million to $324.3 million for 1997 compared to 1996 with the yield remaining unchanged at 8.38%.
            Average interest-bearing liabilities increased $19.9 million to $269.4 million for 1997 versus 1996 and showed an average increase in the interest rates paid on those liabilities of 10 basis points to 4.54% for 1997 versus 4.44% for 1996.


            Provision for Possible Loan Losses

            The provision for possible loan losses charged against earnings was $1.061 million in 1998 compared to $936,000 in 1997, an increase of 13.3%. The higher provision was mainly due to consumer bankruptcies and subsequent charge-offs and to increase the size of the allowance in relation to loan growth.
            Nonperforming assets increased to $2.17 million at December 31, 1998, from $1.9 million at December 31, 1997. Net charge-offs increased by $124,000 to $816,000 in 1998 versus $692,000 in 1997.
            In 1996, the provision for possible loan losses was $607,000 and net charge-offs were $688,000. Management performs a quarterly analysis of the loan portfolio, current economic conditions and other relevant factors to determine the adequacy of the allowance for possible loan losses. The result of this quarterly analysis determines the amount of loan loss provision needed. For more information, refer to the loan quality discussion and Table 10.

            Noninterest Income and Expense

            Noninterest income totaled $5.0 million in 1998 and represented an increase of $724,000, or 16.8%, over the $4.3 million recorded in 1997. Noninterest income recorded in 1997 was $623,000, or 16.9%, over the $3.7 million recorded in 1996.

            Factors contributing to higher, noninterest income were growth in trust fees related to new trust business and growth in the market value of trust assets under management, growth in loan fees related to a higher volume of mortgage loans originated in 1998 versus 1997, and the recognition of a deferred gain, as discussed below.

            Trust fees in 1998 reached another record level of $1.8
            million, an increase of $416,000, or 29.1%, over 1997 fees of $1.4 million. The growth in trust assets under management in 1998 was related primarily to consumer disenchantment with recent mergers of local banks into megabanks or large regional banks coupled with an aggressive sales and marketing culture and increased market value. The Personal Investment Center, still in its infancy, is also contributing nicely to trust fee income. Trust assets under management grew 14.3% reaching $401.1 million at December 31, 1998, compared to $350.9 million at December 31, 1997. Trust assets under management are stated at fair market value. Trust fee income in 1996 equaled $1.2 million.

            Service charges, commissions and fees grew $218,000, or 10.8%, to $2.2 million in 1998 versus $2.0 million in 1997. Loan origination fees accounted for $180,000 of the increase; deposit fees and various other service charges accounted for the remainder. Service charges, commissions and fees totaled $1.9 million in 1996.

            Other income was up $252,000 to $317,000 for 1998 compared to $65,000 in 1997. The remainder of a deferred gain of approximately $207,000 from the sale of a real estate subsidiary in 1993 was realized in 1998 and accounted for the large increase year over year. Other income recorded in 1996 totaled $403,000 and was primarily the result of recording a partial deferred gain from the above-mentioned sale of a real estate subsidiary
            $196,000, gains on foreclosed property $58,000 and $75,000 in recoveries of prior period loan collection expense.

            Gains  from the sale of investment securities decreased
            $162,000, or 20.1% to $625,000 in 1998 versus 1997.  During 1998 and 1997, the gains realized from available for sale equity securities offset expenses associated with the write-down of bank owned real estate targeted for demolition, demolition expenses and increased loan loss provision. In 1996, the Corporation recorded realized gains of $166,000 from the sale of available for sale equity securities.

            Noninterest expense grew $338,000, or 2.9% to $12.0 million in 1998 compared to $11.7 million in 1997. The primary contributor to the increase in noninterest expense was the other expense category offset partially by a decrease in salaries and benefits.

            Salaries and employee benefits expense decreased $381,000, or 5.9%, to $6.1 million in 1998 compared to $6.4 million in 1997.
            Salary expense grew $90,500, or 1.8%, to $5.2 million in 1998 from $5.1 million in 1997. General merit increases and an increase in average full-time equivalent employees to 195 in 1998, from 191 in 1997, accounted for the moderate increase. Commissions and incentive expense increased $162,000, or 122.9%, to $293,000 in 1998 from $131,000 in 1997 due primarily to a strong sales culture in the retail and trust areas, an accrued officer incentive payout and a discretionary contribution to the Corporation's Profit
            Sharing 401(k) Plan. The officer incentive payout and the discretionary contribution are tied to the Corporation achieving performance goals established by the Board of Directors and totaled approximately $120,000 and $94,000, respectively, in 1998. A decrease in benefits expense driven primarily by a swing of approximately $676,000 to net periodic pension income of $501,000 in 1998 from net periodic pension expense of $175,000 in 1997 more than offset the increase in salary, commissions and incentive expense for 1998. The swing to pension income from pension expense is related to the over funded status of the Corporation's pension plan. The plan's exceptional investment performance over the past several years is largely responsible for its over-funded status. For more information on the Corporation+s pension plan refer to Footnote 11 in the accompanying financial statements.

            Other expense increased $713,000, or 18.4%, to $4.6 million in 1998 from $3.9 million in 1997. The write-down of real estate held or acquired for a planned expansion and associated demolition expenses were primarily responsible for the increase in other expense. Write-down and demolition expense totaled $329,000 and $369,000, respectively, in 1998 compared to $196,000 and $150,000, respectively, in 1997. Other costs that contributed to the increase in other expense were amortization of intangibles (up
            $189,000), data processing expense (up $53,000), postage (up
            $32,000), Pennsylvania Bank Shares Tax (up $19,000), telephone expense (up $10,000), loan collection expense (up $13,000) and other various expense (up a net $49,000).

            Total noninterest expense in 1996 totaled $11.3 million.
            Salaries and benefits accounted for $6.3 million, or 55.6%, of the total noninterest expense; net occupancy and furniture and equipment expense accounted for $1.3 million, or 11.3% of the total and other expense accounted for $3.1 million, or 33.1%, of total noninterest expense.

            Year 2000

            The Year 2000 issue arises as a result of the inability of some computer programs and operating systems to distinguish the year 1900 from the year 2000. Many computer programs and operating systems were written using two digits to define the applicable year, rather than four digits. Consequently, a computer using time-sensitive software may improperly recognize a date using "00" as the year 1900 rather than the year 2000. In some instances, this could result in serious operational difficulties. In the case of the Corporation, a failure to timely address internal and third party provider Year 2000 issues could result in system failures or malfunctions, leading to a variety of problems such as the inability to compute payment due dates or interest correctly. Rapid and accurate data processing is essential to the operation of the Corporation. Similarly, Year
            2000 issues also pose a potentially significant credit risk in that a failure on the part of the Corporation's commercial borrowers to timely address Year 2000 issues may adversely impact the financial condition and results of operations of such borrowers and thus adversely affect the Corporation's commercial lending activities as a result of an increase in problem loans and credit losses.

            In February 1997, the F&M Trust Senior Management Team adopted a Strategic Technology Action Plan for addressing the Year
            2000 challenge. Senior officers have been charged with coordinating the organization's Year 2000 efforts to assure compliance within time frames dictated by sound business practice and the Federal Financial Institutions Examination Council
            (FFIEC). A team has been assembled including all senior officers to assist in resolving the Year 2000 challenge and meeting all regulatory requirements. The Year 2000 Strategic Action Plan team reports its Year 2000 progress to management monthly and to the Corporation's Board of Directors bimonthly.

            There are three primary phases to the Corporation's Year 2000
            Plan: I) the assessing/identification phase, II) the renovating phase and III) the testing/validation phase. Phase I, the assessing/identification phase, was completed as of December 31, 1997. Phase II, the renovating phase, which involves the design and implementation of actual codes or system changes, was completed for all mission critical systems on or before December
            31, 1998. Phase III, the testing/validation phase is currently underway and is expected to be completed on all systems by August
            31, 1999.

            Equipment and systems that may potentially be impacted by Year 2000 issues have been identified and their mission critical status has been determined. The identification process included information technology and communication systems such as automated teller machines (ATMs), automated clearing house systems (ACH), copy machines, facsimile machines, imaging systems, local area networks, personal computers, telephones and the operating systems and software for these systems, wide area networks and wire transfer systems. It also included non-information systems such as heating and air conditioning, vault controls, alarm systems, surveillance systems, time clocks and postage meters. Contact has been made with all outside servicers and major vendors to ascertain their individual levels of Year 2000 compliance. From information obtained to date through vendor responses and/or certifications of Year 2000 compliance, management has determined that the Corporation should not have a significant adverse impact from the Year 2000 issue. Monitoring of vendors and outside servicers will continue through the testing/validation phase until implementation.

            The Corporation is dependent on a service bureau for its major data processing functions, including its Trust Management
            System. Management is monitoring the service bureau's Year 2000 compliance through written status updates and regular contact with its representatives. This monitoring includes membership and active participation in a user group made up of client institutions of the service bureau. An outside auditing firm has been commissioned to review the service bureau's Year 2000 status and to provide quarterly reports to the user group. The service bureau has already implemented some Year 2000 compliant software and expects the remainder to be running by June 1999. The
            Corporation is also dependent on a service bureau for trust management data processing. The Corporation has hired an outside technology firm to perform the proxy testing for this system. The primary trust processing system was Year 2000 compliant as of September 30, 1998. Several ancillary trust software accounting programs were year 2000 compliant as of December 31, 1998.

            In addition to evaluating the Corporation's Year 2000 readiness, management has established a process to manage the Year
            2000 risks posed by its customers. Significant commercial borrowers (those with aggregate outstanding loans of $250,000 or more) have been identified and initial contact concerning borrowers' Year 2000 status was completed as of December 31, 1998 as well as a risk analysis for each borrower contacted. This process has penetrated approximately 80% of the dollars outstanding to commercial business borrowers. Ongoing contact will be maintained with companies that are not yet fully compliant.

            The Corporation is required to have a Year 2000 contingency plan in the event of systems or communications failures at the beginning of Year 2000. At December 31, 1998, the Corporation's contingency plan was in the revision stage and was included in the overall Year 2000 planning. -A target date of March 31, 1999 has been set as a completion date for the Corporation's Year 2000 contingency plan. Based on information gathered in the developmental stage of the contingency plan, management believes that the Corporation will be able to continue to operate in the Year 2000 even if some systems fail. We expect to have a backup generator available for use in the event of a power failure and research is underway for other utility vendors. Also under consideration in the contingency plan is paper backup of all customer and general ledger accounts as of December 31, 1999. In general, the Corporation's Year 2000 contingency plan will follow the Corporation's established Business Resumption Plan as developed by various business units within the Corporation and maintained by the Security Officer. The Business Resumption Plan contains guidelines for disaster situations that involve the Corporation's inability to function and outlines individual responsibilities to resume normal operation in a timely and efficient manner. The Business Resumption Plan is designed to provide for customer service and daily operations for a short period of time. Should the Business Resumption Plan need to continue for any extended period of time the cost could be material to the Corporation.

            Aggregate costs for Year 2000 compliance are expected to be immaterial to the Corporation's results of operations at less than $200,000. Expense incurred through December 31, 1998, and reflected in noninterest expense totals approximately $19,000.

            Due to the uncertainties of all risks and the reliance on third parties, there can be no assurance about addressing all Year
            2000 issues. Therefore, although management is trying to consider all risks of Year 2000, they cannot guarantee that they have considered all situations.


            Provision for Income Taxes

            Federal income tax expense equaled $1.5 million in 1998,
            compared to $1.4 million in 1997 and 1996, respectively.  The
            Corporation's effective tax rate for the years ended December 31,
            1998, 1997 and 1996 was 23.8%, 24.2% and 25.0%, respectively.   A
            gradual increase in tax-free income over the past three years relative to pretax income was primarily responsible for the
            declining effective tax rate over the three-year period.   For a
            more comprehensive analysis of Federal income tax expense refer to
            Note 10 of the accompanying financial statements.


            Financial Condition

            One method of evaluating the Corporation's condition is in terms of its sources and uses of funds. Liabilities represent sources of funds while assets represent uses of funds. At
            December 31, 1998, total assets reached $425.0 million, an increase of $71.1 million, or 20.1%, compared to $353.9 million at December 31, 1997. Table 2 presents annual average balances of the Corporation's assets and liabilities over a three-year period to reflect the growth trends in those assets and liabilities. The following financial condition discussion will reference the average balance sheet presented in Table 2 unless otherwise noted.

            For 1998, the Corporation held an average of $6.6 million in interest-bearing deposits in other banks, primarily with the
            Federal Home Loan Bank of Pittsburgh (FHLB),  compared with an
            average balance of $290,000 for 1997.   The increase in interest-
            bearing deposits in other banks is related to the increase in
            deposit liabilities.   The deposits at FHLB are overnight funds
            and are available for liquidity purposes.

            Investment securities averaged $91.5 million for 1998 compared to $88.7 million in 1997, an increase of 3.1%. At
            December 31, 1998, as Table 4 reflects, the amortized cost of investment securities grew $40.3 million, or 47.8%, to $124.4 million from $84.2 million at December 31, 1997. The growth in investment securities occurred primarily in tax-exempt municipals, which were part of a $15.0 million investment leverage transaction, and in corporate debt securities. A total of $15.0 million in long-term callable municipal securities was purchased in the fourth quarter of 1998 funded by three separate callable advances totaling $15.0 million. The overall purpose of the investment leverage transaction was to leverage the Bank's capital by adding assets and liabilities at a positive interest spread.
            The objective of the transaction was to improve the Bank's net income by exploiting the unused risk-bearing capacity of the Bank's strong capital position. The average effective cost of the advances was 5.25% with a spread of 1.34%. The increase in (short-term) corporate debt securities was largely the result of offsetting a large short-term municipal deposit. The Corporation invests in mortgage-backed securities which totaled $25.6 million at December 31, 1998, up from $22.9 million at December 31, 1997.
            As disclosed in Note 4 of the accompanying financial statements, the Corporation's mortgage-backed securities portfolio consists primarily of mortgage-backed securities issued by various agencies of the Federal government which carry either an explicit or implied Federal guarantee. Of the mortgage-backed securities issued by private issuers, the majority were rated Triple A by a nationally recognized rating agency. None was rated lower than double A. Accordingly, the credit risk associated with the Corporation's mortgage-backed securities is low.

            The interest rate risk accompanying the mortgage-backed securities held by the Corporation is considered to be moderate.
            The current portfolio has an estimated duration of 2.04 years, suggesting that the market value of the mortgage-backed portfolio would rise (or fall) approximately 2.0% given a 100-basis point decrease (or increase) in market interest rates. However, proportionately greater price volatility would be expected with a larger change in market interest rates. The relatively short duration of the mortgage-backed portfolio indicates that the Corporation's exposure to prepayment of these assets in a lower rate environment is moderate.

            On October 1, 1998, the Corporation transferred all of its
            Held to Maturity investment securities portfolio to Available for
            Sale.  The book value of the securities transferred on that date was approximately $23.0 million.  The unrealized gain related to the investment securities transferred,  increased shareholders'
            equity $985,000,  net of tax.  The transfer of investment
            securities from Held to Maturity to Available for Sale, without tainting the entire portfolio, was provided for under Statement of
            Financial Accounting Standards No. 133, "Accounting for Derivative
            Instruments and Hedging Activities" which the Corporation early
            adopted on October 1, 1998.   None of the securities transferred
            from Held to Maturity were subsequently sold as of December 31,
            1998. The Corporation does not have derivative instruments and does not participate in hedging activities.

            Total loans, net of unearned discount, averaged $252.6 million in 1998 versus $253.3 million in 1997. At December 31,
            1998, total loans, net of unearned discount and the allowance for possible loan losses totaled $258.5 million compared to $241.2 million at December 31, 1997. As Table 7 reflects, the growth in loans occurred primarily in mortgage loans which accounted for $12.2 million of the increase. Commercial, industrial and agricultural and consumer loans showed very moderate increases of $3.2 million and $2.0 million, respectively. As a percentage of total loans, real estate loans (primarily first mortgage residential loans) increased to 39.2%, followed by commercial, industrial and agricultural at 38.8% and consumer (including home equity lines of credit) at 22.0%. The Corporation does not have a significant concentration of credit risk in one industry.

            The allowance for possible loan losses was $3.5 million at December 31, 1998, representing 1.35% of loans, net of unearned discount. At December 31, 1998, the ratio of allowance for possible loan losses to nonperforming loans was 216.5%. This indicator of allowance adequacy improved significantly from 192.9% at December 31, 1997. Although nonperforming loans remained steady, the Corporation gradually increased the allowance for possible loan losses in 1998 to support the inherent risk within the portfolio. Net charge-offs increased $124,000 to $816,000 in 1998 from $692,000 in 1997. At December 31, 1998, management determined the allowance to be adequate.

            As reflected in Table 9, the Corporation's nonperforming assets increased $269,000, or 14.2%, to $2.2 million at December
            31, 1998, from $1.9 million at December 31, 1997. The increase in nonperforming assets was related entirely to other real estate owned (OREO)which was up $342,000 to $527,000 at December 31, 1998. The ratio of nonperforming assets to total assets as of December 31, 1998 and 1997, was .51% and .54%, respectively. A more detailed discussion on loan quality can be found immediately following the financial condition discussion.

            Funding for asset growth came from deposits, securities sold under agreements to repurchase, other borrowings and retained earnings. Deposits averaged $254.9 million in 1998 compared to $231.0 million in 1997. Securities sold under agreements to repurchase and other borrowings averaged $20.2 million and $14.6 million, respectively, in 1998 compared to $14.7 million and $23.7 million, respectively, in 1997. Total deposits at December 31, 1998, grew $52.0 million, or 18.9%, to $326.6 million from $274.6 million at December 31, 1997. Most deposit growth occurred in interest-bearing checking, money market accounts and time deposits more than $100,000. Recognizing that the banking industry has been losing deposit-dollar market share, the Corporation's management has focused on developing new products to attract new deposits and retain current deposits. In 1998, the Corporation introduced the Freedom Accounts, which are relationship accounts designed to meet all of the customer's financial needs through appropriate F&M Trust services and solutions. These accounts reward customers for their total financial relationship which includes consumer loan balances, investment and trust balances, mutual fund balances, residential mortgage balances and personal deposit balances. These relationship accounts are aimed at retaining current customers by creating value and loyalty and attracting new customers who are looking for the same value and loyalty. In 1997, the Corporation introduced a new deposit product named the Money Management Account to compete more effectively with money market mutual funds and the array of new bank deposit products that were introduced by local financial services competitors. Both of these new products have been successful in attracting and retaining deposits for the Corporation.

            Securities sold under agreements to repurchase (Repos) averaged $20.2 million in 1998 compared to $14.7 million in 1997.
            Repos represent corporate cash management accounts.

            Other borrowings averaged $14.6 million in 1998 compared to $23.7 million in 1997 and represent overnight and long-term borrowings from FHLB. At December 31, 1998, other borrowings totaled $20.7 million compared to $21.4 million at December 31, 1997. A large part of the increase in other borrowings year over year is related to a fourth quarter $15.0 million investment leverage transaction designed to increase the net interest margin.

            Retained earnings contributed approximately $3.7 million to asset growth in 1998 versus none in 1997 due to the special $.66
            cash dividend declared in November 1997.   Funding sources will
            continue to be a challenge for the Corporation but through a well-
            trained sales force, attention to customer service and product creativity management believes it can meet the challenge.

            The local economy is healthy. Unemployment in Franklin County averaged 3.8% in 1998 and was reported at 3.6% for December 1998.
            The unemployment rate may inch up a bit due to the recent announcements of closings or layoffs from some local businesses, but is still expected to remain less than 5.0%.

            In 1995 the United States Army Base Realignment and Closure
            Commission (BRAC) targeted the Letterkenny Army Depot for
            realignment.  The decision to realign meant that a major employer and approximately 2,500 jobs would be lost.  Through the efforts of the Franklin County Commissioners,  the Letterkenny Industrial
            Development Authority (LIDA) was formed. LIDA was formed to implement the local redevelopment plan of the Franklin County
            Reuse Committee for the Letterkenny Army Depot.  LIDA has the
            responsibility of developing approximately 1,500 acres of the
            Letterkenny Army Depot which is to be transferred in phases from the United States Army to the local community as an industrial park known as the Cumberland Valley Business Park.  Franklin
            County is located along the I-81 corridor and has a diverse and growing economy that has been enhanced as the Cumberland Valley
            Business Park takes shape and other business parks develop.  To date LIDA has attracted 11 small businesses to the park
            representing service, manufacturing, technology and agriculture industry sectors.  These businesses employ a total of
            approximately 300 people.  LIDA expects to attract additional businesses to a 283-acre unimproved area in the business park as a result of its recent approval as one of twelve Keystone
            Opportunity Zones (KOZ)  approved by the State of Pennsylvania.
            Businesses building in the KOZ would pay no state or local taxes for up to 12 years.  Certain criteria has been established by the
            State and LIDA for businesses to qualify for a location in the
            KOZ.  To compensate for the loss of high paying jobs when the depot was downsized, KOZ businesses must have average wages at least three times the Federal minimum wage and an annual payroll
            of $1.6 million or more.   With the positive direction the reuse
            of the Letterkenny Army Depot is taking and the entrance of new industry into the county, management of the Corporation does not anticipate any significant negative impact regarding deposit growth, loan demand or loan losses associated with the 1995 BRAC decision to realign Letterkenny Army Depot.

            In the fourth quarter of 1996 the Corporation purchased four branch facilities. Three of these facilities are located in adjoining Cumberland County and were opened as F&M Trust community offices; the fourth location in Franklin County is being used for administrative offices. Included in the purchase price of $2.7 million was real estate, personal property and retail customer lists. Unlike most branch acquisitions, there were no loans acquired and no deposits assumed in the transaction. Management recognized that the additional expense associated with the operation of these three new community offices would adversely impact earnings in the short- term, but determined that the long-term effect of the acquisition would result in a positive impact on earnings. As of December 31, 1998, the expenses associated with the daily operation and acquisition of these offices were offset by the revenues generated from the offices. It is expected that these offices will continue to generate revenues in excess of their expenses.

            Loan Quality

            As reflected in Table 9, the Corporation's nonperforming assets increased in 1998 after remaining relatively stable the previous two years. Table 9 shows that the Corporation's, nonperforming assets increased to $2.17 million at December 31, 1998, a 14.2% increase from the $1.90 million in nonperforming assets reported at December 31, 1997. Growth in nonperforming assets at December 31, 1998 was related primarily to other real estate owned, which increased $342,000 to $527,000, up from $185,000 at December 31, 1997. Other real estate owned consisted of five properties at December 31, 1998, including three residential properties and two commercial properties.
            Nonperforming loans showed continued improvement at December 31, 1998, decreasing $73,000 to $1.6 million; however, the mix of nonperforming loans continues to swing toward nonaccrual loans.
            Nonaccrual loans increased $177,000 at December 31, 1998, to $1.3 million, representing the third consecutive year of growth.
            Nonaccrual loans have trended upward by $654,000 from a $671,000 low reported at December 31, 1995. The increase in nonaccrual loans was concentrated in the residential mortgage portfolio, which increased $83,000 at December 31, 1998, to $378,000, compared to $295,000 at December 31, 1997. Commercial nonaccrual loans increased $70,000 to $891,000 at December 31, 1998, up from $821,000 one year earlier. Offsetting the growth in nonaccrual loans was a decrease in loans past due 90 days or more and still accruing. Loans past due 90 days or more decreased 44.3% to $314,000 at December 31, 1998, down $250,000 from $564,000 at
            December 31, 1997. Loans past due 90 days or more have gradually reduced by $809,000 from a $1.1 million high reported at December
            31, 1995, providing the overall improvement in nonperforming loans. For the fourth consecutive year the Corporation reported no restructured loans.

            The Corporation's net charge-offs, shown in Table 10, totaled
            $816,000 and represented .32% of average loans in 1998, a 17.9% increase from the $692,000, and .29% of average loans recorded in 1997. As Table 10 illustrates, 74.3% of 1998 net charge-offs occurred within the consumer loan portfolio. Consumer net charge-offs grew $48,000 to $606,000 in 1998 from $558,000 in 1997 and were concentrated in direct installment loans. Commercial net charge-offs increased $24,000, or 23.5%, to $126,000 in 1998, compared to $102,000 in 1997. Real estate net charge-offs more than doubled to $84,000 in 1998, up from $32,000 one year earlier.

            At $3.5 million as of year-end 1998, the allowance for possible loan losses represented 1.35% of loans, net of unearned discount, and provided coverage of nonperforming loans at 16.5%.
            Management utilizes loan loss reserve analysis to establish the adequacy of the allowance by considering financial condition, repayment capacity, payment performance, collateral values and support from guarantors for specifically allocated credits, while examining historical losses, delinquency rates and general economic conditions for the remainder of the loan portfolio (refer to Tables 8 and 10 for reserve allocation and loan loss activity for 1998).

            Management continuously monitors the adequacy of the allowance for possible loan losses and maintains it within a range which complies with loan portfolio requirements. Management's assessment of loan loss reserve adequacy is reviewed quarterly by the Loan Policy and Audit Committees of the Board of Directors.

            Because of its contribution to the Corporation's financial performance, improving loan quality remains a top priority of management. In 1998, management continued to focus its loan quality control efforts on consumer lending, which has experienced high losses over the past few years. High personal bankruptcies continue to be a concern in the Corporation's consumer loan portfolio. According to data from the Administrative Office of the United States Courts, personal bankruptcy filings reached a record 1.44 million in 1998. The Middle District of Pennsylvania recorded a 11.5% increase over 1997, ranking the State as eighth in the nation for bankruptcy growth. The Corporation's customers have not been immune to this trend, which has continued into 1999.
            As in prior years, management is prepared to maintain the adequacy of the allowance for possible loan losses. During 1998, strategic action plans were initiated to address issues surrounding consumer loan losses and strengthen credit quality. Included in these strategic action plans are further revisions to the Consumer
            Loan Policy to enhance proficiency in underwriting standards, periodic line of credit reviews, ongoing lender training and charge-off reviews.


            Liquidity

            The Corporation must meet the financial services needs of the customers which it serves, while providing a satisfactory return on the shareholders' investment. In order to accomplish this, the Corporation must maintain sufficient liquidity in order to respond quickly to the changing level of funds required for both loan and deposit activity. The goal of liquidity management is to meet the ongoing cash flow requirements of depositors who want to withdraw funds and of borrowers who request loan disbursements.
            Historically, the Corporation has satisfied its liquidity needs from earnings, repayment of loans and amortizing securities, maturing investment securities, deposit growth, and its ability to borrow through existing lines of credit. Investments classified as available for sale provide an additional source of readily available liquidity.

            Growth in deposits generally provides a major portion of the funds required to meet increased loan demand. Total deposits grew by $52.0 million between December 31, 1997 and 1998. In addition, the Corporation increased other borrowings by $9.3 million and securities sold under agreement to repurchase by $8.3 million.
            Funding from these sources were sufficient to meet the increase in loan demand and increased investments in securities. Table 6 presents specific information concerning short-term borrowings.


            Market Risk

            In the course of its normal business operations the Corporation is exposed to certain market risks. The Corporation has no foreign currency exchange rate risk, no commodity price risk or material equity price risk. However, it is exposed to interest rate risk. Financial instruments which are sensitive to changes in market interest rates include fixed and variable-rate loans, fixed-income securities, interest-bearing deposits and other borrowings. All interest rate risk arises in connection with financial instruments entered into for purposes other than trading.

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

            The Corporation uses several tools to measure and evaluate interest rate risk. One tool is interest rate sensitivity or gap analysis. Gap analysis classifies assets and liabilities into maturity and repricing time intervals. The interest rate gap, the difference between maturing or repricing assets and liabilities, provides management with an indication of how net interest income will be impacted by different interest rate scenarios. Table 11 presents a gap analysis of the Corporation at December 31, 1998.
            The negative gap in the under one-year time intervals would suggest that the Corporation's near-term earnings would decline in a higher interest rate environment.

            Another tool for analyzing interest rate risk is financial simulation modeling which captures the impact of not only changing interest rates but also other sources of cash flow variability including loan and securities prepayments, loan repricing, deposit pricing and customer preferences. Financial simulation modeling forecasts both net interest income and the economic value of equity under a variety of different interest rate environments.
            Economic value of equity is defined as the discounted present value of assets minus the discounted present value of liabilities and is a surrogate for long-term earnings. The Corporation regularly measures the effects of an up or down 200-basis point
            "rate shock" which is deemed to represent the outside limits of any reasonably probable movement in market interest rates during a one-year time frame. The Corporation establishes tolerance ranges for these measures of interest rate sensitivity and manages within the ranges. As indicated on Table 12, the financial simulation analysis revealed that both prospective net interest income over a one-year time period and the economic value of equity are adversely affected by higher market interest rates, while prospective net interest income is favorably affected by lower interest rates and economic value of equity is unfavorably affected. Both measures are within the tolerance ranges established by the Board of Directors.

            Computations of the prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments and deposit decay. Certain shortcomings are inherent in the computation of discounted present value and, if key relationships do not unfold as assumed, actual values may differ from those presented. Further, the computations do not contemplate certain actions management could undertake in response to changes in market interest rates.


            Capital and Dividends

            Total shareholders' equity equaled $39.9 million at December
            31, 1998, representing an increase of $3.6 million, or 9.9%, versus $36.3 million at December 31, 1997.  Higher  retained earnings during the period  totaling $3.5 million accounted for most of the increase. Total shareholders' equity  at December 31,
            1997,   increased  $964,000,  or 2.7%, versus $35.3 million at
            December 31, 1996.  Most of the growth in equity year over year for 1997 versus 1996 was from  retained earnings ($503,000) plus an increase in accumulated comprehensive income offset by the repurchase of outstanding common stock totaling $1.3 million.
            In November 1997 the Board of Directors approved a 3 for 2 stock split issued in the form of a 50% stock dividend distributed on February 3, 1998, to shareholders of record at the close of business on January 13, 1998.  The 50% Stock Dividend resulted in a transfer of $1.0 million from retained earnings to common stock.

            Cash dividends declared by the Board of Directors in 1998 totaled $.47 per share and resulted in a reduction in shareholders' equity totaling $1.3 million. Cash dividends declared by the Board of Directors in 1997 totaled $1.99 per share
            ($1.37 adjusted for the 50% Stock Dividend) and represented an increase of 155.1% (163.4% adjusted for the 50% Stock Dividend) over the $.78 ($.52 adjusted for the 50% Stock Dividend) declared in 1996. Included in 1997 cash dividends declared are quarterly dividends paid to shareholders in 1997 totaling $.84 ($.56 adjusted for the 50% Stock Dividend) per share, a special cash dividend of $1.00 ($.66 adjusted for the 50% Stock Dividend) per share paid on January 21, 1998, to shareholders of record at the close of business on January 7, 1998 and a first quarter 1998 cash dividend of $.15 per share paid on February 27, 1998 to shareholders of record at the close of business on February 12, 1998. The ratio of cash dividends declared to net income in 1998 was 27.4% compared to 88.2% in 1997.

            The Corporation's Board of Directors declared a special cash dividend of $.40 per share on March 4, 1999. The special cash dividend is payable on April 15, 1999 to shareholders of record as of the close of business on March 22, 1999.

            On March 5, 1998, the Board of Directors authorized the repurchase of up to 50,000 shares of the Corporation's outstanding common stock over a twelve-month period. Treasury stock acquired is used for general corporate purposes including stock dividends and stock splits, employee benefit and executive compensation plans and the dividend reinvestment plan. There were no shares repurchased under this plan in 1998; however, subsequent to year-end, the Corporation repurchased 8,975 shares at a cost of approximately $260,000. At December 31, 1998 and 1997 the
            Corporation held a total of 242,871 and 250,194, respectively, in Treasury shares acquired through Board authorized stock repurchase programs. Subsequent to year-end, on March 4, 1999, the Board of Directors approved a new stock repurchase program which authorizes the repurchase of up to 50,000 shares during a one-year period beginning on the date of Board approval.

            A strong capital position is important to the Corporation and provides a solid foundation for the future growth of the Corporation. A strong capital position also instills confidence in the Bank by depositors, regulators and investors, and is considered essential by management.

            Common measures of adequate capitalization for banking institutions are capital ratios. These ratios indicate the proportion of permanently committed funds to the total asset base.
            Guidelines issued by Federal and State regulatory authorities require both banks and bank holding companies to meet minimum leverage capital ratios and risk-based capital ratios.

            The Leverage ratio compares Tier 1 Capital to total balance sheet assets while the risk-based ratio compares Tier 1 and Tier 2 capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to the risk profiles of individual banks.

            Current regulatory capital guidelines call for a minimum Tier
            1 leverage ratio of 4.0% and minimum Tier 1and Tier 2 risk-based capital ratios of 4.0% and 8.0%, respectively. Well capitalized banking institutions are determined to have leverage capital ratios greater than or equal to 5.0% and Tier 1 and Tier 2 risk-based capital ratios greater than or equal to 6.0% and 10.0%, respectively.

            Tier 1 capital is composed of common stock, additional paid-in-capital and retained earnings reduced by goodwill, other intangible assets and the effect of unrealized losses on available for sale equity securities.

            Tier 2 capital is composed of Tier 1 capital plus the allowance for loan losses. Table 15 presents the capital ratios for the consolidated Corporation at December 31, 1998, 1997 and 1996. At year-end, the Corporation and its banking subsidiary exceeded all regulatory capital requirements. For additional information on capital adequacy refer to Note 2 of the accompanying financial statements.

            Book value per common share was $14.24 at December 31, 1998, versus $12.99 at December 31, 1997 and market value per common share was $29.88 versus $34.16, respectively. Market value disclosed in the financial highlights reflects the mean between the bid and ask prices for the last business day of the year. As of year-end 1998, the Corporation's common stock was trading at 209.83% of its December 31 book value compared to 262.97% at year-end 1997. The price earnings multiple was 17.0 times at December
            31, 1998 compared to 21.5 times at December 31, 1997.


            Forward-Looking Statements

            Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflect management's current views as to likely future developments, and use the words "may," "will," "expect," "believe," "estimate,"
            "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which the Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, change in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, Year 2000 risks, the intensification of competition within the Corporation's market area, and other similar factors.


            Impact of Inflation

            The impact of inflation upon financial institutions such as the Corporation differs from its impact upon other commercial enterprises. Unlike most other commercial enterprises, virtually all of the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a more significant impact on the Corporation's performance than do the effects of general levels of inflation. Although inflation (and inflationary expectations) may affect the interest rate environment, it is not possible to measure with any precision the impact of future inflation upon the Corporation.


                TABLE 1. Net Interest Income (unaudited)

                     Net interest income, defined as interest income less interest expense, is as shown in the following table:
                (Amounts in thousands)                 1998       % Change       1997       % Change       1996
                                                     -------------------------------------------------------------
                Interest income                       $27,529       4.64%       $26,308       6.08%       $24,799
                Interest expense                       13,151       7.57%        12,225      10.26%        11,087
                                                     --------------            --------------            ---------
                Net interest income                   $14,378       2.09%       $14,083       2.71%       $13,712
                                                     --------------            --------------            ---------
                Tax equivalent adjustment                 974                       868                       572
                Net interest income/full taxable equi $15,352       2.68%       $14,951       4.67%       $14,284
                                                     =======                   =======                   =======



                                                                 Table 2. Analysis of Net Interest Income (unaudited)

                                                                                       1998
                                                                          ---------------------------------
                                                                            Average  Income or Average
                (Amounts in thousands)                                      balance   expense yield/rate
                                                                          ----------------------------------
                Interest-earning assets:
                     Interest-bearing deposits in other banks                 $6,634     $359     5.41%
                     Investment securities
                          Taxable                                             60,676    3,641     6.00%
                          Nontaxable                                          30,859    2,248     7.28%
                     Loans, net of unearned discount                         252,596   22,255     8.81%
                                                                          ----------------------------------
                     Total interest-earning assets                           350,765   28,503     8.13%
                                                                          ---------------------------------
                Noninterest-earning assets                                    22,266
                                                                          -----------------
                               Total assets                                 $373,031
                                                                          =========

                Interest-bearing liabilities:
                     Deposits:
                          Interest-bearing checking                          $37,046     $801     2.16%
                          Money market deposit accounts                       49,933    2,125     4.26%
                          Savings                                             38,782    1,080     2.78%
                          Time                                               129,094    7,199     5.58%
                                                                          ----------------------------------
                               Total interest-bearing deposits               254,855   11,205     4.40%
                                                                          ----------------------------------

                Securities sold under agreements to repurchase                20,205    1,053     5.21%
                Other borrowings                                              14,638      893     6.10%
                                                                          ----------------------------------
                               Total interest-bearing liabilities            289,698   13,151     4.54%
                                                                          ----------------------------------
                Noninterest-bearing liabilities                               45,123
                Shareholders' equity                                          38,210
                                                                          -----------------
                               Total liabilities and shareholders' equity   $373,031
                                                                           ========
                Net interest income/Net interest margin                                15,352     4.38%
                                                                                     --------------
                Tax equivalent adjustment                                                (974)
                                                                                     --------------
                Net interest income                                                    14,378
                                                                                     =======

                All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%





                                                                 Table 2. Analysis of Net Interest Income (unaudited)

                                                                                       1997
                                                                          ---------------------------------
                                                                            Average  Income or Average
                (Amounts in thousands)                                      balance   expense yield/rate
                                                                          ----------------------------------
                Interest-earning assets:
                     Interest-bearing deposits in other banks                   $290      $28     9.66%
                     Investment securities
                          Taxable                                             61,998    3,869     6.24%
                          Nontaxable                                          26,744    1,981     7.41%
                     Loans, net of unearned discount                         235,308   21,298     9.05%
                                                                          ----------------------------------
                     Total interest-earning assets                           324,340   27,176     8.38%
                                                                          ---------------------------------
                Noninterest-earning assets                                    21,357
                                                                          -----------------
                               Total assets                                 $345,697
                                                                          ========

                Interest-bearing liabilities:
                     Deposits:
                          Interest-bearing checking                          $34,222     $730     2.13%
                          Money market deposit accounts                       30,182    1,229     4.07%
                          Savings                                             43,488    1,220     2.81%
                          Time                                               123,121    6,878     5.59%
                                                                          ----------------------------------
                               Total interest-bearing deposits               231,013   10,057     4.35%
                                                                         ----------------------------------

                Securities sold under agreements to repurchase                14,685      750     5.11%
                Other borrowings                                              23,738    1,418     5.97%
                                                                          ----------------------------------
                               Total interest-bearing liabilities            269,436   12,225     4.54%
                                                                          ----------------------------------
                Noninterest-bearing liabilities                               39,989
                Shareholders' equity                                          36,272
                                                                          --------------
                               Total liabilities and shareholders' equity   $345,697
                                                                            ========
                Net interest income/Net interest margin                                14,951     4.61%
                                                                                     -----------------------
                Tax equivalent adjustment                                                (868)
                                                                                     --------------
                Net interest income                                                    14,083
                                                                                     =======

                All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%


                                                                 Table 2. Analysis of Net Interest Income (unaudited)

                                                                                       1996
                                                                          ---------------------------------
                                                                            Average  Income or Average
                (Amounts in thousands)                                      balance   expense yield/rate
                                                                          ---------------------------------
                Interest-earning assets:
                     Interest-bearing deposits in other banks                 $4,122     $210     5.09%
                     Investment securities
                          Taxable                                             60,317    3,640     6.03%
                          Nontaxable                                          20,181    1,459     7.23%
                     Loans, net of unearned discount                         218,033   20,062     9.20%
                                                                          ---------------------------------
                     Total interest-earning assets                           302,653   25,371     8.38%
                                                                          ---------------------------------
                Noninterest-earning assets                                    18,164
                                                                          ----------------
                               Total assets                                 $320,817
                                                                          ========
                Interest-bearing liabilities:

                     Deposits:
                          Interest-bearing checking                          $32,006     $697     2.18%
                          Money market deposit accounts                       23,633      841     3.56%
                          Savings                                             45,835    1,300     2.84%
                          Time                                               124,411    7,010     5.63%
                                                                          ---------------------------------
                               Total interest-bearing deposits               225,885    9,848     4.36%
                                                                          ---------------------------------

                Securities sold under under agreements to repurchase          16,376      762     4.65%
                Other borrowings                                               7,280      477     6.55%
                                                                          ---------------------------------
                               Total interest-bearing liabilities            249,541   11,087     4.44%
                                                                          ---------------------------------
                Noninterest-bearing liabilities                               36,398
                Shareholders' equity                                          34,878
                                                                          -------------
                               Total liabilities and shareholders' equity   $320,817
                                                                          ========
                Net interest income/Net interest margin                                14,284     4.72%
                                                                                     ----------------------
                Tax equivalent adjustment                                                (572)
                                                                                     -------------
                Net interest income                                                    13,712
                                                                                     =======

                All amounts have been adjusted to a tax-equivalent basis using a tax rate of 34%


                                                                          Years ended December 31

                                                                             1998      1997     1996
                                                                          ---------------------------------
                Rate Analysis:
                     Yield on total earning assets                              8.13%    8.38%    8.38%
                     Cost of funds supporting earning assets                    3.75%    3.77%    3.66%
                                                                          ---------------------------------
                          Net rate on earning assets                            4.38%    4.61%    4.72%
                                                                          ========   =======  =======




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


                                                1998 Compared to 1997                   1997 Compared to 1996
                                              Increase (Decrease) due to:             Increase (Decrease) due to:
                                            --------------------------------------------------------------------------------
                (Amounts in thousands)       Volume      Rate        Net             Volume      Rate        Net
                                            ------------------------------------    ------------------------------------
                Interest earned on:
                     Interest-bearing deposits
                          in other banks        $349       ($18)      $331             ($284)      $102      ($182)
                     Investment securities
                          Taxable                (81)      (147)      (228)              103        126        229
                          Nontaxable             300        (33)       267               485         37        522
                     Loans                     1,534       (577)       957             1,568       (332)     1,236
                                            ------------------------------------    ------------------------------------
                          Total net change
                          in interest income   2,102       (775)     1,327             1,872        (67)     1,805
                                             ------------------------------------    ------------------------------------

                Interest expense on:
                     Interest-bearing checking    61         10         71                47        (14)        33
                     Money market deposit
                          accounts               838         58        896               255        133        388
                     Savings accounts           (131)        (9)      (140)              (66)       (14)       (80)
                     Time deposits               333        (12)       321               (72)       (60)      (132)

                     Securities sold under
                          agreements to
                          repurchase             287         16        303               (83)        71        (12)
                     Other borrowings           (555)        30       (525)              987        (46)       941
                                            ------------------------------------    ------------------------------------
                          Total net change
                          in interest expense    833         93        926             1,068         70      1,138
                                            ------------------------------------    ------------------------------------
                Increase (Decrease) in net
                     interest income          $1,269      ($868)      $401              $804      ($137)      $667
                                            =======    =======    =======           =======    =======    =======


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



                     Table 4. Investment Securities at Amortized Cost
                                        (unaudited)

                     The following tables present amortized costs of investment securities by type at December 31 for the past three years:


                                                                                                Amortized cost
                (Amounts in thousands)                                                1998         1997        1996
                                                                                    ---------------------------------------
                Held to Maturity
                U.S. Treasury securities and obligations of U.S. Government
                    agencies and corporations                                       $      -       $1,030      $1,051
                Obligations of state and political subdivisions                         -          15,025      19,496
                Corporate debt securities                                               -           2,343       3,688
                Mortgage-backed securities                                              -           7,989      10,832
                                                                                    ---------------------------------------
                                                                                        -          26,387      35,067
                Other                                                                   -           1,392       1,223
                                                                                    ---------------------------------------
                                                                                    $      -      $27,779     $36,290
                                                                                    =======      =======     =======

                                                                                               Amortized cost
                                                                                      1998         1997        1996
                                                                                    ---------------------------------------
                Available for Sale
                Equity Securities                                                      $3,404      $1,588      $1,380
                U.S. Treasury securities and obligations of U.S. Government
                    agencies and corporations                                          13,992      20,967      27,054
                Obligations of state and political subdivisions                        48,490      14,926       1,934
                Corporate debt securities                                              32,959       4,029       5,046
                Mortgage-backed securities                                             25,572      14,877      17,159
                                                                                    ---------------------------------------
                                                                                     $124,417     $56,387     $52,573
                                                                                       =======     =======   =======


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



                                    TABLE 5. Time Certificates of Deposit of $100,000 or More
                                                              (unaudited)
                      The maturity of outstanding certificates of deposit of $100,000 or more at December 31, 1998 is as follows:
                (Amounts in thousands)                                                 Amount
                                                                                      ------------
                Maturity distribution:
                     Within three months                                              $18,868
                     Over three through six months                                      3,919
                     Over six through twelve months                                     5,098
                     Over twelve months                                                 5,338
                                                                                      ------------
                          Total                                                       $33,223
                                                                                       ======



                                                                  TABLE 6. Short-Term Borrowings (unaudited)


                (Amounts in thousands)                                       1998        1997        1996
                                                                           --------------------------------------
                Ending balance                                              $30,744     $21,434     $22,172
                Average balance                                              14,638      23,738      18,639
                Maximum month-end balance                                    30,744      31,701      26,724
                Weighted-average interest rate on average balances             6.10%       5.97%       4.84%






    TABLE 7. Loan Portfolio (unaudited)

        The following table presents an analysis of the Bank's loan portfolio for each of the past five years:
                                                                          December 31
                                              ------------------------------------------------------------------------------
   (Amounts in thousands)                        1998            1997            1996            1995            1994
                                              --------------  --------------  --------------  --------------  --------------
   Real estate (primarily first mortgage
        residential loans)                       $92,293         $82,989         $79,478         $83,800         $92,481
   Real estate - construction                     10,501           7,562           3,727           5,233           4,207
   Commercial, industrial and agricultural       101,606          98,389          91,244          74,678          75,783
   Consumer (including home equity lines
        of credit)                                57,647          55,651          49,936          50,017          51,376
                                              ---------------------------------------------------------------------------------
        Total loans                              262,047         244,591         224,385         213,728         223,847
                                              ---------------------------------------------------------------------------------
   Less: Unearned discount                           (10)            (43)           (159)           (520)         (1,111)
        Allowance for possible loan losses        (3,549)         (3,304)         (3,060)         (3,141)         (3,425)
                                              ---------------------------------------------------------------------------------
   Net loans                                    $258,488        $241,244        $221,166        $210,067        $219,311
                                               ========          ========      ========        ========        ========



                                 TABLE 8. Allocation of the Allowance for Possible Loan
                                                     (unaudited)
 The following table shows allocation of the allowance for possible loan losses by major loan category and the percentage of the loans in each category to total loans at year-end:
 (Amounts in thousands)                                               December 31
                              ------------------------------------------------------------------------------------------------
                                1998                 1997                 1996                 1995                 1994
                              ------------------------------------------------------------------------------------------------
                                 $        %           $        %           $        %           $        %           $      %
                              ------------------------------------------------------------------------------------------------
 Real estate                    $239       39%       $251       37%       $220       37%       $583       42%       $989   43%
 Commercial
  industrial and
      agricultural             1,779       39%      1,489       40%      1,326       41%      1,136       35%      1,520   34%
 Consumer                      1,531       22%      1,564       23%      1,514       22%      1,422       23%        916   23%
                              ------------------------------------------------------------------------------------------------
                              $3,549       100%    $3,304       100%     $3,060   100%        $3,141   100%        $3,425 100%
                              ===============      ===============      ===============      ===============      ============



                                                         TABLE 9. Nonperforming Assets (unaudited)

                     The following table presents an analysis of nonperforming assets for each of the past five years.
                                                         December 31
                (Amounts in thousands)                     1998        1997        1996        1995        1994
                                                         --------------------------------------------------------------
                Nonaccrual loans                           $1,325      $1,148        $856        $671      $1,047
                Loans past due 90 days or more
                     (not included above)                     314         564         874       1,123         601
                Restructured loans                           -           -           -           -            595
                                                         --------------------------------------------------------------
                     Total nonperforming loans              1,639       1,712       1,730       1,794       2,243
                Other real estate                             527         185          99         258         -
                                                          --------------------------------------------------------------
                     Total non performing assets           $2,166      $1,897      $1,829      $2,052      $2,243
                                                         =======     =======     =======     =======     =======

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
                                                         December 31
                (Amounts in thousands)                     1998        1997        1996        1995        1994
                                                         ---------------------------------------------------------
                Balance at beginning of year               $3,304      $3,060      $3,141      $3,425      $3,598
                Charge-offs:
                     Commercial, industrial and agriculture  (189)       (113)       (183)        (89)        (51)
                     Consumer                                (688)       (637)       (582)       (511)       (230)
                     Real estate                              (84)        (32)        (12)        (76)        (38)
                                                        ---------------------------------------------------------
                          Total charge-offs                  (961)       (782)       (777)       (676)       (319)
                                                         ---------------------------------------------------------
                Recoveries:
                     Commercial, industrial and agriculture    63          11          25          46          60
                     Consumer                                  82          79          64          43          19
                     Real estate                                                                    1          19
                                                         ---------------------------------------------------------
                          Total recoveries                    145          90          89          90          98
                                                         ---------------------------------------------------------
                Net charge-offs                              (816)       (692)       (688)       (586)       (221)
                                                         ---------------------------------------------------------
                Provision for possible loan losses          1,061         936         607         302          48
                                                         ---------------------------------------------------------
                Balance at end of year                     $3,549      $3,304      $3,060      $3,141      $3,425
                                                         =======     =======     =======     =======     =======
                Ratios:
                     Net loans charged off as a percentage
                          of average loans                   0.32%       0.29%       0.32%       0.27%       0.10%
                     Allowance as a percentage of net
                          loans (at December 31)             1.35%       1.35%       1.36%       1.47%       1.54%



Table 11.  Interest Rate Sensitivity Analysis
                       (Unaudited)
                                                    ------------------------------------------------------------------
                                                     Interest Rate Sensitivity Gaps
                                                     ------------------------------------------------------------------
               (Dollars in Thousands)                 1-90       91-181     182-365       1-5        Beyond
                                                       Days        Days        Days       Years      5 Years       Total
Interest-earning assets:
  Interest -bearing deposits in other banks           $11,514 $           $           $           $                $11,514
  Federal funds sold
  Investment securities                                33,449       4,618      10,240      36,599      42,212      127,118
  Loans, net of unearned income                        72,020      14,703      28,625      79,395      63,745      258,488
                                                  ------------------------------------------------------------------------
  Total interest-earning assets                      $116,983     $19,321     $38,865    $115,994    $105,957     $397,120
                                                      ========    ========    ========    ========    ========    ========

Interest-bearing liabilities:
  Interest-bearing checking                           $19,095        $350        $699      $5,592     $20,972      $46,707
  Money market deposit accounts                        55,439         759         425          ---         ---      56,623
  Savings accounts                                     20,910         664         425       3,400      12,748       38,147
  Time deposits                                        36,906      18,462      35,698      51,710         102      142,878
  Federal funds purchased and securities sold
       under agreement to repurchase                   24,414          ---         ---         ---         ---      24,414
  Other borrowings                                         ---         ---      5,635      11,580      13,529       30,744
                                                  ------------------------------------------------------------------------
  Total interest-bearing liabilities                 $156,764     $20,235     $42,882     $72,282     $47,351     $339,513
                                                     ========    ========    ========    ========    ========     ========

  Interest rate gap                                  ($39,781)      ($914)    ($4,017)    $43,712     $58,606      $57,607
  Cumulative interest rate gap                       ($39,781)   ($40,695)   ($44,712)    ($1,000)    $57,606     $115,214


 Note 1:  The maturity/repricing distribution of investment securities is based on the maturity date  for nonamortizing securities; probable exercise/non-exercise of call option for callable securities; and  estimated amortization based on industry experience for amortizing securities.

 Note 2:   Distribution of loans is based on contractual repayment terms except for residential mortgages and fixed rate consumer loans where the scheduled maturities are accelerated based on estimated prepayments of approximately 25 percent per year  (constant prepayment rate).

 Note 3:   Interest-bearing checking, MMDA and savings accounts are non-maturity deposits which are distributed in accordance with historical decay rates.



                TABLE 12  Sensitivity to Change in Market Interest Rates

                                                      Interest Rate Scenarios
                 (Amounts in Thousands)                      -200 bps       -100 bps       +100 bps       +200 bps
                                                        -------------  -------------  -------------  -------------
                 Prospective one-year net interest income:
                     Change...........................       $14,890        $14,818        $14,349        $13,962
                     Percent change...................           1.7%           1.2%          -2.0%          -4.6%
                     Board policy limit...............          -7.5%          -3.8%          -3.8%          -7.5%

                 Economic value of portfolio equity:
                     Change...........................       $46,506        $47,878        $46,397        $43,069
                     Percent change...................          -3.0%          -0.2%          -3.3%         -10.2%
                     Board policy limit...............          20.0%          10.0%          10.0%          20.0%

                Key assumptions:
                     1. Residential mortgage loans and mortgage-backed securities prepay at rate-sensitive speeds consistent with observed historical prepayment speeds for pools of residential mortgages.
                     2. Variable rate loans and variable rate liabilities reprice in accordance with their contractual
                         Rate changes for adjustable rate mortgages are constrained by their contractual caps and floors.
                     3. Interest-bearing nonmaturity deposits reprice in response to different interest rate scenarios consistent with the Corporation's historical rate relationships to market interest rates.  Nonmaturity deposits run off over various future time periods, ranging from one month to twenty years, in accordance with historical decay rates.
                     4. Interest rate scenarios assume an immediate, sustained and parallel shift in the term structure of interest rates.


Table 13.  Maturity Distribution of Investment Portfolio
                    (Unaudited)


The following presents an analysis of investments in securities at December 31, 1998 by  maturity, and the weighted average yield maturity presented.  The yields in this table are presented on a tax-equivalent basis and have been calculated using the amortized costs.



                                                             After one year   After five yearsAfter ten
                                             One year or lessthrough five yearthrough ten year years             Total
                                             ----------------------------------------------------------------------------------
                                                 Market          Market           Market          Market            Market
(Amounts in thousands)                        Value  Yield    Value   Yield    Value  Yield   Value   Yield    Value    Yield
Available for Sale
U.S. Treasury securities & obligations of
U.S. Government agencies & corporation        $6,033  6.08%   $4,144   6.68%   $4,066  7.27% $     --    ---  $14,243  6.59%
Obligations of state & political subdivision    ---   ---     11,208   6.32%    1,741  7.02%  36,503    7.25%  49,452  7.03%
Corporate debt securities                       ---   ---     24,957   5.75%    2,368  5.80%   5,728    6.20%  33,053  5.83%
Mortgage-backed securities                       235  5.10%    9,271   6.17%    6,385  6.30%   9,805    6.60%  25,696  6.36%
Equity securities                                ---   ---       ---    ---       ---   ---     4,674    5.34%  4,674  5.34%
                                                -------------   -------------    -------------   -------------    --------------
Corporate debt securities                     $6,268  6.04%  $49,580   6.04%  $14,560  6.58% $56,710    6.87%  $127,118 6.47%
                                              =======         =======          =======         =======          =======



                TABLE 14. Maturities and Interest Rate Terms of Selected Loans (unaudited)


                     Stated maturities (or earlier call dates) of selected loans as of December 31, 1998 are summarized in the table below.  Residential mortgages and consumer loans are excluded from the presentation.
                                                                              After
                                                                            one year
                                                                    Within  but withi   After
                (Amounts in thousands)                             one year five yearfive years  Total
                                                                   ------------------------------------------
                Loans:
                     Real estate - construction                     $10,501 $     -  $     -     $10,501
                     Commercial, industrial and agricultural         13,197   33,689    54,720   101,606
                                                                   ------------------------------------------
                                                                    $23,698  $33,689   $54,720  $112,107
                                                                   =======  =======  =======   =======

                     The following table shows for the above loans the amounts which have predetermined interest rates and the amounts which have variable interest rates at December 31, 1998:

                                                                              After
                                                                            one year
                                                                            but within  After
                                                                            five year five years  Total
                                                                            ---------------------------------
                Loans with predetermined rates                               $21,058   $39,034   $60,092
                Loans with variable rates                                     12,631    15,686    28,317
                                                                            ---------------------------------
                                                                             $33,689   $54,720   $88,409
                                                                            =======  =======   =======




                                                            TABLE 15. Capital Ratios
                                                                                 December 31
                                                                       1998        1997        1996
                                                                     --------------------------------------
                Risk-based ratios
                     Tier 1                                             12.73%      13.53%       14.75%
                     Total capital                                      13.97%      14.80%       16.00%

                Leverage Ratio                                           9.16%       9.22%       10.03%



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

            Dividend Direct Deposit Program
            Franklin Financial Services Corporation offers a dividend
            direct deposit program whereby shareholders with registered stock in their own names may choose to have their dividends deposited directly into the bank account of their choice on the dividend payment date. Information concerning this optional program is available by contacting the Corporate Secretary at 20 South Main Street, P.O. Box T, Chambersburg, PA 17201-0819, telephone 717/264-6116

            Annual Meeting
            The Annual Shareholders+ Meeting will be held on Tuesday,
            April 27, 1999, at The Lighthouse Restaurant, 4301 Philadelphia Avenue, Chambersburg. The Business Meeting will begin at 10:30 a.m. and will be followed by a luncheon served at 12:00 noon.

            Stock Information
            The following brokers are registered as market makers of Franklin Financial Services Corporation+s common stock:

            Ferris Baker Watts:  17 East Washington Street,
                                 Hagerstown, MD   21740
                                 800/344-4413
            Hopper Soliday:
            (A division of Tucker Anthony Inc.)
                                 1703 Oregon Pike
                                 Lancaster, PA 17601
                                 800/646-8647

            F.J. Morrissey & Co., Inc.:
                                 1700 Market Street, Suite 1420,
                                 Philadelphia, PA 19103-3913
                                 215/563-3296

            Ryan, Beck & Co.:    3 Parkway,
                                 Philadelphia, PA 19102
                                 800/223-8969


            Registrar and Transfer Agent
            The registrar and transfer agent for Franklin Financial
            Services Corporation is Fulton Bank, P.O. Box 4887, Lancaster, PA 17604